   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1997
                                                     REGISTRATION NO. 333-

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                            MCAFEE ASSOCIATES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------

           DELAWARE                            7372                     77-0316593
 (STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)

                              2805 BOWERS AVENUE
                             SANTA CLARA, CA 95051
                                (408) 988-3832
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                               WILLIAM L. LARSON
                            CHIEF EXECUTIVE OFFICER
                              2805 BOWERS AVENUE
                             SANTA CLARA, CA 95051
                                (408) 988-3832
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                                  Copies to:

    JEFFREY D. SAPER, ESQ.               SCOTT C. NEELY              ROD J. HOWARD, ESQ.
     KURT J. BERNEY, ESQ.          VICE PRESIDENT AND GENERAL      JAMES M. KOSHLAND, ESQ.
 JAN-MARC VAN DER SCHEE, ESQ.               COUNSEL                 CHERYL K. HOUSE, ESQ.
   WILSON SONSINI GOODRICH &      NETWORK GENERAL CORPORATION          GRAY CARY WARE &
            ROSATI                    4200 BOHANNON DRIVE                FREIDENRICH
   PROFESSIONAL CORPORATION       MENLO PARK, CALIFORNIA 94025    A PROFESSIONAL CORPORATION
      650 PAGE MILL ROAD                 (650) 473-2000              400 HAMILTON AVENUE
      PALO ALTO, CA 94304                                        PALO ALTO, CALIFORNIA 94301
        (650) 493-9300                                                  (650) 328-6561

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and certain other conditions under the Reorganization Agreement are met or waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE

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
                                                              PROPOSED
                                               PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT           MAXIMUM       AGGREGATE      AMOUNT OF
       SECURITIES              TO BE        OFFERING PRICE    OFFERING     REGISTRATION
    TO BE REGISTERED       REGISTERED(1)      PER SHARE       PRICE(2)        FEE(3)
---------------------------------------------------------------------------------------
Common Stock, Par Value
 $0.01 per share.......   19,200,000 shares     $48.50      $931,200,000     $282,182
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

(1) Represents the number of shares of the Common Stock of the Registrant which may be issued to former stockholders of Network General Corporation ("Network General") pursuant to the Merger described herein giving effect to the exercise of outstanding and exercisable options and shares expected to be issued pursuant to Network General's 1989 Employee Stock Purchase Plan.
(2) Each share of Network General Common Stock will be converted into the right to receive 0.4167 of a share of Common Stock of the Registrant pursuant to the Merger described herein. Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, the registration fee has been calculated as of October 28, 1997.
(3) The amount of the registration fee includes $192,786 previously paid pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing by the Registrant and Network General Corporation of a preliminary Joint Proxy Statement/Prospectus related to the proposed Merger.

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               [LOGO OF McAFEE]
                              2805 BOWERS AVENUE
                             SANTA CLARA, CA 95051

                                                               October 31, 1997

Dear Stockholder:

  As most of you are aware, McAfee Associates, Inc. ("McAfee") has entered into an agreement to combine with Network General Corporation ("Network General") in a strategic business combination (the "Merger"). At our Special Meeting on December 1, 1997, you will be asked to consider and vote upon (i) the issuance of shares of the Common Stock, par value $0.01 per share, of McAfee (the "McAfee Common Stock") to the stockholders of Network General pursuant to an Agreement and Plan of Reorganization, dated as of October 13, 1997, as amended by the First Amendment thereto dated as of October 22, 1997 (the "Reorganization Agreement"), among McAfee, Network General and Mystery Acquisition Corp., a wholly-owned subsidiary of McAfee ("Merger Sub"); (ii) an amendment to the Second Restated Certificate of Incorporation of McAfee (the "Certificate") to change the corporate name of McAfee to "Network Associates, Inc." (the "Combined Company"), contingent upon consummation of the Merger;
(iii) an amendment to the Certificate to increase the number of authorized shares of McAfee Common Stock by 200 million shares to 300 million shares (which, if approved, will be effective whether or not the Merger is consummated); and (iv) amendments to McAfee's 1997 Stock Incentive Plan to (a) increase the number of shares of McAfee Common Stock authorized thereunder by
3.4 million shares to 5.85 million shares and (b) eliminate the ability to grant options thereunder with an exercise price less than the fair market value of McAfee Common Stock on the date of grant, each amendment contingent upon consummation of the Merger. Each of the foregoing proposals is described more fully in the accompanying Joint Proxy Statement/Prospectus.

  Pursuant to the Reorganization Agreement, the Board of Directors of the Combined Company following the Merger will initially consist of six members, four of whom are designees of McAfee, and two of whom are designees of Network General. The designees of McAfee will be John C. Bolger, Virginia Gemmell, Edwin L. Harper and William L. Larson, and the designees of Network General will be Leslie G. Denend and Harry J. Saal. Mr. Bolger will be leaving the Board of Directors of the Combined Company effective April 30, 1998, at which time the size of the Board will be reduced to five members.

  In addition, following the Merger, the principal executive officers of the Combined Company will be as follows: William L. Larson, currently Chairman of the Board and Chief Executive Officer of McAfee, will be Chairman of the Board and Chief Executive Officer of the Combined Company; Leslie G. Denend, currently President and Chief Executive Officer of Network General, will be President of the Combined Company; and Prabhat K. Goyal, currently Chief Financial Officer, Vice President of Finance and Administration, Treasurer and Secretary of McAfee will hold the same positions in the Combined Company.

  The McAfee Board by unanimous vote of the directors present and voting at a special meeting of the McAfee Board on October 13, 1997 (which included all directors except Mr. Denend, who did not participate in this or any other McAfee Board meetings with respect to the Merger due to his status as President, Chief Executive Officer and a director of Network General) approved the Reorganization Agreement and the transactions contemplated thereby and determined that the Merger is fair to, and in the best interests of, McAfee and its stockholders. In addition, after careful consideration, the McAfee Board of Directors has approved the proposed amendments to the Certificate and the proposed amendments to McAfee's 1997 Stock Incentive Plan, and has concluded that these matters are fair to, and in the best interests of, McAfee and its stockholders. Your Board of Directors (other than Mr. Denend with respect to the issuance of the McAfee Common Stock pursuant to the Reorganization Agreement) unanimously recommends a vote in favor of the issuance of the McAfee Common Stock and the proposed amendments to the Certificate and McAfee's 1997 Stock Incentive Plan.

  The Merger will become effective as soon as practicable after all necessary regulatory and stockholder approvals are obtained and certain other conditions are satisfied (the time at which the Merger becomes effective being referred to herein as the "Effective Time"). At the Effective Time, each outstanding share of common stock of Network General, par value $0.01 per share ("Network General Common Stock"), will be converted into the right to receive 0.4167 of a share (the "Exchange Ratio") of McAfee Common Stock. In addition, each option to purchase shares of Network General Common Stock (each, a "Network General Common Stock Option") that is outstanding at the Effective Time will be assumed by McAfee (each, an "Assumed Option"). Each Assumed Option will be converted into an option to purchase the number of shares of McAfee Common Stock as is equal (subject to rounding) to the number of shares of Network General Common Stock that was subject to such option immediately prior to the Merger, multiplied by the Exchange Ratio. The exercise price of each Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Network General Common Stock at which such Network General Common Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The Merger is intended to be a tax-free reorganization.

  Following the Merger, based on the number of shares of Network General Common Stock and McAfee Common Stock outstanding as of October 28, 1997, and the Exchange Ratio, the stock of Network General prior to the Merger will be converted into approximately 25.7% of the common stock of the Combined Company, and the stock of McAfee outstanding prior to the Merger will represent approximately 74.3% of the stock of the Combined Company.

  All stockholders are invited to attend the Special Meeting in person. The amendments to the Certificate require the affirmative vote of a majority of the votes entitled to be cast by holders of outstanding shares of McAfee securities (including McAfee Common Stock and other securities entitled to vote together with McAfee Common Stock), and the issuance of the shares of McAfee Common Stock in the Merger and the amendments to McAfee's 1997 Stock Incentive Plan require the affirmative vote of a majority of the total votes cast in person or by proxy regarding such proposal.

  Stockholders are urged to review carefully the information contained in the accompanying Joint Proxy Statement/Prospectus, including in particular the information under the captions "Risk Factors," "McAfee Special Meeting-- Recommendations of McAfee Board of Directors," "Approval of the Merger and Related Transactions--Joint Reasons For the Merger," "--McAfee's Reasons For the Merger," "--Material Contacts and Board Deliberations" and "Terms of the Merger--Interests of Certain Persons" prior to making any voting decision in connection with their McAfee Common Stock.

  Whether or not you expect to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the Special Meeting you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          /s/ WILLIAM L. LARSON

                                          William L. Larson
                                          Chairman of the Board and
                                          Chief Executive Officer

                 YOUR PROXY IS IMPORTANT--PLEASE VOTE PROMPTLY

                     [LOGO OF MCAFEE(R) ASSOCIATES, INC.]
                            MCAFEE ASSOCIATES, INC.
                              2805 BOWERS AVENUE
                         SANTA CLARA, CALIFORNIA 95051

                               ---------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 1, 1997

                               ---------------

TO THE STOCKHOLDERS OF McAFEE ASSOCIATES, INC.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "McAfee Special Meeting") of McAfee Associates, Inc., a Delaware corporation ("McAfee"), will be held on December 1, 1997 at 8:00 a.m., local time, at the Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054.

  At the McAfee Special Meeting you will be asked to consider and vote upon the following matters:

    (1) the issuance of shares of the Common Stock, par value $0.01 per share, of McAfee ("McAfee Common Stock") to the stockholders of Network General Corporation, a Delaware corporation ("Network General"), pursuant to an Agreement and Plan of Reorganization, dated as of October 13, 1997, as amended by the First Amendment thereto dated as of October 22, 1997 (the "Reorganization Agreement"), among McAfee, Network General and Mystery Acquisition Corp., a wholly-owned subsidiary of McAfee ("Merger Sub"), providing for the merger of Merger Sub with and into Network General (the "Merger");

    (2) an amendment to the Second Restated Certificate of Incorporation of McAfee (the "Certificate") to change the corporate name of McAfee to "Network Associates, Inc." (the "Combined Company"), contingent upon consummation of the Merger;

    (3) an amendment to the Certificate to increase the number of authorized shares of McAfee Common Stock by 200 million shares to 300 million shares (which, if approved, will be effective whether or not the Merger is consummated); and

    (4) amendments to McAfee's 1997 Stock Incentive Plan to (a) increase the number of shares of McAfee Common Stock authorized thereunder by 3.4 million shares to 5.85 million shares and (b) eliminate the ability of McAfee's Board to grant options thereunder with an exercise price less than the fair market value of McAfee Common Stock on the date of grant, each amendment contingent upon consummation of the Merger.

  Each of the foregoing proposals is described more fully in the accompanying Joint Proxy Statement/Prospectus.

  Stockholders of record at the close of business on October 28, 1997 are entitled to notice of, and to vote at, the McAfee Special Meeting and any adjournments or postponements thereof, and are cordially invited to attend the McAfee Special Meeting in person.

                                       For the Board of Directors

                                       /s/ Prabhat K. Goyal

                                       Prabhat K. Goyal
                                       Chief Financial Officer and Secretary

Santa Clara, California
October 31, 1997

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MCAFEE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                     [LOGO OF NETWORK GENERAL CORPORATION]
                              4200 BOHANNON DRIVE
                             MENLO PARK, CA 94025

                                                               October 31, 1997

Dear Stockholder:

  As most of you are aware, Network General Corporation ("Network General") has entered into an Agreement and Plan of Reorganization, dated as of October 13, 1997, as amended by the First Amendment thereto dated as of October 22, 1997 (the "Reorganization Agreement") with McAfee Associates, Inc. ("McAfee"), providing for a strategic business combination of Network General and McAfee. A special meeting of stockholders (the "Network General Special Meeting") of Network General will be held at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065 on December 1, 1997 at 8:00 a.m. local time to consider and vote upon the approval and adoption of the Reorganization Agreement and the approval of the merger of Network General with a wholly-owned subsidiary of McAfee (the "Merger") pursuant to the Reorganization Agreement. Upon consummation of the Merger, Network General will become a wholly-owned subsidiary of McAfee, and McAfee plans to change its name to "Network Associates, Inc." (the "Combined Company"). As a result of the Merger, each outstanding share of Network General Common Stock will be converted into the right to receive 0.4167 of a share (the "Exchange Ratio") of McAfee Common Stock. The foregoing proposal is described more fully in the accompanying Joint Proxy Statement/Prospectus.

  After careful consideration, the Network General Board of Directors has approved the Reorganization Agreement and the Merger and other transactions contemplated thereby by the unanimous vote of the directors present and voting at the Network General Board's Special Meeting on October 13, 1997, and concluded that the Reorganization Agreement and Merger are fair to, and in the best interests of, Network General and its stockholders. Your Board of Directors recommends a vote in favor of approval the Merger and the approval and adoption of the Reorganization Agreement.

  Pursuant to the Reorganization Agreement, the Board of Directors of the Combined Company following the Merger will initially consist of six members, four of whom are designees of McAfee, and two of whom are designees of Network General. The designees of McAfee will be John C. Bolger, Virginia Gemmell, Edwin L. Harper and William L. Larson, and the designees of Network General will be Leslie G. Denend and Harry J. Saal. Mr. Bolger will be leaving the Board of Directors of the Combined Company effective April 30, 1998, at which time the size of the board will be reduced to five members.

  Following the Merger, the principal executive officers of the Combined Company will be as follows: William L. Larson, currently Chairman of the Board and Chief Executive Officer of McAfee, will be Chairman of the Board and Chief Executive Officer of the Combined Company; Leslie G. Denend, currently President and Chief Executive Officer of Network General, will be President of the Combined Company; and Prabhat K. Goyal, currently Chief Financial Officer, Vice President of Finance and Administration, Treasurer and Secretary of McAfee, will hold the same positions in the Combined Company.

  Based on the shares of Network General Common Stock and McAfee Common Stock outstanding as of October 28, 1997, and the Exchange Ratio, the stock of Network General outstanding prior to the Merger will be converted into approximately 25.7% of the common stock of the Combined Company and the stock of McAfee outstanding prior to the Merger will represent approximately 74.3% of the stock of the Combined Company.

  In the materials accompanying this letter you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by the Network General stockholders at the Network General Special Meeting and a Proxy Card. The Joint Proxy Statement/Prospectus more fully describes the proposed transactions. Stockholders are urged to review carefully the information contained in the accompanying Joint Proxy Statement/Prospectus, in particular the information under the captions "Risk Factors," "Network General Special Meeting--Recommendations of Network General Board of Directors," "Approval of the Merger and Related Transactions--Joint Reasons For the Merger," "--Network General's Reasons For the Merger," "-- Material Contacts and Board Deliberations" and "Terms of the Merger--Interests of Certain Persons" prior to voting on the proposal.

  All stockholders are cordially invited to attend the Network General Special Meeting in person. If you attend the Network General Special Meeting you may vote in person if you wish even though you have previously returned your proxy. Whether or not you plan to attend the Network General Special Meeting it is important that your shares be represented and voted at the Network General Special Meeting, regardless of the number of shares you hold. Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Network General Common Stock. BECAUSE AN ABSOLUTE MAJORITY IS REQUIRED, THE EFFECT OF AN ABSTENTION OR BROKER NON-VOTE OR OF FAILING TO RETURN A PROXY IS THE SAME AS A VOTE AGAINST THE MERGER AND THE REORGANIZATION AGREEMENT. IT IS THEREFORE IMPORTANT THAT YOU COMPLETE, SIGN AND DATE, AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                          Sincerely,

                                          /s/ LESLIE G. DENEND

                                          Leslie G. Denend
                                          President and Chief Executive
                                           Officer

                 YOUR PROXY IS IMPORTANT--PLEASE VOTE PROMPTLY

                          NETWORK GENERAL CORPORATION
                              4200 BOHANNON DRIVE
                         MENLO PARK, CALIFORNIA 94025

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 1, 1997

                               ----------------

TO THE STOCKHOLDERS OF NETWORK GENERAL CORPORATION:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Network General Special Meeting") of Network General Corporation, a Delaware corporation ("Network General"), will be held on December 1, 1997 at 8:00 a.m., local time, at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065 to consider and vote upon the following:

    1. A proposal: (a) to approve and adopt the Agreement and Plan of Reorganization, dated as of October 13, 1997, as amended by the First Amendment thereto dated as of October 22, 1997, among McAfee Associates, Inc., a Delaware corporation ("McAfee"), Mystery Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of McAfee ("Merger Sub"), and Network General, pursuant to which, among other things, (i) Merger Sub will be merged with and into Network General, with Network General continuing as the surviving corporation and becoming a wholly-owned subsidiary of McAfee (the "Merger"), and (ii) each outstanding share of common stock, par value $0.01 per share, of Network General (the "Network General Common Stock") will be converted into the right to receive 0.4167 of a share of common stock, par value $0.01 per share, of McAfee; and (b) to approve the Merger.

    2. Such other matters as may properly come before the Network General Special Meeting, including any motion to adjourn the Network General Special Meeting to a later date to permit further solicitation of proxies, or any postponements or adjournments thereof.

  Information relating to the above matters is set forth in the attached Joint Proxy Statement/Prospectus. Stockholders of record at the close of business on October 28, 1997 are entitled to notice of, and to vote at, the Network General Special Meeting and any adjournments or postponements thereof. Approval of the Merger will require the affirmative vote of the holders of a majority of the shares of Network General Common Stock outstanding on the record date. All stockholders are cordially invited to attend the Network General Special Meeting in person.

                                          For the Board of Directors

                                          /s/ SCOTT C. NEELY

                                          Scott C. Neely
                                          Vice President, General Counsel and
                                           Secretary

Menlo Park, California
October 31, 1997

  WHETHER OR NOT YOU EXPECT TO ATTEND THE NETWORK GENERAL SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. DO NOT SEND ANY STOCK CERTIFICATES WITH THE PROXY CARD.

            McAFEE ASSOCIATES, INC. AND NETWORK GENERAL CORPORATION
                             JOINT PROXY STATEMENT

                               ----------------

                      McAFEE ASSOCIATES, INC. PROSPECTUS

                               ----------------

  McAfee Associates, Inc., a Delaware corporation ("McAfee"), and Network General Corporation, a Delaware corporation ("Network General"), have entered into an Agreement and Plan of Reorganization, dated as of October 13, 1997, as amended by the First Amendment thereto dated as of October 22, 1997 (the "Reorganization Agreement"), among McAfee, Mystery Acquisition Corp., a wholly-owned subsidiary of McAfee ("Merger Sub"), and Network General. Pursuant to the Reorganization Agreement, Merger Sub will merge with and into Network General, Network General will continue as the surviving corporation and will become a wholly-owned subsidiary of McAfee, and each outstanding share of common stock of Network General, $0.01 par value ("Network General Common Stock"), will be converted into the right to receive 0.4167 of a share (the "Exchange Ratio") of the common stock of McAfee (all such actions collectively, the "Merger"). In addition, subject to the approval of McAfee stockholders and the consummation of the Merger, the corporate name of McAfee will be changed to "Network Associates, Inc." (the "Combined Company").

  This Joint Proxy Statement/Prospectus is being furnished to stockholders of McAfee in connection with the solicitation of proxies by the McAfee Board of Directors (the "McAfee Board") for use at the Special Meeting of McAfee stockholders to be held on December 1, 1997, at the Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054, commencing at 8:00 a.m., local time, and at any adjournment or postponement thereof (the "McAfee Special Meeting").

  This Joint Proxy Statement/Prospectus is also being furnished to stockholders of Network General in connection with the solicitation of proxies by the Network General Board of Directors (the "Network General Board") for use at the Special Meeting of Network General stockholders to be held on December 1, 1997, at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065, commencing at 8:00 a.m., local time, and at any adjournment or postponement thereof (the "Network General Special Meeting").

  This Joint Proxy Statement/Prospectus also constitutes the Prospectus of McAfee with respect to the common stock of McAfee, par value $0.01 (the "McAfee Common Stock"), to be issued in the Merger in exchange for outstanding shares of Network General Common Stock.

                               ----------------

  THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING THE ANNEXES HERETO) HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY
STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. THE STOCKHOLDERS OF MCAFEE AND NETWORK GENERAL ARE URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING THE ANNEXES HERETO) IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO BEGINNING ON PAGE 13 UNDER "RISK FACTORS."

                               ----------------

  This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to stockholders of McAfee and Network General on or about October 31, 1997.

    The date of this Joint Proxy Statement/Prospectus is October 31, 1997.

  Upon consummation of the Merger, each issued and outstanding share of Network General Common Stock (other than shares owned by McAfee, Merger Sub, or any subsidiary of McAfee) will be converted into the right to receive
0.4167 of a share of McAfee Common Stock and each outstanding option to purchase Network General Common Stock under the stock option plans of Network General will be assumed by McAfee and will become an option to purchase that number of shares of the McAfee Common Stock as is equal (subject to rounding) to the number of shares of Network General Common Stock that were subject to such option immediately prior to the Merger, multiplied by the Exchange Ratio. Upon consummation of the Merger, all shares of Network General Common Stock will cease to be outstanding and will be canceled and retired and will cease to exist, and each holder of a certificate formerly representing shares of Network General Common Stock will thereafter cease to have any rights with respect thereto, except the right to receive shares of McAfee Common Stock.

  McAfee Common Stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol MCAF. It is a condition of the obligations of McAfee and Network General to the consummation of the Merger that the shares to be issued in the Merger be approved for quotation on Nasdaq, upon notice of issuance. Following consummation of the Merger, Network General Common Stock will be removed from registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will no longer be listed for quotation on Nasdaq.

  On October 13, 1997, the last full trading day prior to the public announcement of the execution and delivery of the Reorganization Agreement, the closing sale prices of the McAfee Common Stock and Network General Common Stock on Nasdaq were $66.375 per share and $23.375 per share, respectively. On October 30, 1997, the closing sale prices of the McAfee Common Stock and Network General Common Stock were $49.375 per share and $19.875 per share, respectively.

  Because the Exchange Ratio is fixed, changes in the market price of McAfee Common Stock will affect the dollar value of the McAfee Common Stock to be received by stockholders of Network General in the Merger. Stockholders of McAfee and Network General are encouraged to obtain current market quotations for McAfee Common Stock and Network General Common Stock prior to the McAfee Special Meeting and Network General Special Meeting, respectively.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MCAFEE, NETWORK GENERAL OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MCAFEE OR NETWORK GENERAL SINCE THE DATE HEREOF, OR THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  McAfee and Network General are subject to the information reporting requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. McAfee Common Stock and Network General Common Stock are quoted on Nasdaq, and such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc. located at 9513 Key West Avenue, Rockville, Maryland 20850. After the consummation of the Merger, Network General will no longer file reports, proxy statements or other information with the SEC or Nasdaq. Instead such information will be provided, to the extent required, in filings made by the Combined Company.

  Under the rules and regulations of the SEC, the solicitation of proxies from stockholders of Network General to approve and adopt the Reorganization Agreement and to approve the Merger constitutes an offering of McAfee Common Stock to be issued in connection with the Merger. Accordingly, McAfee has filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC or through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR") at http://www.sec.gov, or obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the SEC by McAfee (File No. 0-20558) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

  1. McAfee's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

  2. McAfee's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; and

  3. McAfee's Current Report on Form 8-K filed on March 14, 1997.

  The following documents previously filed with the SEC by Network General (File No. 0-17431) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

  1. Network General's Annual Report on Form 10-K for the fiscal year ended March 31, 1997;

  2. Network General's Quarterly Report on Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997; and

  3. Network General's Current Reports on Form 8-K filed on August 20, 1997 and October 21, 1997.

  All documents and reports subsequently filed by McAfee and by Network General pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus prior to the date of the McAfee and Network General Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the dates of filing of such documents and reports.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

  All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to McAfee and Merger Sub has been supplied by McAfee and all such information relating to Network General has been supplied by Network General.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, IN THE CASE OF DOCUMENTS RELATING TO McAFEE, FROM McAFEE, 2805 BOWERS AVENUE, SANTA CLARA, CALIFORNIA 95051, ATTENTION: INVESTOR RELATIONS; TELEPHONE NUMBER: (408) 988-3832, AND IN THE CASE OF DOCUMENTS RELATING TO NETWORK GENERAL, FROM NETWORK GENERAL, 4200 BOHANNON DRIVE, MENLO PARK, CALIFORNIA 94025, ATTENTION: INVESTOR RELATIONS; TELEPHONE NUMBER: (650) 473-2000. IN ORDER TO ASSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETINGS, ANY SUCH REQUEST SHOULD BE MADE BY NOVEMBER 21, 1997.

                                  TRADEMARKS

  This Joint Proxy Statement/Prospectus contains trademarks of McAfee and Network General and may contain trademarks of others.

                          FORWARD-LOOKING STATEMENTS

  OTHER THAN STATEMENTS OF HISTORICAL FACT, STATEMENTS MADE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING STATEMENTS AS TO THE BENEFITS EXPECTED TO RESULT FROM THE MERGER AND AS TO FUTURE FINANCIAL PERFORMANCE AND THE ANALYSES PERFORMED BY THE FINANCIAL ADVISORS TO McAFEE AND NETWORK GENERAL, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" BELOW, WHICH STOCKHOLDERS SHOULD CAREFULLY REVIEW.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY....................................................................   1
SELECTED HISTORICAL AND SELECTED PRO FORMA COMBINED FINANCIAL DATA.........  10
RISK FACTORS...............................................................  13
COMPARATIVE PER SHARE DATA.................................................  25
COMPARATIVE MARKET PRICE DATA..............................................  26
McAFEE SPECIAL MEETING.....................................................  27
  Date, Time and Place of McAfee Special Meeting...........................  27
  Purpose..................................................................  27
  Record Date and Outstanding Shares.......................................  27
  Vote Required............................................................  27
  Proxies..................................................................  28
  Solicitation of Proxies; Expenses........................................  28
  Recommendations of McAfee Board of Directors.............................  28
NETWORK GENERAL SPECIAL MEETING............................................  29
  Date, Time and Place of Network General Special Meeting..................  29
  Purpose..................................................................  29
  Record Date and Outstanding Shares.......................................  29
  Vote Required............................................................  29
  Proxies..................................................................  30
  Solicitation of Proxies; Expenses........................................  30
  No Appraisal Rights......................................................  30
  Recommendations of Network General Board of Directors....................  30
APPROVAL OF THE MERGER AND RELATED TRANSACTIONS............................  31
  Joint Reasons For the Merger.............................................  31
  McAfee's Reasons For the Merger..........................................  32
  Network General's Reasons For the Merger.................................  33
  Material Contacts and Board Deliberations................................  35
  Opinion of McAfee's Financial Advisor....................................  40
  Opinion of Network General's Financial Advisor...........................  44
  Certain Federal Income Tax Considerations................................  48
  Governmental and Regulatory Approvals....................................  50
  Accounting Treatment.....................................................  50
  No Appraisal Rights......................................................  51
TERMS OF THE MERGER........................................................  52
  Effective Time...........................................................  52
  Manner and Basis of Converting Securities................................  52
  Stock Ownership Following the Merger.....................................  53
  Conduct Following the Merger.............................................  53
  Conduct of Network General's and McAfee's Business Prior to the Merger...  54
  Representations and Warranties...........................................  56
  No Solicitation..........................................................  57
  Break Up Fees............................................................  59
  Stock Options and Employee Benefits......................................  60

                                                                           PAGE
                                                                           ----
  Interests of Certain Persons............................................   61
  Affiliate Agreements....................................................   62
  Voting Agreements.......................................................   62
  Conditions to the Merger................................................   63
  Termination of the Reorganization Agreement.............................   64
COMPARISON OF CAPITAL STOCK...............................................   66
  Description of McAfee Capital Stock.....................................   66
  Description of Network General Capital Stock............................   66
  Comparison of Rights of Network General and McAfee Stockholders.........   68
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.........................   70
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY McAFEE STOCKHOLDERS..   76
  Proposal Two--Amendment to Second Restated Certificate of
              Incorporation--Name Change..................................   76
  Proposal Three--Amendment to Second Restated Certificate of
              Incorporation--Increase to Authorized Common Stock..........   76
  Proposal Four--Amendment of McAfee's 1997 Stock Incentive Plan--Increase
              in Number of Shares Eligible for Grant and Elimination of
              Ability to Make Certain Option Grants.......................   77
McAFEE ASSOCIATES, INC....................................................   82
  McAfee Business.........................................................   82
  McAfee Management's Discussion and Analysis of Financial Condition and
   Results of Operations..................................................   94
  McAfee Management.......................................................  104
  Stock Ownership of Certain Beneficial Owners and Management of McAfee...  106
  McAfee Executive Compensation and Other Matters.........................  108
NETWORK GENERAL CORPORATION...............................................  112
  Network General Business................................................  112
  Network General Management's Discussion and Analysis of Financial
   Condition and Results of Operations....................................  126
  Network General Management..............................................  135
  Stock Ownership of Certain Beneficial Owners and Management of Network
   General................................................................  137
  Network General Executive Compensation and Other Matters................  139
LEGAL MATTERS.............................................................  143
EXPERTS...................................................................  143
STOCKHOLDER PROPOSAL......................................................  144
FINANCIAL STATEMENTS......................................................  F-1
  Index to Consolidated Financial Statements..............................  F-1
  Report of Coopers & Lybrand L.L.P.......................................  F-2
  Report of Arthur Andersen LLP........................................... F-23

ANNEX A--Agreement and Plan of Reorganization, dated as of October 13, 1997, as amended by the First Amendment thereto dated as of October 22, 1997, among McAfee, Mystery Acquisition Corp. and Network General
ANNEX B--Opinion of Morgan Stanley & Co. Incorporated
ANNEX C--Opinion of Hambrecht & Quist LLC

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary does not contain a complete statement of all material elements of the proposals to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this Joint Proxy Statement/Prospectus and in the information and documents annexed hereto.

THE COMPANIES

 McAfee Associates, Inc.

  McAfee develops, markets, distributes and supports network security and management software products. McAfee provides network security products for anti-virus protection as well as client/server network management tools. Many of McAfee's network management products are available as individual software modules as well as integrated product suites. McAfee is also a pioneer in electronic software distribution, which is the principal channel through which it distributes its products to large corporations, institutions and government entities. McAfee generally utilizes a two-year subscription licensing model for this distribution method. McAfee's executive offices are located at 2805 Bowers Avenue, Santa Clara, California 95051, and its telephone number is (408) 988-3832.

 Network General Corporation

  Network General designs, manufactures, markets and supports software-based fault and performance (also known as analysis and monitoring) solutions for managing computer networks. Recognizing the growing diversity of network technologies and the need to make them work together, Network General develops products and provides services which help maximize network productivity and minimize downtime. Network General's products consist of portable tools and centralized systems incorporating a proprietary technology linking advanced protocol decodes with expert analysis capabilities to facilitate real-time identification, diagnosis and resolution of network problems. Network General also provides product support, education and network consulting services. Network General sells its products and services to domestic end users principally through its direct sales force, although Network General also maintains an indirect distribution channel using authorized resellers and systems integrators. Network General sells its products and services to international end users through its direct sales force in several countries, as well as through a combination of distributors, systems integrators and authorized resellers worldwide. Network General's executive offices are located at 4200 Bohannon Drive, Menlo Park, California 94025, and its telephone number is (650) 473-2000.

 Mystery Acquisition Corp.

  Merger Sub is a corporation recently organized by McAfee for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. Merger Sub's executive offices are located at 2805 Bowers Avenue, Santa Clara, California 95051, and its telephone number is (408) 988-3832.

SPECIAL MEETING OF STOCKHOLDERS OF McAFEE

 Date, Time, Place and Purpose

  The McAfee Special Meeting will be held at the Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054 on December 1, 1997 at 8:00 a.m., local time. The purpose of the McAfee Special Meeting is to consider and vote upon proposals to approve (i) the issuance of shares of McAfee Common Stock to the stockholders of Network General pursuant to the Reorganization Agreement; (ii) an amendment to the Second Restated Certificate of Incorporation of McAfee (the "Certificate") to change the corporate name of McAfee to

"Network Associates, Inc.," contingent upon consummation of the Merger; (iii) an amendment to the Certificate to increase the number of authorized shares of McAfee Common Stock by 200 million shares to 300 million shares (which, if approved, will be effective whether or not the Merger is consummated); and (iv) amendments to the McAfee 1997 Stock Incentive Plan to (a) increase the number of shares of McAfee Common Stock authorized thereunder by 3.4 million shares to
5.85 million shares and (b) eliminate the ability to grant options at less than the fair market value of McAfee Common Stock on the date of grant, each amendment contingent upon consummation of the Merger. See "McAfee Special Meeting--Date, Time and Place of McAfee Special Meeting," and "--Purpose."

 Record Date and Vote Required

  Only McAfee stockholders of record at the close of business on October 28, 1997 (the "McAfee Record Date") are entitled to notice of and to vote at the McAfee Special Meeting. Under Delaware law, the charter documents of McAfee and the rules of Nasdaq, the amendments to the Certificate require the affirmative vote of a majority of the votes entitled to be cast by holders of outstanding shares of McAfee securities (including McAfee Common Stock and other securities entitled to vote together with McAfee Common Stock), and the issuance of the shares of McAfee Common Stock pursuant to the Reorganization Agreement and the amendments to McAfee's 1997 Stock Incentive Plan require the affirmative vote of a majority of the total votes cast in person or by proxy regarding such proposal. See "McAfee Special Meeting--Record Date and Outstanding Shares" and "--Vote Required."

  As of the McAfee Record Date, there were approximately 375 stockholders of record of McAfee Common Stock and 51,403,965 shares of McAfee Common Stock outstanding, with each share entitled to one vote on each matter to be acted upon at the McAfee Special Meeting. As of the McAfee Record Date, there was one share of McAfee Series A Preferred Stock outstanding, with such share entitled to vote with the McAfee Common Stock and having 325,062 votes on each matter to be acted upon at the McAfee Special Meeting. See "McAfee Special Meeting--Vote Required."

  As of the McAfee Record Date, the executive officers and directors of McAfee owned less than 1% of the outstanding shares of McAfee Common Stock, representing less than 1% the votes entitled to be cast by holders of McAfee securities entitled to vote together with McAfee Common Stock issued and outstanding as of the McAfee Record Date. Each of these executive officers and directors has entered into a Voting Agreement with Network General obligating such officer or director, among other things, to vote his or her shares of McAfee Common Stock in favor of the issuance of McAfee Common Stock pursuant to the Reorganization Agreement. See "Terms of the Merger--Voting Agreements" and "--Conditions to the Merger."

 Recommendations of McAfee Board of Directors

  The McAfee Board by unanimous vote of the directors present and voting at a special meeting of the McAfee Board on October 13, 1997 (which included all directors except Leslie G. Denend, who did not participate in this or any other McAfee Board meeting with respect to the Merger due to his status as President, Chief Executive Officer and a director of Network General) approved the Reorganization Agreement and the transactions contemplated thereby, and determined that the Merger is fair to, and in the best interests of, McAfee and its stockholders. After careful consideration, the McAfee Board recommends a vote in favor of (i) the issuance of shares of McAfee Common Stock pursuant to the Reorganization Agreement; (ii) the amendment of the Certificate to change the corporate name of McAfee to "Network Associates, Inc.," contingent upon consummation of the Merger; (iii) the amendment of the Certificate to increase the number of authorized shares of Common Stock by 200 million shares to 300 million shares (which, if approved, will be effective whether or not the Merger is consummated); and (iv) the amendments to the McAfee 1997 Stock Incentive Plan to (a) increase the number of shares of McAfee authorized thereunder by
3.4 million shares to 5.85 million shares and (b) eliminate the ability to grant options with an exercise price less than the fair market value of McAfee Common Stock on the date of grant, each amendment contingent upon consummation of the Merger.

Stockholders should read this Joint Proxy Statement/Prospectus carefully before voting. See "McAfee Special Meeting--Recommendations of McAfee Board of Directors," "Approval of the Merger and Related Transactions--Joint Reasons For the Merger," "--McAfee's Reasons For the Merger," "--Material Contacts and Board Deliberations" and "Terms of the Merger--Interests of Certain Persons."

SPECIAL MEETING OF STOCKHOLDERS OF NETWORK GENERAL

 Date, Time, Place and Purpose

  The Network General Special Meeting will be held at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065, on December 1, 1997 at 8:00 a.m., local time. The purpose of the Network General Special Meeting is to consider and vote upon a proposal to approve and adopt the Reorganization Agreement and to approve the Merger. See "Network General Special Meeting-- Date, Time and Place of Network General Special Meeting" and "--Purpose."

 Record Date and Vote Required

  Only Network General stockholders of record at the close of business on October 28, 1997 (the "Network General Record Date") are entitled to notice of and to vote at the Network General Special Meeting. Under Delaware law, the Third Restated Certificate of Incorporation of Network General and the Bylaws of Network General, the affirmative vote of the majority of votes entitled to be cast by the holders of Network General Common Stock outstanding as of the Network General Record Date is required to approve and adopt the Reorganization Agreement and to approve the Merger.

  As of the Network General Record Date, there were approximately 420 stockholders of record of Network General Common Stock and 42,631,354 shares of Network General Common Stock outstanding, with each share entitled to one vote on the matter to be acted upon at the Network General Special Meeting. See "Network General Special Meeting--Vote Required."

  As of the Network General Record Date, the executive officers and directors of Network General owned approximately 4.4% of the outstanding shares of Network General Common Stock, representing approximately 4.4% of the votes entitled to be cast by holders of Network General Common Stock issued and outstanding as of the Network General Record Date. Each of these executive officers and directors has entered into a Voting Agreement with McAfee obligating such officer or director, among other things, to vote his or her shares of Network General Common Stock in favor of the Merger. See "Terms of the Merger--Voting Agreements" and "--Conditions to the Merger."

 Recommendations of Network General Board of Directors

  The Network General Board, by unanimous vote of the directors present and voting at a special meeting of the Network General Board on October 13, 1997 (which included all directors except Mr. Denend, who recused himself from all deliberations and votes regarding the Merger due to his status as a director of McAfee, and Gregory M. Gallo, who participated in all other meetings regarding the Merger and in the first portion of the October 13, 1997 meeting and expressed his support for the Merger, but was not present for the Board's formal vote) approved the Reorganization Agreement and the transactions contemplated thereby and determined that the Merger is fair to, and in the best interests of, Network General and its stockholders. After careful consideration, the Network General Board unanimously (with the exception of Mr. Denend) recommends a vote in favor of approval and adoption of the Reorganization Agreement and approval of the Merger. Network General stockholders should read this Joint Proxy Statement/Prospectus carefully prior to voting. See "Network General Special Meeting--Recommendations of Network General Board of Directors," "Approval of the Merger and Related Transactions-- Joint Reasons For the Merger," "--Network General's Reasons For the Merger," "--Material Contacts and Board Deliberations" and "Terms of the Merger-- Interests of Certain Persons."

RISK FACTORS

  See "Risk Factors" for a discussion of certain factors pertaining to the Merger and the combined businesses of McAfee and Network General.

REASONS FOR THE MERGER

  The Boards of Network General and McAfee have approved the Reorganization Agreement with the expectation that the proposed Merger would provide the Combined Company with the potential to realize improved long-term operating and financial results and a stronger competitive position than their respective companies on a stand-alone basis. See "Risk Factors," "Approval of the Merger and Related Transactions--Joint Reasons For the Merger," "--McAfee's Reasons For the Merger," and "--Network General's Reasons For the Merger."

FAIRNESS OPINIONS

  Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered to the McAfee Board its written opinion, dated October 13, 1997, to the effect that, as of such date, the Exchange Ratio pursuant to the Reorganization Agreement was fair from a financial point of view to McAfee. The full text of the opinion of Morgan Stanley, which sets forth assumptions made and matters considered, is attached as Annex B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Holders of McAfee Common Stock are urged to, and should, read such opinion in its entirety. See "Approval of the Merger and Related Transactions--Opinion of McAfee's Financial Advisor" and Annex B hereto.

  Hambrecht & Quist LLC ("Hambrecht & Quist") has delivered to the Network General Board its written opinion, dated October 13, 1997, to the effect that, as of such date, the consideration to be received by the holders of Network General Common Stock in the Merger was fair to such holders from a financial point of view. The full text of the opinion of Hambrecht & Quist, which sets forth assumptions made and matters considered, is attached as Annex C to this Joint Proxy Statement/Prospectus, and is incorporated herein by reference. Holders of Network General Common Stock are urged to, and should, read such opinion in its entirety. See "Approval of the Merger and Related Transactions-- Opinion of Network General's Financial Advisor" and Annex C hereto.

INCOME TAX TREATMENT

  The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case no gain or loss generally should be recognized by the holders of shares of Network General Common Stock on the exchange of their shares of Network General Common Stock solely for shares of McAfee Common Stock. As a condition to the consummation of the Merger, each of McAfee and Network General will have received an opinion from its respective tax counsel to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. However, all Network General stockholders are urged to consult their own tax advisors. See "Approval of the Merger and Related Transactions--Certain Federal Income Tax Considerations."

REGULATORY MATTERS

  Consummation of the Merger is subject to compliance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"). On October 28, 1997, McAfee and Network General filed the notifications required under the HSR Act, as well as certain information required to be furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). In addition, all material filings, if any, required under foreign antitrust laws in connection with the consummation of the Merger will be made by McAfee and Network General. The Merger is also subject to satisfaction of the requirements of federal securities laws and applicable securities and "blue sky" laws of the various states. See "Approval of the Merger and Related Transactions--Governmental and Regulatory Approvals."

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt by McAfee and Network General of letters at the closing of the Merger from Coopers & Lybrand L.L.P., McAfee's independent accountants, and Arthur Andersen LLP, Network General's independent public accountants, respectively, regarding the firms' concurrence with McAfee management's and Network General management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 ("APB No. 16"), if consummated in accordance with the Reorganization Agreement. See "Approval of the Merger and Related Transactions--Accounting Treatment" and "Terms of the Merger--Conditions to the Merger."

THE MERGER

 Terms of the Merger; Exchange Ratio

  At the Effective Time (as defined below) of the Merger and subject to and upon the terms and conditions of the Reorganization Agreement, Merger Sub will merge with and into Network General and Network General will become a wholly-owned subsidiary of McAfee. Once the Merger is consummated, Merger Sub will cease to exist as a corporation and all of the business, assets, liabilities and obligations of Merger Sub will be merged with and into Network General with Network General remaining as the surviving corporation. As a result of the Merger, each outstanding share of Network General Common Stock, other than shares owned by Merger Sub, McAfee or any wholly-owned subsidiary of McAfee, will be converted into the right to receive 0.4167 of a share (the "Exchange Ratio") of McAfee Common Stock, and each outstanding option to purchase Network General Common Stock under Network General's stock option plans (each, a "Network General Common Stock Option") will be assumed by McAfee (each, an "Assumed Option") and will become an option to purchase that number of shares of McAfee Common Stock as is equal (subject to rounding) to the number of shares of Network General Common Stock that were subject to such option immediately prior to the Merger, multiplied by the Exchange Ratio. The exercise price of each Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Network General Common Stock at which such Network General Common Stock Option was exercisable immediately prior to the effective time of the Merger by the Exchange Ratio, rounded up to the nearest whole cent.

  On October 13, 1997, the last full trading day prior to the public announcement of the execution and delivery of the Reorganization Agreement, the closing prices per share of McAfee Common Stock and Network General Common Stock on Nasdaq were $66.375 and $23.375, respectively. On October 30, 1997, the closing prices per share of McAfee Common Stock and Network General Common Stock on Nasdaq were $49.375 and $19.875, respectively. See "Comparative Market Price Data." Because the Exchange Ratio is fixed, changes in the market price of McAfee Common Stock will affect the market value of the McAfee Common Stock to be received by stockholders of Network General in the Merger. McAfee stockholders and Network General stockholders are encouraged to obtain current market quotations for McAfee Common Stock and Network General Common Stock prior to the McAfee Special Meeting and Network General Special Meeting, respectively.

 Effective Time of the Merger

  The Merger will become effective upon the filing of a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by McAfee and Network General and specified in the Certificate of Merger (the "Effective Time"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Closing Date of the Merger (the "Closing Date") and Effective Time will be on or about December 1, 1997. See "Terms of the Merger-- Effective Time."

 Exchange of Network General Stock Certificates; Assumption of Network General Options

  Promptly after the Effective Time, McAfee, acting through Boston EquiServe as its exchange agent (the "Exchange Agent"), will deliver to each Network General stockholder of record a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the Merger, represented shares of Network General Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF NETWORK GENERAL COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. At the Effective Time, each outstanding Network General Common Stock option will be assumed by McAfee as described above. OPTION AGREEMENTS NEED NOT BE SURRENDERED. See "Terms of the Merger--Manner and Basis of Converting Shares."

 Form S-8 Registration Statement

  Within five days after the Effective Date, McAfee will file a registration statement on Form S-8 under the Securities Act covering the shares of McAfee Common Stock issuable with respect to the Assumed Options. See "Terms of the Merger--Manner and Basis of Converting Shares."

 Stock Ownership Following the Merger

  Based upon the number of shares of Network General Common Stock outstanding as of October 28, 1997, an aggregate of approximately 17,764,485 shares of McAfee Common Stock will be issued to Network General stockholders in the Merger, and McAfee will assume Network General options in exchange for options to purchase up to approximately 3,281,876 additional shares of McAfee Common Stock. Based upon the number of shares of McAfee Common Stock issued and outstanding as of October 28, 1997, and after giving effect to the issuance of McAfee Common Stock as described in the previous sentence, the former holders of Network General Common Stock outstanding immediately prior to the Merger would be converted into, and have voting power with respect to, approximately 25.7% of the Combined Company's total issued and outstanding shares as of the Effective Time, and holders of former Network General options would hold options to purchase approximately 4.5% of the Combined Company's total issued and outstanding shares (assuming the exercise of only such former Network General options). The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either McAfee or Network General changes subsequent to October 28, 1997 and prior to the Effective Time, and there can be no assurance as to the actual capitalization of McAfee or Network General at the Effective Time or the Combined Company at any time following the Effective Time. See "Terms of the Merger--Stock Ownership Following the Merger."

 Board of Directors; Management Following the Merger

  Pursuant to the Reorganization Agreement, the Board of Directors of the Combined Company following the Merger will initially consist of six members, four of whom are designees of McAfee, and two of whom are designees of Network General. The designees of McAfee will be John C. Bolger, Virginia Gemmell, Edwin L. Harper and William L. Larson, and the designees of Network General will be Leslie G. Denend and Harry J. Saal. The Combined Company will have a staggered board, with three classes of directors: Classes I, II and III. The classes of directors will be elected in sequential years for three year terms. At the Combined Company's next Annual Meeting, currently expected to take place in June 1998, the Class III directors will be elected. Mr. Denend will retain his present position as a Class II Director and Dr. Saal will be offered a position as a Class II Director, with their terms expiring in 2000. Mr. Bolger (a Class I director with his term expiring in

1999) will be leaving the Combined Company Board effective April 30, 1998, at which time the size of the Board will be reduced to five members.

  Following the Merger, the principal executive officers of the Combined Company will be as follows: William L. Larson, currently Chairman of the Board and Chief Executive Officer of McAfee, will be Chairman of the Board and Chief Executive Officer of the Combined Company; Leslie G. Denend, currently President and Chief Executive Officer of Network General, will be President of the Combined Company; and Prabhat K. Goyal, currently Chief Financial Officer, Vice President of Finance and Administration, Treasurer and Secretary of McAfee, will hold the same positions in the Combined Company. See "Terms of the Merger--Conduct Following the Merger."

 Conduct of Business Prior to the Merger

  Pursuant to the Reorganization Agreement, until the earlier of the termination of the Reorganization Agreement pursuant to its terms or the Effective Time, Network General (and each of its subsidiaries) has agreed, except (i) as indicated in the disclosure schedule delivered by Network General to McAfee in connection with the Reorganization Agreement or (ii) to the extent that McAfee shall otherwise consent in writing, to conduct its business in the usual, regular and ordinary course, in substantially the same manner as previously conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. Network General has agreed to promptly notify McAfee of any material event involving its business or operations. In addition, in connection with certain material non-ordinary course actions and acquisitions, McAfee is obligated to consult with and seek the advice of certain Network General directors prior to the earlier of the public announcement or consummation of such material action or acquisition. Furthermore, except as provided in their respective disclosure schedules, Network General and McAfee have agreed that they shall not, without the prior written consent of the other, perform or engage in certain activities in the conduct of their business and the business of their subsidiaries. See "Terms of the Merger--Conduct of Network General's and McAfee's Business Prior to the Merger."

 No Solicitation

  Under the terms of the Reorganization Agreement, except under certain limited circumstances, each of McAfee and Network General has agreed that it will not engage in certain activities relating to, or which could result in, an acquisition proposal from a third party. See "Terms of the Merger--No Solicitation."

 Termination; Fees

  The Reorganization Agreement may be terminated by either party under certain circumstances. Each of McAfee and Network General has agreed that if the Merger is not consummated as a result of certain specified events, it will pay to the other party a termination fee of $30 million. See "Terms of the Merger-- Termination of the Reorganization Agreement" and "--Break Up Fees."

 Conditions to the Merger

  Consummation of the Merger is subject to certain conditions, including: (i) certain approvals by the stockholders of Network General and McAfee in connection with the Merger; (ii) declaration by the SEC of the effectiveness of the Registration Statement; (iii) absence of any law or order prohibiting consummation of the

Merger; (iv) receipt by McAfee and Network General of tax-law opinions of their respective tax counsel that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (v) receipt by McAfee and Network General of letters from their independent public accountants regarding the firms' respective concurrence with McAfee management's and Network General management's conclusions as to the appropriateness of pooling of interests accounting for the Merger under APB No. 16; (vi) approval for listing on Nasdaq, upon notice of issuance, of the shares of McAfee Common Stock to be issued to Network General stockholders pursuant to the Merger; (vii) the continued accuracy in all material respects of the representations and warranties given by each party in the Reorganization Agreement; (viii) performance in all material respects of all covenants required by the Reorganization Agreement; (ix) the absence of a material adverse change or event with regard to either McAfee or Network General; and (x) receipt of certain consents, waivers or approvals from the other party as set forth in the respective disclosure schedules of McAfee and Network General. See "Terms of the Merger--Conditions to the Merger."

 Affiliate Agreements

  Each executive officer and director of McAfee has entered into an agreement restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of McAfee Common Stock held by him or her to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. Each executive officer and director of Network General has entered into an agreement restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Network General Common Stock held by him or her prior to the Merger and the shares of McAfee Common Stock received by him or her in the Merger so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. See "Terms of the Merger--Conditions to the Merger" and "--Affiliate Agreements."

 Voting Agreements

  Each executive officer and director of McAfee and Network General has entered into a Voting Agreement. Pursuant to these Voting Agreements, which are irrevocable, such persons have agreed to vote all shares of McAfee Common Stock or Network General Common Stock, as applicable, of which they have beneficial ownership or acquire beneficial ownership prior to the termination of the Voting Agreements in favor of (i) approval of the issuance of shares of McAfee Common Stock by virtue of the Merger in the case of such McAfee stockholders and (ii) approval and adoption of the Reorganization Agreement and approval of the Merger in the case of Network General stockholders. In addition, each such person has granted an irrevocable proxy to the Board of Directors of the other party to vote such persons' shares in favor of approval of the Reorganization Agreement and the Merger. McAfee has received Voting Agreements in respect of approximately 4.4% of the outstanding Network General Common Stock, and Network General has received Voting Agreements in respect of approximately 0.2% of the outstanding McAfee Common Stock. See "Terms of the Merger--Conditions to the Merger" and "--Voting Agreements."

 Interests of Certain Persons in the Merger

  In considering the recommendation of the Network General Board with respect to the Reorganization Agreement and the Merger, holders of Network General Common Stock should be aware that certain directors and executive officers of the Network General have certain interests in the Merger that are in addition to the interests of holders of Network General Common Stock generally. In particular, each of Messrs. Denend, Carver, Richardson and Stringer have existing severance arrangements under which they will receive certain benefits as a result of the Merger. Mr. Denend, the President and Chief Executive Officer and a director of Network General, is also a director of McAfee. See "Terms of the Merger--Interests of Certain Persons."

NO APPRAISAL RIGHTS

  Network General stockholders are not entitled to appraisal rights under the Delaware General Corporation Law (the "DGCL") in connection with the Merger. See "Approval of the Merger and Related Transactions--No Appraisal Rights." Accordingly, Network General stockholders who do not wish to receive McAfee Common Stock in exchange for their shares of Network General Common Stock must liquidate their investment by selling their Network General Common Stock prior to the consummation of the Merger.

MARKET AND PRICE DATA

  McAfee Common Stock is traded on Nasdaq under the symbol MCAF. On October 13, 1997, the last trading day before public announcement of the execution of the Reorganization Agreement, the closing price of McAfee Common Stock as reported on Nasdaq was $66.375 per share. On October 30, 1997, the closing price of McAfee Common Stock as reported on Nasdaq was $49.375 per share. There can be no assurance as to the actual price of McAfee Common Stock prior to, at or at any time following the Effective Time of the Merger, or in the event the Merger is not consummated. See "Comparative Market Price Data."

  Network General Common Stock is traded on Nasdaq under the symbol NETG. On October 13, 1997, the last trading day before public announcement of the execution of the Reorganization Agreement, the closing price of Network General Common Stock as reported on Nasdaq was $23.375 per share. On October 30, 1997, the closing price of Network General Common Stock as reported on Nasdaq was $19.875 per share. There can be no assurance as to the actual price of Network General Common Stock prior to, or at the Effective Time of the Merger, or in the event the Merger is not consummated. See "Comparative Market Price Data." Following the Merger, Network General Common Stock will no longer be traded on Nasdaq. See "Risk Factors" and "Comparison of Capital Stock."

  Because the Exchange Ratio is fixed, changes in the market price of McAfee Common Stock will affect the market value of the McAfee Common Stock to be received by stockholders of Network General in the Merger. McAfee stockholders and Network General stockholders are encouraged to obtain current market quotations for McAfee Common Stock and Network General Common Stock prior to the McAfee Special Meeting and Network General Special Meeting, respectively.

       SELECTED HISTORICAL AND SELECTED PRO FORMA COMBINED FINANCIAL DATA

  The following selected historical annual financial information of McAfee and Network General has been derived from their respective audited and unaudited historical financial statements and should be read in conjunction with such consolidated financial statements and notes thereto. The consolidated financial statements for McAfee for the three fiscal years ended December 31, 1996 and for Network General for the three fiscal years ended March 31, 1997 are included elsewhere in this Joint Proxy Statement/Prospectus. The selected historical financial information as of September 30, 1997, and for the nine month periods ended September 30, 1996 and 1997, for McAfee and Network General has been derived from the unaudited consolidated financial statements of McAfee and Network General as of and for such periods which are included elsewhere in this Joint Proxy Statement/Prospectus, and which, in the opinion of McAfee's and Network General's respective management, reflect all adjustments necessary for the fair presentation of this unaudited interim financial information. The results of operations for these interim periods are not necessarily indicative of the results to be expected for the entire year. The selected pro forma combined financial information is derived from the unaudited pro forma combined condensed financial statements included in this Joint Proxy Statement/Prospectus, and should be read in conjunction with such unaudited pro forma financial statements and the notes thereto. For purposes of the pro forma operating data, Network General's consolidated financial statements for each of the three fiscal years ended March 31, 1997, and for the nine month periods ended September 30, 1996 and 1997, have been combined with McAfee's consolidated financial statements for each of the three fiscal years ended December 31, 1996, and the nine month periods ended September 30, 1996 and 1997. As a result, Network General's results for the three month period ended March 31, 1997 are included in the pro forma combined statement of operations data for both the twelve months ended December 31, 1996 and the nine months ended September 30, 1997, and results for the three month period ended March 31, 1996 are included in the pro forma combined statement of operations data for both the twelve months ended December 31, 1995 and the nine months ended September 30, 1996. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

                McAFEE SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                          ---------------------------------------- -----------------
                          1992(1)  1993    1994    1995     1996     1996     1997
                          ------- ------- ------- ------- -------- -------- --------
                                                                      (UNAUDITED)
HISTORICAL CONSOLIDATED
 STATEMENT OF OPERATIONS
 DATA:
Net revenue.............  $20,836 $31,039 $52,937 $90,065 $181,126 $121,902 $247,960
Income from operations..   11,463  13,350   3,285  24,258   67,269   42,470  103,499
Net income..............    7,062   8,506   2,605  14,916   39,017   23,381   67,850
Net income per share....  $  0.17 $  0.19 $  0.06 $  0.30 $   0.73 $   0.44 $   1.26
Common and common stock
 equivalent shares used
 in per share
 calculation............   40,928  43,920  46,175  49,365   53,207   52,810   54,012

--------
(1) The statement of operations data for 1992 reflects an estimate of McAfee's financial results that would have been reported had McAfee been a corporation since inception and had certain outstanding debentures been exchanged for common stock upon issuance. The related pro forma adjustments to McAfee's historical statements of income include the reversal of the interest expense associated with the debentures and a provision for income taxes.

                McAFEE SELECTED HISTORICAL FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                       DECEMBER 31,
                         ----------------------------------------- SEPTEMBER 30,
                          1992    1993    1994     1995     1996       1997
                         ------- ------- ------- -------- -------- -------------
                                                                    (UNAUDITED)
HISTORICAL CONSOLIDATED
 BALANCE SHEET DATA:
Working capital......... $13,123 $22,994 $31,594 $ 54,832 $122,653   $183,148
Total assets............  31,791  44,095  73,757  104,020  194,485    342,493
Deferred revenue........  16,112  19,494  31,549   29,420   23,845     37,608
Total equity............   9,142  17,989  36,911   63,542  149,527    274,054

           NETWORK GENERAL SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      NINE MONTHS ENDED
                                     YEAR ENDED MARCH 31,               SEPTEMBER 30,
                          ------------------------------------------- -----------------
                           1993     1994     1995     1996     1997     1996     1997
                          ------- -------- -------- -------- -------- -------- --------
                                                                         (UNAUDITED)
HISTORICAL CONSOLIDATED
 STATEMENT OF OPERATIONS
 DATA:
Net revenue.............  $86,483 $114,900 $139,755 $188,845 $240,668 $161,011 $190,928
Income (loss) from
 operations.............   10,415   13,915   31,768   35,438   38,577   36,468   (7,271)
Net income (loss).......    8,645   11,276   25,411   27,425   25,093   28,861  (15,310)
Net income (loss) per
 share..................  $  0.22 $   0.27 $   0.57 $   0.60 $   0.55 $   0.63 $  (0.36)
Common and common stock
 equivalent shares used
 in per share
 calculation............   39,614   42,346   44,626   45,822   45,703   45,772   42,912

                                          MARCH 31,
                         -------------------------------------------- SEPTEMBER 30,
                           1993     1994     1995     1996     1997       1997
                         -------- -------- -------- -------- -------- -------------
                                                                       (UNAUDITED)
HISTORICAL CONSOLIDATED
 BALANCE SHEET DATA:
Working capital......... $ 41,014 $ 65,457 $101,536 $125,841 $124,018   $ 101,501
Total assets............  132,033  160,846  196,190  223,330  263,271     221,699
Deferred revenue and
 taxes..................    8,825   14,762   16,600   24,164   35,076      35,990
Total stockholders'
 equity.................  109,562  132,283  165,587  180,117  179,396     153,588

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                   -------------------------- -----------------
                                   1994(1)  1995(1)  1996(1)    1996     1997
                                   -------- -------- -------- -------- --------
PRO FORMA STATEMENT OF OPERATIONS
 DATA:
Net revenue......................  $192,692 $278,910 $421,794 $282,913 $438,888
Income from operations...........    35,053   59,696  105,846   78,938   96,228
Net income.......................    28,016   42,341   64,110   52,242   52,540
Net income per share.............  $   0.43 $   0.62 $   0.89 $   0.73 $   0.72
Common and common stock
 equivalent
 shares used in per share
 calculation.....................    64,771   68,459   72,251   71,883   72,512

                                                                   SEPTEMBER 30,
                                                                       1997
                                                                   -------------
PRO FORMA CONSOLIDATED BALANCE SHEET DATA:
Working capital...................................................   $275,199
Total assets......................................................    564,192
Deferred revenue and taxes........................................     73,598
Total stockholders' equity........................................    418,192

--------
(1) Includes Network General results for the year ended March 31, 1995, 1996 and 1997, respectively.

                                 RISK FACTORS

  The following factors should be considered carefully by holders of Network General Common Stock in evaluating whether to approve and adopt the Reorganization Agreement and to approve the Merger, and by holders of McAfee Common Stock in evaluating whether to approve the issuance of McAfee Common Stock pursuant to the Reorganization Agreement. These factors should be considered in conjunction with the other information included or incorporated by reference in this Joint Proxy Statement/Prospectus. The following discussion contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which can be identified by the use of forward-looking terminology, such as "could," "may," "expect," "anticipate," "estimate," "project," "continue," "potential" or "opportunity" or the negative thereof or other variations thereon or comparable terminology. See "Forward-Looking Statements." The matters set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

RISKS RELATED TO MERGER

  Difficulties of Integrating Two Companies. The successful combination of McAfee and Network General will require substantial attention from management. The anticipated benefits of the Merger will not be achieved unless the operations of Network General are successfully combined with those of McAfee in a timely manner. The difficulties of assimilation may be increased by the need to integrate personnel and to combine different corporate cultures and by McAfee's limited personnel, management and other resources. The successful combination of the two companies will also require integration of the companies' product offerings and the coordination of their research and development and sales and marketing efforts. In addition, the process of combining the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses and could lead certain customers to defer purchasing decisions. See "--Risks Associated with Failure to Manage Growth." The diversion of the attention of management from the day-to-day operations of the Combined Company, or difficulties encountered in the transition and integration process, could have a material adverse effect on the business, financial condition and results of operations of the Combined Company.

  Risks Associated with Fixed Exchange Ratio. As a result of the Merger, each outstanding share of Network General Common Stock will be converted into the right to receive 0.4167 of a share of McAfee Common Stock. Because the Exchange Ratio is fixed, it will not increase or decrease due to fluctuations in the market price of either McAfee Common Stock or Network General Common Stock. The specific market value of the consideration to be received by Network General stockholders in the Merger will, therefore, depend on the market price of the McAfee Common Stock on and after the Effective Time. In the event that the market price of McAfee Common Stock decreases or increases prior to the Effective Time, the market value of the McAfee Common Stock to be received by Network General stockholders in the Merger would correspondingly decrease or increase. The market prices of McAfee Common Stock and Network General Common Stock as of a recent date are set forth herein under "Summary-- Market and Price Data," and "Comparative Market Price Data." McAfee and Network General stockholders are advised to obtain recent market quotations for McAfee Common Stock and Network General Common Stock. McAfee Common Stock and Network General Common Stock historically have been subject to substantial price volatility. No assurance can be given as to the market prices of McAfee Common Stock or Network General Common Stock at any time before the Effective Time or as to the market price of the common stock of the Combined Company at any time thereafter.

  Substantial Expenses Resulting from the Merger. The negotiation and implementation of the Merger will result in significant pre-tax expenses to McAfee and Network General. Excluding costs associated with combining the operations of the two companies and costs associated with the proposed name change of the Combined Company to "Network Associates, Inc." (which costs are currently unknown), pre-tax expenses are estimated at approximately $15 million, primarily consisting of fees for investment bankers, attorneys, accountants, financial printing and other related charges. There can be no assurance as to the aggregate amount of such expenses or that unanticipated contingencies will not occur that will substantially increase the costs of combining the operations of the two companies. In any event, costs associated with the Merger are expected to negatively impact results of operations in the quarter ending December 31, 1997 and possibly the quarter ending March 31, 1998.

  Dependence on Retention and Integration of Key Employees. The success of the Combined Company is dependent, in part, on the retention and integration of key management, technical, marketing, sales and customer support personnel of Network General. Network General has entered into severance arrangements with certain members of senior management. See "Terms of the Merger--Interests of Certain Persons." McAfee and Network General believe that the success of the Combined Company will depend, in part, upon the retention of these executives during the transitional period following the Merger. There can be no assurance that such executives will remain with the Combined Company prior to or for any specified period after the proposed Merger. The loss of such services could adversely affect the Combined Company's business, financial condition and results of operations.

RISKS RELATED TO BUSINESS AND OPERATIONS

  Variability of Quarterly Operating Results. Each of McAfee's and Network General's results of operations have been subject to significant fluctuations, particularly on a quarterly basis, and the Combined Company's results of operations could fluctuate significantly quarter to quarter and year to year after the Merger. Causes of such fluctuations may include the volume and timing of new orders and renewals, the introduction of new products, distributor inventory levels and return rates, inventory levels of the Combined Company, product upgrades or updates by the Combined Company or its competitors, changes in product prices, changes in product mix, seasonality, trends in the computer industry, general economic conditions, extraordinary events such as acquisitions or litigation and the occurrence of unexpected events. The operating results of many software companies reflect seasonal trends, and the Combined Company's business, financial condition and results of operations may be affected by such trends in the future. Such trends may include higher net revenue in the fourth quarter as many customers complete annual budgetary cycles, and lower net revenue in the summer months when many businesses experience lower sales, particularly in the European market. See "McAfee Associates, Inc.--McAfee Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Network General Corporation--Network General Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Combined Company is expected to have an overall lower growth rate than McAfee's historic growth rate. Network General's business has historically grown at a lower rate than McAfee's historic growth rate. In addition, although McAfee has had significant growth in net revenue and net income in absolute terms, McAfee's growth rate has slowed in recent periods. Because of the nature of its distribution methods, McAfee generally cannot predict when a user will license its products. Historically, renewals have accounted for a significant portion of McAfee's net revenue; however, there can be no assurance that McAfee or the Combined Company will be able to sustain historic renewal rates for McAfee products in the future. McAfee has experienced, and expects that the Combined Company will experience, increased price competition for its products and expects competition to increase in the near term, which may result in reduced average selling prices for the Combined Company's products in the future. Due to these and other factors (such as a maturing anti-virus market and an increasingly higher base from which to grow), the historic revenue growth rate from McAfee products will be difficult to sustain or increase. In addition, although McAfee has historically experienced greater order growth rates as compared to revenue growth rates in sequential quarters, McAfee has seen a general convergence of these growth rates. In certain recent periods, Network General has experienced lower growth rates for its business due to a number of factors, including lower order growth rates in Europe and longer sales cycles domestically. To the extent these trends continue, the Combined Company's results of operations could be materially adversely affected.

  McAfee has historically distributed the majority of its products electronically, and as a result, its cost of net revenue has been low relative to other software vendors. In recent periods, McAfee has increased the percentage of its products being distributed through traditional channels. Network General currently distributes its products through traditional distribution channels. Accordingly, it is expected that the Combined Company's cost of net revenue will be higher than McAfee's and, accordingly, gross margins will decrease.

  The trading prices of McAfee Common Stock and Network General Common Stock have historically been subject to wide fluctuations, with factors such as earnings announcements and litigation developments contributing to this volatility. Failure to achieve periodic revenue, earnings and other operating and financial results as forecasted or anticipated by brokerage firms or industry analysts could result in an immediate and adverse effect on the market price of the Combined Company's common stock. The Combined Company may not discover, or be able to confirm, revenue or earnings shortfalls until the end of a quarter, which could result in a greater immediate and adverse effect on the common stock of the Combined Company.

  Risk of Inclusion of Network Management and Security Functionality in Other Software. In the future, vendors of operating system software or other software (such as firewall or electronic mail software) may continue to enhance their products (including separate products that are bundled together) to include functionality that is currently provided most often by network security and management software. This enhancement could be achieved through the addition of functionality to operating system software or other software or the bundling of network security and management software with operating system software or other products. For example, Microsoft Corporation ("Microsoft") introduced limited anti-virus functionality into its MS-DOS versions in 1993. The widespread inclusion of the functionality of the Combined Company's products as standard features of operating system software or other software could render the Combined Company's products obsolete and unmarketable, particularly if the quality of such functionality were comparable to that of the Combined Company's products. Furthermore, even if the network security and/or management functionality provided as standard features by operating systems or other software is more limited than that of the Combined Company's products, there can be no assurance that a significant number of customers would not elect to accept such functionality in lieu of purchasing additional software. If the Combined Company were unable to develop new network security and management products to further enhance operating systems or other software and to replace successfully any obsolete products, the Combined Company's business, financial condition and results of operations would be materially adversely affected.

  Rapid Technological Change; Risks Associated with Product Development. The network security and management market is highly fragmented and is characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. The Combined Company's success depends upon its ability to offer a broad range of network security and management software products, to continue to enhance existing products, to develop and introduce in a timely manner new products that take advantage of technological advances and to respond promptly to new customer requirements. While McAfee and Network General believe that the Combined Company will offer one of the broadest product lines in the network management and security market, this market is continuing to evolve and customer requirements are continuing to change. As the market evolves and competitive pressures increase, McAfee and Network General believe that the Combined Company will need to further expand its product offerings. There can be no assurance that the Combined Company will be successful in developing and marketing, on a timely basis, enhancements to its existing products or new products, or that its new products will adequately address the changing needs of the marketplace. See "McAfee Associates, Inc.--McAfee Business--Product Development and Acquisition" and "Network General Corporation--Network General Business--Product Development."

  In addition, from time to time, the Combined Company or its competitors may announce new products with new or additional capabilities or technologies. Such announcements of new products could have the potential to replace, or shorten the life cycles of, the Combined Company's existing products and to cause customers to defer purchasing the Combined Company's existing products.

  McAfee and Network General have in the past experienced delays in software development, and there can be no assurance that McAfee, Network General or the Combined Company will not experience delays in connection with its current or future product development activities (including Network General's recently announced CyberCop network security program). Software products as complex as those offered by McAfee and Network General may contain undetected errors or version compatibility issues, particularly when first introduced or when new versions are released, resulting in loss of or delay in market acceptance. For example, McAfee experienced compatibility issues in connection with its recent NetShield upgrade, and McAfee's anti-virus software products have in the past falsely detected viruses that did not actually exist. See "--Risk of False Detection of Viruses." Delays and difficulties associated with new product introductions, performance or enhancements could have a material adverse effect on the Combined Company's business, financial condition and results of operations and the anticipated benefits of the Merger.

  The Combined Company's long-term success will depend on its ability to develop upgrades and updates to its existing product offerings, to modify and enhance acquired products, and to introduce new products on a timely and cost-effective basis which meet the needs of their current and future customers. Future upgrades and updates may, among other things, include additional functionality, respond to user problems or address issues of compatibility with changing operating systems and environments. McAfee believes that the ability to provide these upgrades and updates to users frequently and at a low cost is key to success. In particular, the proliferation of new and changing viruses makes it imperative to update anti-virus products frequently in order for the products to avoid obsolescence. Failure to release such upgrades and updates on a timely basis could have a material adverse effect on the Combined Company's business, financial condition and results of operations. There can be no assurance that the Combined Company will be successful in these efforts. In addition, future changes in Windows 95, Windows NT, NetWare or other popular operating systems may result in compatibility problems with the Combined Company's products. Further, delays in the introduction of future versions of operating systems or lack of market acceptance of future versions of operating systems would result in a delay or a reduction in the demand for the Combined Company's future products and product versions which are designed to operate with such future versions of operating systems. The Combined Company's failure to introduce new products in a timely manner that are compatible with operating systems and environments preferred by desktop computer users would have a material adverse effect on the Combined Company's business, financial condition and results of operations.

  Dependence on Revenue from Flagship Products. Each of McAfee and Network General derives the substantial majority of its net revenue from its flagship products (in the case of McAfee, its anti-virus software products and, in the case of Network General, its network fault and performance management products). These products are expected to continue to account for a significant portion of the Combined Company's net revenue for the foreseeable future. Because of this concentration of revenue, a decline in demand for, or in the prices of, these anti-virus and network management products as a result of competition, technological change, the inclusion of anti-virus or network management and analysis functionality in operating system or other software or otherwise, or a maturation in the respective markets for each could have a material adverse effect on the Combined Company's business, financial condition and results of operations. See "McAfee Associates, Inc.--McAfee Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Network General Corporation--Network General Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence on Emergence of Network Management and Network Security
Markets. The markets for McAfee's and Network General's network management and network security products are evolving, and their growth depends upon broader market acceptance of network management and network security software, including help desk software. Although the number of LAN-attached personal computers ("PCs") has increased dramatically, the network management and network security markets continue to be emerging markets and there can be no assurance that such markets will continue to develop or that further market development will be rapid enough to significantly benefit the Combined Company. In addition, there are a number of potential approaches to network management and network security, including management and security tools incorporated into network operating systems. Therefore, even if network management and network security tools gain broader market acceptance, there can be no assurance that the Combined Company's products will be chosen by organizations which acquire network management and network security tools. Furthermore, to the extent that either the network management or network security market does continue to develop, McAfee and Network

General expect that competition will increase. See "--Competition" and "--Risk of Inclusion of Network Security and Management Functionality in Other Software."

  Competition. The markets for McAfee's and Network General's products are intensely competitive and McAfee and Network General expect competition to increase in the future. McAfee and Network General believe that the principal competitive factors affecting the markets for their products include performance, functionality, quality, customer support, breadth of product line, frequency of upgrades and updates, brand name recognition, company reputation and price. Certain of the criteria upon which the performance and quality of McAfee's anti-virus software products compete include the number and types of viruses detected, the speed at which the products run and ease of use. Certain of McAfee's and Network General's competitors have been in the network management market longer than McAfee and Network General, and other competitors, such as Symantec Corporation ("Symantec"), Intel Corporation ("Intel"), Seagate Technology, Inc. ("Seagate") and Hewlett-Packard Company ("HP"), are larger and have greater name recognition than McAfee and Network General. The Combined Company will need to develop name recognition for the name Network Associates, Inc. In addition, certain larger competitors such as Intel, Microsoft and Novell, Inc. ("Novell") have established relationships with hardware vendors related to their other product lines. These relationships may provide them with a competitive advantage in penetrating the OEM market with their network management products. As is the case in many segments of the software industry, McAfee and Network General have been encountering, and expect to further encounter, increasing competition. This could reduce average selling prices and, therefore, profit margins. Competitive pressures could result not only in sustained price reductions but also in a decline in sales volume, which events would materially adversely affect the Combined Company's business, financial condition and results of operations. In addition, competitive pressures may make it difficult for the Combined Company to maintain or increase its growth rate. See "McAfee Associates, Inc.--McAfee Business--Competition" and "Network General Corporation--Network General Business--Competition."

  The network security and management market is highly fragmented with products offered by many vendors. McAfee's principal competitor is the Peter Norton Group of Symantec in the network security market and Intel's LanDesk in the network management market. McAfee's other competitors include Computer Associates International, Inc./Cheyenne Software, Inc., Intel, Seagate, the Dr. Solomon Group and Trend Micro, Inc., as well as numerous smaller companies and shareware authors that may in the future develop into stronger competitors or be consolidated into larger competitors. McAfee's principal competitors in the help desk market are Remedy Corporation and Software Artistry. McAfee also faces significant competition in the storage management market. Network General's principal competitor in the software-based network fault and performance management market is HP. Network General's other competitors include Azure Technologies Incorporated, Concord Communications, Inc., DeskTalk Systems, Inc., Kaspia Systems, Inc., Shomiti Systems, Inc. and Wandel & Goltermann Technologies, Inc. McAfee and Network General also face competition in the security market from Cisco Systems, Inc., Security Dynamics Technologies, Inc., Checkpoint Systems, Inc. and other vendors in the encryption/firewall market. In addition, McAfee and Network General face competition from large and established software companies such as Microsoft, Novell and HP which offer network management products as enhancements to their network operating systems. As the network management market develops, the Combined Company may face increased competition from these large companies, as well as other companies seeking to enter the market. The trend toward enterprise-wide network management and security solutions may result in a consolidation of the network management and security market around a smaller number of vendors who are able to provide the necessary software and support capabilities. There can be no assurance that the Combined Company will continue to compete effectively against existing and potential competitors, many of whom have substantially greater financial, technical, marketing and support resources and name recognition than McAfee, Network General or the Combined Company. In addition, there can be no assurance that software vendors who currently use traditional distribution methods will not in the future decide to compete more directly with the Combined Company by utilizing electronic software distribution.

  The competitive environment for anti-virus software internationally is similar to that in North America, although local competitors in specific foreign markets present stronger competition and shareware authors control a more significant portion of the European market. The international market for network management software has developed more slowly than the North American market, although larger competitors such as Intel and Symantec have begun to penetrate European markets. Asian markets have significantly lagged behind North America and Europe in their adoption of networking technology. There can be no assurance that McAfee, Network General or the Combined Company will be able to compete successfully in international markets.

  Risks Associated with Acquisitions. The software industry has experienced and is expected to continue to experience a significant amount of consolidation. In addition, it is expected that the Combined Company will grow both internally and through strategic acquisitions. McAfee and Network General frequently evaluate potential acquisitions of complementary businesses, products and technologies. McAfee has consummated a series of acquisitions since 1995, including acquisition of a controlling interest in FSA Corporation of Canada in August 1996, Vycor Corporation in February 1996 and Saber Software Corporation in August 1995. In addition, since 1995 McAfee has acquired a number of its international distributors, including distributors in France, England and The Netherlands. Network General has recently completed two strategic acquisitions, Cinco Networks, Inc. in August 1997 and 3DV Technology, Inc. in March 1997. Past acquisitions have consisted of, and any future acquisitions will likely include, acquisitions of businesses, interests in businesses and assets of businesses. Past acquisitions have presented challenges to McAfee's management and Network General's management, and any future acquisitions by the Combined Company will present challenges to the Combined Company's management, such as integration and incorporation of new operations, product lines, technologies, personnel and duplicate facilities. If the Combined Company's management is unable to manage these challenges, the Combined Company's business, financial condition and results of operations could be materially adversely affected. Any acquisition, depending on its size, could result in the use of a significant portion of the Combined Company's available cash, or if such acquisition is made utilizing the Combined Company's securities, could result in significant dilution to the Combined Company's stockholders. Acquisitions by the Combined Company may result in the incurrence or the assumption of liabilities, including liabilities that are unknown or not fully known at the time of acquisition, which could have a material adverse effect on the Combined Company. Furthermore, there can be no assurance that any products acquired in connection with such acquisitions will gain acceptance in the Combined Company's markets. Subject to certain provisions of the Reorganization Agreement, prior to the consummation of the Merger, McAfee or Network General may enter into agreements or negotiations with respect to one or more acquisitions of other businesses, products and/or technologies. See "McAfee Associates, Inc.--McAfee Business--Product Development and Acquisition" and "Network General Corporation--Network General Business--Product Development."

  Development of Enterprise Account Sales Force; Direct Sales. The Combined Company intends to offer a suite of network security and management products targeted at the enterprise computing market. McAfee historically has not had a large enterprise account sales force. While Network General has greater experience than McAfee in the enterprise sales channel, it has only recently developed its direct sales group focused on large enterprise network accounts. To succeed in the direct sales channel for the enterprise market, the Combined Company will be required, using primarily Network General's organization as a base, to build a significant direct sales organization and will be required to attract and retain qualified personnel, which personnel will require training about, and knowledge of, product attributes for the Combined Company's suite of products. There can be no assurance that the Combined Company will be successful in building the necessary sales organization or in attracting, retaining or training these individuals. While the development of a direct sales channel reduces the Combined Company's dependence on distributors, it may lead to conflicts for the same customers, pressure by current and prospective customers for price reductions on products and, consequently, in reductions in the Combined Company's gross margin and operating profit. See "McAfee Associates, Inc.--McAfee Business--North American Direct Sales" and "Network General Corporation--Network General Business--Distribution, Marketing and Customers."

  During fiscal 1997, Network General began establishing direct selling operations in certain countries where it had previously been represented only by a distributor. The success of those newly established direct sales organizations is dependent on a number of factors, including the ability to attract and retain qualified sales personnel, timely and effective training of the sales force and obtaining access to and penetrating the prospective customer base previously addressed only by the distributor. There can be no assurance that these new direct sales groups will be successful in these efforts.

  Use of Indirect Sales Channels. McAfee and Network General each markets a significant portion of its products to end-users through distributors. In particular, Ingram Micro has accounted for 17%, 12% and 12% of McAfee's net revenue in 1996, 1995 and 1994, respectively. In the quarter ended September 30, 1997, Ingram Micro Devices accounted for 14% of McAfee's net revenue. For its fiscal year ended March 31, 1997, Network General derived 25% of its U.S. and Canadian revenue from distributors, resellers and system integrators and a substantial majority of its international revenues from this indirect channel. No Network General distributor accounted for more than 10% of its net revenue in fiscal years 1997, 1996 and 1995 or for the first six months of fiscal year 1998. See "McAfee Associates, Inc.--McAfee Business--International Sales," "-- Channel Sales" and "Network General Corporation--Network General Business-- Distribution, Marketing and Customers."

  McAfee's distributors sell other products that are complementary to, or compete with, those of McAfee. While McAfee encourages its distributors to focus on products through market and support programs, there can be no assurance that these distributors will not give greater priority to products of other suppliers, including competitors.

  McAfee's agreements with its distributors provide for a right of return. This right of return may be triggered by a number of events, including returns to distributors by end users, inaccurate estimates of end user demand by distributors, increased purchases by distributors in response to sales incentives or transitions to new products or versions of products. As a result of this right of return, McAfee revenue recognized upon sales to distributors is subject to a reserve for returns. Returns could exceed reserves as a result of distributors holding excessive McAfee product inventory. Network General's agreements with its resellers do not provide for a right of return. There can be no assurance that future reserves established by McAfee or the Combined Company will be adequate.

  As McAfee's help desk, network management and network security products become more complex and require additional customer support, McAfee will require distributors, resellers and system integrators to provide a portion of this increasing level of support. There can be no assurance that such third parties will be able or willing to provide additional services. Moreover, increased reliance on these third parties will reduce McAfee's and the Combined Company's control over the provision of support services for its products and place a greater burden on these third parties, which, in turn, could harm McAfee's and the Combined Company's relationships or reputation with such third parties or the end users of its products and result in decreased sales of, or prices for, its products. Network General typically retains the right and obligation to provide support service to the end users purchasing products through the indirect sales channel. If end user support is shifted to distributors following the Merger, there can be no assurance that any or all of the Network General distributors will be able or wish to provide such support.

  In addition to its direct sales force, Network General currently distributes its network fault and performance management software products through distributors and other resellers. These resellers remarket certain Network General products without change and through systems integrators or original equipment manufacturers that add other products to the Network General products to provide a larger solution to the targeted end user. The Combined Company intends to offer suites of network security and management products combining technologies of McAfee and Network General. For this strategy to succeed, any Network General distributor or reseller granted the right to sell these suites must be knowledgeable of, and be trained about, the product attributes of the Combined Company's suite of products. There can be no assurance that the Combined Company will be successful in these efforts, that it will be able to market its suite of products through Network General's existing resellers or that it will be able to retain Network General's resellers who are requested to market the Combined Company's suite of products.

  Network General generally has only a single distributor in any particular country for its products. The failure of the distributor to perform its sales generation and support obligations under its distribution agreement could adversely affect Network General's or the Combined Company's revenue from, and reputation with, customers in the territory. In addition, to the extent that Network General has an exclusive distributor relationship in a particular country, it could limit the Combined Company's ability to sell its suite of network security and management products in that country. Furthermore, because Network General's previous relationships have been with only one distributor in a particular country, additional distributor conflicts could also arise in a particular country, even if Network General's distributor relationship is non-exclusive. Any such limitations or conflicts could affect adversely the Combined Company and the anticipated benefits of the Merger.

  Reliance on Microsoft. Microsoft's Windows operating system has gained widespread market acceptance and is currently the dominant computer operating system. While McAfee's and Network General's current product offerings serve multiple operating environments, the Combined Company expects to emphasize the compatibility of its future product offerings with Windows, Windows 95 or Windows NT. Network General's flagship Sniffer Network Analyzer and Distributed Sniffer System products do not operate under the Windows environment; however, Network General sells the NetXRay Windows-based network analyzer developed by Cinco Networks, Inc., a wholly-owned subsidiary of Network General acquired in August 1997. In addition, Network General intends that its next generation of Sniffer products will operate in the Windows environment. Network General's ability to offer future network management products running under Windows, Windows 95 or Windows NT will be dependent on its ability to develop and expand its expertise in these operating systems. Because certain of the Combined Company's current and future Windows-based products are expected to account for a significant portion of license revenue for the foreseeable future, sales of the Combined Company's products would be materially and adversely affected by market developments which are adverse to the Windows operating environments, including the failure of users and application developers to accept Windows NT. In addition, the Combined Company's ability to develop products using the Windows operating environments is substantially dependent on its ability to gain timely access to, and to develop expertise in, current and future developments by Microsoft, of which there can be no assurance.

  Risks Associated with Failure to Manage Growth. The growth of McAfee has placed, and any further expansion would continue to place, a significant strain on McAfee's limited personnel, management and other resources. In the future, the Combined Company's ability to manage any growth, particularly with the anticipated expansion of the Combined Company's international business and growth in indirect channel business, will require it to attract, train, motivate and manage new employees successfully, to effectively integrate new employees into its operations and to continue to improve its operational, financial, management and information systems and controls. The failure to effectively manage any further growth could have a material adverse effect on the Combined Company's business, financial condition and results of operations and on the benefits anticipated from the Merger.

  Proprietary Technology and Rights. McAfee's and Network General's success is, and the Combined Company's success will be, heavily dependent upon proprietary software technology. McAfee and Network General rely on a combination of contractual rights, trademarks, trade secrets and copyrights to establish and protect proprietary rights in their software. There can be no assurance these protections will be adequate or that competitors will not independently develop technologies or products that are substantially equivalent or superior to McAfee's, Network General's or the Combined Company's products. See "McAfee Associates, Inc.--McAfee Business--Proprietary Technology" and "Network General Corporation--Network General Business-- Proprietary Rights and Licenses."

  Subject to McAfee stockholder approval and consummation of the Merger, the Combined Company will be called "Network Associates, Inc." Based on a preliminary review, McAfee believes that there are a number of other companies with similar names. There can be no assurance that the Combined Company will be able to enforce rights in that name, that it will be free to use the name in all jurisdictions or that there will be no challenges to the use of that name.

  McAfee does not typically obtain signed license agreements from its corporate, government and institutional customers who license products directly from McAfee. McAfee includes an electronic version of a "shrink-wrap" license in all of its electronically distributed software and a printed license in the box for its products distributed through traditional distribution channels in order to protect its copyrights and trade secrets in those products. Network General typically enters into signed license agreements with respect to larger accounts and relies on a "shrink-wrap" license with respect to other accounts. Since many of these licenses are not signed by the licensee, many authorities believe that such licenses may not be enforceable under many state laws and the laws of many foreign jurisdictions. In addition, the laws of some foreign countries either do not protect proprietary rights or offer only limited protection for those rights. There can be no assurance that the steps taken by McAfee, Network General or the Combined Company to protect the Combined Company's proprietary software technology will be adequate to deter misappropriation of this technology. For example, McAfee is aware that a substantial number of users of its anti-virus products have not paid any registration or license fees to McAfee. Changing legal interpretations of liability for unauthorized use of the Combined Company's software, or lessened sensitivity by corporate, government or institutional users to avoiding copyright infringement, could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

  There has also been substantial industry litigation regarding intellectual property rights of technology companies. Each of McAfee and Network General have in the past been, and McAfee currently is, subject to litigation related to its intellectual property. In addition, from time to time, each of McAfee and Network General receive claims that it has infringed the intellectual property rights of others. There can be no assurance that infringement claims will not be asserted against McAfee, Network General or the Combined Company or that the outcome of any such claims would not have a material adverse effect on McAfee's, Network General's or the Combined Company's business, financial condition and results of operation. In April 1997, Symantec filed a complaint alleging copyright infringement and unfair competition by McAfee. Symantec alleged that McAfee's computer software program called "PC Medic 1997" copied portions of Symantec's computer software program entitled "CrashGuard", and by amendment of the complaint, Symantec expanded the allegations to McAfee's software program "VirusScan". On October 6, 1997, the United States District Court, Northern District of California, San Jose Division (the "Court") issued an order granting Symantec's motion to amend its complaint and enjoining McAfee from shipping any product containing either an approximately 30-line routine found in one Symantec product or an approximately 100-line routine found in a Symantec Dynamic Link Library. Trial is set for September, 1998. In addition, on May 13, 1997, Trend Micro, Inc. ("Trend") filed suit in United States District Court for the Northern District of California against both McAfee and Symantec. Trend alleges that McAfee's "WebShield" and "GroupShield" products infringe a Trend patent which issued on April 22, 1997. Trend's complaint seeks injunctive relief and unspecified money damages. On June 6, 1997, McAfee filed its answer denying any infringement. McAfee also filed a counterclaim accusing Trend of unfair competition, false advertising, trade libel, and interference with prospective economic advantage. The case is in the initial stages of discovery. A patent claim interpretation hearing before the Court is set for April 28, 1998. The Court has not yet set a date for trial. McAfee is also subject to two other claims for patent infringement. There can be no assurance that there will be no developments arising out of the foregoing matters which could have a material adverse effect on McAfee's business, financial condition and results of operation. In addition, as McAfee, Network General or the Combined Company may acquire a portion of software included in their products from third parties, their exposure to infringement actions may increase because they must rely upon such third parties as to the origin and ownership of any software being acquired. Similarly, exposure to infringement claims exists and will increase to the extent that McAfee, Network General or the Combined Company employ or hire additional software engineers previously employed by competitors, notwithstanding measures taken by them to prevent usage by such software engineers of intellectual property used or developed by them while employed by a competitor. In the future, litigation may be necessary to enforce and protect trade secrets and other intellectual property rights owned by the Combined Company. The Combined Company may also be subject to litigation to defend it against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and cause diversion of management's attention, either of which could have a material adverse effect on the Combined Company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of the Combined Company's proprietary rights, subject the Combined Company to significant liabilities, require the Combined

Company to seek licenses from third parties or prevent the Combined Company from manufacturing or selling its products, any one of which could have a material adverse effect on the Combined Company's business, financial condition and results of operations and on the benefits anticipated from the Merger. Furthermore, there can be no assurance that any necessary licenses will be available on reasonable terms, or at all.

  Risks Related to International Revenue. In calendar 1994, 1995 and 1996 net revenue from international licenses (license revenue from outside the United States and Canada) represented approximately 23%, 29% and 19%, respectively, of McAfee's net revenue. In the nine months ended September 30, 1997, net revenue from international licenses represented approximately 28% of McAfee's net revenue. In fiscal 1995, 1996 and 1997 international revenue (revenue from outside the United States) represented approximately 22%, 24% and 27%, respectively, of Network General's total revenue. In the six months ended September 30, 1997, international revenue represented approximately 26% of Network General's total revenue. McAfee and Network General expect that net revenue from international activities will account for a significant portion of net revenue of the Combined Company and that a significant portion of such international revenue will be denominated in local currencies. To minimize the impact of foreign currency fluctuations, McAfee recently began using non-leveraged forward currency contracts and Network General maintains a hedging program to cover foreign currency-based transaction exposures. However, there can be no assurance that the Combined Company's future results of operations will not be adversely affected by such fluctuations or by costs associated with currency risk management strategies. Other risks inherent in international revenue generally include the impact of longer payment cycles, greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, seasonality due to the slowdown in European business activity during the third quarter, tariffs and other trade barriers, uncertainties relative to regional economic circumstances, political instability in emerging markets and difficulties staffing and managing foreign operations. There can be no assurance that these factors will not have a material adverse effect on the Combined Company's future international license revenue. Further, in countries with a high incidence of software piracy, the Combined Company may experience a higher rate of piracy of its products. See "McAfee Associates, Inc.--McAfee Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Network General Corporation--Network General Managements's Discussion and Analysis of Financial Condition and Results of Operations."

  In addition, a portion of the Combined Company's international revenue is expected to be generated through independent agents. Since these agents will not be employees of the Combined Company and will not be required to offer the Combined Company's products exclusively, there can be no assurance that they will continue to market the Combined Company's products. Also, the Combined Company is likely to have limited control over its agents, limited access to the names of the customers to whom the agents sell the Combined Company's products and limited knowledge of the information provided by, or representations made by, these agents to its customers.

  Risk of Sabotage. Given McAfee's high profile in the anti-virus software market, McAfee has been a target of computer "hackers" who have created viruses to sabotage McAfee's products. While to date these viruses have been discovered quickly and their dissemination has been limited, there can be no assurance that similar viruses will not be created in the future, that they will not cause damage to users' computer systems and that demand for McAfee's software products will not suffer as a result. In addition, since McAfee does not control, and the Combined Company will not control, diskette duplication by distributors or its independent agents, there can be no assurance that diskettes containing the Combined Company's software will not be infected.

  Risk of False Detection of Viruses. McAfee's anti-virus software products have in the past and may at times in the future falsely detect viruses that do not actually exist. Such "false alarms," while typical in the industry, may impair the perceived reliability of McAfee's products and may therefore adversely impact market acceptance of McAfee's products. In addition, McAfee has in the past been subject to litigation claiming damages related to a false alarm, and there can be no assurance that similar claims will not be made in the future.

  Product Liability. McAfee's anti-virus software products and network management products and Network General's network management products are used to protect and manage computer systems and networks that may be critical to organizations and, as a result, the sale and support of these products by McAfee or Network General may entail the risk of product liability and related claims. McAfee's or Network General's license agreement with its customers typically contain provisions designed to limit McAfee's or Network General's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in these license agreements may not be effective under the laws of certain jurisdictions, particularly given McAfee's reliance on unsigned licenses. A product liability claim brought against the Combined Company could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

  Dependence upon Key Personnel. The Combined Company's success will depend to a significant extent upon a number of key technical and management employees. While McAfee's and Network General's employees are required to sign standard agreements concerning confidentiality and ownership of inventions, the employees are generally not otherwise subject to employment agreements or to noncompetition covenants. The loss of the services of any key employees could have a material adverse effect on the Combined Company's business, financial condition and results of operations and on the benefits anticipated from the Merger. Neither McAfee nor Network General maintains life insurance policies on its key employees. The Combined Company's ability to achieve its revenue and operating performance objectives will depend in large part on its ability to attract and retain technically qualified and highly skilled sales, consulting, technical, marketing and management personnel. Competition for such personnel is intense and is expected to remain so for the foreseeable future. There can be no assurance that McAfee, Network General or the Combined Company will be successful in retaining their existing key personnel and in attracting and retaining the personnel they require. See "Terms of the Merger--Interests of Certain Persons." Failure of the Combined Company to retain and grow its key employee population could adversely affect the Combined Company's business and operating results. See "McAfee Associates, Inc.--McAfee Business--Employees" and "Network General Corporation--Network General Business-- Employees."

  Customer Purchase Decisions. The products to be offered by the Combined Company may be considered to be capital purchases by certain customers or prospective customers. Capital purchases are often considered discretionary and, therefore, are canceled or delayed if the customer experiences a downturn in its business or prospects or as a result of economic conditions in general. Any such cancellation or delay could adversely affect the Combined Company's results of operations.

  Supplier Dependence. Certain of Network General's products contain critical components supplied by a single or a limited number of third parties. Network General has been required to purchase and inventory certain of the computer platforms around which it designs its products so as to ensure an available supply of the product for its customers. Any significant shortage of these platforms or other components or the failure of the third party supplier to maintain or enhance these products could lead to cancellations of customer orders or delays in placement of orders which could materially adversely affect the Combined Company's results of operations. If the Combined Company's purchase of such components or platforms exceeds demand, the Combined Company could incur losses or other charges in disposing of excess inventory, which could also materially adversely affect the Combined Company's results of operations. See "Network General Corporation--Network General Business-- Manufacturing and Suppliers."

  Volatility of Stock Price. The trading prices of McAfee Common Stock and Network General Common Stock have historically been, and after the Merger the trading price of the common stock of the Combined Company is expected to be, subject to wide fluctuations in response to quarterly variations in financial performance, shortfalls in revenue or earnings from levels forecast by securities analysts, changes in estimates by such analysts, market conditions in the computer software or hardware industries, product introductions by the Combined Company or its competitors, announcements of extraordinary events such as acquisitions or litigation or general economic conditions. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many high technology and emerging growth companies, often unrelated to the operating performance of the specific companies. On several occasions during 1995, 1996 and 1997, the closing sales prices for McAfee Common Stock on successive days fluctuated in excess of 10%. There can be no assurance that such fluctuations in price of the common stock of the Combined Company will not continue in the future. See "Comparative Market Price Data."

  Effect of Certain Provisions; Anti-Takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. The board of directors of the Combined Company (the "Combined Company Board") will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by its stockholders. The rights of the holders of the common stock of the Combined Company will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. Further, certain provisions of Delaware law and the Combined Company's Certificate of Incorporation and Bylaws, such as a classified board, could delay or make more difficult a merger, tender offer or proxy contest involving the Combined Company. While such provisions are intended to enable the Combined Company Board to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of the common stock of the Combined Company. See "Comparison of Capital Stock."

                          COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of McAfee and Network General and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis of accounting, assuming that 0.4167 of a share of McAfee Common Stock is issued in exchange for one share of Network General Common Stock in the Merger. This data should be read in conjunction with selected historical financial data, the unaudited pro forma combined financial information, and the separate historical financial statements of McAfee and Network General and notes thereto (which are included elsewhere in this Joint Proxy Statement/Prospectus). The pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                                  NINE MONTHS
                                         YEAR ENDED DECEMBER 31,     ENDED
                                         ----------------------- SEPTEMBER 30,
                                          1994    1995    1996       1997
                                         ------- ------- ------- -------------
HISTORICAL--MCAFEE
Net income per share....................   $0.06   $0.30   $0.73     $1.26
Book value per share(1).................   $0.84   $1.38   $3.07     $5.35
                                                                  NINE MONTHS
                                          YEAR ENDED MARCH 31,       ENDED
                                         ----------------------- SEPTEMBER 30,
                                          1995    1996    1997       1997
                                         ------- ------- ------- -------------
HISTORICAL--NETWORK GENERAL
Net income (loss) per share.............   $0.57   $0.60   $0.55    $(0.36)
Book value per share(1).................   $3.73   $3.91   $4.15    $ 3.62
                                                                  NINE MONTHS
                                         YEAR ENDED DECEMBER 31,     ENDED
                                         ----------------------- SEPTEMBER 30,
                                          1994    1995    1996       1997
                                         ------- ------- ------- -------------
PRO FORMA COMBINED NET INCOME PER
 SHARE(2)
Per McAfee share........................   $0.43   $0.62   $0.89     $0.72
Equivalent Network General share(3).....   $0.18   $0.26   $0.37     $0.30

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
PRO FORMA COMBINED BOOK VALUE PER SHARE(4)
Per McAfee share.....................................    $4.81         $6.07
Equivalent Network General share.....................    $2.00         $2.53

--------
(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock and preferred stock, on an as if converted basis, outstanding at the end of each period.

(2) The pro forma combined net income per share for the years ended December 31, 1994, 1995 and 1996 include Network General's net income per share for the years ended March 31, 1995, 1996 and 1997, respectively. The pro forma combined net income per share for the nine months ended September 30, 1997 includes Network General's income per share for the quarter ended March 31, 1997, which has also been included in the pro forma combined net income per share for the year ended December 31, 1996.

(3) The Network General equivalent pro forma combined per share amounts are calculated by multiplying the combined pro forma per share amounts by the Exchange Ratio of 0.4167 of a share of McAfee Common Stock for each share of Network General Common Stock.

(4) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of each period.

                         COMPARATIVE MARKET PRICE DATA

  The table below sets forth, for the calendar quarters indicated, the reported high and low closing prices of McAfee Common Stock and Network General Common Stock as reported on Nasdaq.

                                                MCAFEE        NETWORK GENERAL
                                            COMMON STOCK(1) COMMON STOCK(2)(3)
                                            --------------- ------------------
                                             HIGH     LOW     HIGH       LOW
                                            --------------- --------- ---------
   1995 CALENDAR YEAR
   First Quarter........................... $  8.85 $  4.48 $   15.00 $   11.75
   Second Quarter..........................    9.96    8.08     14.28     11.53
   Third Quarter...........................   16.37    8.41     21.87     12.81
   Fourth Quarter..........................   22.89   12.67     22.12     16.31
   1996 CALENDAR YEAR
   First Quarter...........................   28.50   14.33     22.00     15.06
   Second Quarter..........................   35.00   23.78     27.00     18.19
   Third Quarter...........................   46.92   30.83     26.31     16.06
   Fourth Quarter..........................   52.50   41.75     30.25     22.19
   1997 CALENDAR YEAR
   First Quarter...........................   64.50   38.50     29.75     19.63
   Second Quarter..........................   68.50   42.25     21.88     13.75
   Third Quarter...........................   77.75   49.50     19.50     13.13
   Fourth Quarter (through October 30,
    1997)..................................   66.37   48.50     24.31     19.00

--------
(1) Per share amounts for McAfee Common Stock have been restated to give effect retroactively to three separate stock dividends, which each effected a three-for-two stock split, in October 1995, April 1996 and October 1996.
(2) Per share amounts for Network General Common Stock have been restated to give effect retroactively to a stock dividend, which effected a two-for-one stock split, in May 1996.
(3) Network General's fiscal year ends March 31 of each year. The information set forth above is presented based on calendar year quarters.

  On October 13, 1997, the last full trading day prior to the public announcement of the execution and delivery of the Reorganization Agreement, the closing prices on Nasdaq were $66.375 per share of McAfee Common Stock and $23.375 per share of Network General Common Stock. On October 30, 1997, the closing prices on Nasdaq were $49.375 per share of McAfee Common Stock and $19.875 per share of Network General Common Stock.

  Because the Exchange Ratio is fixed, changes in the market price of McAfee Common Stock will affect the market value of the McAfee Common Stock to be received by stockholders of Network General in the Merger. McAfee stockholders and Network General stockholders are urged to obtain current market quotations for McAfee Common Stock and Network General Common Stock prior to the McAfee Special Meeting and Network General Special Meeting, respectively.

  Neither McAfee nor Network General has paid cash dividends. McAfee and Network General currently intend that the Combined Company will retain earnings for development of its business and not distribute earnings to stockholders as dividends for the foreseeable future. The declaration and payment by the Combined Company of any future dividends and the amount thereof will depend upon the Combined Company's results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and other factors deemed relevant by the Combined Company Board.

                            MCAFEE SPECIAL MEETING

DATE, TIME AND PLACE OF MCAFEE SPECIAL MEETING

  The McAfee Special Meeting will be held at the Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054, on December 1, 1997 at 8:00 a.m., local time.

PURPOSE

  The purpose of the McAfee Special Meeting is to consider and vote upon proposals to approve (i) the issuance of shares of McAfee Common Stock to the stockholders of Network General pursuant to the Reorganization Agreement ("Proposal One"); (ii) an amendment to the Certificate to change the corporate name of McAfee to "Network Associates, Inc.," contingent upon consummation of the Merger ("Proposal Two"); (iii) an amendment to the Certificate to increase the authorized shares of McAfee Common Stock by 200 million shares to 300 million shares ("Proposal Three") (which, if approved, will be effective whether or not the Merger is consummated) and (iv) amendments to McAfee's 1997 Stock Incentive Plan to (a) increase the number of shares of McAfee Common Stock authorized thereunder by 3.4 million shares to 5.85 million shares and
(b) eliminate the ability to grant options with an exercise price less than the fair market value of McAfee Common Stock on the date of grant, each amendment contingent upon consummation of the Merger ("Proposal Four"). See "Terms of the Merger" and "Additional Matters Being Submitted to a Vote of Only McAfee Stockholders--Proposal Two--Amendment to Second Restated Certificate of Incorporation--Name Change," "--Proposal Three--Amendment to Second Restated Certificate of Incorporation--Increase to Authorized Common Stock" and "--Proposal Four--Amendment to 1997 Stock Incentive Plan--Increase in Number of Shares Eligible for Grant and Elimination of Ability to Make Certain Option Grants."

RECORD DATE AND OUTSTANDING SHARES

  Only McAfee stockholders of record on the McAfee Record Date are entitled to notice of and to vote at the McAfee Special Meeting. As of the McAfee Record Date, there were approximately 375 stockholders of record of McAfee Common Stock holding an aggregate of approximately 51,403,965 shares of McAfee Common Stock. As of the McAfee Record Date, there was one share of McAfee Series A Preferred Stock outstanding, with such share entitled to vote with the McAfee Common Stock and having 325,062 votes.

  On or about October 31, 1997, a notice meeting the requirements of Delaware law was mailed to stockholders of record as of the McAfee Record Date.

VOTE REQUIRED

  Under Delaware law, the charter documents of McAfee and Nasdaq rules, approval of (i) each of the amendments to the Certificate requires the affirmative vote of a majority of the votes entitled to be cast by holders of outstanding shares of McAfee securities (including McAfee Common Stock and other securities entitled to vote together with McAfee Common Stock) and (ii) the issuance of shares of McAfee Common Stock pursuant to the Reorganization Agreement and the amendments to McAfee's 1997 Stock Incentive Plan require the affirmative vote of a majority of the total votes cast in person or by proxy regarding such proposal. Each stockholder of record of McAfee Common Stock on the McAfee Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of McAfee at the McAfee Special Meeting. The stockholder of record of the one share of McAfee Series A Preferred Stock is entitled to cast 325,062 votes, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of McAfee at the McAfee Special Meeting.

  The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of McAfee Common Stock entitled to vote at the McAfee Special Meeting (including shares entitled to vote together with the McAfee Common Stock) shall constitute a quorum. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present at the McAfee Special Meeting.

For Proposals Two and Three, the effect of an abstention or broker non-vote is the same as a vote against such proposals. For purposes of Proposals One and Four, abstentions are counted as votes cast and accordingly have the same effect as votes against the proposal, whereas broker non-votes are not counted as votes cast and therefore once a quorum is present, will have no effect on the proposal.

  As of the McAfee Record Date, the executive officers and directors of McAfee owned less than 1% of the outstanding shares of McAfee Common Stock, representing less than 1% of the votes entitled to be cast by holders of McAfee securities entitled to vote together with McAfee Common Stock issued and outstanding as of the McAfee Record Date. Each of these executive officers and directors has entered into a Voting Agreement with Network General obligating such officer and director, among other things, to vote his or her shares of McAfee Common Stock in favor of approval of the issuance of McAfee Common Stock pursuant to the Reorganization Agreement. See "Terms of the Merger--Voting Agreements" and "--Conditions to the Merger."

PROXIES

  Each of the persons named in the proxy is an officer of McAfee. All shares of McAfee Common Stock (including shares entitled to vote together with the McAfee Common Stock) that are entitled to vote and are represented at the McAfee Special Meeting either in person or by properly executed proxies received prior to or at the McAfee Special Meeting and not duly and timely revoked will be voted at the McAfee Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for the approval of the issuance of shares of McAfee Common Stock pursuant to the Reorganization Agreement, the amendments to the Certificate and the amendment to McAfee's 1997 Stock Incentive Plan.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of McAfee at or before the taking of the vote at the McAfee Special Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of McAfee before the taking of the vote at the McAfee Special Meeting; or (iii) attending the McAfee Special Meeting and voting in person (although attendance at the McAfee Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to McAfee at 2805 Bowers Avenue, Santa Clara, California 95051, Attention: Secretary, or hand delivered to the Secretary of McAfee, in each case at or before the taking of the vote at the McAfee Special Meeting.

SOLICITATION OF PROXIES; EXPENSES

  The cost of the solicitation of McAfee stockholders will be borne by McAfee. In addition, McAfee may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain McAfee directors, officers and regular employees personally or by telephone, telegram, letter or facsimile. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. In addition, McAfee has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies from brokers, nominees, institutions and individuals at an estimated fee of $10,000 plus reimbursement of reasonable expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and McAfee will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

RECOMMENDATIONS OF MCAFEE BOARD OF DIRECTORS

  The McAfee Board by unanimous vote of the directors present and voting at the special meeting of the McAfee Board on October 13, 1997 (which included all directors except Mr. Denend, who did not participate in this or any other McAfee Board meetings with respect to the Merger due to his status as President, Chief Executive Officer and a director of Network General) approved the Reorganization Agreement and the transactions contemplated thereby and determined that the Merger is fair to, and in the best interests of, McAfee and its stockholders. After careful consideration, the McAfee Board unanimously (other than Mr. Denend with respect to the issuance of McAfee Common Stock pursuant to the Reorganization Agreement) recommends a vote in favor of (i) the issuance of shares of McAfee Common Stock pursuant to the Reorganization Agreement; (ii) an amendment of the Certificate to change the corporate name of McAfee to "Network Associates, Inc.," contingent upon consummation of the Merger; (iii) an amendment to the Certificate to increase the number of authorized shares of McAfee Common Stock by 200 million shares to 300 million shares (which, if approved, will be effective whether or not the Merger is consummated); and (iv) amendments to McAfee's 1997 Stock Incentive Plan to (a) increase the number of shares of McAfee Common Stock authorized thereunder by 3.4 million shares to
5.85 million shares and (b) eliminate the ability to grant options thereunder with an exercise price less than the fair market value of McAfee Common Stock on the date of grant, each amendment contingent upon consummation of the Merger.

                        NETWORK GENERAL SPECIAL MEETING

DATE, TIME AND PLACE OF NETWORK GENERAL SPECIAL MEETING

  The Network General Special Meeting will be held at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065, on December 1, 1997 at 8:00 a.m., local time.

PURPOSE

  The purpose of the Network General Special Meeting is to consider and vote upon a proposal to approve and adopt the Reorganization Agreement and to approve the Merger.

RECORD DATE AND OUTSTANDING SHARES

  Only stockholders of record of Network General Common Stock on the Network General Record Date are entitled to notice of, and to vote at, the Network General Special Meeting. As of the Network General Record Date, there were approximately 420 stockholders of record holding an aggregate of approximately 42,631,354 shares of Network General Common Stock.

  On or about October 31, 1997, a notice meeting the requirements of Delaware law was mailed to stockholders of record as of the Network General Record Date.

VOTE REQUIRED

  Under Delaware law, the charter documents of Network General and Nasdaq rules, the affirmative vote of a majority of the votes entitled to be cast by holders of outstanding shares of Network General Common Stock outstanding as of the Network General Record Date is required to approve and adopt the Reorganization Agreement and to approve the Merger. Each stockholder of record of Network General Common Stock on the Network General Record Date will be entitled to cast one vote per share on each matter to be acted upon at the Network General Special Meeting.

  The representation, in person or by proxy, of at least a majority of the outstanding shares of Network General Common Stock entitled to vote at the Network General Special Meeting is necessary to constitute a quorum for the transaction of business. For purposes of obtaining the required vote of a majority of the outstanding shares of Network General Common Stock for approval and adoption of the Reorganization Agreement and approval of the Merger, the effect of an abstention or a broker non-vote is the same as that of a vote against the proposal.

  As of the Network General Record Date, the executive officers and directors of Network General owned approximately 4.4% of the issued and outstanding shares of Network General Common Stock as of the Network

General Record Date. Each of these executive officers and directors has entered into a Voting Agreement with McAfee obligating such officer and director, among other things, to vote his or her shares of Network General Common Stock in favor of approval of the Reorganization Agreement and the Merger. See "Terms of the Merger--Voting Agreements" and "--Conditions to the Merger."

PROXIES

  Each of the persons named in the proxy is an officer of Network General. All shares of Network General Common Stock that are entitled to vote and are represented at the Network General Special Meeting either in person or by properly executed proxies received prior to or at the Network General Special Meeting and not duly and timely revoked will be voted at the Network General Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted to approve and adopt the Reorganization Agreement and to approve the Merger.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Network General at or before the taking of the vote at the Network General Special Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Network General before the taking of the vote at the Network General Special Meeting; or (iii) attending the Network General Special Meeting and voting in person (although attendance at the Network General Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Network General at 4200 Bohannon Drive, Menlo Park, California 94025, Attention: Secretary, or hand-delivered to the Secretary of Network General, in each case at or before the taking of the vote at the Network General Special Meeting.

SOLICITATION OF PROXIES; EXPENSES

  All costs of solicitation of proxies will be borne by Network General. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names, and Network General will reimburse them for their reasonable out-of-pocket costs. In addition, proxies may also be solicited by certain directors, officers and employees of Network General personally or by mail, telephone or telegraph following the original solicitation. Such persons will not receive additional compensation for such solicitation. Network General has retained Georgeson & Company, Inc., an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $7,500 plus reimbursement of reasonable expenses.

NO APPRAISAL RIGHTS

  In connection with the Merger, Network General stockholders are not entitled to appraisal rights under the DGCL. See "Approval of the Merger and Related Transactions--No Appraisal Rights." Accordingly, Network General stockholders who do not wish to receive shares of McAfee Common Stock in exchange for their shares of Network General Common Stock must liquidate their investment by selling their Network General Common Stock prior to the consummation of the Merger.

RECOMMENDATIONS OF NETWORK GENERAL BOARD OF DIRECTORS

  The Network General Board, by unanimous vote of the directors present and voting at the special meeting of the Network General Board on October 13, 1997 (which included all directors except Mr. Denend, who recused himself from all deliberations and votes regarding the Merger due to his status as a director of McAfee, and Mr. Gallo, who participated in all other meetings regarding the Merger and in the first portion of the October 13, 1997 meeting and expressed his support for the Merger, but was not present for the Board's formal vote) approved the Reorganization Agreement and the transactions contemplated thereby and determined that the Merger is fair to, and in the best interests of, Network General and its stockholders. After careful consideration, the Network General Board unanimously (other than Mr. Denend) recommends a vote in favor of approval and adoption of the Reorganization Agreement and in favor of approval of the Merger.

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

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

  The following discussion summarizes the proposed Merger and related transactions. The following is not, however, a complete statement of all provisions of the Reorganization Agreement and related agreements. Detailed terms of and conditions to the Merger and certain related transactions are contained in the Reorganization Agreement, a conformed copy of which is attached to this Joint Proxy Statement/Prospectus as Annex A. Reference is also made to the other Annexes hereto. Statements made in this Joint Proxy Statement/Prospectus with respect to the terms of the Merger and such related transactions are qualified in their respective entireties by reference to the more detailed information set forth in the Reorganization Agreement and the other Annexes hereto. Other than statements of historical facts, statements made in this section including statements as to the benefits expected to result from the Merger and as to the future financial performance and the analyses performed by the financial advisors of McAfee and Network General are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.

JOINT REASONS FOR THE MERGER

  The Boards of Directors of McAfee and Network General have each determined that, compared to their respective companies on a stand-alone basis, the Combined Company would have the potential to realize improved long-term operating and financial results and a stronger competitive position. With the growth of internal networks and the Internet, the need for assured network performance, availability and security has increased and network security and management has become one of the most rapidly growing and critical areas of the computer industry. McAfee is a leading provider of enterprise anti-virus, security and help desk automation software while Network General is a leading provider of network fault and performance management solutions. The Combined Company will be one of the largest companies catering primarily to network security and management markets, and will offer a broad suite of products to protect, manage and monitor corporate networks. McAfee and Network General believe that this suite of product offerings, together with their combined and expanded sales and support personnel and products under development, will establish the Combined Company as a leading partner for enterprise customers seeking to leverage the benefits of a secure, reliable network computing architecture.

  Each of the Boards of Directors of McAfee and Network General has identified a number of additional potential mutual benefits of the Merger that they believe will contribute to the success of the Combined Company. These potential benefits include principally the following:

  . With its comprehensive product offerings, the Combined Company is expected to increase its market penetration with larger, Fortune 500 enterprise accounts who frequently seek to secure total integrated management and security solutions from a limited number of suppliers;

  . The Combined Company should be able to utilize its leadership position and brand recognition in the anti-virus market (with McAfee's widely recognized VirusScan product) and network management (with Network General's widely recognized Sniffer products) to support the Combined Company's efforts to gain greater market penetration in additional network security and management markets;

  . The Combined Company will have complementary product offerings, addressing similar network security and management requirements and focused on similar enterprise customers with limited overlap in functionality, providing the opportunity to increase average sales per customer due to an increased ability to service the enterprise market with a suite of products offering an integrated solution;

  . The Combined Company will be a leading software provider for Microsoft/Intel-based personal computers and server computers (including Microsoft's NT platform). The Combined Company will attempt to leverage this position as Microsoft and Intel gain greater penetration in the enterprise computing market;

  . Additional sales opportunities are expected to develop as the Combined Company utilizes McAfee's expertise in electronic software distribution through the Internet to distribute its products and as the Combined Company utilizes Network General's access to customer managers with broader purchasing authority;

  . Increased international sales are expected through the combination of McAfee's and Network General's non-U.S. sales offices;

  . The creation of a larger sales and service organization, a higher market profile and greater financial strength are expected to create greater opportunities for marketing the products of the Combined Company both in the United States and internationally; and

  . The combined experience, financial resources, size and breadth of product offerings of the Combined Company are expected to allow the Combined Company to respond more quickly and effectively to technological change, increased competition and market demands in an industry experiencing rapid innovation and change.

  McAfee and Network General have each identified additional reasons for the Merger. However, each Board of Directors recognizes that the potential benefits of the Merger may not be realized. See "Risk Factors."

MCAFEE'S REASONS FOR THE MERGER

  The McAfee Board considered the proposed Merger at board meetings on September 12, 20 and 30 and October 9, 12 and 13 and by unanimous vote of the directors present and voting at the special meeting of October 13, 1997 (which included all directors except Mr. Denend, who did not participate in this or any other McAfee Board meeting with respect to the Merger due to his status as President, Chief Executive Officer and a director of Network General) approved the Reorganization Agreement and the transactions contemplated thereby and determined that the Merger is fair to, and in the best interests of, McAfee and its stockholders.

  In addition to the anticipated joint benefits described above, the McAfee Board believes that the following are additional reasons the Merger will be beneficial to McAfee and for stockholders of McAfee to vote FOR the issuance of the shares of McAfee Common Stock pursuant to the Reorganization Agreement.

  . Given the complementary nature of the product lines of McAfee and Network General, the Merger will enhance the opportunity for the potential realization of McAfee's strategic objective of being a preeminent provider of network security and management solutions;

  . The Merger is expected to provide an efficient opportunity for expanded distribution of McAfee's products to current Network General customers and Network General's products to McAfee customers. In many instances, the decision maker for purchasing McAfee and Network General products is the same person;

  . The Merger is expected to improve McAfee's revenue prospects with the addition of new customers and the ability to obtain greater revenue from existing customers;

  . The Merger is expected to better position McAfee to provide professional services to its customers in order to help them configure, install and calibrate products purchased from McAfee; and

  . As a result of the Merger, McAfee stockholders will benefit from owning part of a larger and financially stronger enterprise.

  The McAfee Board considered a number of factors relating to the Merger, including, but not limited to, the following: (i) the strategic benefits of the Merger; (ii) historical information concerning McAfee's and Network General's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC;
(iii) McAfee management's view of the financial condition, results of operations and businesses of McAfee and Network General before and after giving effect to the Merger and the McAfee Board's assessment of their effect on stockholder value; (iv) current financial market conditions and historical market prices, volatility and trading information with respect to McAfee Common Stock and Network General Common Stock; (v) the consideration to be received by Network General stockholders in the Merger and the relationship between the market value of McAfee Common Stock to be issued in exchange for each share of Network General Common Stock and a comparison of comparable merger transactions; (vi) the belief that the terms of the Reorganization Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; (vii) the potential for other third parties to enter into strategic relationships with or to acquire Network General; (viii) McAfee management's view of the prospects of McAfee as a stand-alone entity; (ix) the impact of the Merger on McAfee's customers and employees; and (x) reports from management, legal, financial and accounting advisors as to the results of the due diligence investigation of Network General concerning the business, technology, products, operations, properties, assets, financial condition, operating results and prospects of Network General as well as trends in Network General business and financial results. The McAfee Board also considered the terms of the Reorganization Agreement regarding McAfee's and Network General's respective rights to consider and negotiate other acquisition proposals in certain circumstances, the possible effects of the provisions regarding termination fees and Network General's representation on the Combined Company Board. In addition, the McAfee Board noted that the Merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the books of the Combined Company as a result thereof. The McAfee Board also considered financial presentations by Morgan Stanley, including the opinion of Morgan Stanley that as of October 13, 1997, and subject to the assumptions set forth therein, the Exchange Ratio pursuant to the Reorganization Agreement was fair from a financial point of view to McAfee.

  The McAfee Board also identified and considered a variety of potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the risk that the potential benefits sought in the Merger might not be fully realized; (ii) the risk that the issuance of McAfee Common Stock in the Merger could be dilutive to McAfee stockholders if anticipated synergies are not realized; (iii) the possibility that the Merger might not be consummated and the effect of public announcement of the Merger on (a) McAfee's sales and operating results, (b) McAfee's ability to attract and retain key management, marketing and technical personnel and (c) progress of certain development projects; (iv) the significant risks related to integrating the two companies, including risks related to duplicate facilities and personnel; (v) the substantial charges to be incurred in connection with the Merger, including the costs of integrating the businesses and transaction expenses arising from the Merger; (vi) the risk that despite the efforts of the Combined Company, key technical, sales, support and management personnel might not remain employed by the Combined Company; and (vii) the risks identified under "Risk Factors."

  The McAfee Board believed that certain of these risks were unlikely to occur or unlikely to have a material impact on the Combined Company, while others could be avoided or mitigated by McAfee or by the Combined Company, and that, overall, the risks associated with the Merger were outweighed by the potential benefits of the Merger.

  The foregoing discussions of the information and factors considered by the McAfee Board is not intended to be exhaustive but is believed to include all material factors considered by the McAfee Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the McAfee Board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the McAfee Board may have given different weight to different factors.

NETWORK GENERAL'S REASONS FOR THE MERGER

  The Network General Board considered the proposed Merger at board meetings on September 9, 12, 16 and 26 and October 1, 5, 9, 10, 12 and 13 and, by unanimous vote of the directors present and voting at its special meeting on October 13, 1997 (which included all directors except Mr. Denend, who recused himself from all deliberations and votes pertaining to the Merger due to his status as a director of McAfee, and Mr. Gallo, who was present at all other meetings regarding the Merger and for part of the October 13, 1997 meeting, participated in the beginning of this meeting and expressed his support for the Merger but was not present during the Board's formal vote), approved the Reorganization Agreement and the Merger. The Network General Board believes that the Merger is fair to, and in the best interests of, Network General and its stockholders. In arriving at its decision to approve the Reorganization Agreement and the Merger, the Network General Board considered a number of factors, in addition to the reasons set forth under "--Joint Reasons for the Merger." In particular, the Network General Board considered, among other things, the following factors:

  . the strategic benefits expected from the Merger and, the effect of the Merger on long-term stockholder value, in light of the financial condition and prospects of Network General and McAfee, the current economic and industry environment, and other strategic alternatives reasonably available to Network General, taking into account the risks and uncertainties associated with such alternatives;

  . the fact that the Exchange Ratio represented a premium to Network General stockholders based on the closing prices of McAfee Common Stock and Network General Common Stock on October 13, 1997 and based on the average closing prices of McAfee and Network General Common Stock in certain recent historical periods;

  . the potential for reduced stockholder risk after the Merger as a result of the diversification of product lines and revenue bases;

  . the opportunity for Network General stockholders to participate in a Combined Company with the potential for a higher blended growth rate than Network General as a stand-alone company;

  . the opportunities that may result from the bundling of network software and tools into a unified sales strategy;

  . the potential positive impact of the Merger on emerging opportunities in areas such as systems management, analysis software and security;

  . the complementary characteristics of the respective business and management philosophies and corporate cultures of Network General and McAfee;

  . the potential benefits of the Merger to Network General's customers, suppliers and employees;

  . the fairness to Network General of the terms and conditions of the Reorganization Agreement, which were the product of extensive arm's length negotiations;

  . the opinion of Hambrecht & Quist that the consideration to be received by the holders of Network General Common Stock, as of the date of such opinion, was fair to such holders from a financial point of view;

  . the fact that the Merger is expected to qualify as a tax-free reorganization (enabling Network General stockholders to exchange their stock in Network General for stock of the Combined Company); and

  . the expectation that the Merger will be accounted for as a pooling of interests (and is conditioned on the receipt of letters from the two companies' independent public accountants supporting such treatment) and that no goodwill will be created on the books of the Combined Company as a result of the Merger.

  In assessing the Merger, the Network General Board considered a number of sources of information, including (i) historical information concerning the respective businesses, financial performance, condition, operations and results of operations, technology, management style, competitive position, trends and prospects of McAfee and Network General and the Network General Board's assessment of that information; (ii) SEC filings by McAfee; (iii) current and historical market prices, volatility and trading data for the two companies; (iv) reports on the results of due diligence investigations by members of Network General's Board and management and Network General's legal, financial and accounting advisors concerning the business, technology, products, operations, properties, assets, financial condition, operating results and prospects of

McAfee as well as trends in McAfee's business and financial results; (v) reports from Hambrecht & Quist on comparable transactions to the Merger, comparable companies to McAfee and other financial analyses performed by Hambrecht & Quist; (vi) reports from management relating to the prospects for successful integration of the two companies; and (vii) reports by Gray Cary Ware & Freidenrich, A Professional Corporation ("GCW&F"), Network General's outside corporate legal counsel, on terms of other recent technology company mergers and acquisitions.

  The Network General Board also identified and considered a number of uncertainties and potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the risk that the potential benefits sought in the Merger might not be fully realized, if at all; (ii) the possibility that the Merger would not be consummated and the effect of the public announcement of the Merger on (a) Network General's sales, customer relations and operating results and (b) Network General's ability to attract and retain key management, marketing and technical personnel; (iii) the risk that despite the efforts of the Combined Company, key technical, marketing and management personnel might not choose to remain employed by the Combined Company; (iv) the risk of market confusion and potential delay or reduction in product orders; (v) the risk of loss of current product brand awareness before the Combined Company gains market acceptance; (vi) the cost and the risk of an adverse outcome in litigation pending against McAfee, the risk that such litigation might materially adversely affect the Combined Company and the possibility of additional litigation in the future; and (vii) the other risks associated with the businesses of Network General, McAfee and the Combined Company and the Merger described under "Risk Factors" herein.

  The Network General Board believed that certain of these risks were unlikely to occur or unlikely to have a material impact on the Combined Company, while others could be avoided or mitigated by Network General or by the Combined Company, and that, overall, the risks associated with the Merger were outweighed by the potential benefits of the Merger.

  The foregoing discussion of the information and factors considered by the Network General Board is not intended to be exhaustive but is believed to include all material factors considered by the Network General Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Network General Board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Network General Board may have given different weight to different factors.

MATERIAL CONTACTS AND BOARD DELIBERATIONS

  McAfee and Network General have been generally familiar with each others' products for a number of years, as both companies sell products to many of the same customers. McAfee and Network General have recently developed a strategic relationship pursuant to which Network General's distributed Sniffer product was incorporated into one of McAfee's product offerings. In addition, Mr. Denend, President and Chief Executive Officer of Network General and a member of the Network General Board, is a director of McAfee. (Because of these positions, Mr. Denend did not participate in the deliberations or vote of either company's Board with respect to the Merger, or in the negotiation of the terms of the Merger other than certain limited discussions concerning certain post-Merger management and operational matters.)

  On September 2, 1997, Mr. Larson, Chief Executive Officer and Chairman of the Board of McAfee, met with Mr. Denend. At this meeting, Mr. Larson proposed that McAfee and Network General explore a possible business combination transaction. Following the meeting, Mr. Larson consulted with members of the Network General Board and management and with representatives of Hambrecht & Quist.

  On September 6, 1997, Mr. Larson met with Dr. Saal, Chairman of the Board of Network General. At this meeting, Mr. Larson and Dr. Saal discussed on a preliminary basis a possible business combination between McAfee and Network General.

  On September 9, 1997, the Network General Board held a special meeting at which representatives of Hambrecht & Quist and GCW&F were also present. During this meeting, Mr. Denend briefed the Network General Board on his discussions with Mr. Larson regarding a potential combination of McAfee and Network General. Due to his status as President and Chief Executive Officer of Network General and a director of both Network General and McAfee, Mr. Denend recused himself from participation in Network General Board deliberations regarding a possible combination of Network General and McAfee and from negotiation of the terms of the possible combination except with respect to certain post-Merger management and operational matters. Also on September 9, 1997, Network General retained Hambrecht & Quist as its financial advisor in connection with a possible strategic business combination with McAfee.

  On September 9, 1997, McAfee retained Morgan Stanley as its financial advisor in connection with a possible strategic business combination with Network General.

  On September 11, 1997, Mr. Larson and Prabhat K. Goyal, McAfee's Chief Financial Officer, met with David M. Carver, Network General's Chief Operating Officer, and James T. Richardson, Network General's Chief Financial Officer. Representatives of Morgan Stanley and Hambrecht & Quist were also present. These discussions focused primarily on the advisability and feasibility of a possible business combination between McAfee and Network General. These discussions were inconclusive.

  On September 12, 1997, McAfee and Network General executed a confidentiality agreement in connection with the exchange of confidential information.

  On September 12, 1997, the McAfee Board held a special meeting at which representatives of Morgan Stanley and Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), McAfee's legal counsel, also were present. Given his status as both a McAfee director and President and Chief Executive Officer and a director of Network General, Mr. Denend did not participate in this or any subsequent McAfee Board meetings concerning any proposed business combination between McAfee and Network General. During this meeting, Mr. Larson updated the McAfee Board on the conversations to date with Network General and its representatives. The McAfee Board authorized McAfee's management to continue discussions with Network General.

  On September 12, 1997, the Network General Board held a special meeting at which representatives of Hambrecht & Quist and GCW&F were also present. During this meeting, Network General management updated the Network General Board on the discussions to date and the potential benefits of the proposed combination with McAfee. Representatives of GCW&F briefed the Network General Board on its fiduciary duties in connection with the Merger. The Network General Board reviewed the potential benefits of the Merger to Network General and its stockholders and the potential effect of the Merger on stockholder value, in light of the financial condition and prospects of Network General and McAfee and the current economic and industry environment, and other possible strategic alternatives reasonably available to Network General, including continued stand-alone operations. At the request of the Network General Board, Hambrecht & Quist made a presentation with respect to a potential business combination with McAfee. During this presentation, Hambrecht & Quist reviewed, among other things, certain comparative financial information concerning Network General and McAfee based on historical financial results and publicly available industry analyst estimates, McAfee's products and business, McAfee's historic stock performance, certain financial analyses and strategic considerations concerning a possible business combination with McAfee. The Network General Board appointed director Laurence R. Hootnick as Network General's primary negotiator with McAfee, and appointed Mr. Gallo, who is a member of GCW&F but was not acting in this capacity, as his alternate and backup.

  During the period from September 12, 1997 through October 13, 1997, McAfee and Network General exchanged information and the two companies' management and legal and financial advisors conducted financial and legal due diligence. On September 16, 1997, Mr. Goyal, Evan Collins, McAfee's Corporate Controller, and representatives of Morgan Stanley met with Mr. Richardson, Michael M. Cully, Network General's Vice President and Controller, Michelle Wieber, Network General's Director of Financial Planning and Reporting, and representatives of Hambrecht & Quist. At this meeting the parties discussed, among other things, the companies' accounting and other policies, operational issues associated with a potential business combination and opportunities for the combined companies.

  On September 16, 1997, the Network General Board held a telephonic special meeting at which representatives of Hambrecht & Quist and GCW&F were also present. During this meeting, Mr. Richardson and representatives of Hambrecht & Quist provided further financial information with respect to McAfee, and Messrs. Hootnick and Gallo updated the Network General Board on the status of discussions with McAfee.

  On September 20, 1997, the McAfee Board held a special meeting at which representatives of Morgan Stanley and WSGR were present. During this meeting, Mr. Larson updated the McAfee Board on the commercial and strategic rationale for the proposed business combination, many of which are discussed above in "--Joint Reasons for the Merger" and "--McAfee's Reasons for the Merger."

  By letter dated September 22, 1997, Network General formalized the engagement of Hambrecht & Quist as its financial advisor in connection with the possible strategic business combination with McAfee.

  Additionally, on September 22, 1997, Mr. Larson, Mr. Goyal and representatives of Morgan Stanley met with Mr. Hootnick, Mr. Richardson and representatives of Hambrecht & Quist. Discussions broke off, with the parties unable to reach agreement as to, among other things, a mutually acceptable exchange ratio for the proposed Merger.

  On September 23, 1997, a telephone conversation was held between representatives of Morgan Stanley and WSGR and Scott C. Neely, Network General's Vice President, General Counsel and Secretary, Mr. Richardson, and representatives of Hambrecht & Quist and GCW&F. The conversation dealt with the non-price terms of a proposed transaction, including the nature and details of the deal protection mechanisms proposed by McAfee. The discussion ended without agreement on a number of key terms.

  On September 26, 1997, the Network General Board held a telephonic special meeting at which representatives of Hambrecht & Quist and GCW&F were also present. Messrs. Hootnick and Gallo and representatives of Hambrecht & Quist updated the Network General Board on the status of discussions regarding the exchange ratio and certain related financial information that had been provided by McAfee. In addition, representatives of Network General management briefed the Network General Board on certain financial and legal information regarding McAfee.

  On September 30, 1997, the McAfee Board held a special meeting at which representatives of Morgan Stanley and WSGR were also present. During this meeting, Mr. Larson and representatives of Morgan Stanley updated the McAfee Board on the status of discussions with Network General. In addition, at the request of the McAfee Board, Morgan Stanley made a presentation with respect to a potential business combination with Network General. During this presentation, Morgan Stanley, among other things, reviewed certain comparative financial information concerning Network General and McAfee based on historical financial results and publicly available industry analyst estimates, Network General's products and business, Network General's historic stock performance, certain financial analyses and strategic considerations concerning a possible business combination with Network General. The Board reviewed the potential benefits of the Merger to McAfee and its stockholders in light of the financial condition and prospects of McAfee and Network General and the current economic and industry environment, and other possible strategic alternatives for McAfee.

  On October 1, 1997, the Network General Board held a telephonic special meeting at which representatives of Hambrecht & Quist and GCW&F were also present. Network General management presented a preliminary report on the financial results of Network General's second fiscal quarter. Messrs. Larson and Goyal of McAfee then joined the meeting and Mr. Larson made a presentation to the Network General Board on the business rationale for and mutual benefits of the proposed Merger.

  During the period from October 3 through October 5, 1997, representatives of McAfee and Network General and their respective advisors conducted further financial due diligence and exchanged information relating to the companies' quarterly results and financial performance.

  On October 5, 1997, representatives of McAfee and Network General met to conduct further due diligence with respect to financial information concerning McAfee. Later that day, the Network General Board held a telephonic special meeting at which representatives of Hambrecht & Quist and GCW&F were also present. Network General's management reported further on the preliminary quarterly results for Network General's second fiscal quarter. In addition, Mr. Richardson reported to the Network General Board the results of a meeting earlier that day with representatives of McAfee regarding financial due diligence issues with respect to McAfee. The Board directed Mr. Hootnick and Hambrecht & Quist to communicate certain issues and concerns to McAfee and its financial advisor and to discontinue discussions in the absence of further information that might allay these issues and concerns.

  On October 6, 1997, representatives of McAfee and Network General and their respective advisors held further discussions regarding financial due diligence and the issues and concerns identified by the Network General Board. These discussions allayed the issues and concerns expressed by the Network General Board.

  On October 7, 1997, Mr. Larson, Peter Watkins, Vice President and General Manager of Security of McAfee, and representatives of Morgan Stanley met with Messrs. Hootnick and Richardson of Network General and representatives of Hambrecht & Quist. At this meeting, the parties discussed issues related to the proposed Merger, including the proposed exchange ratio, potential board structures for the Combined Company, McAfee's proposed break-up fee, no-shop restrictions and other deal protection mechanisms, and critical path items to the consummation of any proposed transaction.

  On October 8, 1997, WSGR delivered to GCW&F a draft of a proposed Reorganization Agreement and related documents. Several conversations took place that day and the next day between representatives of WSGR and GCW&F concerning the proposed terms and conditions contained in the draft documents.

  On October 9, 1997, the McAfee Board held a special meeting at which representatives of Morgan Stanley and WSGR were also present. During this meeting, Mr. Larson and representatives of Morgan Stanley updated the McAfee Board on the status of discussions with Network General. In addition, representatives of WSGR reviewed with the McAfee Board the principal terms of the draft Reorganization Agreement and related documentation. In addition to discussions concerning the proposed exchange ratio, matters discussed included Network General's requests that following the closing of the Merger the McAfee Board have at least two Network General representatives (including Mr. Denend), that certain McAfee acquisition activities be limited pending consummation of the Merger, proposed no-shop restrictions on McAfee and that McAfee be required to pay a break-up fee to Network General under certain circumstances.

  On October 9, 1997, the Network General Board held a special meeting at which representatives of Hambrecht & Quist and GCW&F were also present. Representatives of Hambrecht & Quist updated the Network General Board on the status of discussions and due diligence. In addition, representatives of GCW&F reviewed with the Network General Board the principal terms of the draft Reorganization Agreement.

  On October 10, 1997, the Network General Board held a telephonic special meeting at which representatives of Hambrecht & Quist and GCW&F were also present. The Network General Board reviewed the status of four intellectual property litigations pending against McAfee. In addition, the Network General Board was briefed on the status of discussions relating to the principal terms of the draft Reorganization Agreement and related documentation and discussed proposed negotiating strategies.

  On October 10, 1997, McAfee's and Network General's legal counsel, financial advisors and certain executive officers met to negotiate the terms of the Reorganization Agreement and related documents, including the termination rights relating to the Reorganization Agreement, the conditions upon which any breakup fees would be payable and the amount of such fees, and the representations, warranties and covenants to be made.

  On the morning of October 12, 1997, the Network General Board held a special meeting at which representatives of Hambrecht & Quist and GCW&F were present. Additionally, representatives of Arthur Andersen LLP ("Arthur Andersen"), Network General's independent public accountants, were also present for part of the meeting. Mr. Denend reviewed the results of his preliminary discussions with Mr. Larson regarding the proposed management structure of the Combined Company. Mr. Denend then left the meeting. The Network General Board then discussed the proposed management arrangements and their potential effect on the successful integration of the companies. The Network General Board identified Mr. Denend (given his leadership role at Network General and his previous working relationship with Mr. Larson) as the best person to discuss post-Merger management and operational matters with Mr. Larson and determined that the companies had reached an appropriate point in the negotiations for further discussions to occur between Messrs. Larson and Denend. The Network General Board then directed Mr. Denend to hold further discussions with Mr. Larson solely to explore alternative organizational and management arrangements for the Combined Company and to attempt to formulate acceptable post-Merger transition and integration arrangements. Mr. Denend was not authorized to agree to any such arrangements but was directed to report the results of these discussions to the Network General Board for further consideration. Representatives of GCW&F then updated the Network General Board on the results of GCW&F's legal due diligence, including the status of pending intellectual property litigation against McAfee, and briefed the Network General Board on its fiduciary duties in connection with the Merger and the proposed Reorganization Agreement, including the provisions of the Reorganization Agreement on breakup fees, no-shop restrictions and other proposed deal protection mechanisms. Representatives of Hambrecht & Quist reviewed its financial analyses with respect to the companies and the proposed Merger and advised the Network General Board that it was prepared to deliver a fairness opinion in connection with the Merger. Representatives of Arthur Andersen reported on the results of their due diligence investigation of McAfee.

  During the afternoon of October 12, 1997, McAfee's and Network General's legal counsel met to negotiate terms of the Reorganization Agreement and related documents. In addition, Messrs. Larson and Denend met to further discuss potential transition and integration arrangements and organizational and management structures and arrangements for the Combined Company.

  On the evening of October 12, 1997, a special meeting of the McAfee Board was held, at which representatives of Morgan Stanley and WSGR were also present, to review the status of the merger negotiations. Representatives of WSGR reviewed the proposed terms of the Reorganization Agreement (including the proposed exchange ratio) and identified certain open issues, including proposed covenants that would limit certain acquisition activities of McAfee. McAfee management and representatives of WSGR also reported on the results of their due diligence investigation over the previous weeks and responded to questions regarding various aspects of the Merger. Representatives of Morgan Stanley made formal presentations to the McAfee Board regarding the proposed transaction, including the delivery of an oral opinion (which opinion was later confirmed in writing) regarding the fairness of the proposed exchange ratio from a financial point of view to McAfee, and reviewed detailed financial analyses and pro forma and similar information with respect to the companies. See "--Opinion of McAfee's Financial Advisor."

  During the evening of October 12, 1997, Messrs. Larson and Hootnick discussed the parties' positions on certain interim restrictions on operations and transactions between announcement and completion of the Merger, and a possible compromise to present to the two companies' Boards to resolve the parties' differences.

  During the morning of October 13, 1997, McAfee's and Network General's management and legal counsel negotiated the remaining terms of the Reorganization Agreement. On the afternoon of October 13, 1997, the Network General Board held a telephonic special meeting at which representatives of Hambrecht & Quist and GCW&F were also present. Mr. Denend reviewed the results of his further discussions with Mr. Larson regarding the proposed management structure of the Combined Company. Representatives of GCW&F reported on the results of final negotiations regarding the Reorganization Agreement. Hambrecht & Quist delivered its opinion that the consideration to be received by holders of Network General Common Stock was fair from a financial point of view as of such date. The Network General Board concluded, by a unanimous vote of the directors present and voting, that the Merger was fair to, and in the best interests of, Network General and its stockholders and approved the Reorganization Agreement. Mr. Denend did not participate in the deliberations or vote because of his status as a director of McAfee. Mr. Gallo, who had participated in all previous meetings regarding the Merger, participated in the beginning of this meeting and expressed his support for the Merger but was not present for the formal vote of the Network General Board.

  On the afternoon of October 13, 1997, the McAfee Board held a telephonic special meeting at which representatives of Morgan Stanley and WSGR were present. Representatives of WSGR reported on the final negotiations regarding the Reorganization Agreement. The McAfee Board then by unanimous vote of the directors present and voting (which included all directors except Mr. Denend, who did not participate in this or any other McAfee Board meetings with respect to the Merger due to his status as President, Chief Executive Officer and a director of Network General) approved the Reorganization Agreement and the transactions contemplated thereby and determined that the Merger was fair to, and in the best interests of, McAfee and its stockholders.

  Following the approval of both Boards, the Reorganization Agreement was executed by both companies and the Merger Sub, and McAfee and Network General issued a joint press release announcing the execution of the Reorganization Agreement.

OPINION OF MCAFEE'S FINANCIAL ADVISOR

  Pursuant to a letter agreement dated as of September 9, 1997 (the "Engagement Letter"), Morgan Stanley was engaged to provide financial advisory services including the provision of a financial fairness opinion in connection with the Merger. Morgan Stanley was selected by the McAfee Board to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of McAfee. At the meeting of the McAfee Board on October 12, 1997, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing on October 13, 1997, that, as of such date, based upon and subject to the various considerations set forth in the opinion, the Exchange Ratio pursuant to the Reorganization Agreement was fair from a financial point of view to McAfee.

  The full text of the written opinion of Morgan Stanley dated October 13, 1997, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B to this Joint Proxy Statement/Prospectus. McAfee stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the McAfee Board and addresses only the fairness of the Exchange Ratio pursuant to the Reorganization Agreement from a financial point of view as of the date of the opinion, and does not constitute a recommendation to any holder of McAfee Common Stock as to how to vote at the McAfee Special Meeting. The summary of the opinion of Morgan Stanley set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  In rendering its opinion, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of McAfee and Network General; (ii) reviewed certain internal financial statements and other financial and operating data concerning McAfee and Network General prepared by the managements of McAfee and Network General;
(iii) discussed the past and current operations and financial condition and the prospects of McAfee, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of McAfee; (iv) discussed the past and current operations and financial condition and the prospects of Network General, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Network General; (v) reviewed the pro forma impact of the Merger on the earnings per share of McAfee and Network General; (vi) reviewed the reported prices and trading activity for the McAfee Common Stock and the Network General Common Stock;
(vii) compared the financial performance of McAfee and Network General and the prices and trading activity of the McAfee Common Stock and the Network General Common Stock with that of certain publicly-traded companies and their securities; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (ix) reviewed and discussed with the senior managements of McAfee and Network General the strategic rationale for the Merger and certain alternatives to the Merger; (x) participated in discussions and negotiations among representatives of McAfee and Network General and their financial and legal advisors; (xi) reviewed the Reorganization Agreement and certain related agreements; and (xii) performed such other analyses and considered such other factors as it deemed appropriate.

  Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the internal financial statements and other financial and operating data and information relating to the strategic, financial and operational benefits anticipated from the Merger provided by McAfee and Network General, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of McAfee and Network General, respectively. Morgan Stanley relied upon the assessment by the managements of McAfee and Network General of their ability to retain key employees of both McAfee and Network General. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of McAfee and Network General of McAfee's and Network General's technologies and products, the timing and risks associated with the integration of McAfee with Network General, and the validity of, and risks associated with, McAfee's and Network General's existing and future products and technologies. Morgan Stanley did not make any independent valuation or appraisal of the assets, liabilities or technology of McAfee or Network General, respectively, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley assumed that the Merger would be accounted for as a pooling of interests business combination in accordance with U.S. generally accepted accounting principles, would be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986, as amended, and would be consummated in accordance with the terms set forth in the Reorganization Agreement. Morgan Stanley's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

  The following is a brief summary of the analysis performed by Morgan Stanley in connection with its oral opinion and the preparation of its opinion letter dated October 13, 1997.

  Certain analyses performed by Morgan Stanley utilized earnings per share estimates for McAfee and Network General. Such estimates were based on estimates published by securities research analysts in the investment community.

 Comparative Stock Price Performance

  As part of its analysis, Morgan Stanley reviewed the recent stock price performance of McAfee and Network General and compared such performance with that of a group of software companies, including Tekelec, Dynatech Corp., Objective Systems Integrators, Inc., Retix, TCSI Corporation, Applied Digital Access, Inc., and Wandel & Goltermann Technologies, Inc. (collectively, the "Broad Network Management Companies"). Morgan Stanley observed that over the period from October 9, 1996 to October 10, 1997, the market price of McAfee Common Stock appreciated 33.0%, compared with a depreciation of 16.5% for Network General, an appreciation of 21.3% for an index of the Broad Network Management Companies and 48.3% for the Morgan Stanley High Technology Index.

 Peer Group Comparison

  Morgan Stanley compared certain financial information of McAfee and Network General with that of a group of software companies including Tekelec, Dynatech Corp., TCSI Corporation, Applied Digital Access, Inc., and Wandel & Goltermann Technologies, Inc. (collectively the "Network Management Companies") and that of a group of software companies including Computer Associates International, Inc., BMC Software, Inc., Platinum Technology, Inc., Security Dynamics Technologies, Inc., Symantec Corporation, Check Point Software Technologies Ltd, Remedy Corporation, and Legato Systems, Inc., (collectively the "Enterprise Applications and Utilities Companies"). Such financial information included, among other things, market valuation, stock price as a multiple of earnings per share, and the ratio of calendar year 1998 price earnings multiple to projected growth rate. In particular, such analysis showed that as of October 10, 1997, based on earnings per share and growth rate projections by securities research analysts, McAfee traded at a multiple of 37.6 times forecasted earnings per share for the calendar year 1997 and a multiple of 26.5 times forecasted earnings per share for the calendar year 1998 (representing a median multiple of 0.66 times its forecasted growth rate), compared to multiples of 25.9 times and 21.7 times (representing a multiple of 0.87 times its forecasted growth rate) for Network General, a median of 27.7 times and 43.1 times (representing a median multiple of 1.51 times forecasted growth rates) for the Network Management Companies and a median of 40.7 times and 27.2 times (representing a median multiple of 0.95 times forecasted growth rates) for the Enterprise Applications and Utilities Companies based on a compilation of securities research analyst forecasts. Such analysis also showed growth rate projections of 40.0% for McAfee, 25.0% for Network General and medians of 25.0% for the Network Management Companies and 35.0% for the Enterprise Applications and Utilities Companies based on a compilation of securities research analyst forecasts. No company used in the peer group comparison is identical to McAfee or Network General.

 Analysis of Selected Precedent Transactions

  As part of its analysis, Morgan Stanley reviewed ten large software transactions: The Continuum Company, Inc./Computer Sciences Corporation, Cheyenne Software, Inc./Computer Associates International, Inc., Davidson & Associates, Inc./CUC International, Inc., Pure Atria Corporation/Rational Software Corporation, Tivoli Systems, Inc./International Business Machines Corporation, Frame Technology Corporation/Adobe Systems, Inc., Landmark Graphics Corporation/Halliburton Company, WordPerfect Corporation/Novell, Inc., Powersoft Corporation/Sybase, Inc., and Sierra On-Line, Inc./CUC International, Inc. (collectively, the "Premium Software Transaction Universe"). Morgan Stanley compared certain statistics for the Premium Software Transaction Universe to the relevant financial statistics for Network General based on the value of Network General assuming the closing price for McAfee Common Stock as of October 10, 1997 and the Exchange Ratio. The analysis showed multiples of revenue ranging from 1.9 times to 15.3 times latest twelve months revenues, multiples of earnings ranging from 29.0 times to 101.1 times one year forward earnings and premiums/(discounts) paid to closing stock prices ranging from 18.5% to 72.3% for one day prior to transaction announcement and 14.5% to 137.1% for one month prior to transaction announcement. These compared to multiples of 4.6 times latest twelve months revenues, 27.7 times one year forward earnings and premiums to closing stock prices of 28.5% for one day prior to transaction announcement and 55.5% for one month prior to transaction announcement. No transaction used in the analysis of selected precedent transactions is identical to the Merger.

 Discounted Equity Value

  Morgan Stanley performed an analysis of the present value per share of McAfee's and Network General's respective future trading prices based on a range of earnings per share estimates for McAfee and Network General for calendar years 1999 and 2000, multiples of earnings per share ranging from
22.0 times to 30.0 times next calendar year's earnings per share for McAfee and 21.0 times to 26.0 times next calendar year's earnings per share for Network General and a discount rate of 17.0% based on Morgan Stanley estimates of the theoretical return required by stockholders to hold shares of McAfee and Network General, respectively. Based on this analysis, Morgan Stanley estimated a present value of the potential future trading price per share ranging from $48.90 to $116.27 for the McAfee Common Stock and $17.79 to $31.83 for the Network General Common Stock. Additionally, Morgan Stanley compared the present value per share of McAfee to the pro forma present value per share assuming consummation of the Merger. This analysis showed values ranging from $58.46 to $87.88 for McAfee on a stand-alone basis based on McAfee's current multiple of next calendar year's earnings per share of 26.3 times, an annual earnings per share growth rate of 30%, and the aforesaid discount rate of 17.0% and values ranging from $57.77 to $86.84 for McAfee assuming consummation of the Merger excluding synergies and $61.83 to $92.94 for McAfee assuming consummation of the Merger and certain assumed annual pre-tax synergies. This analysis suggested that, based on the aforementioned earnings per share estimates, multiples of earnings and discount rates, the range of present values of the potential future trading price per share for the Combined Company could be higher than for McAfee as a stand-alone entity.

 Relative Contribution Analysis

  Morgan Stanley analyzed the pro forma contribution of each of McAfee and Network General to the Combined Company assuming consummation of the Merger and based on securities research analyst forecasts. This analysis, among other things, showed that in terms of revenue, operating income and net income, McAfee would contribute 52.7%, 66.7% and 62.6%, respectively, in the twelve month period ending June 30, 1997 and would contribute 57.4%, 73.2% and 71.0%, respectively, in calendar year 1997 and 62.2%, 77.4% and 76.8%, respectively, in calendar year 1998. These figures, adjusted to reflect each company's respective capital structure, were compared to the pro forma ownership of the Combined Company by McAfee stockholders of 74.1% on a fully converted basis based on the Exchange Ratio.

 Exchange Ratio Analysis

  Morgan Stanley compared the exchange ratios implied by average historical exchange ratios to the Exchange Ratio. Morgan Stanley reviewed the ratios of the closing stock prices of Network General to McAfee over various periods during the twelve month period ended October 10, 1997 and computed the premiums represented by the Exchange Ratio over the averages of these daily ratios over various periods. The averages of these daily ratios of the closing prices of Network General and McAfee were 0.347 for the previous 10 trading days, 0.346 for the previous 20 trading days, 0.291 for the previous 60 trading days and 0.381 for the latest twelve month period ended October 10, 1997. The Exchange Ratio represented premiums of 19.9%, 20.4%, 43.4% and 9.5%, respectively, over the aforementioned average ratios of the Network General and McAfee stock prices.

 Pro Forma Analysis of the Merger

  Morgan Stanley analyzed the pro forma impact of the Merger on McAfee's estimated earnings per share for the calendar year 1998. Such analysis was based on earnings estimates for McAfee and Network General based on securities research analyst forecasts for the corresponding periods. Morgan Stanley observed that, assuming that the Merger was treated as a pooling of interests for accounting purposes and before taking into account any one-time restructuring charges or any synergies resulting from the combination, the Merger would result in earnings per share dilution for McAfee stockholders of 1.2% for calendar year 1998 based on the Exchange Ratio.

  In connection with the review of the Merger by the McAfee Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. While the foregoing summary describes the analyses and factors reviewed by Morgan Stanley in connection with its opinion, it does not purport to be a complete description of all the analyses performed by Morgan Stanley in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of McAfee or Network General. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of McAfee or Network General. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the Exchange Ratio pursuant to the Reorganization Agreement from a financial point of view to McAfee and were conducted in connection with the delivery of Morgan Stanley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which McAfee or Network General might actually be sold. The Exchange Ratio pursuant to the Merger was determined through arm's-length negotiations between McAfee and Network General and was approved by the McAfee Board. Morgan Stanley did not recommend any specific exchange ratio to McAfee or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger.

  The McAfee Board retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for McAfee and Network General and have received fees for the rendering of these services. Recent services rendered to Network General include a share repurchase program assignment in February 1997. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity securities of McAfee or Network General. As of October 30, 1997, Morgan Stanley and its affiliates owned a net of 55,000 shares of Network General Common Stock and owned a net of 39,000 shares of McAfee Common Stock.

  Pursuant to the Engagement Letter, Morgan Stanley provided advisory services and a financial opinion in connection with the Merger and McAfee has agreed to pay a customary fee based on approximately 0.5% of the aggregate value of the transaction to Morgan Stanley if the Merger is consummated. In addition, McAfee has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to Morgan Stanley's engagement.

OPINION OF NETWORK GENERAL'S FINANCIAL ADVISOR

  Pursuant to a letter agreement dated September 22, 1997, Network General confirmed its engagement of Hambrecht & Quist to act as its financial advisor in connection with the exploration of a possible business combination with McAfee and to render an opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Network General Common Stock of the consideration to be received by such holders in the Merger. Hambrecht & Quist was selected by the Network General Board based on Hambrecht & Quist's qualifications, expertise and reputation, as well as Hambrecht & Quist's historic investment banking relationship and familiarity with Network General. Hambrecht & Quist rendered its oral opinion (subsequently confirmed in writing) on October 13, 1997 to the Network General Board that, as of such date, the consideration to be received by the holders of Network General Common Stock in the Merger was fair to such holders from a financial point of view. A copy of Hambrecht & Quist's written opinion dated October 13, 1997, which sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by Hambrecht & Quist is attached as Annex C to this Joint Proxy Statement/Prospectus. Network General stockholders are advised to read the opinion in its entirety. No limitations were placed on Hambrecht & Quist by the Network General Board with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

  In its review of the Merger, and in arriving at its opinion, Hambrecht & Quist, among other things: (i) reviewed the publicly available financial statements of McAfee for recent years and interim periods to date and certain other relevant financial and operating data of McAfee made available to Hambrecht & Quist from published sources; (ii) discussed the business, financial condition and prospects of McAfee with certain of its officers;
(iii) reviewed the publicly available financial statements of Network General for recent years and interim periods to date and certain other relevant financial and operating data of Network General made available to Hambrecht & Quist from published sources; (iv) discussed the business, financial condition and prospects of Network General with certain of its officers; (v) reviewed and discussed with management of McAfee and Network General the strategic rationale for the Merger; (vi) reviewed the recent reported prices and trading activity for the Common Stocks of McAfee and Network General and compared such information and certain financial information for McAfee and Network General with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; (viii) reviewed the Reorganization Agreement; and (ix) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

  Hambrecht & Quist did not independently verify any of the information concerning Network General or McAfee considered in connection with its review of the Merger and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Network General or McAfee, nor did it conduct a physical inspection of the properties and facilities of Network General or McAfee. In connection with its analysis, Hambrecht & Quist utilized certain financial forecasts and projections published by securities research analysts in the investment community. Hambrecht & Quist assumed that such financial forecasts and projections reflected the best publicly available estimates and judgments of the expected future financial performance of McAfee and Network General. Hambrecht & Quist also assumed that neither Network General nor McAfee was a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the Merger and those in the ordinary course of conducting their respective businesses. For purposes of their opinion, Hambrecht & Quist assumed that the Merger will qualify as a tax-free reorganization under the Code for the stockholders of Network General and that the Merger will be accounted for as a pooling of interests. Hambrecht & Quist's opinion is based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to the Network General Board. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Network General Board of Directors and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Network General and McAfee. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

  The following is a brief summary of certain financial analyses performed by Hambrecht & Quist in connection with providing its written opinion to the Network General Board on October 13, 1997:

 Contribution Analysis

  Hambrecht & Quist analyzed the contribution of each of Network General and McAfee to certain financial statement categories of the pro forma Combined Company with no revenue or expense adjustments, including revenue, gross profit, operating income, net income, cash, and book value. This contribution analysis was then compared to the pro forma ownership percentage of Network General and McAfee stockholders in the pro forma post-Merger Combined Company. Hambrecht & Quist observed that, calculated on a fully-diluted basis based on the treasury stock method, Network General stockholders are expected to own approximately 25% of the

Combined Company equity at the close of the Merger and McAfee stockholders are expected to own approximately 75% of the Combined Company equity at the close of the Merger. At the close of the Merger, it was estimated that Network General and McAfee would have contributed approximately 42% and 58%, respectively, of the combined cash and approximately 43% and 57%, respectively, of the book value of the Combined Company. Hambrecht & Quist examined the expected contributions to the Combined Company's revenues, gross profit, operating income, and pro forma net income by Network General for calendar years 1997 and 1998 (i.e., the four quarters ending December 31), derived from Wall Street's consensus estimates, and by McAfee for calendar years 1997 and 1998 (i.e., the four quarters ending December 31), derived from Wall Street's consensus estimates. In calendar 1997, assuming no revenue or expense adjustment to the Combined Company, it was estimated that Network General and McAfee would have contributed approximately 43% and 57%, respectively, of the combined revenues; approximately 37% and 63%, respectively, of the combined gross profit; approximately 26% and 74%, respectively, of the combined operating income; and approximately 29% and 71%, respectively, of the combined pro forma net income. With respect to calendar 1998 financial performance, assuming no revenue or expense adjustment to the Combined Company, it was estimated that Network General and McAfee would have contributed approximately 38% and 62%, respectively, of the combined revenues; approximately 32% and 68%, respectively, of the combined gross profit; approximately 22% and 78%, respectively, of the combined operating income; and approximately 23% and 77%, respectively, of the combined pro forma net income.

 Pro Forma Merger Analysis

  Hambrecht & Quist analyzed the pro forma impact of the Merger, assuming no revenue or expense adjustments to the Combined Company, using Wall Street's consensus estimates of earnings per share ("EPS") for McAfee of $2.44 in calendar year 1998 and for Network General of $0.97 in calendar year 1998. The analysis indicated that EPS for the pro forma Combined Company without any synergies resulting from the combination would result in dilution of approximately 1.4% versus McAfee as a stand-alone company. The actual results achieved by the Combined Company resulting from the Merger may vary from the projected results and variations may be material.

 Premium Analysis

  Hambrecht & Quist compared the implied price per share of the offer as of October 10, 1997 to the last sale price of Network General Common Stock on both October 9, 1997 and September 12, 1997 (the twentieth trading day preceding the analysis based on the close on October 10, 1997) to similar premiums for certain technology transactions announced since 1994. Hambrecht & Quist analyzed over 30 such technology transactions in the software and network communications sectors. Hambrecht & Quist observed that the average one-day premium and 20 trading-day premium paid in the selected public company technology transactions were 39% and 56%, respectively. This compared with the proposed acquisition in which, as of October 10, 1997, the premium offered over the October 9, 1997 closing price for Network General Common Stock was 27% and the premium offered over the closing price for Network General Common Stock on September 12, 1997 was 60%, and it compared with the proposed acquisition in which, as of October 10, 1997, the premium offered over the October 10, 1997 closing price for Network General Common Stock was 29%.

  Hambrecht & Quist also analyzed the implied premiums at average historical prices using the Exchange Ratio. Hambrecht & Quist reviewed the implied exchange ratios of the closing stock prices of Network General to McAfee over various periods ending October 10, 1997. The average of the closing prices of Network General and McAfee at the Exchange Ratio represented premiums of 29% for the one day, 20% for the previous 10 trading days, 20% for the previous 20 trading days, 26% for the previous 30 trading days, 43% for the previous 60 trading days and 57% for the previous 90 trading days.

 Discounted Cash Flow Analysis

  Hambrecht & Quist performed a discounted cash flow analysis for Network General. The analysis aggregated (a) the present value of the projected free cash flow (defined as earning before interest and taxes taxed at 34%, less increases in working capital, plus depreciation and amortization and less capital expenditures) through 2001 and (b) the present value of a range of terminal values for the year 2001.

  The terminal values for Network General were determined by applying multiples ranging from 2.0 times to 3.0 times Network General's estimated revenue for 2001. Network General's free cash flow streams and terminal values were discounted to present values using discount rates ranging from 12% to 32%. Such analysis indicated a range of implied equity values for Network General of between $590 million and $1,225 million. This compared with an implied equity value of approximately $1,226 million for Network General in the Merger, based on the closing price of McAfee Common Stock on October 10, 1997.

 Analysis of Publicly Traded Comparable Companies

  Hambrecht & Quist compared selected historical and projected financial information of Network General to publicly traded companies Hambrecht & Quist deemed to be comparable to Network General. Such data and ratios included the ratio of market value to historical net income, market value to historical book value, and price per share to projected earnings per share. Hambrecht & Quist also examined the ratio of the enterprise value (market value plus debt less cash and marketable securities) to historical revenue, historical earnings before interest and taxes ("EBIT"), historical earnings before interest, taxes, depreciation and amortization ("EBITDA"), and projected revenues. Companies used as comparables included selected network management companies and also network equipment companies such as 3Com, Bay Networks, Cabletron, Cisco Systems, Concord Communications and Wandel & Goltermann Technologies. The foregoing multiples were applied to historical financial results of Network General for the last twelve month ("LTM") period ended June 30, 1997 and projected financial results of Network General derived from Wall Street's consensus estimates, Hambrecht & Quist determined for the comparable companies that (i) the average multiple of LTM revenues was 4.7, (ii) the average multiple of LTM EBITDA was 17.5, (iii) the average multiple of LTM EBIT was 25.8, (iv) the average multiple of LTM net income was 38.9, (v) the average multiple for calendar 1997 revenues was 3.9, (vi) the average multiple for calendar 1998 revenues was 2.8, (vii) the average multiple for calendar 1997 net income was 36.8, (viii) the average multiple for calendar 1998 net income was 23.7, and (ix) the average multiple of LTM book value was 7.1. Based on the analysis of comparable publicly traded companies, Network General's implied equity value using historical financial results of Network General for the LTM period ended June 30, 1997 and projected financial results of Network General derived from Wall Street's consensus estimates, as adjusted by Hambrecht & Quist, ranged from approximately $978 million to approximately $1,668 million. This compared with an implied equity value of approximately $1,226 million of Network General in the Merger, based on the closing price of McAfee Common Stock on October 10, 1997.

 Analysis of Selected Merger and Acquisition Transactions

  Hambrecht & Quist compared the proposed Merger with selected comparable merger and acquisition transactions. This analysis included over 30 such technology transactions in the software and communications sectors. In examining these transactions, Hambrecht & Quist analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration offered. The foregoing multiples were applied to historical financial results of Network General for the twelve-month period ended June 30, 1997. Multiples analyzed included consideration offered to LTM revenues, EBIT, EBITDA and earnings, as well as premiums applied to recent share prices. Selected software and communications transactions analyzed included, but were not limited to, International Business Machines Corporation/Unison Software, Inc., Compaq Computer Corporation/Tandem Computers Incorporated, Ascend Communications, Inc./Cascade Communications Corp., 3Com Corporation/U.S. Robotics, Inc., Computer Associates International, Inc./Cheyenne Software, Inc., CUC International, Inc./Davidson & Associates, Inc., International Business Machines Corporation/Tivoli Systems, Inc., and McAfee Associates, Inc./Saber Software Corporation. The consideration offered in the transactions was an average multiple of 4.5 times revenue, 22.1 times EBITDA,
27.9 times EBIT, and 37.3 times earnings. Based on the analysis of selected merger and acquisition transactions, Network General implied equity value ranged from approximately $1,232 million to $1,659 million. This compared with an implied value of approximately $1,226 million of Network General in the Merger, based on the closing price of McAfee Common Stock on October 10, 1997.

  No company or transaction used in the above analyses is identical to Network General or McAfee or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

  The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinion which is attached as Annex C to this Joint Proxy Statement/Prospectus.

  Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist is familiar with Network General, having acted as a co-managing underwriter in its initial public offering in 1989, as a co-managing underwriter in a follow-on offering made by Network General in 1989 and as the lead-managing underwriter in a follow-on offering made by Network General in 1992. Hambrecht & Quist also acted as financial advisor in connection with Network General's acquisition of ProTools, Inc. in 1994 and with its acquisition of Cinco Networks, Inc. in 1997. Hambrecht & Quist received customary compensation in connection with such transactions. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Network General and receives customary compensation in connection therewith, and also provides research coverage for Network General. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Network General for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to McAfee.

  Pursuant to an engagement letter dated September 22, 1997, Network General has agreed to pay Hambrecht & Quist a fee (a "Fairness Opinion Fee") of $2,000,000 in connection with the delivery of a fairness opinion. Network General has also agreed to pay Hambrecht & Quist, in connection with its services as financial advisor to Network General in connection with the Merger, an additional fee payable upon the closing of the Merger (the "Transaction Fee") equal to 0.55% of all consideration received by the Network General stockholders and option holders in the Merger. The Fairness Opinion Fee shall be credited against the total Transaction Fee. Network General also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of Network General Common Stock. This discussion does not deal with all income tax considerations that may be relevant to particular Network General stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, foreign persons, stockholders who acquired their shares in connection with previous mergers involving Network General or an affiliate, or stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which shares of Network General Common Stock were or are acquired or shares of McAfee Common Stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, NETWORK GENERAL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

  The following discussion is based upon the interpretation of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to McAfee, Merger Sub, Network General and/or Network General stockholders.

  The Merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Code, with each of McAfee, Merger Sub and Network General intended to qualify as a "party to the reorganization" under Section 368(b) of the Code, in which case the following tax consequences will result (subject to the limitations and qualifications referred to herein):

    (a) No gain or loss will be recognized by holders of Network General Common Stock solely upon their receipt of McAfee Common Stock in the Merger in exchange therefor;

    (b) The aggregate tax basis of the McAfee Common Stock received in the Merger by a Network General stockholder will be the same as the aggregate tax basis of Network General Common Stock surrendered in exchange therefor;

    (c) The holding period of the McAfee Common Stock received in the Merger by a Network General stockholder will include the period during which the stockholder held the Network General Common Stock surrendered in exchange therefor, provided that the Network General Common Stock is held as a capital asset at the time of the Merger;

    (d) Cash payments received by holders of Network General Common Stock in lieu of a fractional share will be treated as if a fractional share of McAfee Common Stock has been issued in the Merger and then redeemed by McAfee. A stockholder of Network General receiving such cash will generally recognize gain or loss upon such payment, equal to the difference (if any) between such stockholder's basis in the fractional share and the amount of cash received; and

    (e) None of McAfee, Merger Sub or Network General will recognize gain or loss solely as a result of the Merger.

  The parties are not requesting a ruling from the IRS in connection with the Merger. As a condition to the consummation of the Merger, McAfee and Network General will each have received an opinion from their respective legal counsel, WSGR, and GCW&F, respectively, to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations made by McAfee, Merger Sub and Network General and certain Network General stockholders, including representations in certificates delivered to counsel by the respective managements of McAfee, Merger Sub and Network General. Of particular importance are those assumptions and representations relating to the "continuity of interest" requirement.

  To satisfy the continuity of interest requirement, Network General stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Network General Common Stock in anticipation of the Merger or (ii) the McAfee Common Stock received in the Merger (collectively, "Planned Dispositions"), such that the Network General stockholders, as a group, would no longer have a substantial proprietary interest in the Network General business being conducted by the Combined

Company after the Merger. Network General stockholders will generally be regarded as having retained a substantial proprietary interest as long as the McAfee Common Stock received in the Merger (after reduction for any Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the Network General stockholders in the Merger. If the continuity of interest requirement were not satisfied, the Merger would not be treated as a reorganization.

  A successful IRS challenge to the reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in a Network General stockholder recognizing gain or loss with respect to each share of Network General Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the McAfee Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the McAfee Common Stock so received would equal such fair market value and his holding period for such stock would begin the day after the Merger.

  Even if the Merger qualifies as a reorganization, a Network General stockholder would recognize gain to the extent the stockholder received (directly or indirectly) consideration other than McAfee Common Stock in exchange for the stockholder's Network General Common Stock or to the extent that the McAfee Common Stock was considered to be received in exchange for services or property other than solely for Network General Common Stock. All or a portion of such gain may be taxable as ordinary income.

  Network General stockholders will be required to attach a statement to their tax returns for the year of the Merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder's tax basis in the stockholder's Network General Common Stock and a description of the McAfee Common Stock received.

GOVERNMENTAL AND REGULATORY APPROVALS

  Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC or the Antitrust Division and the specified waiting period has been satisfied. Consummation of the Merger is subject to compliance with the HSR Act. On October 28, 1997, McAfee and Network General filed the notifications required under the HSR Act, as well as certain information required to be furnished to the FTC and the Antitrust Division. In addition, all material filings, if any, required under foreign anti-trust laws in connection with the consummation of the Merger will be made by McAfee and Network General. At any time before or after consummation of the Merger, and notwithstanding that the HSR Act waiting period has expired, the Antitrust Division, the FTC or any state or foreign governmental authority could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Network General or businesses of McAfee or Network General by McAfee. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Based on information available to them, McAfee and Network General believe that the Merger will be effected in compliance with all material federal, state and foreign antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, McAfee and Network General would prevail.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt at the closing of the Merger by McAfee and Network General of letters from Coopers & Lybrand, McAfee's independent public accountants, and Arthur Andersen, Network General's independent public accountants, respectively, regarding the respective accounting firms' concurrence with McAfee's management's and Network

General's management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under APB No. 16, if consummated in accordance with the Reorganization Agreement.

NO APPRAISAL RIGHTS

  Section 262 of the DGCL provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of Delaware corporations in certain situations. However, Section 262 appraisal rights are not available to stockholders of a corporation, such as Network General, (a) whose securities are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") and (b) whose stockholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange or on an interdealer quotation system by the NASD and cash in lieu of fractional shares. Because Network General's Common Stock is traded on such a system, Nasdaq, and because the Network General stockholders are being offered stock of McAfee, which is also traded on Nasdaq, and cash in lieu of fraction shares, stockholders of Network General will not have appraisal rights with respect to the Merger. The DGCL does not provide appraisal rights to stockholders of a corporation, such as McAfee, which issues shares in connection with a merger but is not itself a constituent corporation in the Merger.

                              TERMS OF THE MERGER

  The following is a brief summary of the material provisions of the Reorganization Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full and complete text of the Reorganization Agreement.

EFFECTIVE TIME

  Subject to the provisions of the Reorganization Agreement, McAfee, Network General and Merger Sub shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law as soon as practicable on or after the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of WSGR , at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in the Reorganization Agreement, or at such other time, date and location as the parties agree in writing. The Closing is anticipated to occur on or about December 1, 1997.

MANNER AND BASIS OF CONVERTING SECURITIES

  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Network General or the holders of any of the following securities:

    (a) each share of Network General Common Stock (including, with respect to each such share, the associated Rights (as defined in that certain Rights Agreement (the "Network General Rights Plan") dated as of June 26, 1992, between Network General and Chemical Trust of California, as Rights Agent, as amended)) issued and outstanding immediately prior to the Effective Time, other than any shares of Network General Common Stock to be canceled pursuant to the Reorganization Agreement, will be canceled and extinguished and automatically converted into the right to receive 0.4167 of a share (the "Exchange Ratio") of McAfee Common Stock upon surrender of the certificate representing such share of Network General Common Stock;

    (b) each share of Network General Common Stock held by Network General or owned by Merger Sub, McAfee or any direct or indirect wholly-owned subsidiary of Network General or of McAfee immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof;

    (c) all options to purchase Network General Common Stock then outstanding under Network General's 1989 Stock Option Plan (the "ISO Plan"), Network General's 1989 Outside Directors Stock Option Plan (the "Directors' Plan"), the Cinco Networks, Inc. 1997 Stock Incentive Plan (the "Cinco Plan"), and options granted by ProTools, Inc. and assumed by Network General (the "ProTools Options" and together with the ISO Plan, the Directors' Plan and the Cinco Plan, the "Network General Stock Option Plans") shall be assumed by McAfee in accordance with the Reorganization Agreement; and

    (d) each share of Common Stock, $0.001 par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the surviving corporation.

  Subject to the consummation of the Merger, Network General's 1989 Employee Stock Purchase Plan (the "ESPP") will be terminated effective as of immediately prior to the Effective Time, and the participants thereunder will purchase shares of Network General Common Stock with the proceeds contained in their respective accounts.

  The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into McAfee Common Stock or Network General Common Stock), reorganization, recapitalization, reclassification or other like change with respect to McAfee Common Stock or Network General Common Stock occurring on or after October 13, 1997 and prior to the Effective Time.

  No fraction of a share of McAfee Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Network General Common Stock who would otherwise be entitled to a fraction of a share of McAfee Common Stock (after aggregating all fractional shares of McAfee Common Stock that otherwise would be received by such holder) shall receive from McAfee an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of McAfee Common Stock for the five most recent days that McAfee Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on Nasdaq.

  Promptly after the Effective Time, McAfee shall make available to the Exchange Agent for exchange the shares of McAfee Common Stock issuable pursuant to the Reorganization Agreement in exchange for outstanding shares of Network General Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to the Reorganization Agreement and any dividends or distributions to which holders of shares of Network General Common Stock may be entitled pursuant to the Reorganization Agreement.

  At or promptly after the Effective Time, McAfee, acting through the Exchange Agent, will deliver to each Network General stockholder of record as of such date a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the Merger, represented shares of Network General Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF NETWORK GENERAL COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

STOCK OWNERSHIP FOLLOWING THE MERGER

  Based upon the number of shares of Network General Common Stock outstanding as of October 28, 1997, an aggregate of approximately 17,764,485 shares of McAfee Common Stock will be issued to Network General stockholders in the Merger, and McAfee will assume Network General options in exchange for options to purchase up to approximately 3,281,876 additional shares of McAfee Common Stock. Based upon the number of shares of McAfee Common Stock issued and outstanding as of October 28, 1997, and after giving effect to the issuance of McAfee Common Stock as described in the previous sentence, the Network General Common Stock outstanding immediately prior to the Merger would be converted into, and have voting power with respect to, approximately 25.7% of the Combined Company's total issue and outstanding shares, the holders of former Network General options would hold options exercisable for approximately 4.5% of the Combined Company's total issued and outstanding shares (assuming the exercise of only such former Network General options). The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either McAfee or Network General changes subsequent to October 28, 1997 and prior to the Effective Time, and there can be no assurance as to the actual capitalization of McAfee or Network General at the Effective Time or of the Combined Company at any time following the Effective Time.

CONDUCT FOLLOWING THE MERGER

  Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and all of the business, assets, liabilities and obligations of Merger Sub will be merged with and into Network General with Network General remaining as the surviving corporation.

  Pursuant to the Reorganization Agreement, the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time will become the Certificate of Incorporation of the surviving corporation and the Bylaws of Merger Sub in effect immediately prior to the Effective Time will become the Bylaws of the surviving corporation. The Board of Directors of the surviving corporation will consist of the directors who are serving as directors of Merger Sub immediately prior to the Effective Time. The officers of Merger Sub immediately prior to the Effective Time will remain as officers of the surviving corporation, until their successors are duly elected or appointed or qualified.

  Pursuant to the Reorganization Agreement, the McAfee Board will take all actions within its power to cause the McAfee Board, effective no later than one day following the Effective Time, to consist of six persons, one of whom will be Mr. Denend (who shall retain his present position as a Class II director), one of whom will be Dr. Saal (who shall be offered a position as a Class II director) and the remaining four of whom shall have served on the Board of Directors of McAfee immediately prior to the Effective Time. If, prior to the Effective Time, any of the foregoing designees shall decline or be unable to serve as a director, Network General (if such person is Mr. Denend or Dr. Saal) or McAfee (in all other cases) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party; provided, however, that the McAfee Board will take all actions within its power to cause the McAfee Board to be reduced to five directors in the event any director (other than the foregoing Network General designees) shall decline or be unable to serve as a director. Mr. Bolger will be leaving the Combined Company Board effective April 30, 1998, at which time the size of the Combined Company Board will be reduced to five members.

CONDUCT OF NETWORK GENERAL'S AND MCAFEE'S BUSINESS PRIOR TO THE MERGER

  Pursuant to the Reorganization Agreement, until the earlier of the termination of the Reorganization Agreement pursuant to its terms or the Effective Time, Network General (and each of its subsidiaries) shall, except to the extent that McAfee shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, Network General will promptly notify McAfee of any material event involving its business or operations.

  In addition, except as permitted by the terms of the Reorganization Agreement, and except as provided in Network General's disclosure schedule, without the prior written consent of McAfee, during the period from the date of the Reorganization Agreement and continuing until the earlier of the termination of the Reorganization Agreement pursuant to its terms or the Effective Time, Network General shall not do any of the following and shall not permit its subsidiaries to do any of the following:

    (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

    (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on October 13, 1997 and as previously disclosed in writing or made available to McAfee, or adopt any new severance plan;

    (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to certain Network General intellectual property, or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

    (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

    (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Network General or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee, consultant or director pursuant to stock option or purchase agreements in effect on October 13, 1997;

    (f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or propose any of the foregoing, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) options pursuant to any of the Network General Stock Option Plans with strike prices equal to fair market value at the time of grant in the ordinary course of business, consistent with past practice, and subject to and in compliance with certain restrictions set forth in the Reorganization Agreement, (ii) shares of Network General Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of the Reorganization Agreement and (iii) shares of Network General Common Stock issuable to participants in the ESPP consistent with the terms thereof;

    (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its material subsidiaries);

    (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Network General or enter into any material joint ventures, strategic partnerships or alliances;

    (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Network General, except sales of product and inventory in the ordinary course of business consistent with past practice;

    (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Network General, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

    (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

    (l) Make any payments outside of the ordinary course of business in excess of $1 million;

    (m) Except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Network General or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

    (n) Enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Network General's products or products licensed by Network General other than in the ordinary course of business consistent with past practice;

    (o) Revalue any of its material assets or, except as required by generally accepted accounting principles, make any change in accounting methods, principles or practices;

    (p) Take any action that would be reasonably likely to interfere with McAfee's ability to account for the Merger as a pooling of interests; or

    (q) Agree in writing or otherwise to take any of the actions described in paragraphs (a) through (p) above.

  Pursuant to the Reorganization Agreement, until the earlier of the termination of the Reorganization Agreement pursuant to its terms or the Effective Time, (i) McAfee shall consult with Network General prior to taking any material action outside of the ordinary course of business and (ii) McAfee shall consult with and seek the advice of Messrs. Denend, Gallo and Hootnick and Dr. Saal (to the extent such persons continue as directors of Network General and are reasonably available for such consultation), regarding its intention to effect any material acquisition described in paragraph (c) below (and will share the material terms of such acquisition with such persons) prior to the earlier of the public announcement of such acquisition, the consummation thereof or the execution by McAfee of a definitive written agreement obligating McAfee (subject to customary conditions) to consummate such acquisition. In addition, during the period from the date of the Reorganization Agreement and continuing until the earlier of the termination of the Reorganization Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of the Reorganization Agreement and except as provided in the McAfee disclosure schedule, without the prior written consent of Network General, during the period from the date of the Reorganization Agreement and continuing until the earlier of the termination of the Reorganization Agreement pursuant to its terms or the Effective Time, McAfee shall not do any of the following:

    (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

    (b) Take any action that would be reasonably likely to interfere with McAfee's ability to account for the Merger as a pooling of interests;

    (c) Acquire or enter into any agreement to acquire a majority of the voting securities or all or substantially all of the assets of any corporation or other business entity (other than Network General), whether by merger, consolidation, stock tender or otherwise, unless the Board of Directors of McAfee determines in good faith that consummation of such transaction and subsequent integration of the business proposed to be acquired, when considered in light of the integration of operations of McAfee and Network General following the Merger, would be in the best interests of McAfee and the stockholders of McAfee following the Merger;

    (d) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents; or

    (e) Agree in writing or otherwise to take any of the actions described in paragraphs (a) through (d) above.

REPRESENTATIONS AND WARRANTIES

  The Reorganization Agreement contains representations and warranties by McAfee, Merger Sub and Network General relating to a number of matters, including: (i) the due organization of McAfee, Network General and their respective subsidiaries; (ii) the capital structure of McAfee and Network General; (iii) the obligations with respect to capital stock of McAfee and Network General; (iv) the authorization, execution, delivery and enforceability of the Reorganization Agreement and related matters; (v) the filing of documents and financial statements by McAfee and Network General with the SEC and the accuracy of information contained therein; (vi) the absence of undisclosed liabilities which in the aggregate would be material and the absence of certain material adverse changes or events; (vii) taxes, tax returns and tax deficiencies; (viii) the possession of leasehold interests in real properties necessary for the conduct of business; (ix) intellectual property rights; (x) compliance with laws; (xi) material litigation; (xii) brokers' and finders' fees; (xiii) the ability to account for the Merger as a pooling of interests; (xiv) the accuracy of information provided for this Joint Proxy Statement/Prospectus; and (xv) other matters.

  In addition, the Reorganization Agreement contains representations and warranties by Network General relating to a number of additional matters, including; (i) employee benefit plans; (ii) environmental matters including hazardous materials, hazardous materials activities and environmental permits;
(iii) agreements, contracts and commitments; (iv) change of control payments;
(v) the non-applicability of Section 203 of the DGCL and Network General's Rights Plan to the transactions contemplated by the Merger; and (vi) customs and tariffs.

  The Reorganization Agreement also contains representations and warranties by McAfee relating to a number of matters, including; (i) the valid issuance of McAfee Common Stock pursuant to the Reorganization Agreement; and (ii) the non-ownership of Network General Common Stock by McAfee.

NO SOLICITATION

  Pursuant to the Reorganization Agreement, until the earlier of the Effective Time or termination of the Reorganization Agreement pursuant to its terms, Network General and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Alternative Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Alternative Proposal; provided, however, that if, at any time prior to obtaining the approval of the stockholders of Network General of the Reorganization Agreement and the Merger by the requisite vote under applicable law (the "Stockholder Approval"), the Network General Board determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to Network General's stockholders under applicable law, Network General may, in response to an Alternative Proposal that was unsolicited or that did not otherwise result from a breach of the Reorganization Agreement, and subject to compliance with the Reorganization Agreement, furnish information with respect to Network General and participate in negotiations regarding such Alternative Proposal. The Reorganization Agreement provides that Network General and its subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted theretofore with respect to any Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Network General or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Network General or any of its subsidiaries shall be deemed to be a breach of the Reorganization Agreement by Network General. An "Alternative Proposal" means any inquiry, proposal or offer from any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) relating to any direct or indirect acquisition or purchase of a substantial amount of assets of Network General or any of its subsidiaries (other than the purchase of Network General's products in the ordinary course of business) or more than a 10% interest in the total outstanding voting securities of Network General or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Network General or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Network General or any of its subsidiaries, other than the transactions contemplated by the Reorganization Agreement.

  Pursuant to the Reorganization Agreement, neither the Network General Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to McAfee or Merger Sub, the approval or recommendation by such Board of Directors or any such committee of the Reorganization Agreement or the Merger or (ii) cause Network General to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (an "Acquisition Agreement") with respect to any Alternative Proposal. In addition, subject to the other provisions of the Reorganization Agreement, from and after the date of the Reorganization Agreement until the earlier of the Effective Time and termination of the Reorganization Agreement pursuant to its terms, Network General and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Alternative Proposal. Notwithstanding the foregoing or anything else contained in the Reorganization Agreement, prior to obtaining the Stockholder Approval, the Board of Directors of Network General, to the extent it determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to Network General's stockholders under applicable law, may withdraw or modify its approval or recommendation of the Reorganization Agreement or the Merger (and, to the extent it does so, Network General may refrain from soliciting proxies to secure the vote of its stockholders or approve or recommend any Superior Proposal (as hereinafter defined)), in each case at any time after the third business day following McAfee's receipt of bona fide written notice (a "Notice of Superior Proposal") advising McAfee that the Board of Directors of Network General has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and identifying the person making such Superior Proposal (it being understood that any amendment to the price or material terms of a Superior Proposal shall require an additional Notice of Superior Proposal and an additional three business day period thereafter to the extent permitted under applicable law); provided, that unless the Reorganization Agreement is terminated pursuant to its terms, nothing contained in the section of the Reorganization Agreement summarized here shall limit Network General's obligation to hold and convene the Network General Special Meeting (regardless of whether the recommendation of the Board of Directors of Network General shall have been withdrawn, modified or not yet made) or to provide Network General stockholders with material information relating to such meeting. For purposes of the Reorganization Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the voting power of Network General Common Stock or all or substantially all the assets of Network General and otherwise on terms which the Board of Directors of Network General determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to Network General's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Network General, is capable of being obtained by such third party.

  In addition, pursuant to the Reorganization Agreement, Network General is required to advise McAfee as promptly as practicable, orally and in writing of any request for non-public information which Network General reasonably believes would lead to an Alternative Proposal or of any Alternative Proposal, the material terms and conditions of such request or Alternative Proposal, and the identity of the person making any such request, Alternative Proposal or inquiry. Network General will keep McAfee informed in all material respects of the status and details (including material amendments) of any such request or Alternative Proposal.

  Nothing contained in the Reorganization Agreement shall prohibit Network General from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or
(ii) making any disclosure to Network General's stockholders if, in the good faith judgment of the majority of the members of the Board of Directors of Network General, after consultation with independent legal counsel, failure to so disclose would be inconsistent with applicable laws; provided that none of Network General nor its Board of Directors nor any committee thereof shall, except in accordance with the Reorganization Agreement, withdraw or modify, or publicly propose to withdraw or modify, its position with respect to the Reorganization Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Alternative Proposal.

  Notwithstanding anything to the contrary in the Reorganization Agreement, Network General will not provide any non-public information to a third party unless: (i) Network General provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (ii) such non-public information has been previously or is contemporaneously delivered to McAfee.

  From and after the date of the Reorganization Agreement until the earlier of the Effective Time or termination of the Reorganization Agreement pursuant to its terms, McAfee and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate or encourage the submission of any McAfee Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any McAfee Proposal; provided, however, that if the Board of Directors of McAfee determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to McAfee's stockholders under applicable law, McAfee may, in response to a McAfee Proposal that was unsolicited or that did not otherwise result from a breach of the Reorganization Agreement, furnish information with respect to McAfee and participate in negotiations regarding such McAfee Proposal. The Reorganization Agreement provides that McAfee and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted theretofore with respect to any McAfee Proposal. In addition, nothing contained in the Reorganization Agreement shall prohibit McAfee from
(i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to McAfee's stockholders if, in the good faith judgment of the majority of the members of the Board of Directors of McAfee, after consultation with independent legal counsel, failure to so disclose would be inconsistent with applicable laws. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first two sentences of this section by any officer, director or employee of McAfee or any of its subsidiaries or any investment banker, attorney or other advisor or representative of McAfee or any of its subsidiaries shall be deemed to be a breach of the Reorganization Agreement by McAfee. "McAfee Proposal" means any proposal made by a third party to consummate any of the following transactions or series of related transactions (other than the Merger): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving McAfee pursuant to which the stockholders of McAfee immediately preceding such transaction or series of related transactions hold less than 60% of the equity interests in the surviving or resulting entity of such transaction or transactions (without respect to any overlap in the companies' stockholder bases); (ii) a sale or other disposition by McAfee of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 40% of the fair market value of McAfee's business immediately prior to such sale; or
(iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by McAfee), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the then outstanding shares of capital stock of McAfee.

BREAK UP FEES

  In the event that the Reorganization Agreement is terminated by McAfee under certain circumstances, Network General shall promptly, but in no event later than two days after the date of such termination, pay McAfee a fee equal to $30 million in immediately available funds (the "Network General Termination Fee"). If the Reorganization Agreement is terminated by either McAfee or Network General under certain other conditions, and prior to such termination an Alternative Proposal shall have been publicly announced or otherwise publicly disclosed, and prior to the date 12 months following the date of the termination of the Reorganization Agreement either (i) a Network General Acquisition (as hereinafter defined) shall be consummated or (ii) Network General shall enter into an Acquisition Agreement providing for a Network General Acquisition, then Network General shall pay to McAfee the Network General Termination Fee, in the case of clause (i), concurrently with the consummation of such Network General Acquisition or, in the case of clause
(ii), one-half of the Network General Termination Fee concurrently with the execution of such Acquisition Agreement and the remaining half upon the consummation of any Network General Acquisition occurring with twelve months following such execution. "Network General Acquisition" means any of the following transactions or series of related transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Network General pursuant to which the stockholders of Network General immediately preceding such transaction or series of related transactions hold less than 60% of the equity interests in the surviving or resulting entity of such transaction or transactions (without respect to any overlap in the companies' stockholder bases) (other than the transactions contemplated by the Reorganization Agreement); (ii) a sale or other disposition by Network General of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 40% of the fair market value of Network General's business immediately prior to such sale; or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Network General), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the then outstanding shares of capital stock of Network General.

  In the event that the Reorganization Agreement is terminated by Network General under certain circumstances, McAfee shall promptly, but in no event later than two days after the date of such termination, pay Network General a fee equal to $30 million in immediately available funds (the "McAfee Termination Fee"). If the Reorganization Agreement shall be terminated by either McAfee or Network General under certain other conditions, and prior to the time of the occurrence of the event entitling such party to terminate the Reorganization Agreement pursuant to such provision a McAfee Contingent Proposal (as hereinafter defined) shall have been publicly announced or otherwise publicly disclosed, and prior to the date 12 months following the date of the termination of the Reorganization Agreement either (i) the transaction contemplated by such McAfee Contingent Proposal shall be consummated or (ii) McAfee shall enter into a written agreement providing for the consummation of the transaction contemplated by such McAfee Contingent Proposal, then McAfee shall pay to Network General the McAfee Termination Fee, in the case of clause (i), concurrently with the consummation of the transaction contemplated by such McAfee Contingent Proposal or, in the case of clause (ii), one-half of the McAfee Termination Fee concurrently with the execution of such agreement and the remaining half upon the consummation of the transaction contemplated by such agreement. "McAfee Contingent Proposal" means a McAfee Proposal, which proposal is, and is publicly disclosed to be, contingent upon the issuance of shares of McAfee Common Stock pursuant to the Merger not being approved by the stockholders of McAfee or the Merger otherwise not being consummated.

  Payment of the fees described in the preceding two paragraphs shall not be in lieu of damages incurred in the event of material and willful breach of the Reorganization Agreement.

STOCK OPTIONS AND EMPLOYEE BENEFITS

  At the Effective Time, each outstanding option to purchase shares of Network General Common Stock (each a "Network General Stock Option") under the Network General Stock Option Plans, whether or not exercisable, will be assumed by McAfee. Each Network General Stock Option so assumed by McAfee under the Reorganization Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Network General Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Network General Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of McAfee Common Stock equal to the product of the number of shares of Network General Common Stock that were issuable upon exercise of such Network General Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of McAfee Common Stock, and
(ii) the per share exercise price for the shares of McAfee Common Stock issuable upon exercise of such assumed Network General Stock Option will be equal to the quotient determined by dividing the exercise price per share of Network General Common Stock at which such Network General Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

  It is intended that Network General Stock Options assumed by McAfee shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent Network General Stock Options qualified as incentive stock options immediately prior to the Effective Time.

  Subject to the consummation of the Merger, the ESPP will be terminated effective as of immediately prior to the Effective Time, and the participants thereunder will purchase shares of Network General Common Stock with the proceeds contained in their respective accounts.

  McAfee will file a registration statement on Form S-8 registering the shares of McAfee Common Stock issuable with respect to assumed Network General Stock Options within five days after the Effective Time and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for as long as any of such options or other rights remain outstanding.

INTERESTS OF CERTAIN PERSONS

 Network General Outside Director Options

  The number of shares exercisable pursuant to options issued under the Network General Outside Directors Stock Option Plan is subject, pursuant to the terms of such plan and option agreements issued pursuant thereto, to acceleration as a result of the Merger. Assuming the Merger is consummated on December 1, 1997 and based on options outstanding as of the Network General Record Date, the outside directors of Network General would be entitled to exercise options in respect of an additional 194,169 shares of Network General Common Stock as a result of the Merger.

 Change of Control Agreements

  Network General has employment agreements with the following executive officers: Messrs. Denend, Carver, Richardson and Stringer. These employment agreements provide that if the employee is terminated under certain circumstances within two years of the Merger or if McAfee fails to expressly assume the employment agreements, or if the employee resigns following a constructive termination, such employee will receive (i) all benefits earned;
(ii) such employee's current salary plus an amount equal to the entire target bonus or commission plan in effect over a one-year period (or, in the case of Mr. Denend, a two-year period); and (iii) accelerated vesting and immediate exercisability of all stock options granted by Network General to such employee to the extent such options remain outstanding and unexercised. McAfee, Network General and the affected executive officers have agreed that the new position that each such executive officer will hold with the Combined Company results in "constructive termination" of his employment under his employment agreement. Each of the officers has indicated his current willingness to become employed by the Combined Company at least long enough to effectively manage the transition. However, there can be no assurances that after the Merger the Combined Company will be able to retain the services of such Network General executive officers.

 Indemnification

  From and after the Effective Time, McAfee will fulfill and honor and will cause the surviving corporation to fulfill and honor in all respects the obligations of Network General pursuant to any indemnification agreements between Network General and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Network General's Third Restated Certificate of Incorporation (the "Network General Certificate") or Bylaws as in effect on October 13, 1997. The Certificate of Incorporation and Bylaws of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Network General Certificate and Bylaws of Network General as in effect on the date of the Reorganization Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Network General, unless such modification is required by law.

  For a period of six years after the Effective Time, McAfee will maintain or cause the surviving corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Network General's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Network General; provided, however, that in no event will McAfee or the surviving corporation be required to expend in excess of 150% of the annual premium currently paid by Network General for such coverage (or such coverage as is available for such 150% of such annual premium).

 Other

  Mr. Denend, who is President, Chief Executive Officer and a director of Network General, as of October 28, 1997, beneficially owns 13,278 shares of Network General Common Stock and options exercisable within 60 days of such date to purchase 412,499 additional shares of Network General Common Stock. Mr. Denend is also a director of McAfee and, as of October 28, 1997, beneficially owns no shares of McAfee Common Stock but holds options exercisable within 60 days of such date to purchase 3,750 shares of McAfee Common Stock. Mr. Denend, in his capacities as a director of each of Network General and McAfee, recused himself from participating in the negotiation of the Reorganization Agreement other than certain limited discussions concerning certain post-Merger management and operational matters, from the deliberations and votes of the Network General Board and the McAfee Board regarding the Reorganization Agreement and from voting on the Merger.

  For transition purposes, it is expected that the current directors of Network General will, after the Effective Time, continue to serve as directors of the surviving corporation for 180 days or more following the Effective Time.

  Pursuant to the Reorganization Agreement, the Network General Board intends to authorize compensation in the amounts of $100,000 and $50,000 to Mr. Hootnick and Mr. Gallo, respectively, for their efforts in negotiating the Merger. See "Approval of the Merger and Related Transactions--Material Contacts and Board Deliberations."

AFFILIATE AGREEMENTS

  Each executive officer and director of McAfee (collectively, the "McAfee Affiliates") has entered into an agreement restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of McAfee Common Stock held by them to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. Each executive officer and director of Network General (collectively, the "Network General Affiliates") has entered into an agreement restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Network General Common Stock held by them prior to the Merger and the shares of McAfee Common Stock received by them in the Merger so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes.

VOTING AGREEMENTS

  Each executive officer and director of McAfee (all of whom in the aggregate own 2,853 shares of McAfee Common Stock as of the McAfee Record Date and options exercisable within 60 days of the McAfee Record Date to purchase 586,056 shares of McAfee Common Stock, representing less than 1% of the votes entitled to be cast by holders of shares of McAfee Common Stock issued and outstanding as of the McAfee Record Date and less than 1% of such votes assuming exercise of all vested options held by all such persons) has entered into a McAfee Voting Agreement with Network General. Pursuant to the McAfee Voting Agreements, which are irrevocable, the foregoing persons have agreed to vote all shares of McAfee Common Stock they have beneficial ownership of and any McAfee Common Stock they acquire beneficial ownership of prior to the termination of the McAfee Voting Agreements in favor of approval of the issuance of shares of McAfee Common Stock by virtue of the Merger. In addition, such persons have granted irrevocable proxies to the Network General Board

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

to vote such persons' McAfee Common Stock in favor of approval of the issuance of shares of McAfee Common Stock pursuant to the Reorganization Agreement and the Merger.

  Each executive officer and director of Network General (all of whom in the aggregate own 1,865,678 shares of Network General Common Stock as of the Network General Record Date and options exercisable within 60 days of the Network General Record Date to purchase 870,681 shares of Network General Common Stock, representing approximately 4.4% of the votes entitled to be cast by holders of Network General Common Stock issued and outstanding as of the Network General Record Date, and 6.3% of such votes assuming exercise of all vested options held by all such persons) has entered into a Network General Voting Agreement with McAfee. Pursuant to the Network General Voting Agreements, which are irrevocable, the foregoing persons have agreed to vote all shares of Network General Common Stock they have beneficial ownership of and any Network General Common Stock they acquire beneficial ownership of prior to the termination of the Network General Voting Agreements in favor of approval of the Reorganization Agreement and the Merger. In addition, such persons have granted irrevocable proxies to the McAfee Board to vote such persons' Network General Common Stock in favor of approval of the Reorganization Agreement and the Merger.

CONDITIONS TO THE MERGER

  The respective obligations of each party to the Reorganization Agreement to effect the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions: (i) certain approvals by the stockholders of McAfee and Network General shall have been obtained; (ii) the SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened in writing by the SEC; (iii) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, and all waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early, and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained; (iv) McAfee and Network General shall each have received written opinions from their respective tax counsel (WSGR and GCW&F, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if counsel to either McAfee or Network General does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party, and McAfee and Network General agree to make and use their commercially reasonable efforts to cause their stockholders to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions; (v) each of McAfee and Network General shall have received letters from each of Coopers & Lybrand and Arthur Andersen, respectively, dated within two business days prior to the Effective Time, regarding each firm's respective concurrence with McAfee's management's and Network General's management's conclusions as to the appropriateness of pooling of interest accounting for the Merger under APB No. 16, if the Merger is consummated in accordance with the Reorganization Agreement; and (vi) the shares of McAfee Common Stock to be issued to Network General stockholders pursuant to the Merger shall have been approved for listing on Nasdaq upon notice of issuance.

  In addition, the obligation of Network General to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Network General: (i) the representations and warranties of McAfee and Merger Sub contained in the Reorganization Agreement shall have been true and correct in all material respects as of the date of the Reorganization Agreement and shall be true and correct in all material respects on and as of the Closing Date except for changes contemplated by the Reorganization Agreement and except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such particular date), with the same force and effect as if made on and as of the Closing Date, except in certain cases where the failure to be so true and correct would not have or be reasonably likely to have a Material Adverse Effect (as defined in the Reorganization Agreement) on McAfee. Network General shall have received a certificate with respect to the foregoing signed on behalf of McAfee by an authorized officer of McAfee; (ii) McAfee and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by them on or prior to the Closing Date, and Network General shall have received a certificate to such effect signed on behalf of McAfee by an authorized officer of McAfee; (iii) no Material Adverse Effect with respect to McAfee shall have occurred since the date of the Reorganization Agreement or be reasonably likely to occur; (iv) each of the McAfee Affiliates shall have entered into the McAfee Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time; (v) the Board of Directors of McAfee shall have complied in all material respects with the provisions of the Reorganization Agreement; and (vi) McAfee shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on the disclosure schedules delivered by Network General to McAfee in connection with the Reorganization Agreement.

  Further, the obligations of McAfee and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by McAfee: (i) the representations and warranties of Network General contained in the Reorganization Agreement shall have been true and correct in all material respects as of the date of the Reorganization Agreement and shall be true and correct in all material respects on and as of the Closing Date except for changes contemplated by the Reorganization Agreement and except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such particular date), with the same force and effect as if made on and as of the Closing Date, except in certain cases where the failure to be so true and correct would not have or be reasonably likely to have a Material Adverse Effect on Network General. McAfee shall have received a certificate with respect to the foregoing signed on behalf of Network General by an authorized officer of Network General; (ii) Network General shall have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by it at or prior to the Closing Date, and McAfee shall have received a certificate to such effect signed on behalf of Network General by the Chief Executive Officer and the Chief Financial Officer of Network General; (iii) no Material Adverse Effect with respect to Network General shall have occurred since the date of the Reorganization Agreement or be reasonably likely to occur; (iv) each of the Network General Affiliates shall have entered into the Network General Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time; and (v) Network General shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the contracts, licenses or leases set forth in McAfee's disclosure schedule.

TERMINATION OF THE REORGANIZATION AGREEMENT

  The Reorganization Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Network General or McAfee: (i) by mutual written consent duly authorized by the Boards of Directors of McAfee and Network General; (ii) by either Network General or McAfee if the Merger shall not have been consummated by March 31, 1998 for any reason; provided, however, that this right to terminate the Reorganization Agreement shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Reorganization Agreement; (iii) by either Network General or McAfee if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; (iv) by either Network General or McAfee if the required approvals of the stockholders of Network General contemplated by the Reorganization

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

Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Network General stockholders duly convened therefor or at any adjournment thereof (provided that this right to terminate the Reorganization Agreement shall not be available to Network General where the failure to obtain Network General stockholder approval shall have been caused by the action or failure to act of Network General and such action or failure to act constitutes a breach by Network General of the Reorganization Agreement); (v) by either Network General or McAfee if the required approval of the stockholders of McAfee contemplated by the Reorganization Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of McAfee stockholders duly convened therefor or at any adjournment thereof (provided that this right to terminate the Reorganization Agreement shall not be available to McAfee where the failure to obtain McAfee stockholder approval shall have been caused by the action or failure to act of McAfee and such action or failure to act constitutes a material breach by McAfee of the Reorganization Agreement); (vi) by McAfee if (a) the Board of Directors of Network General or any committee thereof shall have withdrawn or modified in a manner adverse to McAfee its approval or recommendation of the Merger or the Reorganization Agreement, (b) Network General shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of Network General in favor of approval of the Merger and the Reorganization Agreement, (c) the Board of Directors of Network General shall have failed to reconfirm such recommendation within ten business days after a written request to do so at any time following the public announcement or disclosure of an Alternative Proposal, (d) the Board of Directors of Network General or any committee thereof shall have recommended any Alternative Proposal, or (e) the Board of Directors of Network General or any committee thereof shall have resolved to do any of the foregoing; (vii) by Network General if (a) the Board of Directors of McAfee or any committee thereof shall have withdrawn or modified in a manner adverse to Network General its recommendation of approval of the issuance of shares of McAfee Common Stock pursuant to the Merger, (b) McAfee shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of McAfee in favor of approval of the issuance of shares of McAfee Common Stock pursuant to the Merger, (c) the Board of Directors of McAfee shall have failed to reconfirm such recommendation within ten business days after a written request to do so at any time following the public announcement or disclosure of a McAfee Contingent Proposal or (d) the Board of Directors of McAfee or any committee thereof shall have resolved to do any of the foregoing; (viii) by Network General at any time prior to the approval of the Merger by Network General's stockholders and following the earlier of (a) three days following the date the Registration Statement is declared effective pursuant to the Securities Act by the SEC or (b) sixty days following the date of the Reorganization Agreement, if the Board of Directors of Network General recommends a Superior Proposal to the stockholders of Network General; (ix) by Network General, upon a breach of any representation, warranty, covenant or agreement on the part of McAfee set forth in the Reorganization Agreement, or if any representation or warranty of McAfee shall have become untrue, in either case such that the conditions set forth in the Reorganization Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that Network General may not terminate the Reorganization Agreement pursuant to this provision if such inaccuracy in McAfee's representations and warranties or breach by McAfee is curable by McAfee through the exercise of its commercially reasonable efforts prior to March 31, 1998, provided McAfee continues to exercise commercially reasonable efforts to cure such breach (it being understood that Network General may so not terminate the Reorganization Agreement if it shall have materially breached the Reorganization Agreement or if such breach by McAfee is cured prior to March 31, 1998); or (x) by McAfee, upon a breach of any representation, warranty, covenant or agreement on the part of Network General set forth in the Reorganization Agreement, or if any representation or warranty of Network General shall have become untrue, in either case such that the conditions set forth in the Reorganization Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that McAfee may not terminate the Reorganization Agreement pursuant to this provision if such inaccuracy in Network General's representations and warranties or breach by Network General is curable by Network General through the exercise of its commercially reasonable efforts prior to March 31, 1998, provided Network General continues to exercise commercially reasonable efforts to cure such breach (it being understood that McAfee may not so terminate the Reorganization Agreement if it shall have materially breached the Reorganization Agreement or if such breach by Network General is cured prior to March 31, 1998).

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

                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF MCAFEE CAPITAL STOCK

  The authorized capital stock of McAfee consists of 100,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of Preferred Stock, $0.01 par value per share. At the McAfee Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve an amendment to McAfee's Second Restated Certificate of Incorporation to increase the authorized capital stock of McAfee by 200 million to 300 million. See "Additional Matters Being Submitted to a Vote of Only McAfee Stockholders-- Proposal Three--Amendment to Second Restated Certificate of Incorporation-- Increase of Authorized Common Stock."

 McAfee Common Stock

  As of the McAfee Record Date, there were 51,403,965 shares of McAfee Common Stock outstanding. McAfee Common Stock is listed on Nasdaq under the symbol MCAF. As of the McAfee Record Date, the outstanding McAfee Common Stock was held of record by approximately 375 stockholders. The holders of McAfee Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The stockholders do not have a right to take action by written consent nor may they cumulate votes in connection with the election of directors. The holders of McAfee Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the McAfee Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of McAfee, the holders of McAfee Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of holders of Preferred Stock that may be then outstanding. The McAfee Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the McAfee Common Stock. All outstanding shares of McAfee Common Stock are fully paid and non-assessable, and the shares of McAfee Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

 McAfee Preferred Stock

  McAfee has 5,000,000 shares of Preferred Stock authorized, of which one share has been designated Series A Preferred Stock and as of the McAfee Record Date, one share of Series A Preferred Stock is outstanding. The share of Series A Preferred Stock was issued in connection with McAfee's acquisition of FSA Corporation in September 1996. The share of Series A Preferred Stock has no preferential rights other than the right to cast a number of votes equal to the number of shares of McAfee Common Stock issuable in exchange for certain exchangeable non-voting shares of FSA Corporation. As of the McAfee Record Date, such exchangeable shares of FSA Corporation were exchangeable for 325,062 shares of McAfee Common Stock.

  The McAfee Board has the authority to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the McAfee Board, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of McAfee Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of McAfee.

 Transfer Agent and Registrar

  The Transfer Agent and Registrar of the McAfee Common Stock is Boston EquiServe and its telephone number is (617) 575-2000.

DESCRIPTION OF NETWORK GENERAL CAPITAL STOCK

  The authorized capital stock of Network General consists of 100,000,000 shares of Common Stock, $0.01 par value per share, and 2,000,000 shares of Preferred Stock, $0.01 par value per share.

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

 Network General Common Stock

  As of the Network General Record Date, there were 42,631,354 shares of Network General Common Stock outstanding held of record by approximately 420 stockholders. Network General Common Stock is listed on Nasdaq under the symbol NETG. Holders of Network General Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Pursuant to the Network General Third Restated Certificate of Incorporation, the stockholders do not have a right to take action by written consent nor may they cumulate votes in connection with the election of Directors. The holders of Network General Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Network General, the holders of Network General Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of holders of Preferred Stock that may be then outstanding. The Network General Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Network General Common Stock. All outstanding shares of Network General Common Stock are fully paid and non-assessable, and the shares of Combined Company Common Stock which are received in exchange for the Network General Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

 Network General Preferred Stock

  Network General has 2,000,000 shares of Preferred Stock authorized, of which 1,000,000 shares are designated Series A Preferred Stock and, as of the Network General Record Date, no shares of Preferred Stock are outstanding. The Board of Directors has the authority to issue the undesignated shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the Network General Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Network General Common Stock and the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Network General.

 Network General Rights Agreement

  On June 26, 1992, Network General adopted the Rights Agreement between Network General and Chemical Trust Company of California, as Rights Agent, as amended (the "Network General Rights Agreement," and each right under the Network General Rights Agreement, a "Right") for each share of Network General Common Stock outstanding on July 14, 1992. When exercisable, each Right initially entitles the holder to purchase one-hundredth of a share of Series A Preferred Stock of Network General at the specified price. The Rights become exercisable on the earlier of: (i) the first date of public announcement by Network General or any person or group (an "Acquiring Person") that such person or group has acquired, without approval of the Board of Directors, beneficial ownership of 20% or more of Network General's outstanding Common Stock, or (ii) the tenth day following the commencement, or announcement of an intention to commence, by any person or group of a tender offer which would result in such person owning 20% or more of the outstanding Common Stock of Network General (the earlier of such dates is referred to as the "Distribution Date"). The Rights expire on July 13, 2002.

  The Rights Agreement was designed to protect and maximize the value of the outstanding equity interests in Network General in the event of an unsolicited attempt by an acquiror to take over Network General in a manner or on terms not approved by the Network General Board of Directors. Pursuant to the Reorganization Agreement, Network General has taken all necessary actions so that the Reorganization Agreement and the consummation of the Merger will not cause any change, effect or result under the Network General Rights Agreement which is adverse to the interests of McAfee. McAfee does not have a rights plan.

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

 Transfer Agent and Registrar

  The Transfer Agent and Registrar of the Network General Common Stock is Boston EquiServe and its telephone number is (617) 575-2000.

COMPARISON OF RIGHTS OF NETWORK GENERAL AND MCAFEE STOCKHOLDERS

  After consummation of the Merger, the holders of Network General Common Stock who receive McAfee Common Stock under the terms of the Reorganization Agreement will become stockholders of the Combined Company. As stockholders of Network General, their rights are presently governed by Delaware law and by the Network General Third Restated Certificate of Incorporation (the "Network General Certificate") and the Network General Amended and Restated Bylaws (the "Network General Bylaws"). As stockholders of the Combined Company, their rights will be governed by Delaware law and by McAfee's Second Restated Certificate of Incorporation (the "McAfee Certificate") and McAfee's Bylaws, as amended (the "McAfee Bylaws"). The following discussion summarizes the material differences between the rights of holders of Network General Common Stock and holders of McAfee Common Stock and differences between the charters and bylaws of Network General and McAfee. This summary does not purport to be complete and is qualified in its entirety by reference to the Network General Certificate and Network General Bylaws, the McAfee Certificate and the McAfee Bylaws and the relevant provisions of Delaware law.

 Special Meeting of the Stockholders

  The Network General Bylaws provide that special meetings of the stockholders may only be called by the President or the Network General Board. The McAfee Certificate provides that special meetings of the stockholders may be called by resolution of the McAfee Board or by the holders of shares entitled to cast not less than 10% of the votes at the meeting. Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

 Action by Consent of Stockholders

  Under Delaware law, unless the certificate of incorporation provides otherwise, any action to be taken by stockholders may be taken without a meeting, without prior notice, and without a vote, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted consent to the action in writing. Neither the McAfee Certificate nor the Network General Certificate allows for actions by written consent of the stockholders.

 Cumulative Voting

  Neither the McAfee Certificate nor the Network General Certificate provides for cumulative voting by stockholders in elections of directors. Delaware law does not provide for cumulative voting unless cumulative voting by stockholders is provided for in the company's certificate of incorporation.

 Classification of the Board of Directors

  The Network General Bylaws provide that the number of directors shall initially be five, and thereafter shall be fixed from time to time by resolution of the Network General Board. Pursuant to applicable board resolutions, the Network General Board currently consists of eight directors. The Network General Bylaws provide for division of its Board of Directors into three classes, as nearly equal in size as possible, with staggered terms. The McAfee Certificate and McAfee Bylaws provide that the number of directors shall be initially six and, thereafter, shall be fixed from time to time by the McAfee Board. Pursuant to applicable resolutions, the McAfee Board currently consists of six directors. There is currently one vacancy on the McAfee Board. The McAfee Certificate also provides for three classes of directors, as nearly equal in size as possible, with staggered terms.

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

  Pursuant to the Reorganization Agreement, the Board of Directors of the Combined Company following the Merger will initially consist of six members. The Combined Company will have a staggered board, with three classes of directors: Classes I, II and III. The classes of directors will be elected in sequential years for three year terms. Mr. Bolger (a Class I director with his term expiring in 1999) will be leaving the Combined Company Board effective April 30, 1998, at which time the Combined Company Board will be reduced to five members.

 Removal of Directors

  The McAfee Bylaws and the Network General Bylaws each provide that any director or the entire Board of Directors may be removed, with or without cause, by the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Under Delaware law, the stockholders of a corporation that has a classified board of directors, such as McAfee and Network General, may only remove directors for cause.

 Exculpation of Directors

  Each of McAfee and Network General has included in its Certificate of Incorporation and Bylaws a provision which eliminates the personal liability of its directors from monetary damages resulting from a breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law.

 Indemnification of Directors, Officers and Others

  The McAfee Bylaws and the Network General Bylaws require indemnification of their directors, officers, employees and agents to the maximum extent and in the manner permitted by the Delaware General Corporation Law.

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

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

FINANCIAL STATEMENTS

  The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the Merger, using the pooling of interests method of accounting.

  The unaudited pro forma combined condensed financial statements reflect certain assumptions deemed probable by management regarding the Merger (for example, that share information used in the unaudited pro forma information approximates actual share information at the Effective Date). No adjustments to the unaudited pro forma combined condensed financial information have been made to account for different possible results in connection with the foregoing, as management believes that the impact on such information of the varying outcomes, individually or in the aggregate, would not be materially different.

  The unaudited pro forma combined balance sheet as of September 30, 1997 gives effect to the Merger as if it had occurred on September 30, 1997, and combines the unaudited consolidated balance sheet of McAfee and the unaudited consolidated balance sheet of Network General as of September 30, 1997. The unaudited pro forma combined statements of income for all periods presented give effect to the Merger as if it had occurred on January 1, 1994. Network General has a fiscal year that ends on March 31 of each year. For purposes of the pro forma statement of income, Network General's consolidated statement of income (loss) for each of the three fiscal years ended March 31, 1997, and for the nine month periods ended September 30, 1996 and 1997, have been combined with McAfee's consolidated statement of income for each of the three fiscal years ended December 31, 1996, and the nine month periods ended September 30, 1996 and 1997 (as a result, Network General's results of operations for the three month period ended March 31, 1997 are included in the pro forma combined statement of income for both the twelve months ended December 31, 1996 and the nine months ended September 30, 1997, and results for the three month period ended March 31, 1996 are included in the pro forma combined statement of income for both the twelve months ended December 31, 1995 and the nine months ended September 30, 1996).

  McAfee and Network General estimate they will incur direct transaction costs of approximately $15,000,000 associated with the Merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges, as well as costs associated with the proposed change of name of the Combined Company to "Network Associates, Inc." These nonrecurring transaction costs will be charged to operations upon consummation of the Merger. It is expected that following the Merger, the Combined Company will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating the two companies. This charge has not been reflected in the pro forma condensed balance sheet or pro forma condensed statements of income. There can be no assurance that the Combined Company will not incur additional charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

  Such unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined financial statements are based upon the respective historical consolidated financial statements and notes thereto of McAfee and Network General included elsewhere in this Joint Proxy Statement/Prospectus, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the Combined Company.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                    NETWORK   PRO FORMA  PRO FORMA
                                            MCAFEE  GENERAL  ADJUSTMENTS COMBINED
                                           -------- -------- ----------- ---------
                  ASSETS
                  ------
Current assets:
  Cash and short term investments......... $134,564 $ 20,799       --    $155,363
  Marketable securities...................   34,987   78,866       --     113,853
  Accounts receivable, net................   63,271   43,434       --     106,705
  Prepaid, other current assets and
   deferred taxes.........................   12,636   21,712       --      34,348
                                           -------- --------   -------   --------
    Total current assets..................  245,458  164,811       --     410,269
Long term investments.....................   68,193   23,138       --      91,331
Fixed assets, net.........................   17,532   22,404       --      39,936
Intangibles, deferred taxes and other
 assets...................................   11,310   11,346       --      22,656
                                           -------- --------   -------   --------
    Total assets.......................... $342,493 $221,699   $   --    $564,192
                                           ======== ========   =======   ========
    LIABILITIES & STOCKHOLDERS' EQUITY
    ----------------------------------
Current liabilities:
  Accounts payable........................ $  9,455 $  8,957   $   --    $ 18,412
  Accrued merger costs....................      --       --     15,000     15,000
  Accrued liabilities.....................   21,376   23,164    (5,550)    38,990
  Deferred revenue........................   31,479   31,189       --      62,668
                                           -------- --------   -------   --------
    Total current liabilities.............   62,310   63,310     9,450    135,070
Deferred revenue less current portion and
 deferred taxes...........................    6,129    4,801       --      10,930
                                           -------- --------   -------   --------
    Total liabilities.....................   68,439   68,111     9,450    146,000
Common stock and additional paid in
 capital..................................  134,596   45,581       --     180,177
Retained earnings.........................  139,458  108,007    (9,450)   238,015
                                           -------- --------   -------   --------
    Total stockholders' equity............  274,054  153,588    (9,450)   418,192
                                           -------- --------   -------   --------
    Total liabilities & stockholders'
     equity............................... $342,493 $221,699   $   --    $564,192
                                           ======== ========   =======   ========

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                   -------------------------- -----------------
                                     1994     1995     1996     1996     1997
                                   -------- -------- -------- -------- --------
Net revenue....................... $192,692 $278,910 $421,794 $282,913 $438,888
Operating costs and expenses:
  Cost of net revenue.............   36,483   48,722   72,749   46,866   69,081
  Research and development........   26,825   36,771   53,082   36,174   61,898
  Marketing and sales.............   64,847   92,295  125,964   86,563  136,786
  General and administrative......   14,904   20,134   30,315   20,912   31,115
  Amortization of intangibles.....      792    1,356    3,169    2,295      588
  Acquired in-process research and
   development and other non-
   recurring charges..............   13,788   19,936   30,669   11,165   43,192
                                   -------- -------- -------- -------- --------
Total operating costs and
 expenses.........................  157,639  219,214  315,948  203,975  342,660
                                   -------- -------- -------- -------- --------
Income from operations............   35,053   59,696  105,846   78,938   96,228
Other income......................    6,201    8,799    9,548    7,221   11,094
                                   -------- -------- -------- -------- --------
Net income before tax.............   41,254   68,495  115,394   86,159  107,322
Provision for income taxes........   13,238   26,154   51,284   33,917   54,782
                                   -------- -------- -------- -------- --------
Net income........................ $ 28,016 $ 42,341 $ 64,110 $ 52,242 $ 52,540
                                   ======== ======== ======== ======== ========
Net income per share.............. $   0.43 $   0.62 $   0.89 $   0.73 $   0.72
                                   ======== ======== ======== ======== ========
Shares used in per share
 calculation......................   64,771   68,459   72,251   71,883   72,512
                                   ======== ======== ======== ======== ========

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) PRO FORMA BASIS OF PRESENTATION

  The unaudited pro forma combined financial statements for the years ended December 31, 1994, 1995 and 1996 reflect the combination of the financial statements of McAfee for the years ended December 31, 1994, 1995 and 1996 and the financial statements of Network General for the years ended March 31, 1995, 1996 and 1997. The unaudited pro forma combined statements of income for the nine month periods ended September 30, 1996 and 1997 reflect the combination of the statements of income (loss) of McAfee and Network General for the nine month periods ended September 30, 1996 and 1997. Therefore, the unaudited pro forma combined statements of income for nine month periods ended September 30, 1996 and 1997 include Network General's statements of income
(loss) for the three month periods ended March 31, 1996 and 1997 which are also included in the unaudited pro forma combined statements of income for the years ended December 31, 1995 and 1996, respectively. Revenues and net income
(loss) of Network General for the quarters ended March 31, 1996 and 1997 were $53.8 million and $10.4 million and $68.0 million and $(6.4) million, respectively.

  These unaudited pro forma combined financial statements reflect the issuance of 17,663,698 shares of McAfee Common Stock in exchange for an aggregate of 42,389,485 shares of Network General Common Stock (outstanding as of September 30, 1997) in connection with the Merger, based on the Exchange Ratio of 0.4167 set forth in the following table:

   Network General Common Stock outstanding as of September 30,
    1997............................................................ 42,389,485
   Exchange Ratio................................................... 0.4167:1.0
   Number of shares of McAfee Common Stock exchanged................ 17,663,698
   Number of shares of McAfee Common Stock Outstanding at September
    30, 1997........................................................ 51,259,448
                                                                     ----------
   Number of shares of Combined Company Common Stock outstanding after the completion of the Merger.............................. 68,923,146
                                                                     ==========

  The actual number of shares of McAfee Common Stock to be issued will be determined at the Effective Time based on the number of shares of Network General Common Stock outstanding at that date.

(2) PRO FORMA COMBINED BALANCE SHEET

  (a) McAfee and Network General estimate they will incur direct transaction costs of approximately $15,000,000 associated with the Merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger. These changes have been reflected in the unaudited pro forma combined balance sheet but have not been included in the unaudited pro forma combined statements of income.

  (b) It is expected that following the Merger, the Combined Company will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating the two companies. This charge has not been reflected in the pro forma condensed balance sheet or condensed statements of income. There can be no assurance that the Combined Company will not incur additional charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

(3) PRO FORMA COMBINED STATEMENTS OF INCOME

  The following are the historical results of operations of McAfee and Network General and their pro forma combined amounts to reflect the Merger as if it were effected for all periods presented below:

                                                              NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                  --------------------------- -----------------
                                    1994     1995     1996      1996     1997
                                  -------- -------- --------- -------- --------
TOTAL REVENUES:
  McAfee........................  $ 52,937 $ 90,065 $ 181,126 $121,902 $247,960
  Network General...............   139,755  188,845   240,668  161,011  190,928
                                  -------- -------- --------- -------- --------
                                  $192,692 $278,910 $ 421,794 $282,913 $438,888
                                  ======== ======== ========= ======== ========
COST OF REVENUES:
  McAfee........................  $  4,684 $  4,801 $  11,057 $  7,220 $ 18,864
  Network General...............    31,799   43,921    61,692   39,646   50,217
                                  -------- -------- --------- -------- --------
                                  $ 36,483 $ 48,722 $  72,749 $ 46,866 $ 69,081
                                  ======== ======== ========= ======== ========
RESEARCH AND DEVELOPMENT:
  McAfee........................  $  6,857 $  9,354 $  22,191 $ 14,212 $ 33,804
  Network General...............    19,968   27,417    30,891   21,962   28,094
                                  -------- -------- --------- -------- --------
                                  $ 26,825 $ 36,771 $  53,082 $ 36,174 $ 61,898
                                  ======== ======== ========= ======== ========
SALES AND MARKETING:
  McAfee........................  $ 17,798 $ 29,762 $  51,326 $ 34,664 $ 72,878
  Network General...............    47,049   62,533    74,638   51,899   63,908
                                  -------- -------- --------- -------- --------
                                  $ 64,847 $ 92,295 $ 125,964 $ 86,563 $136,786
                                  ======== ======== ========= ======== ========
GENERAL AND ADMINISTRATIVE:
  McAfee........................  $  5,733 $  7,751 $  14,949 $  9,876 $ 18,327
  Network General...............     9,171   12,383    15,366   11,036   12,788
                                  -------- -------- --------- -------- --------
                                  $ 14,904 $ 20,134 $  30,315 $ 20,912 $ 31,115
                                  ======== ======== ========= ======== ========
AMORTIZATION OF INTANGIBLES:
  McAfee........................  $    792 $  1,356 $   3,169 $  2,295 $    588
  Network General...............       --       --        --       --       --
                                  -------- -------- --------- -------- --------
                                  $    792 $  1,356 $   3,169 $  2,295 $    588
                                  ======== ======== ========= ======== ========
ACQUIRED IN-PROCESS RESEARCH AND
 DEVELOPMENT AND OTHER NON-
 RECURRING CHARGES:
  McAfee........................  $ 13,788 $ 12,783 $  11,165 $ 11,165 $    --
  Network General...............       --     7,153    19,504      --    43,192
                                  -------- -------- --------- -------- --------
                                  $ 13,788 $ 19,936 $  30,669 $ 11,165 $ 43,192
                                  ======== ======== ========= ======== ========
OTHER INCOME:
  McAfee........................  $    873 $  1,713 $   3,461 $  2,164 $  5,936
  Network General...............     5,328    7,086     6,087    5,057    5,158
                                  -------- -------- --------- -------- --------
                                  $  6,201 $  8,799 $   9,548 $  7,221 $ 11,094
                                  ======== ======== ========= ======== ========
INCOME TAXES:
  McAfee........................  $  1,553 $ 11,055 $  31,713 $ 21,253 $ 41,585
  Network General...............    11,685   15,099    19,571   12,664   13,197
                                  -------- -------- --------- -------- --------
                                  $ 13,238 $ 26,154 $  51,284 $ 33,917 $ 54,782
                                  ======== ======== ========= ======== ========

                                                                 NINE MONTHS
                                                               ENDED SEPTEMBER
                                      YEAR ENDED DECEMBER 31,        30,
                                      ------------------------ ----------------
                                       1994    1995     1996    1996     1997
                                      ------- ------- -------- ------- --------
NET INCOME (LOSS):
  McAfee............................. $ 2,605 $14,916 $ 39,017 $23,381 $ 67,850
  Network General....................  25,411  27,425   25,093  28,861  (15,310)
                                      ------- ------- -------- ------- --------
                                      $28,016 $42,341  $64,110 $52,242 $ 52,540
                                      ======= ======= ======== ======= ========

(4) PRO FORMA NET INCOME PER SHARE

  The following table reconciles the number of shares used in the pro forma per share computations to the numbers set forth in McAfee's and Network General's historical statements of operations.

SHARES USED IN PRO FORMA PER SHARE CALCULATIONS

                                                                  NINE MONTHS
                                            YEAR ENDED DECEMBER      ENDED
                                                    31,          SEPTEMBER 30,
                                            -------------------- -------------
                                             1994   1995   1996   1996   1997
                                            ------ ------ ------ ------ ------
                                             (IN THOUSANDS EXCEPT CONVERSION
                                                         NUMBER)
   SHARES USED IN PER SHARE CALCULATIONS
   Historical--McAfee...................... 46,175 49,365 53,207 52,810 54,012
                                            ------ ------ ------ ------ ------
   Historical--Network General............. 44,626 45,822 45,703 45,772 44,396
   Conversion Number....................... 0.4167 0.4167 0.4167 0.4167 0.4167
                                            ------ ------ ------ ------ ------
                                            18,596 19,094 19,044 19,073 18,500
                                            ------ ------ ------ ------ ------
   Pro forma combined ..................... 64,771 68,459 72,251 71,883 72,512
                                            ------ ------ ------ ------ ------

                    ADDITIONAL MATTERS BEING SUBMITTED TO A
                       VOTE OF ONLY MCAFEE STOCKHOLDERS

PROPOSAL TWO--AMENDMENT TO SECOND RESTATED CERTIFICATE OF INCORPORATION--NAME CHANGE

  The McAfee Certificate provides that the name of McAfee is "McAfee Associates, Inc." On October 13, 1997, the McAfee Board approved an amendment of the McAfee Certificate to, at the Effective Time, change McAfee's name to "Network Associates, Inc.," subject to stockholder approval of this proposal and contingent upon consummation of the Merger. Under the proposed amendment, upon consummation of the Merger, Article FIRST of the McAfee Certificate would be amended and restated to read as follows:

  "The name of the corporation is Network Associates, Inc. (hereinafter sometimes referred to as the "Corporation")."

  The McAfee stockholders are being asked to approve such amendment. The affirmative vote of the majority of the votes entitled to be cast by holders of outstanding shares of McAfee securities (including McAfee Common Stock and other securities entitled to vote together with the McAfee Common Stock) will be required to approve this amendment of the McAfee Certificate. The effect of a broker non-vote or an abstention is the same as that of a vote against the proposal.

  THE MCAFEE BOARD UNANIMOUSLY RECOMMENDS THAT MCAFEE STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE MCAFEE CERTIFICATE TO CHANGE THE CORPORATE NAME OF MCAFEE TO "NETWORK ASSOCIATES, INC.," CONTINGENT UPON CONSUMMATION OF THE MERGER. APPROVAL OF THE MERGER IS NOT DEPENDENT ON MCAFEE STOCKHOLDER APPROVAL OF THE NAME CHANGE.

PROPOSAL THREE--AMENDMENT TO SECOND RESTATED CERTIFICATE OF INCORPORATION--
             INCREASE TO AUTHORIZED COMMON STOCK

  On October 21, 1997, the McAfee Board approved an amendment to the McAfee Certificate to increase the number of authorized shares of McAfee Common Stock by 200 million shares to 300 million shares. Under such amendment, subject to stockholder approval, the first paragraph of Article FOURTH of the McAfee Certificate would be amended and restated to read as follows:

  "The Corporation is authorized to issue a total of three hundred five million (305,000,000) shares of stock in two classes designated respectively "Preferred Stock' and "Common Stock.' The total number of shares of Preferred Stock the Corporation shall have authority to issue is five million (5,000,000), par value one cent ($0.01) per share, and the total number of shares of Common Stock the Corporation shall have the authority to issue is three hundred million (300,000,000), par value one cent ($0.01) per share."

  The one outstanding share of Series A Preferred Stock, which will not be affected by the foregoing amendment, has no preferential rights other than the right to vote 325,062 votes together with the shares of McAfee Common Stock. See "Comparison of Capital Stock--Description of McAfee Capital Stock."

  As of September 30, 1997, there were 100,000,000 shares of McAfee Common Stock authorized, of which approximately 51,259,448 shares were issued and outstanding and approximately 11,000,000 of which were reserved for issuance under McAfee's stock benefit plans and in connection with the conversion of certain non-voting exchangeable shares of FSA Corporation, leaving only approximately 37,750,000 authorized shares available for future issuance. The issuance of McAfee Common Stock to the stockholders and option holders of Network General pursuant to Proposal One herein would require up to approximately 19,200,000 shares of McAfee Common Stock.

  In addition, although McAfee has no specific plans to use the additional authorized shares of McAfee Common Stock other than as described above, the McAfee Board believes that it is prudent to increase the number of authorized shares of McAfee Common Stock to the proposed level in order to provide a reserve of shares available for issuances in connection with possible future actions. Such actions may include, but are not limited to, stock splits or stock dividends if the McAfee Board were to determine that such would be desirable to facilitate a broader base of stockholders. The McAfee Board also believes that the increased number of shares will provide the flexibility to effect other possible actions such as financings, corporate mergers, acquisitions of property, employee benefit plans and other general corporate purposes. Having such additional authorized shares available for issuance in the future would allow the McAfee Board to issue shares of McAfee Common Stock without the delay and expense associated with seeking stockholder approval. Elimination of such delays and expense occasioned by the necessity of obtaining stockholder approval will better enable McAfee (or, after the Merger, the Combined Company), among other things, to engage in financing transactions and acquisitions as well as to take advantage of changing market and financial conditions on a more competitive basis as determined by the Board.

  The increase in authorized McAfee Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

  The increase in the authorized number of shares of McAfee Common Stock could have an anti-takeover effect. Shares of authorized and unissued McAfee Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a takeover of McAfee more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of McAfee Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of McAfee.

  The McAfee stockholders are being asked to approve such amendment. The affirmative vote of a majority of the votes entitled to be cast by holders of outstanding shares of McAfee securities (including McAfee Common Stock and other securities entitled to vote together with the McAfee Common Stock) will be required to approve this amendment to the McAfee Certificate. The effect of a broker non-vote or an abstention is the same as that of a vote against the proposal.

  THE MCAFEE BOARD UNANIMOUSLY RECOMMENDS THAT MCAFEE STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE MCAFEE CERTIFICATE TO INCREASE THE AUTHORIZED MCAFEE COMMON STOCK TO 300 MILLION SHARES. APPROVAL OF THIS AMENDMENT IS NOT CONTINGENT UPON CONSUMMATION OF THE MERGER.

PROPOSAL FOUR--AMENDMENT OF MCAFEE'S 1997 STOCK INCENTIVE PLAN--INCREASE IN NUMBER OF SHARES ELIGIBLE FOR GRANT AND ELIMINATION OF ABILITY TO MAKE CERTAIN OPTION GRANTS

  McAfee's 1997 Stock Incentive Plan (the "McAfee Incentive Plan") was initially adopted by the McAfee Board on April 17, 1997 and approved by the McAfee stockholders on June 5, 1997. The McAfee Incentive Plan authorizes the grant of stock options to employees, nonemployee directors and consultants of the Combined Company. A total of 2,450,000 shares of McAfee Common Stock are currently reserved for issuance under the McAfee Incentive Plan. Options granted under the McAfee Incentive Plan may include nonstatutory stock options ("NSOs") as well as incentive stock options ("ISOs").

  As of September 30, 1997, options to purchase approximately 150,000 shares of McAfee Common Stock granted under the McAfee Incentive Plan were outstanding, approximately 2,300,000 shares remained available for future option grants and no options had been exercised.

  On October 21, 1997 the McAfee Board approved, contingent upon consummation of the Merger, (i) a further increase of 3,400,000 shares for issuance under the McAfee Incentive Plan, which, if approved by the McAfee stockholders, would increase the total shares reserved for issuance under the McAfee Incentive Plan since its inception and as of the date immediately following approval of this proposal to 5,850,000 shares and (ii) elimination from the McAfee Incentive Plan of the ability of the McAfee Board to grant options with an exercise price less than the fair market value of McAfee Common Stock on the date of grant. The proposed increase of 3,400,000 shares represents approximately 5% of McAfee Common Stock to be outstanding or issuable following the Merger, based on the capitalization of Network General and McAfee on October 28, 1997.

  Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), limits McAfee's deduction in any one fiscal year for federal income tax purposes to $1,000,000 per person with respect to McAfee's Chief Executive Officer and its four other highest paid executive officers who are employed on the last day of the fiscal year unless the compensation was exempt from the deduction limit (the "Section 162(m) Limit"). Option grants under the McAfee Incentive Plan will be exempt from the deduction limitation if the stockholders approve the material provisions of the McAfee Incentive Plan. The McAfee Incentive Plan allows for the grant of incentive stock options to all employees of the Combined Company and the grant of nonstatutory stock options and restricted stock to employees, directors and consultants of the Combined Company. After approval of the amendments, stock options must be granted with an exercise price not less than the fair market value of McAfee's Common Stock on the date of grant. The McAfee Incentive Plan provides that no employee of the Combined Company may be granted, in any fiscal year, options to purchase more than 1,000,000 shares of Common Stock. However, notwithstanding this limit, in connection with such individual's initial employment with the Combined Company, the individual may be granted options to purchase up to an additional 500,000 shares.

  McAfee stockholders are requested to approve these amendments to the McAfee Incentive Plan. The McAfee Board believes the increase in the number of shares reserved under the McAfee Incentive Plan is in the best interests of the Combined Company following the Merger, as the Merger will double the size of the employee base. The increase will help ensure that the Combined Company will have an adequate reserve of shares under the McAfee Incentive Plan. The McAfee Incentive Plan provides long term incentives to help retain key personnel in the Combined Company following the Merger. Additionally, the McAfee Board believes that the elimination of the ability to grant options with an exercise price less than the fair market value of the Common Stock on the date of grant reflects McAfee's historic policy and practice.

 Summary of the Provisions of the McAfee Incentive Plan

  The key provisions of the McAfee Incentive Plan are summarized below. This summary, however, is not intended to be a complete description of all terms of the McAfee Incentive Plan. A copy of the McAfee Incentive Plan text will be furnished to any stockholder upon request. Such a request should be directed to the Corporate Secretary at McAfee's principal executive office.

  Administration and Eligibility. The McAfee Incentive Plan is administered by a committee of the McAfee Board (the "Committee") and may, in the case of award recipients who are not officers or directors of McAfee, be administered by another committee of the McAfee Board consisting of at least one director. The Committee selects the individuals who receive awards, determines the size of any award and establishes any vesting or other conditions. Employees, nonemployee directors and consultants of McAfee are eligible to participate in the McAfee Incentive Plan, although incentive stock options may be granted only to employees. In addition, awards may be granted to prospective employees or consultants in connection with a written offer of employment or engagement from McAfee.

  Form of Awards. The McAfee Incentive Plan provides for awards in the form of options, stock appreciation rights ("SARs"), restricted stock or stock units, or any combination thereof. No payment is required upon receipt of an award, except that a recipient of newly issued restricted stock may be required to pay the par value of such restricted stock to McAfee.

  Options. Options may include NSOs as well as ISOs intended to qualify for special tax treatment. The term of an option cannot exceed 10 years. After the amendments are approved, the exercise price of an option must be equal to or greater than the fair market value of the Common Stock on the date of grant.

  The exercise price of an option may be paid in any lawful form permitted by the Committee, including (without limitation) cash, a full-recourse promissory note, the surrender of shares of Common Stock or restricted shares already owned by the optionee or through a cashless exercise program. The Committee may likewise permit optionees to satisfy their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to McAfee.

  The Committee may at any time offer to buy out an outstanding option for cash or give an optionee the right to surrender his or her option for cash.

  Stock Appreciation Rights. An SAR permits the participant to elect to receive any appreciation in the value of the underlying stock from McAfee, either in shares of Common Stock or in cash or a combination of the two, with the Committee having the discretion to determine the form in which such payment is made. The amount payable on exercise of an SAR is measured by the difference between the market value of the underlying stock at exercise and the exercise price. All SARs intended to be exempt from the Section 162(m) Limit will be granted with an exercise price equal to or greater than 100% of the fair market value of the Common Stock on the date of grant. SARs may, but need not, be granted in conjunction with options. Upon exercise of an SAR granted in tandem with an option, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which an SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised.

  Restricted Shares. Restricted shares are shares of McAfee Common Stock that are subject to forfeiture in the event that the applicable vesting conditions are not satisfied. Restricted shares have the same voting and dividend rights as other shares of McAfee Common Stock. The recipient of restricted shares may pay all projected withholding taxes relating to the award with shares of McAfee Common Stock rather than cash.

  Stock Units. A stock unit is an unfunded bookkeeping entry representing the equivalent of one share of McAfee Common Stock. A holder of stock units has no voting rights or other privileges as a stockholder but may be entitled to receive dividend equivalents equal to the amount of dividends paid on the same number of shares of McAfee Common Stock. Dividend equivalents may be converted into additional stock units or settled in the form of cash, McAfee Common Stock or a combination of both. Stock units, when vested, may be settled by distributing shares of McAfee Common Stock or by a cash payment corresponding to the fair market value of an equivalent number of shares of McAfee Common Stock, or a combination of both. Vested stock units are settled at the time determined by the Committee. If the time of settlement is deferred, interest or additional dividend equivalents may be credited on the deferred payment. The recipient of stock units may pay all withholding taxes relating to the settlement of the award with McAfee Common Stock rather than cash.

  Vesting Conditions. As noted above, the Committee determines the number of options, SARs, restricted shares or stock units to be included in the award as well as the vesting and other conditions. The vesting conditions may be based on the length of the recipient's service, his or her individual performance, McAfee's performance or other appropriate criteria. In the case of restricted shares and stock units that are intended to be exempt from the Section 162(m) Limit, vesting is based on McAfee's performance as measured by cash flow, earnings per share, gross margin, net income, operating income, operating margin, pre-tax profit, return on assets, return on capital, return on stockholder equity, growth with respect to any of the foregoing measures, expense reduction, growth in bookings, growth in revenue or stock price increase, or any combination of the foregoing.

  Vesting may be accelerated in the event of the recipient's death, disability or retirement or in the event of a transfer of control with respect to McAfee. For purposes of the McAfee Incentive Plan, a "transfer of control" of McAfee will be deemed to occur upon any of the following events in which the stockholders of McAfee immediately before such event do not retain in substantially the same proportions immediately after such event, directly or indirectly, at least a majority of the beneficial interest in the voting stock of McAfee or its successor or the corporation to which McAfee's assets have been transferred: (a) the direct or indirect sale or exchange by the stockholders of McAfee of all or substantially all of the voting stock of McAfee, (b) a merger in which McAfee is a party or (c) the sale, exchange or transfer of all or substantially all of McAfee's assets. A transfer of control will also occur in the event of a liquidation or dissolution of McAfee.

  Deferral of Awards. The Committee (in its sole discretion) may permit or require the recipient of an award to have cash that otherwise would be paid to him or her as a result of the exercise of an SAR or the settlement of stock units credited to a deferred compensation account established for him or her as an entry on McAfee's books, to have shares of McAfee Common Stock that otherwise would be delivered to him or her as a result of the exercise of an option or SAR converted into an equal number of stock units, or to have shares that otherwise would be delivered to him or her as a result of the exercise of an option or SAR or the settlement of stock units converted into an amount credited to a deferred compensation account established for him or her on McAfee's books. The amount to be credited is measured by reference to the fair market value of McAfee Common Stock as of the date when shares otherwise would have been delivered to the award recipient. A deferred compensation account established under this provision may be credited with interest or other forms of investment return, as determined by the Committee.

  Number of Reserved Shares and Maximum Awards. The total number of shares of McAfee's Common Stock currently available (prior to the approval of this proposed amendment of the McAfee Incentive Plan) for grants under the McAfee Incentive Plan is 2,450,000 (subject to anti-dilution adjustments) before approval of the proposed amendment. If any options, SARs, restricted shares or stock units are forfeited, or if options or SARs terminate for any other reason prior to exercise, then they again become available for awards. If options currently outstanding under the Predecessor Plan are forfeited or otherwise terminate unexercised, they become available for awards under the McAfee 1995 Stock Incentive Plan. If stock units are settled, then only the number of shares (if any) actually issued in settlement of such stock units reduces the number of shares available under the McAfee Incentive Plan and the balance again becomes available for awards under the Plan. If SARs are exercised, then only the number of shares (if any) actually issued in settlement of such SARs reduces the number available and the balance again becomes available for awards. No individual may receive options or SARs covering more than one million shares in any calendar year (subject to anti-dilution adjustments), except that the limit is 1,500,000 shares for a new employee in the year in which he or she is hired. In the case of an award that is subject to performance vesting conditions, no individual may receive more than 300,000 restricted shares or stock units in any calendar year (subject to anti-dilution adjustments).

 Federal Income Tax Consequences

  Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of Combined Company. The Combined Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

  Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted an NSO. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of Combined Company is subject to tax withholding by Combined Company. Combined Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

  Restricted Stock. Restricted Stock will generally be taxed in the same manner as NSOs. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to Combined Company's right to repurchase the stock upon the purchaser's termination of employment with Combined Company. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

  The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by Combined Company. Different rules may apply if the purchaser is also an officer, director, or 10% shareholder of Combined Company.

  Stock Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the recipient generally will be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any Common Stock received on the exercise. In the case of a recipient who is also an employee, any income recognized on exercise of a stock appreciation right will constitute wages for which withholding will be required. Combined Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by recipient. If the optionee receives Common Stock upon the exercise of a stock appreciation right, any gain or loss on the subsequent sale of such stock will be treated in the same manner as discussed above under "Nonstatutory Stock Options."

  THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, HOLDERS OF RESTRICTED STOCK AND STOCK APPRECIATION RIGHTS AND THE COMBINED COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND RESTRICTED STOCK AND STOCK APPRECIATION RIGHTS UNDER THE MCAFEE INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

 Vote Required and Board of Directors' Recommendation

  The McAfee stockholders are being asked to approve these amendments, contingent upon consummation of the Merger. The affirmative vote of a majority of the votes cast will be required to approve the amendments to the McAfee Incentive Plan. For purposes of this proposal, abstentions are counted as votes cast and accordingly have the same effect as votes against the proposal, whereas broker non-votes are not counted as votes cast and therefore once a quorum is present, will have no effect on the proposal.

  THE MCAFEE BOARD UNANIMOUSLY RECOMMENDS THAT MCAFEE STOCKHOLDERS VOTE "FOR" THE AMENDMENTS TO THE MCAFEE INCENTIVE PLAN.

                            MCAFEE ASSOCIATES, INC.

                                MCAFEE BUSINESS

BACKGROUND

  McAfee develops, markets, distributes and supports network security and management software products. McAfee provides industry-leading network security products for anti-virus protection as well as client/server network management tools. Many of McAfee's network management products are available as individual software modules as well as integrated product suites. McAfee is also a leader in electronic software distribution, which is the principal channel through which it distributes its products to large corporations, institutions and government entities. McAfee generally utilizes a two-year subscription licensing model for this distribution method.

PRODUCTS

  McAfee provides a broad line of network security and management software products. The following summarizes McAfee's principal products and lists the operating system(s) on which each product runs:

 PRODUCT CATEGORY      PRINCIPAL PRODUCTS       OPERATING SYSTEMS
 ----------------      ------------------       -----------------
 Enterprise Management McAfee Enterprise        NetWare, Windows NT
 Network Security      NetShield Security Suite Novell & NT Servers, Lotus
                                                 Notes Servers, MS Exchange
                                                 Servers, MS Proxy Servers,
                                                 Dedicated PC
                       VirusScan Security Suite DOS, OS/2, Windows 3.X, Windows
                                                 95, Windows NT
                       PowerLogin               Multiple Unix variants
                       PowerBroker              Multiple Unix variants
                       VirusScan                DOS, OS/2, Windows 3.X, Mac,
                                                 Windows 95, Windows NT, Linux,
                                                 Solaris, FreeBSD
                       GroupScan                Windows 95, Windows NT, Windows
                                                 3.X, OS/2
                       Webscan                  Windows 95
                       NetShield                NetWare, Windows 95
                       WebShield                Dedicated system supports web
                                                 servers of any OS
                       GroupShield              Windows NT, Windows 95, OS/2,
                                                 Lotus Notes Servers
                       Bootshield               Windows 3.X, DOS
                       ROMShield                Windows 3.X, DOS, OS/2
                       Desktop Security Suite   DOS, OS/2, Windows 3.X, Mac,
                                                 Windows 95, Windows NT
                       NetCrypto                Windows NT, Windows 95, Windows
                                                 3.X and multiple Unix variants
                       WebWall                  Dedicated System supports web
                                                 servers of any OS
                       PCCrypto                 Windows 95, Windows NT, Windows
                                                 3.X
                       PCFirewall               Windows 95, Windows NT, Windows
                                                 3.X

 PRODUCT CATEGORY      PRINCIPAL PRODUCTS               OPERATING SYSTEMS
 ----------------      ------------------               -----------------
 Network Management    Zero Administration Client Suite NetWare & Windows NT
                                                         Servers, and Windows
                                                         3.X, Windows 95 and
                                                         Windows NT
                       Saber Lan Workstation            NetWare, Windows NT
                       SaberTools                       Windows 3.X, Windows 95
                                                         and Windows NT with a
                                                         Windows NT or NetWare
                                                         server
 Help Desk             McAfee Help Desk EZ SQL          Windows 95, Windows NT &
                                                         MS SQL Server
                       McAfee Help Desk                 Windows 95, Windows NT
                       McAfee Service Desk              NetWare, Windows NT
 Storage Management    WebStor                          Windows 95
                       NT-ssential                      Windows NT and NetWare
                       QuickBackup                      Windows 95
 Professional Services JumpStarts                       NetWare & Windows NT
                                                         Servers, and Windows
                                                         3.X, Windows 95 and
                                                         Windows NT
                       Enterprise Support               NetWare & Windows NT
                                                         Servers, and Windows
                                                         3.X, Windows 95 and
                                                         Windows NT
                       Training                         NetWare & Windows NT
                                                         Servers, and Windows
                                                         3.X, Windows 95 and
                                                         Windows NT

ENTERPRISE MANAGEMENT

  McAfee Enterprise ("ME!"). McAfee Enterprise combines McAfee's anti-virus and security software with network management, storage management and help desk components, all supporting Windows NT ("NT") and integrated under an OLE enabled, Active-X, explorer console. The ME! modules share a common scripting language, common reporting, and common alerting via SNMP and integrate into Unix consoles including HP Openview, BMC Patrol, and Tivoli TME. McAfee Enterprise on NT is positioned to help bridge the gap between NetWare and UNIX by managing the legacy NetWare file and print servers, and the UNIX database and application servers. ME! integrates into enterprise management systems including HP Openview for Windows, Novell NMS, BMC Patrol, Tivoli TME and other SNMP consoles. In addition to ME! availability from the host console menu and/or toolbar, task management can even further extend the level of integration within the enterprise management system. The current U.S. list price for a 1,000 node ME! site license is $120,000.

NETWORK SECURITY PRODUCTS

  VirusScan Security Suite. VirusScan, McAfee's flagship product, is a virus protection program for Windows 3.X, Windows 95, Windows NT, Macintosh, DOS and OS/2 personal computers ("PCs"). VirusScan scans for known and unknown viruses prior to installation. When the scan is completed, VirusScan becomes memory resident and protects systems from further infection. VirusScan is designed to detect and remove even the most sophisticated categories of PC viruses. Corporate users now purchase VirusScan almost exclusively as part of the VirusScan Security Suite ("VSS"). VSS also includes the following: PCCrypto provides easy to use, yet military strength desktop file encryption to ensure data confidentiality. WebScanX protects against virus infected internet downloads and e-mails, as well as emerging hostile java and Active-X applets. PCMedic automatically diagnoses and corrects PC system problems, as well as prevents errors and crashes which damage data. QuickBackup provides fast and easy retrieval of automatically backed up data files. PCFirewall prevents hackers from entering network "back doors" via PC modem lines. The McAfee Enterprise Management Console and SecureCast are also included to provide automated remote installation, updating, and management of the VSS components. The current list price for a 1,000 user VSS site license is $25,000. The single user retail version of VirusScan sells at an average retail price of approximately $49.

  NetShield Security Suite. NetShield provides virus protection for network file servers running NT or Netware operating systems. NetShield blocks viruses from being transferred over networks by scanning files which are accessed from the server. It can also perform regularly scheduled scanning of the server. NSS also includes the following: (i) NetCrypto instantly provides networks with strong encryption, preventing hackers and cyberthieves from sniffing data from the network, and creating a Virtual Private Network. NetCrypto transparently encrypts all TCP/IP data, including email, file transfers, web traffic, remote logins, database access etc. NetCrypto is a pure software, unobtrusive, powerful privacy system, and (ii) GroupShield for Notes is a native Lotus Notes application that is designed to protect the Notes server from viruses as well as other known security threats. GroupShield for Microsoft Exchange is a native NT service which prevents virus infected attachments from being stored or transported by MS Exchange. WebShield is a family of applications which centrally prevent viruses from entering an organization via the Internet Gateway. WebShield can run on a dedicated Intel PC adjacent to the Firewall, or on SMTP machine or Proxy Servers. WebWall is a full featured firewall for small-to-medium capacity Internet Gateways, designed to prevent unauthorized access to an organizations' network, and includes ease of use features and integrated virus filtering. The McAfee Enterprise Management Console and SecureCast are also included to provide automated remote installation, updating, and management of the NSS components. The current list price for a 1,000 node NetShield Security Suite site license is $16,000.

  Total Virus Defense Suite. Total Virus Defense Suite includes both the VirusScan Security Suite and NetShield Security Suite components.

  PowerBroker. PowerBroker allows users to perform appropriate system administration tasks without bothering an administrator, and without ever knowing the root password, thereby enhancing system security. PowerBroker will also log to an indelible file all system administration tasks. Users with access to PowerBroker have the power they need without being able to alter the log files, or disclose the root password. The current list price for a 1,000 node PowerBroker site license is $155,000.

  PowerLogin. PowerLogin gives system administrators control over the UNIX login and password environment, including control over who can log in where, when, and how, and with what kinds of passwords. Using a flexible login policy language, system administrators can specify such things as what time of day a user may log in, who may log in over modem lines or over the network, whether additional passwords or authentication schemes are used, and so on. The current list price for a 1,000 node PowerLogin site license is $155,000.

  VirusScan. VirusScan, McAfee's flagship product, is a virus protection program for Windows 3.X, Windows 95, Windows NT, Macintosh, DOS, OS/2 PCs, Linux, Solaris and FreeBSD operating systems. VirusScan scans for known and unknown viruses prior to installation. When the scan is completed, VirusScan becomes memory resident and protects systems from further infection. VirusScan is able to detect and remove polymorphic, word macro and boza viruses. The current U.S. list price for a 1,000 user VirusScan site license is $20,500. The single user retail packaged version of VirusScan sells at an average retail price of approximately $49.

  GroupScan. GroupScan is a native Lotus Notes application which is designed to protect the Notes client from popular viruses as well as other known security threats. GroupScan scans encrypted attachments on the users desk to insure they are virus-free before they are transmitted over the network. The current U.S. list price for a 1,000 node GroupScan site license is $10,000.

  Webscan. Webscan is designed to provide virus protection for most popular Internet services, Web browsers and E-mail. Webscan includes Spry's Mosaic Browser and Pegasus E-mail but is compatible with Netscape Navigator and Lotus cc:mail and is available for Windows 95 computers. The current U.S. list price for a 1,000 node Webscan site license is $20,500.

  NetShield. NetShield provides virus protection for network file servers. NetShield blocks viruses from being transferred over networks by scanning files which are accessed from the server. It can also perform regularly scheduled scanning of the server. The current U.S. list price for a 1,000 node NetShield site license is $11,800.

  WebShield. WebShield is a complete virus protection product for Internet gateways. With WebShield, McAfee has deployed its virus detection software to scan Internet e-mail, file transfers and Web traffic. The current U.S. list price for a 1,000 node WebShield site license is $9,000.

  GroupShield. GroupShield is a native Lotus Notes application that is designed to protect the Notes server from popular viruses as well as other known security threats. GroupShield employs McAfee's scanning facilities, which can identify, stop, and even clean these viruses on user demand, in real-time or during background processes. The current U.S. list price for a 1,000 node GroupShield site license is $25,000.

  Bootshield. Bootshield is a companion product to VirusScan which provides pre-boot protection from boot-sector viruses. Bootshield is available for DOS and Window 3.X computers. The current U.S. list price for a 1,000 node Bootshield site license is $11,000.

  ROMShield. ROMShield is a boot sector anti-virus detection and shielding product. Boot sector viruses infect the BIOS prior to boot-up and cannot be shielded by traditional anti-virus programs which run on the operating system. ROMShield checks the BIOS before the computer boots up and prevents boot-up if the computer is infected.

  Desktop Security Suite ("DSS"). DSS offers secure, economical desktop protection combining strong encryption for files and data being stored on a hard drive or sent over a network, with McAfee's virus detection and removal engine. Desktop Security Suite stresses ease-of-use and fast, transparent operation while providing a safe, secure infrastructure for storing or sending information. The current U.S. list price for a 1,000 node Desktop Security Suite site license is $72,000.

  PCCrypto. PCCrypto lets a user encrypt files before storing them or sending them to someone else. Files can be encrypted with a password only known to the user, and then stored on the user's hard drive or sent over a network. The current U.S. list price for a 1,000 node PCCrypto site license is $31,000.

  NetCrypto. NetCrypto provides networks with encryption, preventing hackers and cyberthieves from sniffing data from the user's network. NetCrypto transparently encrypts all TCP/IP data, including e-mail, file transfers, web traffic, remote logins, database access etc. The current U.S. list price for a 1,000 node NetCrypto site license is $34,000.

  PC Firewall. PCFirewall provides firewall protection for Windows desktops with a central administration console to manage multiple installations. Acting as a cookie cutter, individuals are protected from Web server tracking of their activities on the Internet. It also provides access control for modem protocols to block popular war dialer attacks, often known as the "back doors" around a main perimeter firewall (i.e. the front door). Completely transparent to users and applications, PCFirewall is easy to install and manage. The current U.S. list price for a single copy of PCFirewall is $65.

NETWORK MANAGEMENT TOOLS

  Zero Administrator Client Suite ("ZAC"). ZAC provides functionality that allows network administrators to manage and maintain LAN resources. This product includes menuing which provides a common definition for application presentation across different operating environments, and facilitates the management of multiple platforms from a central point. ZAC includes software metering, hardware and software inventory, basic NetWare bindery viewing management, printer management, software distribution, job scheduling, disk monitoring, file auditing, event notification and alarm management. ZAC also includes enterprise management reporting and a high level scripting language for automating network administration tasks under DOS, Windows, Windows 95 and NT. The current list price for a 1,000 user SLW site license is $36,000.

  Saber LAN Workstation ("SLW"). SLW is an integrated suite of network management software solutions that natively support both NT and Novell NetWare environments. SLW automates time-consuming tasks and reduces costs by managing network assets more efficiently. SLW includes integrated enterprise metering, hardware and software inventory, software distribution and desktop control under a central OLE-enabled explorer console. SLW also includes customizable reporting, SNMP alerting and supports an open data format, which facilitates integration of SLW with other systems management products. The current U.S. list price for a 1,000 user license is $47,300.

  SaberTools. SaberTools is an integrated suite of tools designed specifically for Microsoft SMS users. SaberTools delivers the functionality not available in SMS such as network menuing, application metering, 32-bit remote control, scripting, and customizable reporting. Using SaberTools advanced menuing and desktop control features, users can control NT, Windows 95, Windows 3.X and DOS clients running on NetWare or NT networks. Together these tools are designed to help network administrators centrally manage and control their Windows environment by restricting access to various features and resources. Administrators no longer have to visit each workstation to make changes, saving time and money. SaberTools decreases software costs by addressing issues such as support, administration and upgrades. In addition, SaberTools can help eliminate unnecessary software purchases by providing accurate tracking of software usage on LANs or WANs. The current U.S. list price for a 1,000 SaberTools site license is $26,600.

HELP DESK

  McAfee Help Desk Suite. McAfee Help Desk Suite is a suite of help desk tools offering problem management, resolution and prevention. McAfee Help Desk Suite provides access to trouble ticketing and knowledge bases through telephony, e-mail and Web browsers. Native support for SQL database systems such as Oracle, Sybase, and Microsoft provide fast access to help desk data. The current list price for a ten concurrent user license for McAfee Help Desk Suite is $23,950.

  McAfee Help Desk EZ SQL. McAfee HelpDesk EZ SQL provides easy call tracking, problem resolution and prevention, and a pre-populated Microsoft Sequel Server database with a unique Database Administrator Wizard which can install in less than an hour. A Microsoft SQL Server license and McAfee Exclusive Virtual Data Base Administrator Wizard are included.

  McAfee Service Desk ("MSD") Suite. MSD Suite combines all the elements of the ZAC and McAfee Help Desk Suites above. Additionally, PCMedic automated crash prevention is included for attached desktops. Remote Desktop provides help desk administrators the ability to remotely take control of, troubleshoot, diagnose and repair network PC's. The McAfee Enterprise Management Console and SecureCast are also included to provide automated remote installation, updating, and management of the MSD components.

  McAfee Enterprise Suite. The McAfee Enterprise Suite is a super suite containing the components of McAfee's Total Virus Defense Suite, and McAfee Service Desk Suite. Additionally, the McAfee Enterprise Console provides an OLE wrapper for managing third party LAN and WAN tools, and can enable SNMP level integration with Unix based Enterprise Management tools.

  McAfee Help Desk ("MHD"). MHD was a native SQL client/server help desk solution and is a solution for proactive call management and problem resolution. Important features include asset management, service level agreements, change management, dynamic call linking, flexible reporting, crisis management, and enterprise-enabled network integration. MHD includes the industry standard case-based reasoning engine and 15 hardware and software knowledge-paks. The current U.S. list price is $1,295 per help desk operator.

  McAfee Service Desk ("MSD"). MSD is a comprehensive service desk solution. MSD starts by incorporating all of the traditional help desk functionality found in McAfee HelpDesk. MSD elevates the customer's help desk into a true "service desk" by adding integrated software distribution, network management, desktop management, cross-platform asset management, systems diagnostics, push technology alerting, end user Web access and remote control. MSD includes network listeners that allow the user to link their help desk to network management platforms such as HP's OpenView and Tivoli's TME10. MSD is available in both workgroup and enterprise editions. A typical MSD-Workgroup installation with 5 concurrent help desk operators supporting 500 nodes has a U.S. list price of $30,975. A typical MSD-Enterprise installation with 15 concurrent help desk operators supporting 2,000 nodes has a U.S. list price of $135,425.

STORAGE MANAGEMENT

  WebStor. WebStor is a Windows 95 program that provides automated back up and file restore capabilities, along with disaster recovery tools using any FTP site for back-up. The current U.S. list price for a 1,000 user WebStor site license is $20,500.

  NT-ssential. NT-ssential combines anti-virus and backup, into one solution. The product combines McAfee's NetShield with Backup Exec Enterprise Edition from Seagate to provide both security and protection. Netware-ssential is available for the Netware environment. The current U.S. list price for a 1,000 user NT-ssential site license is $13,000.

  QuickBackUp. Designed for Windows 95 and NT, QuickBackUp combines an easy to use Explorer user interface with a broad range of backup media support. QuickBackUp supports SCSI tape drives, writeable CD-ROMs, Iomega Zip and Jazz drives and the Internet as back up devices. QuickBackUp sells at an average retail price of approximately $49.

PROFESSIONAL SERVICES

  JumpStarts. McAfee technicians go on site to fully implement McAfee solutions for the customer environment. The current price varies considerably depending on products to be implemented and size of installation.

  Enterprise Support. Seven days per week, 24 hours per day support with a dedicated senior technician providing comprehensive emergency expertise.

  Training. McAfee trains and certifies technicians in the advanced use of McAfee solutions in classes held both at the McAfee campus, or by arrangement at customer sites.

SUBSCRIPTION LICENSING MODEL

  McAfee typically licenses its products to corporate, government and institutional customers for a period of two years during which time they receive all upgrades, updates and technical support at no additional charge. Upon expiration of the two-year period, customers are contacted by McAfee for renewal. McAfee believes that the two-year subscription licensing model offers several benefits to its customers. For one initial fee, the customer receives the software and all upgrades, updates and support for two years. In addition, the customer only has to make a decision on its investment in the software every two years. Since McAfee is able to distribute its products and upgrades at a lower cost than do companies using traditional distribution methods, McAfee also has the ability to offer upgrades and address user feature requirements on a more regular basis. In addition, by offering a two-year license, as opposed to a traditional perpetual term license, McAfee is able to meet a lower initial cost threshold for customers with annual budgeting constraints.

  McAfee's two-year subscription licensing model creates the opportunity for recurring revenue for McAfee through the renewal of existing licenses. Since McAfee typically licenses its products on a per user basis, at the time of renewal McAfee has the potential to increase the number of computers licensed at existing sites and to expand its licenses to new sites in an organization. The renewal process also provides an opportunity to cross-sell new products to existing customers. There can be no assurance that McAfee will be able to sustain current renewal rates in the future.

  With the expansion of McAfee's distribution channels to include resellers and distributors, McAfee also provides single user licenses for its products under traditional, unlimited term licenses with product updates, upgrades and support available to customers under separate maintenance contracts.

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

ELECTRONIC SOFTWARE DISTRIBUTION

  McAfee was the first company to successfully utilize electronic software distribution to reach large corporate, government and institutional customers. Through the World Wide Web and various online services such as CompuServe, America Online and The Microsoft Network, McAfee is able to electronically communicate and interact with its customers from pre-sales evaluation through product delivery and post-sales support. McAfee believes that the electronic channel is becoming an important source of information and support for IT professionals. By making fully-functioning, unencrypted versions of its products widely available for evaluation, McAfee is seeking to encourage product sampling among these sophisticated users. Unlike traditional software evaluation programs where potential customers often are required to identify themselves (typically resulting in their inclusion in a sales database), go through a qualification process and then wait for the evaluation copy to be shipped, potential customers desiring to evaluate McAfee's products for a 30-day period can anonymously download any of McAfee's products from its World Wide Web site. In 1996, McAfee opened the McAfee Store on the World Wide Web to distribute its own and third party products.

  McAfee uses electronic software distribution as its primary means of delivering licensed software, as well as upgrades and updates to its customers. Electronic software distribution offers a number of advantages to McAfee over traditional software distribution methods including the ability to distribute its products and upgrades more rapidly and at a lower cost than traditional distribution methods. Since all of the software and documentation can be distributed electronically, the cost of internal distribution by the customer is also lower than with traditional software and printed documentation.

  McAfee also seeks to increase awareness of its products, to provide customer and technical support and to encourage dialogue regarding its products by maintaining a World Wide Web site and forums on CompuServe, America Online and The Microsoft Network. McAfee also provides support through the World Wide Web. By providing support electronically, McAfee believes that it is often able to more rapidly identify and solve customer problems.

SALES AND MARKETING

  To augment and capitalize upon the awareness of McAfee's products resulting from its electronic distribution model, McAfee's sales and marketing efforts are directed primarily at large corporate, government and institutional customers as well as to resellers and distributors worldwide through the following channels:

NORTH AMERICAN DIRECT SALES

  McAfee has significantly expanded its internal sales organization through investments in its corporate sales force. McAfee's direct sales organization consists of regional sales directors, national account managers, territory sales representatives and a corporate telesales organization. McAfee's national account managers are each responsible for ten to fifteen designated large enterprise accounts. Territory sales representatives manage accounts within a specified geographic region with 1,000 or more personal computers. To augment its sales organization, McAfee's executives are involved with sales to many major accounts. McAfee's outbound corporate telesales force consists of experienced sales personnel who actively market McAfee's products to customers with less than 1,000 personal computers. McAfee's corporate telesales representatives also respond to prospective customers who contact McAfee as a result of a particular marketing program or after electronically evaluating a McAfee product. Another significant focus of McAfee's corporate telesales force is to contact existing customers to cross-sell additional products.

  McAfee devotes a portion of its corporate telesales force to the renewal of its existing licenses. Prior to expiration of a license, a corporate telesales representative contacts the customer and encourages renewal of the expiring license while determining if increasing the number of computers licensed is appropriate and, additionally, marketing new products to this existing customer.

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

INTERNATIONAL SALES

  McAfee has sales and support operations in Europe and Asia. McAfee currently has sales representatives in Paris, France, Bracknell, England, Munich, Germany, Amsterdam, The Netherlands, Tokyo, Japan and Sao Paulo, Brazil. Historically, McAfee had relied primarily upon independent agents and distributors to market its products internationally. McAfee is continuing to use independent agents primarily in smaller markets where a direct sales presence is not currently warranted. While McAfee's agents and distributors include some large systems integrators, most are small companies that market McAfee's software along with products of other companies that they represent. McAfee typically enters into agreements with its agents which, among other things, obligate its agents to provide technical support and the most current versions of McAfee's products to its customers and to provide McAfee with information about its licensees. Such agreements permit either McAfee or the agent to terminate the agreement upon 60 days' prior written notice. International agents invoice their own orders and collect payment, remitting the license fee, net of commissions, to McAfee in United States dollars.

CHANNEL SALES

  To complement its direct sales, McAfee markets its products through corporate resellers and distributors, and indirectly through retailers. While historical sales through these distribution channels have generated a relatively small portion of McAfee's net revenue, over the past two years McAfee's presence in these channels has expanded significantly. McAfee currently utilizes corporate resellers, including STREAM, Software Spectrum, Softmart and ASAP, which focus primarily on selling site licenses for McAfee's software to corporate customers.

  Independent software distributors who market McAfee's products include Ingram Micro, Merisel America and Tech Data. These distributors stock McAfee's products in inventory for redistribution primarily to large retailers, VARs and mail order companies. Through its authorized distributors, McAfee sells its retail packaged products to several of the large computer and software retailers in the United States, including Egghead Discount Software, CompUSA, Computer City, Software Etc. and Best Buy. Several members of McAfee's channel sales force work closely with McAfee's major reseller and distributor accounts on the management of orders and inventory level, as well as on promotion and selling activities.

  McAfee's distributors generally are permitted stock balancing and stock rotation rights but are typically required to place offsetting orders of equal value. McAfee expects to increasingly rely on resellers and distributors, including retail outlets, to market and support its products. McAfee's agreements with its distributors are not exclusive and may be terminated by either party without cause. There can be no assurance that any distributors will continue to represent McAfee's products.

ORIGINAL EQUIPMENT MANUFACTURERS ("OEMS")

  OEMs license McAfee's products and bundle them with personal computer hardware or software. OEMs typically sublicense a single version of McAfee's products to end users who must contact McAfee in order to license updates. McAfee typically receives a per copy royalty from its OEMs.

OTHER MARKETING ACTIVITIES

  McAfee promotes its products through advertising activities in trade publications and direct mail campaigns. McAfee also attends trade shows, sponsors conferences and publishes a quarterly newsletter which is mailed to existing and prospective customers. In addition, McAfee solicits prospective customers by providing marketing material through the World Wide Web and allows customers to purchase McAfee's products directly through McAfee's World Wide Web Page. McAfee also maintains forums on CompuServe, America Online and The Microsoft Network which provide electronic forums for subscribers of these services to discuss issues related to computer viruses and make inquiries regarding McAfee's products.

CUSTOMERS

  McAfee primarily markets its products directly to large corporate, government and institutional customers as well as to resellers and distributors. Ingram Micro accounted for 14% of net revenue in the nine months ended September 30, 1997 and 17%, 12% and 12% of net revenue in the years ended December 31, 1996, 1995 and 1994, respectively. No other customer accounted for more than 10% of McAfee's net revenue.

CUSTOMER AND TECHNICAL SUPPORT

  McAfee believes that a high level of customer and technical support is important for success in corporate, government and institutional markets. Customer support representatives answer product inquiry, customer support and routine technical support calls. If a customer service representative receives a call requiring more complex technical or professional support, the call is transferred to McAfee's technical or professional support personnel. McAfee intends to continue to invest in customer and technical support.

  Technical support representatives handle technical support calls and respond to inquiries addressed to McAfee's World Wide Web Page and various online services such as CompuServe, America Online and The Microsoft Network. If a call or inquiry involves more complex strategic or implementation issues, the customer is referred to McAfee's product development staff.

  McAfee also provides specialized assistance to customers in detecting and eradicating viruses. McAfee has the ability to receive uploaded programs containing suspect virus infections through the Web. Alternatively, customers can send a copy of the virus to McAfee via disk. McAfee believes that its ongoing exposure to a large number of new viruses contributes to the virus detection rate of McAfee's anti-virus products.

  McAfee also offers on-site training and consulting services to its customers on an hourly or packaged rate basis. On-site and regional training for the full range of McAfee's products is conducted by McAfee's technical personnel. In addition, McAfee offers a wide variety of consulting services to assist customers in the installation, customization and deployment of its products.

PRODUCT DEVELOPMENT AND ACQUISITION

  It is expected that McAfee will grow both internally and through strategic acquisitions. McAfee frequently evaluates potential acquisitions of complementary businesses, products and technologies. McAfee has consummated a series of acquisitions since 1995, including acquisition of a controlling interest in FSA Corporation of Canada in August 1996, Vycor Corporation in February 1996 and Saber Software Corporation in August 1995. In addition, since 1995 McAfee has acquired a number of its international distributors, including distributors in France, England and The Netherlands. McAfee intends to continue to evaluate strategic acquisitions of complementary products that will enable McAfee to offer more comprehensive network security and management solutions. Over the past year, McAfee has also made a substantial investment in product development by significantly increasing the size of its product development staff.

  McAfee believes that its ability to maintain its competitiveness will depend in large part upon its ability to enhance existing products, develop and acquire new products and develop and integrate acquired products. The market for personal computer software is characterized by low barriers to entry and rapid technological change, and is highly competitive with respect to timely product introductions. There can be no assurance that new products will be developed or acquired on a timely basis or at all.

  In addition to developing new products, McAfee's internal development staff is also focused on developing updates to existing products and modifying and enhancing any acquired products. Future updates may, among other things, include additional functionality, respond to user problems or address issues of compatibility with changing operating systems and environments. McAfee believes that the ability to provide these updates to users frequently and at a low cost is key to its success. Failure to release such updates on a timely basis could have a

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

material adverse impact on McAfee. There can be no assurance that McAfee will be successful in these efforts. In addition, there can be no assurance that future changes in Windows 95, Windows NT, NetWare or other popular operating systems would not result in incompatibility with McAfee's products. McAfee's failure to introduce new products on a timely basis that are compatible with operating systems and environments preferred by desktop computer users would have a material adverse effect on McAfee's business, financial condition and results of operations.

  McAfee expended $12.3 million in the nine month period ended September 1997 and $22.2 million, $9.4 million and $6.9 million in the years ended December 31, 1996, 1995 and 1994, respectively, on research and development.

COMPETITION

  The market for McAfee's products is intensely competitive and McAfee expects competition to increase in the future. McAfee believes that the principal competitive factors affecting the market for its products include performance, functionality, quality, customer support, breadth of product line, frequency of upgrades and updates, brand name recognition, company reputation and price. Certain of the criteria upon which the performance and quality of McAfee's anti-virus software products compete include the number and types of viruses detected, the speed at which the products run and ease of use. Certain of McAfee's competitors have been in the network management market longer than McAfee, and other competitors, such as Symantec Corporation, Intel and Seagate, are larger and have greater name recognition than McAfee. In addition, certain larger competitors such as Intel, Microsoft and Novell have established relationships with hardware vendors related to their other product lines. These relationships may provide them with a competitive advantage in penetrating the OEM market with their network management products. As is the case in many segments of the software industry, McAfee has been encountering, and expects to further encounter, increasing competition. This could reduce average selling prices and, therefore, profit margins. Competitive pressures could result not only in sustained price reductions but also in a decline in sales volume, which events would materially adversely affect McAfee's business, financial condition and results of operations. In addition competitive pressures will make it difficult for McAfee to maintain or exceed its historic growth rate.

  The network security and management market is highly fragmented with products offered by many vendors. McAfee's principal competitor is the Peter Norton Group of Symantec in the network security market and Intel's LanDesk in the network management market. Other competitors include Computer Associates/Cheyenne Software, Intel, Seagate, the Dr. Solomon Group and Trend Micro, Inc., as well as numerous smaller companies and shareware authors that may in the future develop into stronger competitors or be consolidated into larger competitors. McAfee also faces competition in the security market from Cisco Systems, Inc., Security Dynamics, Checkpoint and other vendors in the encryption/firewall market. In addition, McAfee faces competition from large and established software companies such as Microsoft, Novell and HP which offer network management products as enhancements to their network operating systems. McAfee believes that as the network management market develops, McAfee may face increased competition from these large companies, as well as other companies seeking to enter the market. The trend toward enterprise-wide network management and security solutions may result in a consolidation of the network management and security market around a smaller number of vendors who are able to provide the necessary software and support capabilities. McAfee's principal competitors in the help desk market are Remedy Corporation and Software Artistry. McAfee also faces significant competition in the storage management market. There can be no assurance that McAfee will continue to compete effectively against existing and potential competitors, many of whom have substantially greater financial, technical, marketing and support resources and name recognition than McAfee. In addition, there can be no assurance that software vendors who currently use traditional distribution methods will not in the future decide to compete more directly with McAfee by utilizing electronic software distribution.

  The competitive environment for anti-virus software internationally is similar to that in North America, although local competitors in specific foreign markets present stronger competition and shareware authors control

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

a more significant portion of the European market. The international market for network management software has developed more slowly than the North American market, although larger competitors such as Intel and Symantec have begun to penetrate European markets. Asian markets have significantly lagged behind North America and Europe in their adoption of networking technology. There can be no assurance that McAfee will be able to compete successfully in international markets.

PROPRIETARY TECHNOLOGY; LITIGATION

  McAfee's success is heavily dependent upon its proprietary software technology. McAfee relies on a combination of contractual rights, trademarks, trade secrets and copyrights to establish and protect proprietary rights in its software. McAfee has a limited number of patents and has registered only selected copyrights and trademarks. SABER is a trademark of a subsidiary of the SABRE Group, Inc. and is licensed to McAfee pursuant to a non-exclusive worldwide, royalty free license. McAfee is not otherwise affiliated with the SABRE Group, Inc. or SABRE Travel Information Network. In the event that the license of the trademark were to expire or be terminated, McAfee could be required to cease using the trademark on its products, which could involve significant expense and the possibility of customer confusion. Any loss of McAfee's ability to use this trademark could have a material adverse effect on McAfee's business, financial condition and results of operations.

  McAfee does not typically obtain signed license agreements from its corporate, government and institutional customers who license products directly from McAfee. McAfee includes an electronic version of a "shrink-wrap" license in all of its electronically distributed software and a printed license in the box for its products distributed through traditional distribution channels in order to protect its copyrights and trade secrets in those products. Since none of these licenses are signed by the licensee, many authorities believe that they may not be enforceable under many state laws and the laws of many foreign jurisdictions.

  In addition, the laws of some foreign countries either do not protect McAfee's proprietary rights or offer only limited protection for those rights. Furthermore, McAfee has obtained only one foreign registration of its "McAfee" trademark, and publication in two jurisdictions, due to the significant costs involved. As a result, McAfee may not be able to prevent a third party from using its trademarks in many foreign jurisdictions. Subject to consummation of the proposed Merger with Network General and McAfee stockholder approval, the combined company will be called "Network Associates, Inc." Based on a preliminary review, McAfee believes that there are a number of other companies with similar names. There can be no assurance that the combined company will be able to enforce rights in that name, that it will be free to use the name in all jurisdictions or that there will be no challenges to the use of that name.

  There can be no assurance that the steps taken by McAfee to protect its proprietary software technology will be adequate to deter misappropriation of this technology. McAfee is aware that a substantial number of users of its anti-virus products have not paid any registration or license fees to McAfee. Changing legal interpretations of liability for unauthorized use of McAfee's software, or lessened sensitivity by corporate, government or institutional users to avoiding copyright infringement, would have a material adverse effect on McAfee's business, financial condition and results of operations.

  There has also been substantial industry litigation regarding intellectual property rights of technology companies. McAfee is currently engaged in litigation related to its intellectual property and, from time to time, McAfee receives claims that it has infringed the intellectual property rights of others. There can be no assurance that infringement claims will not be asserted against McAfee in the future or that the outcome of any such claims would not have a material adverse effect on McAfee's business, financial condition and results of operation. In April 1997, Symantec filed a complaint alleging copyright infringement and unfair competition by McAfee. Symantec alleged that McAfee's computer software program called "PC Medic 1997" copied portions of Symantec's computer software program entitled "CrashGuard", and by amendment of the complaint, Symantec expanded the allegations to McAfee's software program "VirusScan". On October 6, 1997, the United States District Court, Northern District of California, San Jose Division (the "Court") issued an order granting Symantec's motion to amend its complaint and enjoining McAfee from shipping any product containing either

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an approximately 30-line routine found in one Symantec product or an approximately 100-line routine found in a Symantec Dynamic Link Library. Trial is set for September, 1998. In addition, on May 13, 1997, Trend Micro, Inc. ("Trend") filed suit in United States District Court for the Northern District of California against both McAfee and Symantec. Trend alleges that McAfee's "WebShield" and "GroupShield" products infringe a Trend patent which issued on April 22, 1997. Trend's complaint seeks injunctive relief and unspecified money damages. On June 6, 1997, McAfee filed its answer denying any infringement. McAfee also filed counterclaims accusing Trend of unfair competition, false advertising, trade libel, and interference with prospective economic advantage. The case is in the initial stages of discovery. A patent claim interpretation hearing before the Court is set for April 28, 1998. The Court has not yet set a date for trial. McAfee is also subject to two other claims for patent infringement. There can be no assurance that there will be no developments arising out of the foregoing matters which could have a material adverse effect on McAfee's business, financial condition and results of operation. In addition, as McAfee may acquire a portion of software included in future products from third parties, its exposure to infringement actions may increase because McAfee must rely upon such third parties as to the origin and ownership of any software being acquired. Similarly, McAfee's exposure to infringement claims exists and will increase to the extent that it currently employs or hires software engineers previously employed by its competitors, notwithstanding measures taken by McAfee to prevent usage by these software engineers of intellectual property used or developed by them while employed by a competitor. In the future, litigation may be necessary to enforce and protect trade secrets and other intellectual property rights owned by McAfee. McAfee may also be subject to litigation to defend it against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and cause diversion of management's attention, either of which could have a material adverse effect on McAfee's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of McAfee's proprietary rights, subject McAfee to significant liabilities, require McAfee to seek licenses from third parties or prevent McAfee from manufacturing or selling its products, any one of which could have a material adverse effect on McAfee's business, financial condition and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available on reasonable terms, or at all.

EMPLOYEES

  From December 31, 1995 to December 31, 1996, the number of people employed by McAfee increased from 250 to 481 and from December 31, 1996 to September 30, 1997 increased from 481 to 721. Competition for qualified management and technical personnel is intense in the software industry. McAfee's continued success will depend in part upon its ability to attract and retain qualified personnel. None of McAfee's employees is represented by a labor union and McAfee believes that its employee relations are good.

FACILITIES

  McAfee's principal administrative, research and development and marketing and sales facilities total approximately 105,000 square feet and are located in a single building in Santa Clara. McAfee occupies its current facilities under a lease that expires on April 30, 2001.

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

                  MCAFEE MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect McAfee's current judgment on those issues. Because such statements apply to future events, they are subject to risks and uncertainties and, therefore, actual results may differ materially. Important factors which could cause actual results to differ materially are described in the following paragraphs and are particularly noted under "Risk Factors."

OVERVIEW

  McAfee licenses network security and management products, including help desk and storage management software. Historically, net revenue from subscription licenses for anti-virus software was generally recognized ratably over the two year license period because there was no basis for unbundling the separate maintenance portion of the license, while net revenue from subscription licenses for network management software was generally recognized 80% at the time of the licensing transaction with the remaining 20%, representing the maintenance portion of the license fee, recognized ratably over the two year license period. Effective July 1, 1995, McAfee established a basis for unbundling the maintenance portion of the anti-virus subscription license and began to generally recognize 80% of license fees for electronically distributed anti-virus software at the time of the licensing transaction. The deferred revenue from anti-virus subscription licenses entered into prior to July 1, 1995 was recognized over the original 24-month subscription period. This resulted in incremental license revenue being recognized over the eight quarters beginning July 1, 1995 with a corresponding decrease in the amount of deferred revenue on McAfee's balance sheet. Revenue from perpetual licenses, for which maintenance is sold separately, is recognized in full upon the initial sale.

  As a result of the change in revenue recognition for anti-virus subscription licenses, period-to-period results are not directly comparable and should not be relied upon as indicative of future performance. In addition, since a decreasing percentage of McAfee's net revenue is attributable to the recognition of previously deferred revenue, McAfee's net revenue in future periods may be subject to greater fluctuations on a quarter-to-quarter basis.

  In addition to direct subscription and perpetual licenses, McAfee sells its network security and management products with shrink-wrap licenses through traditional distribution channels. Historically, net revenue generated from sales of these shrink-wrapped products through traditional channels was recognized 100% at the time of sell-through of the products. However, based upon the history that McAfee has now developed with indirect distribution, effective July 1, 1995, McAfee began to recognize revenue from sales to distributors upon shipment, subject to a reserve for returns. The impact of this change on the consolidated financial statements was not material.

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RESULTS OF OPERATIONS

 Three and Nine Months Ended September 30, 1996 Compared With the Three and
   Nine MonthsEnded September 30, 1997

  The following table sets forth, for the periods indicated, the percentage of net revenue represented by certain items in McAfee's statements of operations for the three and nine month periods ended September 30, 1997 and 1996:

                                                                   NINE MONTHS
                                                   THREE MONTHS       ENDED
                                                       ENDED        SEPTEMBER
                                                   SEPTEMBER 30,       30,
                                                   --------------  ------------
                                                    1997    1996   1997   1996
                                                   ------  ------  -----  -----
Net revenue.......................................  100.0%  100.0% 100.0% 100.0%
Operating costs and expenses:
  Cost of net revenue.............................    7.4     5.7    7.6    5.9
  Research and development........................   13.9    11.9   13.6   11.7
  Marketing and sales.............................   29.0    28.5   29.4   28.4
  General and administrative......................    7.3     8.9    7.4    8.1
  Amortization of intangibles.....................    0.3     1.4    0.3    1.9
  Acquisition and other unusual costs.............    --      --     --     9.2
                                                   ------  ------  -----  -----
    Total operating costs and expenses............   57.9    56.4   58.3   65.2
                                                   ------  ------  -----  -----
      Income from operations......................   42.1    43.6   41.7   34.8
Other income......................................    2.6     1.9    2.4    1.8
      Income before income taxes..................   44.7    45.5   44.1   36.6
Provision for income taxes........................   17.0    18.2   16.8   17.4
      Net income..................................   27.7%   27.3%  27.4%  19.2%
                                                   ======  ======  =====  =====

  Net Revenue. Net revenue increased 86.8% to $88.3 million in the three months ended September 30, 1997 from $47.3 million in the three months ended September 30, 1996. For the nine month period ended September 30, 1997, net revenue increased 103% to $248.0 million from $121.9 million in the same period in 1996. This increase is largely attributable to increased revenue from licenses for anti-virus/security products and renewal of expiring anti-virus licenses and, to a lesser extent, licenses for network management and help desk (McAfee Service Desk) products. McAfee has experienced increased price competition for its products and should competition increase in the future, McAfee may experience reduced average selling prices for its products. Due to competitive and other factors (such as a maturing client anti-virus market and an increasingly higher base from which to grow), McAfee's historic growth rate will be difficult to maintain or exceed. In response to increasing price competition and in an effort to maintain average selling prices, McAfee introduced its anti-virus/security product suites. There can be no assurance that this strategy will be successful in the long term. In January 1997, McAfee implemented a licensing program with its distribution and corporate channel resellers (such as value added resellers ("VARs") and systems integrators) in an effort to increase sales through indirect channels. There can be no assurance that this licensing program will be successful. If the Merger with Network General is consummated, the Combined Company is expected to have an overall lower growth rate than McAfee's historic growth rate. Network General's business has historically grown at a lower rate than McAfee's historical growth rate.

  Net revenue from international sales accounted for approximately 32% and 16% of net revenue for the three months ended September 30, 1997 and 1996, respectively. For the nine month periods ended September 30, 1997 and 1996, the percentage of net revenue from international licenses was approximately 28% and 18%, respectively. These increases were due to increased sales through traditional distribution channels as well as the expansion of McAfee's international operations in Japan, The Netherlands and Brazil as a result of the acquisition of Jade KK and a former distributor Schuijers Holding B.V. ("SHBV") in February 1997 and Compusul Consultoria e Comercio de Informatica Ltda. in April 1997. McAfee denominates certain international

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

license fees in local currencies, primarily European currencies. As a result, McAfee is subject to the risks associated with fluctuations in currency exchange rates. In July 1997, McAfee began to manage potential foreign currency fluctuations using non-leveraged forward currency contracts. Risks inherent in McAfee's international sales generally include the impact of fluctuating exchange rates, longer payment cycles, greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, seasonality due to the slowdown in European business activity during the third quarter, and tariffs and other trade barriers. There can be no assurance that these factors will not have a material adverse effect on McAfee's future business, financial condition and results of operations. Further, in countries with a high incidence of software piracy, McAfee may experience a higher rate of piracy of its products. In addition, a portion of McAfee's international sales are generated through independent agents. Since these agents are not employees of McAfee and are not required to offer McAfee's products exclusively, there can be no assurance that they will continue to market McAfee's products. Also, despite McAfee's dependence in certain international markets upon the marketing, sales and customer support of its agents, McAfee currently has limited control over its agents. For example, McAfee is dependent upon its international agents to provide it with information regarding licensees and there can be no assurance that McAfee will be able to obtain sufficient information to contact such licensees, if necessary, regarding renewal. In addition, McAfee may be unaware of the nature and scope of the representations made to customers by these agents.

  Cost of Net Revenue. McAfee has historically distributed the majority of its products electronically, and as a result, its cost of net revenue has been low relative to other software vendors. McAfee's cost of net revenue includes the cost of media, manuals and packaging for products distributed through traditional distribution channels and third-party royalties. The cost of net revenue varies among McAfee's products, because, in part, products may include third party technology on which royalties are payable. The cost of net revenue also differs between international and domestic sales as international sales are primarily through traditional distribution channels and costs of media, manuals and packaging for products sold internationally tend to be higher as Network General on as a percent of revenue has a higher cost of revenue.

  For the three months ended September 30, 1997 and 1996, McAfee's cost of net revenue was $6.5 million and $2.7 million, respectively. The cost of net revenue for the nine month period ended September 30, 1997 increased to $18.9 million from $7.2 million in the same period in 1996. As a percentage of net revenue, cost of net revenue increased to 7.4% from 5.7% in the three month period ended September 30, 1997 and 1996, respectively and increased to 7.6% from 5.9% in the nine month period ended September 30, 1997 and 1996, respectively. The cost of revenue fluctuates slightly on a quarter to quarter basis depending on the percentage of revenue that is distributed electronically versus traditional channels. The increases in cost as a percent of revenue is attributable to an increasing percentage of McAfee's products being distributed through traditional distribution channels, partially as a result of the increase in the overall percentage of international sales. To the extent this trend continues, McAfee's cost of net revenue would increase and, accordingly, gross margins would decrease. Should the Merger be completed, the cost of net revenue of the Combined Company would represent a larger percentage of net revenue as Network General has (on a percentage of revenue basis) a higher cost of net revenue.

  Research and Development. Research and development expenses consist primarily of salary and benefits for McAfee's software development and technical support staff and to a lesser extent, costs associated with independent contractors. Research and development expenses increased 117% to $12.3 million in the three months ended September 30, 1997 from $5.7 million in same period in 1996. For the nine month period ended September 30, 1997, research and development expenditures increased 138% to $33.8 million from $14.2 million in the same period in 1996. These increases were primarily due to growth in McAfee's product development staff, increased use of third-party contractors and increased development activity mainly in security products, server based products, McAfee Service Desk, as well as the transition to McAfee's VirusScan 3.0 product. As a percentage of net revenue, research and development expenses increased to 13.9% for the three months ended September 30, 1997 from 11.9% for the same period in 1996 and increased to 13.6% in the nine months ended September 30, 1997 from 11.7% for the same period in 1996. These increases primarily reflect McAfee's continued investment in new and existing products. McAfee anticipates that research and development expenses will continue to increase in absolute dollars but may fluctuate as a percentage of net revenue.

  McAfee's future success will depend in large part upon its ability to continue to offer a broad range of anti-virus/security and network management/help desk products, to continue to enhance its existing products, to develop and introduce in a timely manner new products that take advantage of technological advances and to respond to new customer requirements. McAfee also believes that providing a high level of technical support is key to success in the anti-virus/security and network management/help desk markets. Furthermore, while McAfee updates its products on a regular basis, competitors may announce new products with capabilities or technologies that could have the potential to replace or shorten the life cycles of McAfee's existing or new products. As a result, McAfee believes that significant investments in product development and technical support are essential. The timing and amount of research and development expenses may vary significantly based upon the number of new products and significant upgrades under development during a given period.

  Marketing and Sales. Marketing and sales expenses consist principally of salary, commissions and benefits for marketing, sales and customer support personnel and costs associated with advertising and promotions. Marketing and sales expenses increased 90% to $25.6 million in the three months ended September 30, 1997 from $13.5 million in the three months ended September 30, 1996. For the nine month period ended September 30, 1997, marketing and sales expenditures increased 110% to $72.9 million from $34.7 million in the same period in 1996. These increases principally reflect growth in McAfee's sales and marketing staff, including the expansion of McAfee's international operations, expanded coverage in indirect channels in an effort to grow indirect sales, and increased advertising and promotional expenses.

  As a percentage of net revenue, marketing and sales expenses increased to 29.0% in the three months ended September 30, 1997, from 28.5% in the same period in 1996, and increased to 29.4% in the nine months ended September 30, 1997 from 28.4% in the same period in 1996. These increases principally reflect greater proportionate growth in McAfee's sales and marketing staff and advertising and promotional expenses as compared to revenue growth. McAfee is seeking to expand its product line in the future, and such expansion could contribute to an increase in marketing and sales expenses as a percentage of revenue.

  General and Administrative. General and administrative expenses consist principally of salary and benefit costs for administrative personnel, general operating costs and legal, accounting and other professional fees. General and administrative costs increased 54% to $6.5 million in the three months ended September 30, 1997 from $4.2 million in the three months ended September 30, 1996. For the nine months ended September 30, 1997, general and administrative expenditures increased 86% to $18.3 million from $9.9 million. These increases are largely a result of a concerted effort to strengthen the infrastructure of McAfee both domestically and internationally to accommodate its growth in revenue. As a percentage of net revenue, general and administrative expenses decreased to 7.3% in the three months ended September 30, 1997 from 8.9% in the same period in 1996, and decreased to 7.4% in the nine months ended September 30, 1997 from 8.1% in the same period in 1996. McAfee intends to continue to make investments in its general and administrative infrastructure, and, as a result, expects general and administrative expenses to increase in absolute dollars.

  Amortization of Intangibles. McAfee expensed $271,000 and $646,000 of amortization related to intangibles in the three months ended September 30, 1997 and 1996, respectively, and $588,000 and $2.3 million in the nine months ended September 30, 1997 and 1996, respectively. Intangibles consist of purchased goodwill and certain technology acquired through acquisitions.

  Other Income. Other income consists primarily of interest income earned on McAfee's cash and short and long term investments and foreign exchange gains. Other income totaled $2.3 million and $922,000 in the three months ended September 30, 1997 and 1996, respectively, and $5.9 million and $2.2 million in the nine months ended September 30, 1997 and 1996, respectively. These increases in McAfee's other income relate to higher interest income resulting from higher average balances invested.

  Provision for Income Taxes. The provision for income taxes is recorded at McAfee's effective tax rate which, for the three month periods ended September 30, 1997 and 1996, was 38.0% and 40.1%, respectively. For the nine month periods ended September 30, 1997 and 1996, the effective tax rate was 38.0% and

47.6%, respectively. McAfee's effective tax rate reflects the non-deductibility for tax purposes of $11.2 million in acquisition costs expensed during the nine months ended September 30, 1996, of which $8.3 million was expensed in the three months ended March 31, 1996. McAfee has not reduced the deferred tax asset by a valuation allowance as it is likely that all of the deferred tax asset will be realized due to sufficient taxable income available through carryback to prior years and to carryforward to future years.

 Years Ended December 31, 1996, 1995 and 1994

  The following table sets forth for the periods indicated the percentage of net revenue represented by certain items in McAfee's statements of income.

                                                   YEARS ENDED DECEMBER 31,
                                                  ------------------------------
                                                    1996       1995       1994
                                                  --------   --------   --------
Net revenue......................................      100%       100%       100%
Operating costs and expenses:
  Cost of net revenue............................        6          5          9
  Research and development.......................       12         10         13
  Marketing and sales............................       29         33         34
  General and administrative.....................        8          9         11
  Amortization of intangibles....................        2          2          1
  Acquisition and other unusual costs............        6         14         26
                                                  --------   --------   --------
    Total operating costs and expenses...........       63         73         94
                                                  --------   --------   --------
      Income from operations.....................       37         27          6
Other income, net................................        2          2          2
                                                  --------   --------   --------
      Income before provision for income taxes...       39         29          8
Provision for income taxes.......................       18         12          3
                                                  --------   --------   --------
      Net income.................................       21%        17%         5%
                                                  ========   ========   ========

  Net Revenue. Net revenue increased 101% to $181.1 million in 1996 from $90.1 million in 1995, and 70% from $52.9 million in 1994. The increases in net revenue were primarily due to increases in the licensing of anti-virus software products to new customers and renewing expiring anti-virus licenses. The increase is also attributable to a lesser extent to the licensing of network management, security and help desk software to new and existing customers. Finally, the change in revenue recognition described below contributed to the increases in both 1996 and 1995. See Note 2 of Notes to McAfee's audited consolidated financial statements included elsewhere in this Joint Proxy Statement/Prospectus for a discussion of the effects of the change in revenue recognition.

  International licenses accounted for approximately 19%, 29% and 23% of net revenue for 1996, 1995 and 1994, respectively. The decrease in international net revenue as a percentage of net revenue from 1995 to 1996 was due primarily to domestic revenue growing at a faster rate. International net revenue grew in absolute dollars in 1996. The increase in international net revenue as a percentage of net revenue from 1994 to 1995 was due primarily to McAfee establishing operations in Europe and the acquisition by McAfee of its former European distributors.

  Cost of Net Revenue. In 1996, cost of net revenue increased 130% to $11.1 million from $4.8 million in 1995. This increase is largely due to a corresponding increase in net revenue. In 1995, the cost of net revenue increased 2% to $4.8 million from $4.7 million in 1994. As a percentage of net revenue, cost of net revenue increased in 1996 to 6% compared to 5% in 1995. The increase is largely attributable to an increase in revenue from packaged product sold through the retail channel. In 1995, the cost of net revenue decreased to 5% from 9% in 1994. This decrease resulted from decreased royalty obligations and decreases in the amortization of software development costs. To the extent that the percentage of McAfee's net revenue which is generated through traditional distribution channels increases, McAfee's cost of net revenue will increase and, accordingly, gross margins will decrease. In addition, to the extent that McAfee increases its reliance on retail distribution, it may encounter problems related to product returns and limited shelf space availability.

  Research and Development. Research and development expenses increased 137% to $22.2 million in 1996 from $9.4 million in 1995. From 1994 to 1995, research and development expenses increased 36% from $6.9 million. These increases were primarily a result of the expansion of McAfee's product development and technical support staff and, to a lesser extent, the increased use of independent contractors. In addition, in 1996, McAfee increased development spending associated with help desk products through its acquisition of Vycor Corporation and increased its investment in security and encryption products through its acquisition of FSA Corporation. As a percentage of net revenue, research and development expenses increased to 12% in 1996 from 10% in 1995. Research and development spending decreased as a percentage of net revenue in 1995 to 10% from 13% in 1994. This decrease primarily reflected the increase in net revenue that occurred in 1995.

  Marketing and Sales. Marketing and sales expenses consist primarily of salary, commissions and benefits for marketing, sales and customer support personnel and costs associated with advertising and promotions. Marketing and sales expenses increased 72% to $51.3 million in 1996 from $29.8 million in 1995. From 1994 to 1995, marketing and sales expenses increased 67% from $17.8 million in 1994. These increases were primarily the result of an increase in marketing and sales personnel and, to a lesser extent, increased advertising and promotional expenses. As a percentage of net revenue, marketing and sales expense decreased to 29% in 1996 from 33% in 1995 and 34% in 1994. This decrease primarily reflects growth in McAfee's net revenue.

  General and Administrative. General and administrative costs increased 93% to $14.9 million in 1996 from $7.8 million in 1995. From 1994 to 1995, general and administrative expenses increased 35% from $5.7 million. The increase in 1996 is largely a result of a concerted effort to strengthen the infrastructure of McAfee both domestically and internationally to accommodate the growth in revenue. Additionally, McAfee reserved $1.5 million in connection with a dispute with respect to the timing of prior tax payments and also incurred additional expense related to the acquisition of FSA Corporation. As a percentage of net revenue, general and administrative expenses decreased to 8% in 1996 from 9% in 1995 and 11% in 1994. These decreases primarily reflect growth in McAfee's net revenue.

 Acquisition and Other Unusual Costs

  On August 30, 1996, McAfee acquired a controlling interest in FSA Corporation of Calgary, Canada, a developer of security software for 534,000 shares and options to purchase shares of McAfee common stock. The combination was accounted for as a pooling of interests. FSA's 1996 results have been included in McAfee's consolidated results, however, 1995 results have not been restated as the effect was not material.

  During the second quarter of 1996, McAfee acquired in-process technology from Interactive Distributed Systems Software GmbH of Linz, Austria. The purchase price and related transaction costs of approximately $2.1 million were charged to operations during this period.

  In the first quarter of 1996, McAfee acquired Vycor Corporation for $9.0 million in cash. Of the total purchase price, $7.8 million of in-process technology was charged to operations and approximately $0.4 million of transaction and restructuring costs were expensed in the quarter ended March 31, 1996.

  McAfee acquired Saber Software Corporation ("Saber") in the third quarter of 1995. The acquisition was accounted for as a pooling of interests. In connection with this acquisition, McAfee expensed approximately $2.5 million in transaction costs and approximately $4.3 million in other costs primarily relating to severance costs, allowances for sales returns and inventory valuation, the write-off of certain capitalized software development costs, the cancellation of certain contractual obligations, and the elimination of certain duplicative facilities. McAfee also incurred other unusual costs during the three months ended September 30, 1995 consisting of an accrual for approximately $1.7 million in settlement and other legal costs associated with a lawsuit filed against Saber which was settled in October 1995.

  During the third quarter of 1995, McAfee acquired Assurdata, its former French distributor and received a fully paid up worldwide perpetual license to certain in-process technology from an affiliate of Assurdata for approximately $0.8 million in cash, an earnout providing for additional payments of up to approximately $0.8 million and a warrant to purchase 33,750 shares of McAfee's common stock at the fair market value on the date of issuance. Approximately $0.6 million of the purchase price was allocated to in-process technology which was expensed during the third quarter.

  During the third quarter of 1995, McAfee also acquired IPE, its former UK distributor for $2.5 million in cash. At the effective date, IPE's only assets consisted of a distribution agreement and a distribution agreement with McAfee. Approximately $2.0 million was charged to operations to write off the value of the agreement and related legal costs in the third and fourth quarter of 1995.

  In the fourth quarter of 1995, McAfee repurchased distribution rights and customer lists from its three major German distributors for approximately $1.9 million including legal fees. The entire amount was expensed in the quarter.

  In the first quarter of 1994, McAfee acquired substantially all of the assets and assumed certain liabilities of Brightwork Development, Inc. ("Brightwork") for $10.3 million in cash and related acquisition costs of $0.5 million. The acquisition was accounted for as a purchase. Of the $7.8 million of the purchase price allocated to technology, $7.1 million was attributed to in-process technology and expensed in 1994. Certain other acquisition costs related to the Brightwork acquisition aggregating $0.1 million were also expensed in the three months ended March 31, 1994. In the second quarter of 1994, McAfee acquired certain net assets of Automated Design Systems, Inc. ("ADS") for $5.0 million in cash and related acquisition costs of $0.7 million. In addition, McAfee paid an additional $0.3 million in 1995 in connection with the acquisition. Of the $6.8 million allocated to acquired technology, $5.5 million was allocated to in-process technology and expensed together with other costs of approximately $0.2 million in the three months ended June 30, 1994. In addition, $3.9 million of related intangible assets as a result of the Brightwork and ADS acquisitions are being amortized over three to five years.

  Interest and Miscellaneous Income. Interest and miscellaneous income increased to $3.5 million in 1996 from $1.7 million in 1995 and $0.9 million in 1994. Interest and miscellaneous income increased from 1995 to 1996 and from 1994 to 1995 due to the investment of cash generated from operating activities.

  Provision for Income Taxes. McAfee's effective tax rate for 1996, 1995 and 1994 was 44.9%, 42.6% and 37.4% respectively. The provision for income taxes for each year presented includes the effect of a net deferred tax asset arising from the different treatment of revenue recognition for tax and financial reporting purposes and for differing treatment of purchased intangible assets and in-process technology. The increase in the effective rate from 1994 to 1995 relates principally to permanent differences arising from the non-deductibility of certain acquisition costs.

LIQUIDITY AND CAPITAL RESOURCES

  At September 30, 1997, McAfee had $134.6 million in cash and cash equivalents and $103.2 million in marketable securities, for a combined total of $237.7 million.

  Net cash provided by operating activities was $57.1 million and $31.5 million for the nine months ended September 30, 1997 and 1996, respectively. Net cash provided by operating activities for the nine months ended September 30, 1997 consisted primarily of net income, an increase in accounts payable and accrued liabilities together with an increase in deferred revenue offset by an increase in accounts receivable and prepaids and other assets. Net cash provided by operating activities for the nine months ended September 30, 1996 consisted primarily of net income plus and non-cash expenses plus an increase in accounts payable and accrued liabilities offset by decreases in accounts receivable, prepaid income taxes, deferred taxes and deferred revenue.

  Net cash provided by operating activities was $46.4 million, $10.6 million and $15.0 million in 1996, 1995 and 1994, respectively. Net cash provided by operating activities in 1996 consisted primarily of net income plus an increase in accounts payable and accrued liabilities which were offset primarily by an increase in accounts receivable and deferred revenue. In 1995, net cash provided by operating activities consisted primarily of net income plus an increase in accounts payable and accrued liabilities which was offset primarily by an increase in accounts receivable and refundable income taxes. In 1994, net cash provided by operating activities consisted primarily of net income, the non-cash write-off of in-process technology and deferred revenue offset primarily by increases in accounts receivable.

  At September 30, 1997, McAfee's accounts receivable balance as a percentage of sales for the quarter then ended increased over the prior period. This increase was due to, among other factors, McAfee's increased emphasis on international sales (typically having longer payment terms); a higher percentage of indirect sales through indirect channels; and a shift in McAfee's product mix to more server/enterprise based products. McAfee expects this trend to continue into the first quarter of fiscal 1998. With an increase in business through indirect channels, McAfee's receivable collection experience has become more dependent on the longer payment cycle for VARs and system integrators. To address this increase in accounts receivable and to improve cash flow, McAfee may, among other things, take actions to encourage earlier payment of receivables or sell receivables. To the extent that McAfee's receivable balance increases, McAfee will be subject to greater general credit risks with respect thereto.

  Net cash used in investing activities was $55.5 million in the nine months ended September 30, 1997, primarily reflecting purchases of marketable securities and fixed assets as well as goodwill from the acquisition of Compusul. Net cash used by investing activities in the nine months ended September 30, 1996 was $26.0 million, primarily reflecting purchases of marketable securities.

  Net cash used in investing activities was $47.0 million, $12.4 million and $18.8 million in 1996, 1995 and 1994, respectively, primarily reflecting investments in marketable securities and for 1996 additions to fixed assets and for 1994 additions to acquired assets.

  Net cash provided by financing activities was $56.6 million and $32.4 million in the nine months ended September 30, 1997 and 1996, respectively, consisting primarily of the proceeds and tax benefits associated with the exercise of nonqualified stock options. Net cash provided by financing activities was $46.4 million, $11.7 million and $12.9 million in 1996, 1995 and 1994, respectively, consisting primarily of the proceeds and tax benefits associated with the exercise of non-qualified stock options, and for 1994, the proceeds of the initial public stock offering of Saber.

  Pursuant to Section 7.3 of the Reorganization Agreement, the Reorganization Agreement may be terminated by either party under certain circumstances. Each of Network General and McAfee has agreed that if the Merger is not consummated as a result of certain specified events, it will pay to the other party a termination fee of $30.0 million. Payment of the fees described in this paragraph shall not be in lieu of damages incurred in the event of material and willful breach of the Reorganization Agreement.

  If the Merger is not consummated, expenses incurred in connection with the proposed combination (including the possible "break-up" fees described above) could have a material adverse effect on McAfee's results of operations.

  McAfee believes that its available cash and anticipated cash flow from operations will be sufficient to fund McAfee's working capital and capital expenditure requirements for at least the next twelve months.

                       MCAFEE QUARTERLY OPERATING RESULTS
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                     -------------------------------------------------------------------------------------------------------------
                     SEPT. 30, JUNE 30,  MARCH 31, DEC. 31,  SEPT. 30, JUNE 30,  MARCH 31, DEC. 31,  SEPT. 30, JUNE 30,  MARCH 31,
                       1997      1997      1997      1996      1996      1996      1996      1995      1995      1995      1995
                     --------- --------  --------- --------  --------- --------  --------- --------  --------- --------  ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF
 INCOME AND OTHER
 DATA:
Net revenue........   $88,332  $86,271    $73,357  $59,224    $47,290  $40,767    $33,845  $29,362    $25,613  $18,569    $16,521
                      -------  -------    -------  -------    -------  -------    -------  -------    -------  -------    -------
Operating costs and
 expenses:
  Cost of net
   revenue.........     6,528    6,418      5,918    3,837      2,703    2,450      2,067    1,262        877    1,421      1,241
  Research and
   development.....    12,268   11,878      9,658    7,979      5,650    4,752      3,810    2,394      2,572    2,368      2,020
  Marketing and
   sales...........    25,599   25,292     21,987   16,662     13,485   11,596      9,583    9,135      7,580    6,934      6,113
  General and
   administrative..     6,472    6,300      5,555    5,073      4,202    2,961      2,713    2,223      2,256    1,735      1,537
  Amortization of
   intangibles.....       271      213        104      874        646    1,099        550      414        414      264        264
  Acquisition and
   other unusual
   costs...........       --       --         --       --         --     2,868      8,297    1,999     10,784      --         --
                      -------  -------    -------  -------    -------  -------    -------  -------    -------  -------    -------
   Total operating
    costs and
    expenses.......    51,138   50,101     43,222   34,425     26,686   25,726     27,020   17,427     24,483   12,722     11,175
                      -------  -------    -------  -------    -------  -------    -------  -------    -------  -------    -------
   Income from
    operations.....    37,194   36,170     30,135   24,799     20,604   15,041      6,825   11,935      1,130    5,847      5,346
Interest income....     2,290    2,014      1,632    1,297        922      645        597      454        518      422        319
                      -------  -------    -------  -------    -------  -------    -------  -------    -------  -------    -------
Income before
 income taxes......    39,484   38,184     31,767   26,096     21,526   15,686      7,422   12,389      1,648    6,269      5,665
Provision for
 income taxes......    15,004   14,510     12,071   10,460      8,628    6,286      6,339    5,079      1,218    2,506      2,252
                      -------  -------    -------  -------    -------  -------    -------  -------    -------  -------    -------
   Net income......   $24,480  $23,674    $19,696  $15,636    $12,898  $ 9,400    $ 1,083  $ 7,310    $   430  $ 3,763    $ 3,413
                      =======  =======    =======  =======    =======  =======    =======  =======    =======  =======    =======
Net income per
 share.............      0.45     0.44       0.37     0.29       0.24     0.18       0.02     0.14       0.01     0.08       0.07
                      =======  =======    =======  =======    =======  =======    =======  =======    =======  =======    =======
PERCENTAGE OF NET
 REVENUE:
Net revenue........     100.0%     100%       100%     100%       100%     100%       100%     100%       100%     100%       100%
                      -------  -------    -------  -------    -------  -------    -------  -------    -------  -------    -------
Operating costs and
 expenses:
  Cost of net
   revenue.........       7.4      7.4        8.1        6          6        6          6        4          3        8          8
  Research and
   development.....      13.9     13.8       13.2       13         12       12         11        8         10       13         12
  Marketing and
   sales...........      29.0     29.3       30.0       28         28       28         28       31         30       37         37
  General and
   administrative..       7.3      7.3        7.5        9          9        7          8        8          9        9          9
  Amortization of
   intangibles.....       0.3      0.2        0.1        2          1        3          2        1          2        1          2
  Acquisition and
   other unusual
   costs...........       --       --         --       --         --         7         25        7         42      --         --
                      -------  -------    -------  -------    -------  -------    -------  -------    -------  -------    -------
   Total operating
    costs and
    expenses.......      57.9     58.1       58.9       58         56       63         80       59         96       68         68
                      -------  -------    -------  -------    -------  -------    -------  -------    -------  -------    -------
   Income from
    operations.....      42.1     41.9       41.1       42         44       37         20       41          4       32         32
Interest income....       2.6      2.4        2.2        2          2        2          2        2          2        2          2
                      -------  -------    -------  -------    -------  -------    -------  -------    -------  -------    -------
Income before
 income taxes......      44.7     44.3       43.3       44         46       38         22       43          6       34         34
Provision for
 income taxes......      17.0     16.8       16.4       18         18       15         19       17          5       13         14
                      -------  -------    -------  -------    -------  -------    -------  -------    -------  -------    -------
   Net income......      27.7%    27.5%      26.9%      26%        28%      23%         3%      26%         1%      21%        20%
                      =======  =======    =======  =======    =======  =======    =======  =======    =======  =======    =======

  Variability of Quarterly Operating Results. In view of McAfee's acquisitions in various quarters of 1997, 1996 and 1995 and the changes in revenue recognition in 1995, the growth in revenues and operating income experienced by McAfee in the first nine months of 1997 and in 1996 and 1995 are not necessarily indicative of future results. In addition, McAfee believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance.

  McAfee's licensing activity and results of operations can fluctuate significantly on a quarterly basis. Causes of such fluctuations may include the volume and timing of new orders and renewals, the introduction of new products, distributor inventory levels and return rates, McAfee inventory levels, upgrades or updates by McAfee or its competitors, changes in product prices, changes in product mix, seasonality, trends in the computer industry, general economic conditions, extraordinary events such as acquisitions or litigation and the occurrence of unexpected events. Because of the nature of its distribution methods, McAfee generally cannot predict when a user will license its products. Historically, renewals have accounted for a significant portion of McAfee's net revenue; however, there can be no assurance that McAfee will be able to maintain or exceed historic renewal rates in the future. In addition, revenue generated through distribution channels tends to be non-linear and this may cause McAfee's revenue to fluctuate.

  Significant quarterly fluctuations in licensing activity will cause significant fluctuations in McAfee's cash flows and cash and cash equivalents, accounts receivable and deferred revenue accounts on McAfee's balance sheet. In addition, the operating results of many software companies reflect seasonal trends, and McAfee's business, financial condition and results of operations may be affected by such trends in the future. Such trends may include higher net revenue in the fourth quarter as many customers complete annual budgetary cycles, and lower net revenue in the summer months when many businesses experience lower sales, particularly in the European market.

  The software industry has experienced and is expected to continue to experience a significant amount of consolidation. In addition, it is expected that McAfee will grow both internally and through strategic acquisitions. McAfee frequently evaluates potential acquisitions of complementary businesses, products and technologies. Any acquisition, depending on its size, could result in a significant charge to earnings, or the use of a significant portion of McAfee's available cash, or if such acquisition is made utilizing McAfee's securities, could result in significant dilution to McAfee's stockholders.

                               MCAFEE MANAGEMENT

DIRECTORS

  The directors of McAfee and their ages as of October 28, 1997 are as follows:

                                                                      DIRECTOR
             NAME                     POSITION WITH MCAFEE        AGE  SINCE
             ----                     --------------------        --- --------
Class I directors whose terms
 expire at the 1999 Annual
 Meeting of Stockholders:
John C. Bolger................              Director               51   1996
Virginia Gemmell..............              Director               48   1996
Edwin L. Harper...............              Director               52   1993
Class II director whose term
 expires at the 2000 Annual
 Meeting of Stockholders:
Leslie G. Denend..............              Director               56   1995
Class III directors whose
 terms expire at the 1998
 Annual Meeting of
 Stockholders:
William L. Larson............. President, Chief Executive Officer
                                and Chairman of the Board          41   1993

  Mr. Bolger has been a director of McAfee since April 18, 1996. Since 1992, Mr. Bolger has been a business consultant and private investor. Mr. Bolger was Vice President of Finance and Administration of Cisco Systems, Inc., a networking company, from May 1989 through December 1992. Mr. Bolger serves as a director of Integrated Systems Inc., TCSI Corporation, Sanmina Corporation and Integrated Device Technology, Inc. To pursue other opportunities, Mr. Bolger has submitted his resignation from the McAfee Board effective April 30, 1998.

  Ms. Gemmell has been a director of McAfee since September 16, 1996. Ms. Gemmell founded GlidePath, Inc., a consulting firm, and has served as its President since August 1995. From May 1986 to August 1995, Ms. Gemmell was Managing Partner of Synectics, Inc., a consulting firm.

  Mr. Harper has been a director of McAfee since January 1993. Since June 1996, Mr. Harper has been the President and Chief Executive Officer of SyQuest Technology, Inc., a manufacturer of computer peripherals. From June 1993 to June 1996, Mr. Harper was President and Chief Executive Officer of ComByte, Inc., a privately-held PC peripherals company. Mr. Harper was President and Chief Executive Officer of Colorado Memory Systems ("CMS"), a manufacturer of computer peripherals, from June 1992 to April 1993, and served as President and Chief Operating Officer of CMS from September 1990 through May 1992. Mr. Harper serves as a director of SyQuest Technology, Inc. and Apex PC Solutions, Inc.

  Mr. Denend has been a director of McAfee since June 14, 1995. Since June of 1993, Mr. Denend has been Chief Executive Officer and President of Network General. From February of 1993 to June of 1993, Mr. Denend was Senior Vice President of Network General Corporation. Mr. Denend was President of Vitalink, a manufacturer of inter-networking products, from November 1990 to December 1992. Mr. Denend serves as a director of Rational Software Corporation, Proxim, Inc. and Network General.

  Mr. Larson joined McAfee in September 1993 as its Chief Executive Officer. In October 1993, Mr. Larson was appointed as a director of McAfee and was elected to the additional office of President. In April 1995, Mr. Larson was also elected Chairman of the Board of Directors. From August 1988 to September 1993, Mr. Larson was employed as a Vice President of SunSoft, Inc., a system software subsidiary of Sun Microsystems, Inc., where he was responsible for worldwide sales and marketing.

  After the Effective Time, Dr. Saal will serve as a Class II director of McAfee. See "Network General Corporation--Network General Management."

EXECUTIVE OFFICERS

  The executive officers of McAfee as of October 28, 1997 are as follows:

             NAME                               POSITION WITH MCAFEE                     AGE
             ----                               --------------------                     ---
   William L. Larson....... President, Chief Executive Officer and Chairman of the Board  41
   Dennis L. Cline......... Vice President of International Sales                         37
   Prabhat K. Goyal........ Chief Financial Officer, Vice President of Finance and
                             Administration, Treasurer and Secretary                      43
   Zachary A. Nelson....... Vice President and General Manager of Network Management      36
   Peter R. Watkins........ Vice President and General Manager of Security                42

  Mr. Larson joined McAfee in September 1993 as its Chief Executive Officer. In October 1993, Mr. Larson was appointed as a director of McAfee and was elected to the additional office of President. In April 1995, Mr. Larson was also elected Chairman of the Board of Directors. From August 1988 to September 1993, Mr. Larson was employed as a Vice President of SunSoft, Inc., a system software subsidiary of Sun Microsystems, Inc., where he was responsible for worldwide sales and marketing.

  Mr. Cline joined McAfee in September 1994 as Vice President of North American Sales. Mr. Cline was Vice President of North American Channel Sales from October 1995 to April 1996 and was Vice President of Worldwide Channel Sales from April 1996 to October 1996 when he became Vice President of International Sales. From November 1993 to September 1994, Mr. Cline performed sales consulting services for various companies. From January 1993 to November 1993, Mr. Cline was Vice President of Worldwide Sales for Fifth Generation Systems, a software utilities company. Mr. Cline was a Director of Sales for GCC Technologies, Inc., a manufacturer of computer printers, from April 1992 to January 1993. From June 1991 to March 1992, Mr. Cline served as Director for Worldwide Sales for Alias Research, a graphics software company. Prior to that time, from January 1988 to August 1991, Mr. Cline was a Sales Manager for Claris Corporation, an applications software company.

  Mr. Goyal joined McAfee in March 1996 and was elected as Vice President of Finance, Corporate Controller and Treasurer in April 1996. Mr. Goyal became Chief Financial Officer, Vice President of Finance and Administration and Secretary in October 1996. From July 1994 to March 1996 Mr. Goyal was Director, Finance and OEM Development, Solaris Products Group for SunSoft, Inc. From November 1991 to June 1994, Mr. Goyal served as Director, Finance and Sales Operations of SunSoft, Inc.

  Mr. Nelson joined McAfee in March 1997 as Vice President and General Manager of Network Management. From February 1993 to March 1997, Mr. Nelson was employed in various capacities, most recently as Vice President of Marketing, for Oracle Corporation, a database company. From January 1990 to February 1993, Mr. Nelson was employed in various capacities, ultimately serving as Director of Corporate Marketing, at SunSoft, Inc.

  Mr. Watkins joined McAfee in May 1995 as Vice President of International Operations. Mr. Watkins was Vice President of International Operations from May 1995 to October 1996 and Vice President of Security from October 1996 to January 1997 when he became Vice President and General Manager of Security. From January 1991 to April 1995, Mr. Watkins was employed in various capacities, ultimately serving as Managing Director of European Operations, at SunSoft, Inc.

  McAfee's officers serve at the discretion of the Board of Directors. There are no family relationships among any of McAfee's directors and executive officers.

     STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MCAFEE

  The following table sets forth certain information, as of October 28, 1997, except where noted, with respect to the beneficial ownership of McAfee's Common Stock by (i) all persons known by McAfee to be the beneficial owners of more than 5% of the outstanding Common Stock of McAfee, (ii) each director and each person who will serve as a director, (iii) each person named in the Summary Compensation Table, and (iv) all executive officers and directors of McAfee as a group.

                                                            NUMBER   PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                    OF SHARES  OF CLASS
---------------------------------------                    --------- ----------
Putnam Investments, Inc.(2)............................... 1,104,487    2.1%
 One Post Office Square
 Boston, MA 02109
American Century Companies, Inc.(3)....................... 3,375,900    6.6%
 Twentieth Century Tower
 4500 Main Street
 Kansas City, MO 64111
Pilgrim Baxter & Associates(4)............................ 3,596,237    7.0%
 1255 Drummers Lane, Suite 300
 Wayne, PA 19087
Nicholas-Applegate Capital Management(5).................. 2,603,036    5.1%
 600 West Broadway, 29th Floor
 San Diego, CA 92101
FMR Corp.(6).............................................. 2,505,837    4.9%
 82 Devonshire Street
 Boston, MA 02109
William L. Larson(7)......................................   356,407     *
Harry J. Saal.............................................         0     *
John C. Bolger(8).........................................       875     *
Leslie G. Denend(8).......................................     3,750     *
Virginia Gemmell..........................................    16,875     *
Edwin L. Harper...........................................    15,950     *
Dennis L. Cline(9)........................................    50,263     *
R. Terry Duryea(10).......................................    10,138     *
Peter R. Watkins(11)......................................    72,113     *
Mark Woodward(12).........................................     7,851     *
Executive officers and directors as a group (10
 persons)(13).............................................   588,909    1.1%
Former Executive Officers
Richard D. Kreysar(14)....................................     1,868     *

--------
  *  Less than 1%

 (1) Except as indicated in the footnotes to this table, McAfee believes that the persons named in the table have sole voting and investment power with respect to all shares of McAfee Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

 (2) According to a Schedule 13G/A filed with the SEC on January 30, 1997, Putnam Investments, Inc. has shared voting power with respect to 381,747 of these shares and shared dispositive power with respect to all 5,271,140 shares.

 (3) According to a Schedule 13G filed with the SEC on February 7, 1997.

 (4) According to a Schedule 13G/A filed with the SEC on March 12, 1997, Pilgrim Baxter & Associates has shared voting power with respect to all 3,596,237 of these shares.

 (5) According to a Schedule 13G filed with the SEC on February 5, 1997, Nicholas-Applegate has sole voting power with respect to 1,970,471 of these shares.

 (6) According to a Schedule 13G filed with the SEC on February 13, 1997, FMR Corp. has sole voting power with respect to 32,450 of these shares.

 (7) Includes 356,407 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of October 28, 1997.

 (8) Represents shares subject to stock options that are currently exercisable or will become exercisable within 60 days of October 28, 1997.

 (9) Includes 50,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of October 28, 1997.

(10) Includes 9,582 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of October 28, 1997. Mr. Duryea ceased to be an executive officer of McAfee in January 1997.

(11) Includes 70,899 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of October 28, 1997.

(12) Mr. Woodward resigned from his position as an executive officer of McAfee on July 25, 1997.

(13) Includes 586,056 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of October 28, 1997.

(14) Mr. Kreysar resigned from his position as an executive officer of McAfee in November 1996.

                McAFEE EXECUTIVE COMPENSATION AND OTHER MATTERS

  The following table sets forth information concerning the compensation of the Chief Executive Officer of McAfee and the four other most highly compensated executive officers of McAfee as of December 31, 1996 whose total salary and bonus for the year ended December 31, 1996 exceeded $100,000, as well as one former officer who would otherwise have been included in the table but for his termination as an officer prior to December 31, 1996, in all cases for services in all capacities to McAfee during the years ended December 31, 1996, 1995 and 1994:

                          SUMMARY COMPENSATION TABLE

                                                               LONG TERM
                                                              COMPENSATION
                                 ANNUAL COMPENSATION             AWARD
                         -----------------------------------  ------------
                                                   OTHER
                                                   ANNUAL      SECURITIES   ALL OTHER
   NAME AND PRINCIPAL          SALARY   BONUS   COMPENSATION   UNDERLYING  COMPENSATION
        POSITION         YEAR  ($)(1)    ($)        ($)       OPTIONS (#)     ($)(2)
   ------------------    ---- -------- -------- ------------  ------------ ------------
William L. Larson(3).... 1996 $248,260 $151,044          0             0      $2,375
 President, Chief        1995  220,008  229,676          0     1,181,250       2,310
 Executive Officer       1994  200,000  198,688          0             0       2,310
 and Chairman of the
 Board

R. Terry Duryea(4)...... 1996 $164,664 $ 50,525          0             0      $2,375
 Vice President of       1995  102,092   22,564          0       421,875         522
 Corporate Development   1994      --       --         --            --          --

Peter R. Watkins(5)..... 1996 $144,488 $ 87,358   $108,748(6)     56,250      $2,202
 Vice President and      1995  123,259   20,025     56,949(7)    421,875           0
 General Manager of      1994      --       --         --            --          --
 Security

Dennis L. Cline(8)...... 1996 $109,503 $ 99,100          0        75,000      $2,375
 Vice President of       1995  100,000   92,642          0       337,500       1,802
 International Sales     1994   33,333   32,674          0           --            0

Mark Woodward(9)........ 1996 $101,132 $ 97,037          0             0      $2,202
 Vice President of North 1995   19,360        0          0       337,500           0
 American Sales          1994      --       --         --            --          --

Former Officer:
Richard D. Kreysar(10).. 1996 $157,385 $ 41,983          0             0      $2,375
 Vice President of       1995  128,752   37,011          0       371,250       2,310
 Network Management      1994      --       --         --            --          --

--------
 (1) Salary includes amounts deferred under McAfee's 401(k) Plan.
 (2) Represents contributions made by McAfee pursuant to McAfee's 401(k) Plan.
 (3) Mr. Larson was elected Chairman of the Board in April 1995.
 (4) Mr. Duryea joined McAfee in May 1995, ceased to be an executive officer of McAfee in January 1997 and resigned from McAfee in January 1997.
 (5) Mr. Watkins joined McAfee in May 1995. Mr. Watkins was Vice President of Security as of December 31, 1996 and was elected Vice President and General Manager of Security in January 1997.
 (6) Represents cost of living allowance for overseas assignment and amounts reimbursed for payment of certain taxes.
 (7) Represents cost of living allowance for overseas assignment.
 (8) Mr. Cline joined McAfee in September 1994. Mr. Cline was Vice President of Europe and Channels as of December 31, 1996 and was elected Vice President of International Sales in January 1997.
 (9) Mr. Woodward joined McAfee in October 1995. Mr. Woodward was Vice President of Direct Sales as of December 31, 1996 and was elected Vice President of North American Sales in January 1997. Mr. Woodward resigned from his position as an executive officer of McAfee effective July 25, 1997.
(10) Mr. Kreysar joined McAfee in January 1995 and resigned from his position as an executive officer of McAfee effective November 1, 1996.

  The following table provides the specified information concerning grants of options to purchase McAfee's Common Stock made during the year ended December 31, 1996 to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                         ----------------------------------------------
                                                                        POTENTIAL REALIZABLE
                                       % OF TOTAL                         VALUE AT ASSUMED
                           NUMBER OF    OPTIONS                         ANNUAL RATES OF STOCK
                          SECURITIES   GRANTED TO                        PRICE APPRECIATION
                          UNDERLYING   EMPLOYEES   EXERCISE              FOR OPTION TERM(3)
                            OPTIONS    IN FISCAL    PRICE    EXPIRATION ---------------------
NAME                     GRANTED(#)(1)    YEAR    ($/(SH)(2)    DATE      5%($)      10%($)
----                     ------------- ---------- ---------- ---------- ---------- ----------
William L. Larson.......         0        --           --          --          --         --
R. Terry Duryea(4)......         0        --           --          --          --         --
Peter R. Watkins........    56,250(5)     1.8%      $19.33    01/25/06  $  683,922 $1,733,192
Dennis L. Cline.........    75,000(6)     2.3%      $45.50    09/30/06  $2,207,186 $5,535,911
Mark Woodward(7)........         0        --           --          --          --         --
Richard D. Kreysar(8)...         0        --           --          --          --         --

--------
(1) Generally, initial grants of options made in 1996 under McAfee's 1995 Stock Incentive Plan (the "1995 Stock Incentive Plan") vest at the rate of one-fourth on the first anniversary of the optionee's date of hire and 1/48th per month thereafter for each full month of the optionee's continuous employment with McAfee; subsequent option grants vest over a four year period at the rate of one-fourth on the first anniversary of the date of grant and 1/48th per month thereafter for each full month of the optionee's continuous employment with McAfee. Under the 1995 Stock Incentive Plan, the Board retains discretion to modify the terms of outstanding options. See "--Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values--Employment and Change in Control Arrangements" below. Under the 1995 Stock Incentive Plan, options will become fully exercisable upon a transfer of control of McAfee, unless the option is assumed by the acquiring entity. See "--Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values-- Employment and Change in Control Arrangements" below. However, McAfee has entered into change of control agreements with each of the executive officers providing for the full acceleration of their options in connection with a transfer of control.

(2) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. McAfee may also finance the option exercise by loaning the optionee sufficient funds to exercise the option and pay any withholding taxes incurred upon exercise.

(3) Potential gains are net of exercise price, but before taxes associated with the exercise. These amounts represent hypothetical gains assuming rates of appreciation specified by the Securities and Exchange Commission, and do not represent McAfee's estimate or projection of future McAfee Common Stock prices. Actual gains, if any, on stock option exercises are dependent on the future performance of McAfee, overall market conditions and the optionees' continued employment through the vesting period. The amounts reflected in this table may not be achieved.

(4) Mr. Duryea ceased to be an executive officer of McAfee in January 1997.

(5) This option vests over a period of four years commencing in January 1996 at a rate of one-fourth on the first anniversary of the date of grant and 1/48th per month thereafter for each full month of Mr. Watkins' continuous employment with McAfee.

(6) This option vests over a period of four years commencing in September 1996 at a rate of one-fourth on the first anniversary of the date of grant and 1/48th per month thereafter for each full month of Mr. Cline's continuous employment with McAfee.

(7) Mr. Woodward resigned from his position as an executive officer of McAfee effective July 25, 1997.

(8) Mr. Kreysar resigned from his position as an executive officer of McAfee effective November 1, 1996.

  The following table provides the specified information concerning exercises of options to purchase McAfee's Common Stock during the year ended December 31, 1996, and unexercised options held as of December 31, 1996, by the persons named in the Summary Compensation Table:

                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                           SHARES                    OPTIONS AT 12/31/96(#)        12/31/96($)(1)
                         ACQUIRED ON     VALUE      ------------------------- -------------------------
NAME                     EXERCISE(#) REALIZED($)(2) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------------- ----------- ------------- ----------- -------------
William L. Larson.......   728,760    $22,610,478     386,876     1,246,875   $15,548,836  $45,527,779
R. Terry Duryea(3)......   158,000    $ 3,960,541       8,992       254,883   $   320,382  $ 9,081,405
Peter R. Watkins........   149,413    $ 3,643,563      17,579       311,133   $   626,335  $10,468,907
Mark Woodward(4)........    88,110    $ 2,931,903      10,327       239,063   $   323,579  $ 7,490,633
Dennis L. Cline.........    84,375    $ 2,388,316      14,063       222,657   $   581,270  $ 6,103,151
Richard D. Kreysar(5)...   162,406    $ 3,498,637      15,484       193,360   $   596,420  $ 7,447,937

--------
(1) Based on the closing price of $44.00 on December 31, 1996, less exercise price.
(2) Market price on date of exercise, less exercise price.
(3) Mr. Duryea ceased to be an executive officer of McAfee in January 1997.
(4) Mr. Woodward resigned from his position as an executive officer of McAfee effective July 25, 1997.
(5) Mr. Kreysar resigned from his position as an executive officer of McAfee effective November 1, 1996. Effective February 1, 1997, Mr. Kreysar resigned from his employment with McAfee, resulting in the cancellation of unexercisable options to purchase shares.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  William L. Larson currently serves as President and Chief Executive Officer of McAfee pursuant to an agreement dated April 14, 1995 which provides that, in the event that Mr. Larson's employment is involuntarily terminated other than for cause, he will be entitled to receive severance payments consisting of his then current base salary and bonus for twelve (12) months after such termination, which payments would cease in the event that he accepted employment elsewhere.

  Dennis L. Cline, who currently serves as Vice President of International Sales of McAfee, entered into an agreement with McAfee that provides that, in the event his employment with McAfee is terminated within three months of a merger of McAfee or a sale of substantially all of McAfee's assets due to such transaction, he would be entitled to receive his salary for nine months and payment of his full target bonus over such period.

  The terms of McAfee's 1995 Stock Incentive Plan applicable to options granted thereunder after April 14, 1995 and McAfee's 1997 Stock Incentive Plan applicable to options granted thereunder after June 5, 1997 (the 1995 Stock Incentive Plan and the 1997 Stock Incentive Plan, collectively the "Option Plans") provide that in the event of a "transfer of control" of McAfee, the acquiring corporation shall assume the options outstanding under the Option Plans or substitute options on the acquiring corporation's stock for the outstanding options. Should the acquiring corporation elect not to assume outstanding options or substitute new options for outstanding options, then all outstanding options shall become immediately exercisable and fully vested as of the date ten days prior to the date of the "transfer of control." In addition, the McAfee Board has discretion to provide for accelerated vesting of assumed options.

  In April 1995, McAfee entered into agreements with each of its current executive officers and all new executive officers since that date. Such agreements provide that, in the event of a "transfer of control" of McAfee, all stock options held by the executive officer will become fully vested and immediately exercisable as of the date ten days prior to the "transfer of control," conditioned upon consummation of the "transfer of control" event.

COMPENSATION OF DIRECTORS

  The one employee director of McAfee did not receive any cash compensation for his services as member of the Board of Directors of McAfee in the year ended December 31, 1996. The non-employee directors of McAfee are eligible to receive up to $15,000 each on an annual basis for their services as directors of McAfee, based on attendance at meetings of McAfee's Board of Directors. McAfee's Stock Option Plan for Outside Directors (the "McAfee Directors Plan") provides for initial and annual automatic grants of nonstatutory stock options to directors of McAfee who are not employees of McAfee or of any affiliated corporation and who are not associated with any entity or affiliated group of entities owning ten percent or more of McAfee's outstanding stock. McAfee recently amended its McAfee Directors Plan to provide that each individual who first becomes an outside Board member is granted an option to purchase 25,000 shares on the date such individual joins the Board. In addition, on the anniversary date of each grant, each outside director who received an initial grant will receive an additional option grant to purchase 10,000 shares of McAfee Common Stock. Previously, directors received an initial option grant of options to purchase 50,625 shares of McAfee Common Stock and additional annual option grants to purchase of 16,875 shares of McAfee Common Stock. In 1996, Messrs. Denend and Harper each received an option to purchase 16,875 shares, and Mr. Bolger and Ms. Gemmell each received an initial grant of an option to purchase 50,625 shares. Initial options vest annually in equal installments over a three year period from the date of grant. Annual options vest on the third anniversary of the date of grant. All options granted under the McAfee Directors Plan become fully exercisable upon certain mergers, sales of asset or sales of all or substantially all the voting stock of McAfee. The Merger will not result in the acceleration of the exercisability of options under the McAfee Directors Plan.

  Directors who are also employees of McAfee are eligible to receive options and be issued shares of Common Stock directly under the 1995 Stock Incentive Plan and are also eligible to participate in McAfee's Employee Stock Purchase Plan and, if an executive officer of McAfee, the Executive Bonus Plan. Effective as of the date of the Annual Meeting, and subject to stockholder approval, non-employee and employee directors of McAfee will also be eligible to participate in McAfee's 1997 Stock Incentive Plan on a discretionary basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  McAfee has entered into indemnification agreements with each of its officers and directors containing provisions that may require McAfee, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' liability insurance if available on reasonable terms. McAfee maintains an insurance policy covering officers and directors under which the insurer has agreed to pay the amount of any claim made against the officers or directors of McAfee for wrongful acts that such officers or directors may otherwise be required to pay or for which McAfee is required to indemnify such officers and directors, subject to certain exclusions.

  See "--Employment and Change in Control Agreements" for descriptions of agreements regarding the employment of Mr. Larson and Mr. Cline and change of control agreements entered into with each of McAfee's executive officers.

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                          NETWORK GENERAL CORPORATION

                           NETWORK GENERAL BUSINESS

INTRODUCTION

  Network General Corporation was incorporated in California in May 1986 and reincorporated in Delaware in December 1987. Network General designs, manufactures, markets and supports software-based fault and performance (also known as analysis and monitoring) solutions for managing computer networks. Recognizing the growing diversity of network technologies and the need to make them work together, Network General develops products and provides services which help maximize network productivity and minimize downtime. Network General's products consist of portable tools and centralized systems incorporating a proprietary technology linking advanced protocol decodes with expert analysis capabilities to facilitate real-time identification, diagnosis and resolution of network problems. Network General also provides product support, education and network consulting services.

  Network General's portable tools are designed to analyze local area networks, wide area networks, internetwork segments and enterprise network environments. Network General's flagship portable product is the Expert Sniffer Network Analyzer. All of Network General's portable network analysis tools consist of software and a choice of network interface cards that run on a variety of portable and notebook personal computers.

  Network General's Distributed Sniffer System product is designed for monitoring and troubleshooting distributed enterprise and client/server networks, including Ethernet, Fast Ethernet, token ring and FDDI local area networks ("LAN") as well as bridged and routed internetworks or wide area networks ("WAN"). The Distributed Sniffer System product line consists of centralized console software which receives and displays information received from distributed servers.

  In March 1997, Network General purchased 3DV Technology, Inc. ("3DV"), a provider of software tools for evaluating and managing the performance of heterogeneous enterprise networks. 3DV's family of Proactive Management products are primarily used by network engineers in maintaining the day-to-day operational level of network infrastructure devices. They provide specific applications for the analysis of Cisco routers, Bay Networks and Cabletron hubs, as well as RMON (remote monitoring)-based LAN switches. Utilizing a sophisticated, rules-based expert system for analyzing a device, the products identify abnormalities in device operation which impact device performance. Left untreated, these abnormalities may lead to diminished network performance and eventual device failure.

  In August 1997, Network General acquired Cinco Networks, Inc. ("Cinco"), a privately-held, Pleasanton, California-based developer and provider of entry-level network analysis products. Cinco's NetXRay and Distributed NetXRay products are Windows-based network analysis software applications which provide fault and performance management capabilities for front-line network troubleshooters and complement Network General's Sniffer Network Analyzer and Distributed Sniffer System family of products.

  Network General sells its products and services to domestic end users principally through its direct sales force, although Network General also maintains an indirect distribution channel using authorized resellers and systems integrators. Internationally, Network General sells its products and services through its direct sales force in several countries, as well as through a combination of distributors, systems integrators and authorized resellers worldwide.

  Unless the context otherwise requires "Network General" refers to Network General Corporation and its predecessors and subsidiaries.

THE MARKET FOR NETWORK FAULT AND PERFORMANCE MANAGEMENT

  Network Management Personnel. Network General's largest group of customers can be classified as network management personnel who are directly responsible for supporting the operation of sophisticated data networks. Generally, these users are charged with the management of an enterprise-wide network which serves a

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department, a division of a large organization or an entire organization.
Network General's products are designed to enable local LAN and WAN managers to do their jobs more effectively with the following benefits to the organization:

    Minimization Of Network Downtime. Network General's products provide fault isolation and performance management capabilities which help find and solve problems quickly and minimize network downtime. Network General's artificial intelligence-based Expert Analysis software facilitates the pinpointing of problem origins and suggests diagnoses to expedite complex problem resolution.

    Proactive Network Management. Identifying problems before they occur is the key to effective network management. Network General's Sniffer and Distributed Sniffer System family of products automatically forewarns network professionals of symptoms before they become problems. Network General products help companies understand network activity and detect changes in network behavior which, in turn, assist network managers in proactively managing network expansion. As a result, employees continue to perform key business functions on a network without interruption.

    Reduced Operating Costs. Network General's systems products provide centralized monitoring and analysis capabilities to help solve remote problems from a single location. By reducing the time needed to resolve problems, Network General's products maximize existing network personnel resources and minimize the need to hire additional network management professionals.

    Optimization Of Network Investments. Network General products assist network managers with effective bandwidth planning, helping eliminate unnecessary purchases of network infrastructure such as bridges and routers. Network General's Services Group provides educational, consulting and product support services to increase network managers' productivity and to solve problems where there may be scarce expertise.

  Systems Integrators And Field Service Organizations. Many data processing and data communications organizations offer systems integration and service options to their customers. These services include designing, purchasing, implementing, and servicing the customer's entire data network and/or servicing only the equipment and software which they have supplied. In either case, determining the cause of network problems is an ongoing issue for systems integrators and field service organizations. Diagnostic tools, including network fault and performance tools and systems such as those offered by Network General, are useful in resolving such issues. Benefits to these organizations include:

    Increased Customer Satisfaction. Network General's network fault and performance management products aid integrators and field service organizations in resolving customer problems quickly and enhancing customer satisfaction.

    Reduced Service Expense. The network manager's ability to resolve problems rapidly, at the location site or from a central office, lowers the cost of service calls.

    Greater Leverage Of Technical Experts. Network General's products allow relatively unskilled field service personnel to capture customer problems at the source for remote analysis by technical experts. As a consequence, technical experts do not need to travel or replicate problems, and their resources can be used more effectively.

TECHNOLOGY AND ARCHITECTURE

  Network General's fault and performance management products are designed to help network professionals effectively manage their growing networks. Network General's technology is available on portable platforms (the Expert Sniffer Network Analyzer, the Sniffer Internetwork Analyzer and NetXRay) and as comprehensive systems (the Distributed Sniffer System, Distributed NetXRay and the Service Level Manager products). These products are available in a variety of operating systems and prices to enable customers to tailor monitoring and analysis solutions to their specific networks and operating budgets.


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  Network Fault And Performance Management Products. Network General's network fault and performance management products consist of software and the communications cards necessary to run the software. The specialized analysis software code interprets over 250 network protocols and utilizes artificial intelligence-based technology to diagnose network problems. Network General's analysis software operates on networks utilizing a mix of operating systems, protocols and physical connection technologies.

  Different software is written for each physical network connection technology. This software must manage the capture of packets of data in real time for display and analysis. It is extremely important that this software be highly efficient, since Expert Sniffer Network Analyzer products examine data packets on the network rather than just packets destined for a particular node.

  Since 1992, Network General's analysis software has incorporated artificial intelligence-based technology, referred to as "Expert Analysis." Expert Analysis "learns" network configurations automatically as it captures network data for analysis. By automating the real-time identification and diagnosis of network problems, Expert Analysis enables faster problem resolution. The Expert Analysis technology, which is a component of the Sniffer and Distributed Sniffer System family of products, provides network managers with a complete set of actionable information about their networks. The Expert Analysis automated recognition of problems allows less experienced network managers to manage their networks more effectively. Network General originally developed Expert Analysis for the portable Sniffer Network Analyzers. Subsequently, Network General developed Expert Analysis capability for the Distributed Sniffer System. Today, the Distributed Sniffer System with Expert Analysis console software is compatible with UNIX and Microsoft Windows operating systems.

  Network General continues to develop new releases of its portable Expert Sniffer Network Analyzer software including additional topology and hardware platform options. In 1993, Network General introduced the Notebook Sniffer Network Analyzer to address the growing demand for lighter-weight, portable network analysis platforms. The first Expert Analysis product to support the Personal Computer Memory Card International Association (PCMCIA) Type II standard, the Notebook Sniffer Network Analyzer (composed of software and a PCMCIA network interface card) supports a variety of popular, lightweight Pentium-based notebook computers. In 1994, Network General began shipping Network General Reporter, an application that allows users to easily generate management reports from information generated by other Network General products. In 1995, Network General expanded its customers' vision beyond the traditional network with products that monitor and analyze database client/server applications from Oracle Corporation.

  In 1995, Network General introduced and shipped the Integrated Services Digital Network ("ISDN") package for the Sniffer Internetwork Analyzer (Primary Rate), as well as Sniffer Network Analyzer for Fast Ethernet, an emerging high speed network standard. In 1996, Network General introduced and shipped the Sniffer Network Analyzer for asynchronous transfer mode ("ATM"), another emerging high speed network standard, as well as the ISDN Package for the Sniffer Internetwork Analyzer (Basic Rate). Also introduced in 1996 was the Database Module (with Expert Analysis) for Sybase and Microsoft SQL Server, which allows network professionals to understand the impact of these database applications on network performance. In 1997, Network General introduced the Fast Ethernet Notebook Sniffer Network Analyzer, which uses the PCMCIA CardBus standard and is the first Fast Ethernet Analysis product to use this standard.

  Today, portable Sniffer Network Analyzers and the Distributed Sniffer System deliver Expert Analysis solutions that respond in real time, automatically learn about each network segment and expedite solutions to network problems. Portable Expert Sniffer Network Analyzers and Distributed Sniffer Systems examine network segments for symptoms, diagnose problems, explain diagnoses and recommend corrective action.

  Total Network Visibility Architecture. During fiscal 1997, Network General announced its Total Network Visibility Architecture ("TNV"). TNV is an open, distributed application architecture for enterprise-wide management of complex heterogeneous client/server environments. The architecture is designed to support a variety of fault and performance management solutions for distributed enterprise networks while working with existing network management technologies including a variety of data collection agents and probes. TNV is a

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platform-independent, three-tier architecture that consists of distributed data collection devices, domain-level server intelligence and an integrated suite of management applications. The architecture leverages Network General's Experience Technology with Windows NT-based, domain-level server engines to enable data to be collected from a variety of sources, including RMON, RMON2, MIB2, customized MIBs, Network General's Distributed Sniffer System products and management platforms. The collected data is correlated, filtered and presented as actionable information, via solution-oriented management applications, helping network managers prioritize their workloads and handle problems more efficiently. In addition to direct communication with data sources throughout the network, TNV applications are designed to share information with other systems, platforms and frameworks. These applications will be able to operate in a stand alone environment or co-exist with and be deployed from management systems such as HP OpenView, IBM Netview, Sun Net Manager, Cabletron SPECTRUM and Tivoli TME. The first TNV product, Service Level Manager, was announced in October 1996 and began shipping in February 1997. The acquisition of 3DV technology provided a source for additional TNV applications for the analysis of routers, switches and hubs.

PRODUCTS AND SERVICES

  During fiscal 1997, Network General reorganized its product lines into business units to provide more focus to the target markets and on the products for which they have responsibility. The business units are not only chartered with the continuing development and enhancement of their products, but for creating related marketing programs. The following is a brief description of the business units, their charters and products:

  Analysis Tools Business Unit. The Analysis Tools Business Unit provides fault and performance management products designed to help network professionals effectively manage their growing LANs and networked applications. The Tools products are available on portable/notebook PC platforms (e.g., the Expert Sniffer Network Analyzer) and as comprehensive systems (e.g., the Distributed Sniffer System). These products are available for a variety of LAN and application types such as Ethernet, Fast Ethernet, Token Ring, FDDI, Oracle7, Microsoft SQL Net and Sybase, and in a variety of operating systems and prices to enable customers to tailor monitoring and analysis solutions to their specific networks and operating budgets.

  WAN/Broadband Business Unit. The WAN/Broadband Business Unit is responsible for the Network General products which provide fault and performance management of data communication and ATM networks based on existing technologies such as T1/E1, frame relay, ISDN, high speed corporate backbone, telecommunications remote access and international carrier services. The business unit intends to address emerging technologies such as OC-12 and SONET. The current products of the business unit are the Sniffer Internetwork Analyzer, the WAN Sniffer Analyzer NB, the Sniffer Internetwork Server and the ATM Sniffer Analyzer.

  Systems Technology Business Unit. The Systems Technology Business Unit provides systems-level products for enterprise reporting and analysis to help managers increase the reliability, availability and serviceability of their complex heterogeneous networks. The product offerings include Service Level Manager, 3DV Proactive Management Analysis and Exception Reporting, Distributed Sniffer Systems and NetScout RMON-based probes and console.

  Internet Business Unit. The Internet Business Unit is chartered with the creation of products to detect external intrusion into a user's network organizations over the Internet as well as from within the network and to locate and resolve performance problems with a user's Web site. Its first product, the CyberCop intrusion detection system, is scheduled for release in late calendar 1997.

  Services Business Unit. This business unit provides Network General customers with product support, educational and consulting services. Customer support is provided through the unit's PrimeSupport program. Education is made available through Network General's Sniffer University classes held in six training centers in the U.S., and centers in the United Kingdom, Germany and Switzerland, as well as in over 45 major cities in the

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U.S. and Canada and 20 countries throughout the world. Network Consulting
Services are delivered through headquarters and field personnel.

PRODUCTS

  Portable Expert Sniffer Analyzer Products. Network General began shipping Sniffer Network Analyzer products in September 1986. To address the growing complexity of multivendor, multiprotocol, multitopology network environments, Network General designed and tested its software to run on a variety of computer platforms. The product is intended to be used as a portable tool, either on a portable or notebook size computer platform, but it can also be installed on a desktop computer platform.

  Network General markets its Expert Sniffer Network Analyzer software in a module-level configuration which includes software and a communications card. Each Analyzer offers customers a combination of the following: (i) multiple physical connection technologies, (ii) over 250 protocol interpreter suites,
(iii) Expert Analysis technology and (iv) software configured for a variety of computer platforms. As a result, Expert Sniffer Network Analyzer products can adapt to customers' specific analysis needs as their network configurations change.

  While the functions performed by the Sniffer family of products are complex, a significant amount of design effort has gone into making the use of each Expert Sniffer Network Analyzer relatively simple. A unique user interface with an intuitive menuing system allows customers to become productive quickly.

  Network General offers the ability to capture information from a number of different physical connection technologies; ATM, Ethernet and Fast Ethernet, 16/4 Mbps token ring, FDDI, and internetworks (including T-1, ISDN and Frame Relay). Network General offers the following protocol interpreter suites with Expert Sniffer Network Analyzers:

  TCP/IP, Novell NetWare, DECnet, Sun NFS, X-Window, IBM, AppleTalk, Banyan VINES, OSI, NetBIOS, OS/2 LAN Manager, 3Com 3+Open, SQL*NET, XNS/MS-Net, IBM LAN Server, Bridge/ Router HDLC, X.25 and Frame Relay.

  In addition to the families of protocol interpreters provided by Network General, network managers can write their own protocol interpreters using Network General's defined and documented interface for custom protocol interpreters.

  Sniffer Internetwork Analyzer. The Sniffer Internetwork Analyzers are Network General's WAN line of products. A WAN is a data communications network spanning relatively long distances, typically using a public telephone network or a public data communications network as its data transmission media. WANs must be monitored, maintained, corrected and expanded to optimize the amount and speed of data transmitted on the networks. Network General's line of protocol and internetwork analyzers allow a user to test a data communications path and monitor and analyze the data traveling over the path for a variety of purposes, including configuring a network, monitoring the health of a network and analyzing a network when it malfunctions.

  WAN ATM Sniffer Analyzer. In 1996, Network General began shipping its ATM Sniffer Analyzer, a portable fault and performance management tool specifically designed for troubleshooting complex network problems and optimizing client/server applications across ATM networks at speeds up to OC-
3. The optimal ATM Traffic Generator, announced during fiscal 1997, performs stress tests on ATM network devices to help validate throughput capabilities and is designed to complement the ATM Sniffer Network Analyzer. During fiscal 1997, Network General announced and began shipping the WAN Sniffer Analyzer NB, a troubleshooting and analysis tool for both wide and local area networks. The product, designed for use on PC-based notebooks, is a WAN expert protocol analyzer solution designed to isolate and troubleshoot complex LAN protocol problems over WAN internetworks, including traditional router-based interfaces, digital transport links (such as T1 and E1) and frame relay services.

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  Distributed Sniffer System. Network General first shipped its Distributed
Sniffer System product in June 1991 and has been enhancing the product ever since, primarily by adding additional protocol decoders and system functionality. Distributed Sniffer System allows customers to monitor and diagnose problems on complex, multisegment networks from centralized locations. With the addition of expert analysis capabilities, Distributed Sniffer System provides automatic problem diagnosis and recommends solutions which are displayed on a console. A Distributed Sniffer System solution consists of one or more servers and consoles.

  Distributed Sniffer Systems solutions are composed of SniffMaster consoles and distributed intelligent Sniffer servers which analyze, process and consolidate information from individual network segments. When placed on distributed segments, Sniffer servers communicate through the network to one or more central SniffMaster consoles. Information from the same Sniffer server can be viewed by network managers at various locations concurrently. Sniffer servers provide continuous 24-hour alarm functions and analysis of network segments. Distributed Sniffer System communicates alarm information to network management stations to integrate analysis with other network management functions on a single console. To enhance centralized network analysis and further maximize customers' hardware investments, Distributed Sniffer System monitoring and analysis solutions are integrated with leading network management system platforms and operating systems.

  Distributed Sniffer System analysis products are available for Ethernet, 16/4 Mbps token ring, FDDI and internetwork topologies (including T-1 and Frame Relay). Network General offers the following protocol interpreters with the Distributed Sniffer System:

  TCP/IP, Novell NetWare, DECnet, Sun NFS, X-Window, IBM, AppleTalk, Banyan VINES, OSI, NetBIOS, OS/2 LAN Manager, 3Com 3+Open, XNS/MS-Net, IBM LAN Server, Bridge/Router HDLC, X.25, ISDN and Frame Relay.

  NetXRay Products. As a result of its August 1997 acquisition of Cinco, Network General now owns and sells Cinco's NetXRay and Distributed NetXRay family of products. NetXRay products are software-based fault and performance management tools running under the Windows 95 and Windows NT operating systems and supporting all major LAN topologies, including Ethernet, Fast Ethernet (100BaseT), 100VG-AnyLAN and Token Ring. The flagship product is the NetXRay protocol analyzer which captures data, monitors network traffic and collects key network statistics. NetXRay was developed specifically for the 32-bit Windows operating system and graphical user interface. This tool enables network managers to extract and review vital and detailed information needed to troubleshoot and manage complex network environments. NetXRay is intended for use by MIS personnel supporting small business, remote offices and departmental networks and for front-line IS personnel to monitor and troubleshoot common network problems.

  Management Reporting Products. Network General's Service Level Manager ("SLM") is a Windows NT-based solution which provides network and IS managers with high-level network health and availability information to assess trends, manage performance and isolate problems quickly. SLM was launched at Fall InterOp '96 and began shipping in February 1997. A UNIX version was released in August 1997.

  SLM is based on Network General's new three tier Total Network Visibility Architecture which uses intelligent agents (1st tier) distributed throughout the network to collect data, advanced middleware called Experience Technology Engines (2nd tier) to consolidate and correlate data into a central SQL-based database and high-level network management applications (3rd tier), of which SLM is the first, to present actionable information for monitoring and analysis.

  SLM utilizes network instrumentation already embedded in major network components--i.e., segments, routers, servers (NT-based and Novell) and RMON I and II based probes to exploit the customer's existing investment in network management. SLM automatically correlates this data into summaries that can be used in real-time for immediate troubleshooting by focusing the Distributed Sniffer System using SLM's integrated Distributed Sniffer System viewer on a problem segment for expert problem analysis and resolution, or can report historical service levels that illustrate changes over time and show the network manager how to address future resource needs.

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  Device Analysis and Exception Reporting Products. The 3DV family of advanced network device analysis tools provide intelligent diagnostics for network devices such as Routers, Switches and Hubs. Through a continuous process of monitoring and checking the data against a modifiable rules-based inference engine, the RouterPM tool identifies abnormalities within the network and automatically generates Web browsable graphs and diagnostic reports and recommends specific solutions to many impending difficulties before they become significant. The 3DV family of products was acquired by Network General in March 1997.

  Standards-Based Monitoring Products. NetScout RMON-based network probes, sold under a July 1996 distribution agreement with NetScout Systems, provide cost-effective, standards-based network instrumentation for monitoring network utilization and activity and are available for all popular network topologies including ethernet, token ring, FDDI and WAN. NetScout Systems' UNISON architecture optimizes the NetScout probes to provide monitoring-level visibility into switched network architectures. With the NetScout family, the network administrator can choose different price points to match the performance needs of the network. NetScout probes are the recommended data sources for Network General's Service Level Manager to provide visibility into networks which are not adequately instrumented with embedded RMON or MIB data sources. The NetScout RMON console provides access to all nine levels of RMON data gathered by the NetScout probes and is available for Sun, HP and IBM UNIX-based workstations as well as Microsoft Windows-based management stations.

  Network General Reporter. Network General's reporter applications use information provided by Distributed Sniffer System and the Sniffer Network Analyzer to document network performance with a range of reports including network usage over time, error summaries, baseline comparisons and other important network data. Reporter is available for Windows NT or UNIX platforms. These products save the end user time by providing a wide selection of preformatted reports, improve the end user's network knowledge by supplying reports on network status and facilitate trend analyses by providing reports on historical information.

  CyberCop Intrusion Detection Software. In September 1997, Network General announced the Internet Business Unit's first product--the CyberCop intrusion detection system. The CyberCop system is designed to safeguard networks from external and internal attacks by performing real-time surveillance of network traffic and sending out an alarm when intrusion is detected. The CyberCop product's sensors are placed at key locations throughout a network, from LAN segments and dial-up modem servers to connection to the Internet or other wide area networks. If CyberCop detects suspicious activity, it alerts IS professionals managing the network and simultaneously records data in permanent logs and Sniffer Network Analyzer trace files. The IS professionals can use these trace files to build trend analysis information or as evidence to prove that improper use of the network occurred. The CyberCop system is scheduled to be released in late calendar 1997.

SERVICES

  Network General supports its products domestically on a direct basis and internationally through a combination of direct support and with the assistance of distributors. Network General offers a range of services, including product support, education and network consulting.

  Network General's products are typically sold with a support agreement of up to one year included in the sales price. Network General also offers support services for its products beyond this initial period, for a fixed fee, through its PrimeSupport program. Customers whose Network General products are covered under support agreements receive software updates, phone-in technical support and various electronic support options. Support agreements also include repair coverage on all hardware components purchased from Network General. Warranty costs to date have not been significant.

  From fiscal year 1994 through fiscal year 1997, Network General expanded its sales efforts related to extended software service support agreements by promoting the purchase of these agreements at the time of the original product order. Because Network General recognizes the revenues from these agreements over the term of the agreement, sales of these agreements contributed to a significant increase in deferred revenue related to support services. In fiscal year 1997, Network General opened a technical assistance center in the United Kingdom to better serve its European end user and sales channel customers.

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  Network General also offers a wide range of education services for its products, known as Sniffer University. Network General believes education creates increased awareness of and demand for Network General's products. In fiscal year 1997, Network General expanded its Sniffer University education program with a new training center in Woodbridge, New Jersey, its sixth training center in North America. Education courses are also conducted in over 45 major cities throughout the United States and Canada and 20 countries internationally, as well as at customer facilities.

  Network General offers consulting services which provide both proactive and reactive network services to customers. These services assist customers in deploying Network General's products throughout their networks, in integrating products with other network management systems and in performing fault and performance analysis.

DISTRIBUTION, MARKETING AND CUSTOMERS

 Distribution

  Network General sells its products to end users in the United States and Canada primarily through its direct sales force (including a telesales organization) and, to a lesser extent, through resellers and systems integrators. Network General sells its products internationally to end users directly in several countries and through a combination of authorized distributors, resellers and systems integrators worldwide and through an independent sales representative in the Middle East. Network General's distributors, resellers and systems integrators do not receive sales commissions, but are entitled to purchase at a discount (relative to suggested end-user prices) the products which they resell.

  United States and Canadian Direct Sales. In the United States and Canada, approximately 75% of fiscal year 1997 revenues were derived from Network General's direct sales force. In an effort to expand its direct sales force in North America, in March 1995 Network General reacquired the exclusive right to distribute its products in Canada from Atelco, Limited ("Atelco") through an Asset Purchase Agreement. In connection with that agreement, Network General's wholly owned subsidiary, Network General (Canada) Limited, hired a direct sales force of approximately 10 people from Atelco.

  United States and Canadian Indirect Sales. Network General also sells its products, to a lesser extent, to end users in the United States and Canada through authorized distributors, resellers and systems integrators. In fiscal year 1997, approximately 25% of U.S. and Canadian orders were generated through indirect channels and Network General intends to continue to leverage its North American indirect channels to contribute to order generation.

  International Distribution. International sales accounted for approximately $31.0 million, $44.7 million and $65.6 million, in revenues in fiscal 1995, 1996 and 1997, respectively. As of March 31, 1997, Network General had 72 employees whose responsibilities primarily included sales outside the United States, compared to 50 on March 31, 1996.

  Network General reestablished its direct sales efforts in France, Germany and Switzerland during fiscal year 1996 and in the United Kingdom, Australia and New Zealand during fiscal 1997. However, Network General generates most of its international revenues from sales by distributors, resellers and systems integrators. No single distributor accounted for 10% or more of Network General's revenues in any one of the three fiscal years ended March 31, 1995, 1996 or 1997. Network General had 56 international distributors as of March 31, 1995, 46 as of March 31, 1996 and 54 international distributors as of March 31, 1997. Network General retains the option to terminate these relationships if sales quotas are not attained.

  Network General is subject to the normal risks of conducting business internationally, including longer payment cycles and greater difficulty in accounts receivable collection. Network General generally offers 30 day net terms in the United States, Canada and Europe and 45 day net terms in other parts of the world. Collection of overdue receivables generally is more difficult overseas than it is in the United States. Prior to fiscal 1994, all sales outside of the United States were denominated in U.S. dollars. However, Network General began to make

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direct sales in foreign currencies during fiscal year 1994. The amount of revenues from direct sales in foreign currencies was not a significant portion of international revenues in fiscal years 1994 through 1996, and Network General has not experienced any material adverse effects due to fluctuating exchange rates. With the increase of direct sales in foreign currencies to international markets in fiscal 1997, Network General began utilizing hedging arrangements to reduce its exposure against such risks.

  Network General's distributors, systems integrators and resellers sell and represent other companies' products which have not been competitive with those of Network General. While Network General encourages these distributors, integrators and resellers to focus on its products through marketing and support programs, there is risk they may give higher priority to products of other suppliers, thus reducing their efforts to sell Network General's products. In addition, these distributors, systems integrators and resellers may not have the resources to expand their operations to meet increased demand for Network General's products.

 Marketing

  Network General's marketing efforts focus on defining Network General products and services to meet customers' changing needs for network fault and performance management. Network General supports these efforts through market education and demand generation programs in an effort to increase company awareness and build brand value. Some of the programs in which Network General is involved include participation in industry trade shows, advertising in the trade press, conducting executive seminars and electronic marketing through the Internet.

  Network General has established cooperative relationships with other networking industry leaders in order to be in a position to support new developments in networking. Network General believes that these relationships are made possible by the fact that Network General, unlike its principal competitors, does not offer network products in competition with many of these industry leaders.

 Customers

  As of March 31, 1997, Network General had shipped over 85,000 units of its portable Sniffer Network Analyzer and Distributed Sniffer System products. Network General products are purchased by 80% of Fortune 500 industrial companies. In addition, Network General has provided products to many leading education, government, health care and service organizations. No single customer accounted for more than 10% of revenues during fiscal years 1995, 1996 or 1997.

  Many of Network General's customers have purchased multiple product components. Since the market for LAN and WAN fault and performance management tools and systems is subject to changing competitive forces and new functionality in products, it is difficult for Network General to precisely estimate the requirements of its customers and, therefore, the size of its potential market.

COMPETITION

  Network General currently experiences substantial competition from established and emerging computer, communications, intelligent network wiring, network management and test equipment companies and expects such competition to increase in the future. The primary competitor for Network General products is HP, which has greater name recognition, more extensive engineering, manufacturing and marketing organizations and substantially greater financial, technological and personnel resources than those available to Network General. Other competitors include Azure Technologies Incorporated, Concord Communications, Inc., Kaspia Systems, Inc., DeskTalk Systems, Inc., Wandel & Goltermann Technologies, Inc., Shomiti Systems, Inc., embedded systems companies and other reporting and analysis vendors.

  Network General competes principally on the basis of Network General's reputation as a market leader in network fault and performance management. Network General believes this leadership position is a direct result of developing products and services that meet customers' changing requirements for network fault and performance management.

  Network General differentiates itself from the competition with a wide range of product offerings that deliver multivendor, multitopology, multiprotocol capabilities and standards-based solutions that work for these heterogeneous network environments. Network General has been able to compete successfully due to the functional advantage and multivendor interoperability of its products versus those of its competitors. Additional competitive advantages include Network General's product name recognition, relationships with other industry vendors to develop products that provide complementary fault and performance management capabilities, services capabilities, strong distribution channels and existing customer relations.

  The LAN and WAN industries are characterized by rapid technological advances and can be significantly affected by product introductions and market activities of industry participants. In addition to its current principal competitors, Network General expects substantial competition from established and emerging computer, communications, intelligent network wiring, network management, embedded systems and test instrument companies. There can be no assurance Network General will be able to compete successfully in the future with existing or anticipated competitors.

  Competitive pressures from existing manufacturers who offer lower prices or introduce new products have, in some instances, resulted in delayed or deferred purchasing decisions by potential customers of Network General. Purchase delays or deferrals by potential customers of Network General's products may require Network General to reduce its prices. These competitive scenarios could materially adversely affect Network General's revenues and operating margins.

PRODUCT DEVELOPMENT

  Network General believes its future success depends on its ability to enhance existing products and develop new products that maintain technological leadership and continue to meet a wider range of customer needs. Accordingly, Network General intends to focus its product development efforts on complete solutions for network fault and performance management, enabling network managers to enhance performance of client/server applications, manage the deployment of high-bandwidth technologies, leverage staff resources and optimize overall network performance.

  In order to successfully develop new products, Network General is dependent upon timely access to information about new developments relating to such technology and standards. There can be no assurance such information will continue to be available, that Network General will be able to develop and market new products successfully or that Network General will be able to respond effectively to technological changes or new product announcements by others.

  In 1995, Network General shipped Network General Reporter, which collects information gathered by the Sniffer and Distributed Sniffer System products and generates reports for the end user. Network General also introduced in 1995 an add-on module for the Sniffer Network Analyzer to include Oracle protocol decodes. In September 1995 Network General began shipping the Fast Ethernet 10/100 Sniffer Network Analyzer, a fault and performance tool which monitors and analyzes both 10 and 100 megabits per second (Mbps) Ethernet networks. This product is the first analysis tool to provide visibility into new 100 Mbps Fast Ethernet networks, as well as 10 Mbps legacy Ethernet LANs. Other products released by Network General in 1995 include the Sniffer Server for FDDI and Sniffer Reporter for use in Windows applications.

  In 1996, Network General shipped the ATM Sniffer Network Analyzer which monitors and analyzes 155 MB/s ATM networks. Network General's development efforts in 1995 and 1996 led to the release of the ISDN Packages for the Sniffer Internetwork Analyzers. The ISDN Packages are available for both Basic Rate Interface and Primary Rate Interface and provide protocol decodes for National ISDN 1 and 2 (United States), EuroISDN (Europe), AT&T Custom, Northern Telecom and NTT ISNet (Japan) to support the various ISDN switch standards.

  In April 1996, Network General announced a new release of Sniffer Network Analyzer--Version 5.0, which includes Banyan expert and Novell 4.0 protocol decodes and incorporates enhancements which optimize Expert Analysis of high speed technologies such as FDDI and Fast Ethernet. Also in Version 5.0, Network General significantly enhanced the database analysis modules. Version 5.0 supports two database analysis modules, Oracle and Sybase/Microsoft, and adds significant Expert analysis to both of these modules, including Expert analysis of the actual Structured Query Language (SQL) statements. Network General was the first company to release Expert analysis of network SQL requests for Oracle, Sybase and Microsoft SQL databases.

  In June 1996, Network General started shipping Version 4.0 of its Distributed Sniffer System which included the new capabilities found in Version 5.0 of the Sniffer Network Analyzer. Network General also released the UNIX version of its Reporter product line, which reports on statistics gathered by Distributed Sniffer System servers.

  During fiscal 1997, Network General announced the new Service Level Manager product (SLM), based on Network General's three-tier Total Network Visibility architecture. The SLM product, which began shipping in February 1997, quickly won several important awards, including the award for Best of Show (Network Management category) at the Networld & Interop industry conference in Atlanta, Georgia.

  In February 1997, Network General announced a new Sniffer WAN product, the WAN Sniffer Analyzer NB for notebook computers. The WAN Sniffer Analyzer NB, which extends WAN Sniffer product functionality to the laptop market, began shipping in March 1997.

  In March 1997, Network General completed its acquisition of 3DV Technology, Inc., a privately held, New Hampshire-based provider of software tools for evaluating and managing the performance of heterogeneous enterprise networks. The 3DV products include RouterPM, SwitchPM and HubPM. These three products provide superior visibility into router, switch and hub environments. The 3DV products, when combined with Network General's Service Level Manager, will create a suite of applications that can be used by network managers to further the goals of Total Network Visibility into their networks.

  In June 1997, Network General began shipping its Fast Ethernet Notebook Sniffer Analyzer, the first notebook PC-based analyzer for 10 and 100 Mbps Ethernet networks. The Fast Ethernet Notebook uses a PCMCIA CardBus standard interface card in conjunction with the Expert Sniffer Analyzer software to provide a lightweight, convenient solution for analyzing Fast Ethernet networks.

  In August 1997, Network General acquired Cinco Networks, Inc., a privately-held, Pleasanton, California-based developer and provider of entry-level network analysis products. Cinco's NetXRay and Distributed NetXRay products are Windows-based network analysis software applications which provide fault and performance management capabilities for front-line network troubleshooters and complement Network General's Sniffer Network Analyzer and Distributed Sniffer System family of products.

  During fiscal 1995, 1996 and 1997, research and development expenses were approximately $20.0 million, $27.4 million and $30.9 million, respectively.

THIRD PARTY PRODUCTS

  To expand its product line into additional areas of network management, Network General announced a partnership with Ganymede Software Inc. ("Ganymede") in October 1996. This agreement enables Network General and its distributors to resell Ganymede's Chariot network performance testing software worldwide. Furthering Network General's commitment to deliver Total Network Visibility, Chariot generates realistic application traffic, stress tests network links and provides a true portrait of network performance so network managers can make intelligent changes to their network while minimizing risk of disruption to service. In March 1996, Network General took an equity position in Ganymede. This equity investment will allow Ganymede and Network General to further the integration of the Sniffer and Chariot product lines.

  In July 1996, Network General announced a distribution agreement with Frontier Software Development (now known as NetScout Systems, Inc.). The agreement allows Network General to resell the entire NetScout RMON product line and complement its other product offerings for Total Network Visibility.

MANUFACTURING AND SUPPLIERS

  Network General's manufacturing operations consist primarily of final assembly, testing and quality control of materials, components, subassemblies and systems. Network General believes its quality control procedures have been instrumental in achieving the high performance and reliability of its products. To date, Network General has experienced minimal return of its products by users. Network General's manufacturing operations do not require any capital expenditures for environmental control facilities or any special activities for protection of the environment.

  Network General's product line is designed to work with a variety of network topologies and computer platforms available from multiple manufacturers. Network General relies on a limited number of suppliers for certain critical components of its products. Some of Network General's products are designed around a specific computer platform available only from certain manufacturers. In the case of Network General's Analyzer products, customers purchase the required platform either from Network General or from suppliers. As a result of product transitions by its computer platform vendors, Network General has found it necessary to purchase and inventory computer platforms for resale to customers. Any significant shortage of computer platforms or other critical components for Network General's products could lead to cancellations or delays of purchases of Network General's products, which would materially and adversely affect Network General's results of operations. If purchases of computer platforms or other components exceed demand, Network General could incur expenses for disposing of excess inventory, which would also adversely affect Network General's results of operations.

  While the total time elapsed from first contact with a potential customer to receipt of a valid purchase order is typically three to six months, Network General attempts to ship its products to customers within two weeks of receipt of a purchase order. Consequently, Network General typically operates with very little backlog, and most of its revenues in each quarter result from orders received in that quarter. Backlog of orders generally represents less than one month's revenues and, as such, is not considered significant.

  Network General establishes its expenditure levels based upon its expectations as to future revenues and, if revenue levels were below expectations, this could cause expenses to be disproportionately high. Therefore, a decrease in near-term demand would adversely affect Network General's results of operations.

PROPRIETARY RIGHTS AND LICENSES

  Network General holds one patent in the WAN protocol analysis field (which Network General believes is not material to its business) and relies primarily upon copyright, trademark and trade secret laws to establish its proprietary rights in its products. Because the LAN and WAN industry is characterized by rapid technological change, Network General relies principally upon innovative management, technical expertise, business partnerships and marketing skills to develop, enhance and market its products.

EMPLOYEES

  As of September 30, 1997, Network General employed a total of 937 persons, including 520 in sales, marketing and services, 259 in product development and technical support, 32 in manufacturing and 126 in management, administration and finance. During fiscal year 1997, the vast majority of research and development efforts and sales have been performed by Company employees rather than outside consultants or resellers. None of Network General's employees is represented by a labor union. Network General has experienced no work stoppages and believes its employee relations are good.

  Competition in the recruiting of personnel in the computer and communications industry is intense, particularly in the research and development and sales arenas. Network General believes its future success will depend, in part, on its continued ability to hire and retain qualified management, marketing, sales and technical employees.

PROPERTIES

  Network General's principal administrative, marketing, manufacturing and product development facilities consist of approximately 170,000 square feet in buildings in Menlo Park, California. Network General occupies this space under lease agreements that expire no later than June 2002 (with a five year extension option). In addition, Network General leases development facilities in Oak Brook, Illinois and Beaverton, Oregon. Network General also maintains sales offices in the United States and Canada and sales offices in Belgium, France, Germany, Italy, Switzerland, the United Kingdom, Singapore, Australia and Hong Kong. Total rent expense was approximately $4,115,000, $4,785,000 and $6,092,000 in fiscal years 1995, 1996 and 1997, respectively.

LEGAL PROCEEDINGS

  From time to time Network General has been, or may become, involved in litigation proceedings incidental to the conduct of its business. Network General does not believe any such proceedings presently pending will have a material adverse affect on Network General's financial position or its results of operations.

                            SELECTED FINANCIAL DATA

CONSOLIDATED STATEMENTS OF INCOME DATA
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     SIX MONTHS ENDED
                                 YEAR ENDED MARCH 31,(1)(2)            SEPTEMBER 30,
                         ------------------------------------------- -----------------
                         1993(3)   1994     1995   1996(4)  1997(5)    1996   1997(6)
                         ------- -------- -------- -------- -------- -------- --------
                                                                        (UNAUDITED)
Revenues................ $86,483 $114,900 $139,755 $188,845 $240,668 $107,225 $122,923
Income (loss) from
 operations.............  10,415   13,915   31,768   35,438   38,577   23,338   (5,321)
Net income (loss).......   8,645   11,276   25,411   27,425   25,093   18,511   (8,885)
Earnings (loss) per
 share.................. $  0.22 $   0.27 $   0.57 $   0.60 $   0.55 $   0.41 $  (0.21)
Weighted average common
 and common equivalent
 shares outstanding.....  39,614   42,346   44,626   45,822   45,703   45,735   42,731

CONSOLIDATED BALANCE SHEET DATA
(IN THOUSANDS)

                                       AS OF MARCH 31,                    AS OF
                         -------------------------------------------- SEPTEMBER 30,
                           1993     1994     1995     1996     1997       1997
                         -------- -------- -------- -------- -------- -------------
                                                                       (UNAUDITED)
Working capital......... $ 41,014 $ 65,457 $101,536 $125,841 $124,018   $101,501
Total assets............  132,033  160,846  196,190  223,330  263,271    221,699
Deferred revenue and
 taxes..................    1,555    2,134    2,225    3,248    3,860      4,801
Total stockholders'
 equity.................  109,562  132,283  165,587  180,117  179,396    153,588

                           QUARTERLY FINANCIAL DATA
                                  (UNAUDITED)

                                                           THREE MONTHS ENDED(1)(2)
                         ---------------------------------------------------------------------------------------------
                         JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,  JUNE 30, SEPT. 30,
                           1995    1995(4)    1995     1996     1996     1996      1996   1997(5)     1997    1997(6)
                         -------- --------- -------- -------- -------- --------- -------- --------  -------- ---------
                                           (IN THOUSANDS, EXCEPT PER SHARE AND STOCK PRICE AMOUNTS)
Revenues................ $39,740   $43,729  $51,590  $53,786  $51,680   $55,545  $65,438  $68,005   $58,323   $64,600
Gross margin............  30,619    33,655   39,430   41,220   38,707    41,438   48,326   50,505    42,633    47,573
Income (loss) from         8,601     1,650   12,057   13,130   10,805    12,533   17,189   (1,950)    7,905   (13,226)
 operations.............
Income (loss) before
 provision for income
 taxes..................  10,347     3,510   13,776   14,891   12,496    14,138   18,715     (685)   10,487   (11,915)
Net income (loss).......   7,191       310    9,574   10,350    8,685     9,826   13,007   (6,425)    6,974   (15,859)
Earnings (loss) per         0.16      0.01     0.21     0.22     0.19      0.22     0.28    (0.15)     0.16     (0.37)
 share..................
Price range of common     14.28-    21.87-   22.12-   22.00-   27.00-    26.31-   30.25-   29.75-    21.88-    19.53-
 stock..................   11.53     12.81    16.31    15.06    18.19     16.06    22.19    19.63     13.75     13.13

-------
(1) All periods reflect combined results for Network General Corporation and its subsidiaries, including ProTools, Inc. ("ProTools"), a wholly owned subsidiary of Network General Corporation. ProTools was acquired in January 1994 and the merger was accounted for as a pooling of interests. Accordingly, the financial statements for prior periods have been restated to include the results of ProTools. Total charges related to the merger were approximately $4,903,000, or $0.09 per share, and were recorded in the fourth quarter of fiscal year 1994.

(2) Fiscal year 1996 and prior periods reflect the 2-for-1 stock split, in the form of a stock dividend, approved by Network General's Board of Directors which was effective May 1996.

(3) Amounts for fiscal year 1993 have been restated in order to comply with Statement of Position 91-1, "Software Revenue Recognition."

(4) Results of operations for the three months ended September 30, 1995 include charges of $7,153,000, or $0.17 per share, related to acquired in-process research and development in connection with the acquisition of AIM Technology ("AIM") in a transaction in September 1995 accounted for as a purchase. Accordingly, the results of operations of AIM have been included in the results of the Company from the date of acquisition.

(5) Results of operations for the three months ended March 31, 1997 include charges of $19,504,000, or $0.43 per share, related to acquired in-process research and development in connection with the acquisition of 3DV Technology, Inc. ("3DV") in a transaction on March 31, 1997 accounted for as a purchase. Accordingly, the results of operations of 3DV have been included in the results of the Company from the date of acquisition.

(6) Results of operations for the three months ended September 30, 1997 include charges of $23,688,000, or $0.56 per share, primarily related to acquired in-process research and development in connection with the acquisition of Cinco Networks, Inc. ("Cinco") in a transaction on August 5, 1997 accounted for as a purchase. Accordingly, the results of operations of Cinco have been included in the results of the Company from the date of acquisition.

            NETWORK GENERAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect Network General's current judgment on those issues. Because such statements apply to future events, they are subject to risks and uncertainties and, therefore, actual results may differ materially. Important factors which could cause actual results to differ materially are described in the following paragraphs and are particularly noted under "Risk Factors."

THREE AND SIX MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

RESULTS OF OPERATIONS

  Revenues. Revenues for the quarter ended September 30, 1997 increased 16% to $64.6 million compared to revenues of $55.5 million for the quarter ended September 30, 1996. Revenues for the six months ended September 30, 1997 increased 15% to $122.9 million compared to revenues of $107.2 million for the six months ended September 30, 1996. Revenue growth was attributable to continued acceptance of Network General's tool and system products and services offerings, as well as expansion into indirect channels and international markets. Network General currently plans to continue expansion into indirect channels and international markets.

  Domestic revenues increased 14% to $48.3 million for the quarter ended September 30, 1997 compared to $42.4 million for the quarter ended September 30, 1996. Domestic revenues increased 13% to $91.6 million for the six months ended September 30, 1997 compared to $81.3 million for the six months ended September 30, 1996. International revenues increased 24% to $16.3 million for the quarter ended September 30, 1997 compared to $13.2 million for the same period in 1996. International revenues increased 21% to $31.3 million for the six months ended September 30, 1997 compared to $25.9 million for the six months ended September 30, 1996. European revenues grew 33% and 29% for the quarter and six months ended September 30, 1997, respectively, compared to the same periods in fiscal year 1997, as a result of Network General's European sales strategy involving both direct and indirect sales channels. Pacific Rim, Latin American and Canadian revenues increased 18% and 16% for the quarter and six months ended September 30, 1997, respectively, compared to the same periods in fiscal year 1997, due to increased sales volumes by Network General's exclusive partner in Japan and increased Canadian sales.

                                          THREE MONTHS ENDED  SIX MONTHS ENDED
                                             SEPTEMBER 30,      SEPTEMBER 30,
                                          ------------------- -----------------
                                            1997      1996      1997     1996
                                          --------- --------- -------- --------
                                                       (UNAUDITED)
                                                  (DOLLARS IN THOUSANDS)
SOURCES OF REVENUES
Tool products(1)......................... $  30,000 $  28,092 $ 56,904 $ 55,128
System products(2).......................    18,852    15,534   34,965   29,137
                                          --------- --------- -------- --------
  Subtotal product revenues..............    48,852    43,626   91,869   84,265
Services(3)..............................    15,748    11,919   31,054   22,960
                                          --------- --------- -------- --------
Total revenues........................... $  64,600 $  55,545 $122,923 $107,225
                                          ========= ========= ======== ========
PERCENTAGES OF REVENUES
Tool products............................       47%       51%      46%      52%
System products..........................       29%       28%      29%      27%
                                          --------- --------- -------- --------
  Subtotal product revenues..............       76%       79%      75%      79%
Services.................................       24%       21%      25%      21%
                                          --------- --------- -------- --------
Total revenues...........................      100%      100%     100%     100%
                                          ========= ========= ======== ========

--------
(1) Tool products revenues were derived principally from sales of the Sniffer Network Analyzer local area network and wide area network analysis products and the NetXRay analysis products. In addition, Network General derived tool products revenues from the resale of third party products, including Ganymede Software, Inc.'s Chariot network performance test tools.
(2) System products revenues were derived principally from the Distributed Sniffer System analysis products. In addition, Network General derived system products revenues from its Service Level Manager monitoring products and the 3DV Proactive Management (PM) analysis products, as well as third party remote monitoring products.
(3) Services revenues include first-year warranty revenues as defined by Statement of Position 91-1, "Software Revenue Recognition" and revenues from Sniffer product rentals, software support, maintenance contracts and education and consulting services.

  Network General's tool products revenues were $30.0 million for the quarter ended September 30, 1997, a 7% increase compared to $28.1 million for the quarter ended September 30, 1996. Tool products revenues were $56.9 million for the six months ended September 30, 1997, a 3% increase compared to $55.1 million for the six months ended September 30, 1996. The increases are due to higher Sniffer and NetXRay product sales as well as increased sales of third party products. Revenues from Sniffer product sales accounted for substantially all of Network General's tool products revenues in both the three and six month periods ended September 30, 1997 and 1996, respectively.

  Revenues for the quarter ended September 30, 1997 included $18.9 million of system products revenues, a 21% increase compared to $15.5 million for the quarter ended September 30, 1996. For the six months ended September 30, 1997, system products revenues were $35.0 million, a 20% increase compared to $29.1 million for the six months ended September 30, 1996. The Distributed Sniffer System analysis products accounted for a majority of these increases and the majority of Network General's system products revenues in both the three and six month periods ended September 30, 1997 and 1996, respectively. Sales of third party products also contributed to the increases in systems revenues.

  Services revenues include revenues from software support, maintenance contracts and education and consulting services, as well as those revenues from the first-year warranty period of customer support which have been deferred and recognized in accordance with SOP 91-1, "Software Revenue Recognition." For the quarter ended September 30, 1997, services revenues increased 32% to $15.7 million compared to $11.9 million for the quarter ended September 30, 1996. For the six months ended September 30, 1997, services revenues increased 35% to $31.1 million compared to $23.0 million for the six months ended September 30, 1996. The increases in services revenues resulted from growth in all categories of services revenues, but were principally due to the growth of the installed customer base and the resulting renewal of maintenance contracts. In addition, Network General experienced increased demand for its education and consulting services.

  Gross Margin. Cost of revenues consists of manufacturing costs, cost of services, royalties and warranty expenses. Gross margin as a percentage of revenues decreased to 74% for the quarter ended September 30, 1997 from 75% for the quarter ended September 30, 1996. For the six months ended September 30, 1997, gross margin decreased to 73% compared to 75% for the six months ended September 30, 1996. These decreases resulted from higher growth in services revenues, which have historically lower gross margins than Network General's products, and changes in the mix of products sold (increased sales of third party products and platforms which have a higher cost of revenue than Network General's own products). Network General expects to continue offering third party products and platforms and to grow its services business, but also intends to increase its sales and licensing of internally developed products and reduce certain of its platform resale activities.

  Sales and Marketing Expenses. Sales and marketing expenses increased 27% to $22.8 million for the quarter ended September 30, 1997, compared to $17.9 million for the same period in fiscal year 1997. For the six months ended September 30, 1997, sales and marketing expenses increased 25% to $43.6 million compared to $34.9 million for the six months ended September 30, 1996. These increases were due primarily to increases in staffing, sales programs and commission expenses required to support increased sales volumes. As a percentage of revenues, sales and marketing expenses increased to 35% for the quarter ended September 30, 1997 compared to 32% for the quarter ended September 30, 1996 and 36% for the six months ended September 30, 1997 compared to 33% for the six months ended September 30, 1996. These increases are primarily due to revenues being lower than anticipated, resulting in higher expenses relative to revenues.

  Research and Development Expenses. Research and development expenses increased 34% to $10.0 million for the quarter ended September 30, 1997 compared to $7.4 million for the quarter ended September 30, 1996. For the six months ended September 30, 1997, research and development expenses increased 33% to $19.4 million compared to $14.6 million for the same period in fiscal year 1997. These increases in spending were the result of increased staffing and equipment expense to support the development of new products expected to be released in the second half of fiscal year 1998 and beyond. As a percentage of revenues, research and development expenses increased to 15% for the quarter ended September 30, 1997 compared to 13% for the quarter ended September 30, 1996 and 16% for the six months ended September 30, 1997 compared to 14% for the six months ended September 30, 1996. Network General believes continued commitment to research and development is required to remain competitive and, as such, expects continued greater research and development expenses in absolute dollars in fiscal year 1998.

  General and Administrative Expenses. General and administrative expenses for the quarter ended September 30, 1997 increased 21% to $4.4 million compared to $3.6 million for the quarter ended September 30, 1996. For the six months ended September 30, 1997, general and administrative expenses increased 20% to

$8.8 million compared to $7.3 million for the six months ended September 30, 1996. These increases in general and administrative expenses were primarily due to increased staffing and related expenses to support operations. General and administrative expenses as a percentage of revenues were 7% for the three and six months ended September 30, 1997 and 1996, respectively.

  Acquired In-Process Research and Development and Other Non-Recurring Charges. Acquired in-process research and development and other non-recurring charges were $23.7 million for the quarter and six months ended September 30, 1997. Acquired in-process research and development charges of $23.0 million reflect the value of development projects in process at the time of the acquisition of Cinco and were charged to operations on August 5, 1997, the effective date of the acquisition. The amount allocated to acquired in-process research and development related to projects which had not reached technological feasibility and had no probable alternative future uses. (See Unaudited Note 12 of Network General's Notes to Consolidated Financial Statements). Other non-recurring charges for the three and six months ended September 30, 1997 include $0.7 million associated with management reorganizations and relocations, as well as office relocations in connection with the Cinco acquisition. There were no acquired in-process research and development charges or other non-recurring charges for the three and six months ended September 30, 1996.

  Interest and Other Income, Net. Interest and other income, net decreased to $1.3 million for the quarter ended September 30, 1997 compared to $1.6 million for the quarter ended September 30, 1996. For the six months ended September 30, 1997, interest and other income, net increased to $3.9 million compared to $3.3 million for the six months ended September 30, 1996. The decrease in interest and other income, net for the quarter ended September 30, 1997 was the result of lower invested cash balances due to payments made for the acquisition of 3DV Technology, Inc. ("3DV") on March 31, 1997 and Cinco on August 5, 1997. The increase in interest and other income, net for the six months ended September 30, 1997 compared to the six months ended September 30, 1996 was primarily the result of gains on the sale of investments.

  Provision for Income Taxes. Excluding the impact of the Cinco acquisition, the provision for income taxes was 33.5% for the quarter and six months ended September 30, 1997, compared to 30.5% for the three and six months ended September 30, 1996. Substantially all of Network General's operating loss carryforwards were utilized at the end of fiscal year 1997, resulting in a higher tax rate in fiscal year 1998.

  Earnings (Loss) Per Share. Earnings (loss) per share for the quarter ended September 30, 1997 was a loss of $0.37 per share compared to earnings of $0.22 per share for the same period in fiscal year 1997. For the six months ended September 30, 1997, earnings (loss) per share was a loss of $0.21 per share compared to earnings per share of $0.41 for the six months ended September 30, 1996. Excluding the non-recurring charges of $23.7 million, earnings per share would have been $0.18 and $0.34 for the quarter and six months ended
September 30, 1997, respectively. Excluding the non-recurring charges, the decrease in earnings per share for the quarter and six months ended September 30, 1997 was due to higher operating expenses relative to the increased revenues and gross margin dollars.

FISCAL YEARS ENDED MARCH 31, 1997, 1996 AND 1995

                                          1997   CHANGE   1996   CHANGE   1995
                                        -------- ------ -------- ------ --------
                                                 (DOLLARS IN THOUSANDS)
SOURCES OF REVENUE
Domestic............................... $175,056   21%  $144,144   33%  $108,773
International..........................   65,612   47%    44,701   44%    30,982
                                        --------  ---   --------  ---   --------
Total revenues......................... $240,668   27%  $188,845   35%  $139,755
                                        ========  ===   ========  ===   ========

  Revenues. Revenues for the fiscal year ended March 31, 1997 increased 27% to $240.7 million compared to fiscal year 1996 revenues of $188.8 million. Fiscal year 1996 revenues increased 35% over fiscal year 1995 revenues. In both fiscal years, revenue growth was fueled by continued acceptance of Network General's tool and system products and services offerings, as well as expansion into indirect channels and international markets. Network General plans to continue expansion into indirect channels and international markets in fiscal year 1998.

  Domestic revenues increased 21% to $175.1 million for fiscal year 1997 compared to $144.1 million for fiscal year 1996. The decrease in the domestic growth rate from fiscal year 1996 to fiscal year 1997 was the result of Network General's focus on growth in international markets, especially Europe, and increased competition in domestic markets. Fiscal year 1996 domestic revenues increased 33% compared to $108.8 million for fiscal year 1995.

  International revenues increased 47% for fiscal year 1997 compared to fiscal 1996. European revenues grew 54% from fiscal year 1996 to fiscal year 1997 as a result of Network General's European sales strategy involving both direct and indirect sales channels. Pacific Rim, Latin American and Canadian revenues increased 42% from fiscal year 1996 to fiscal year 1997 as a result of increased sales volumes by Network General's exclusive partner in Japan as well as increased sales volumes in Australia, Canada and Korea. Fiscal year 1996 international revenues increased 44% over fiscal year 1995 international revenues.

                                         1997   CHANGE   1996   CHANGE   1995
                                       -------- ------ -------- ------ --------
                                                (DOLLARS IN THOUSANDS)
SOURCES OF REVENUES
Tool products(1)...................... $121,199   27%  $ 95,310   30%  $ 73,114
System products(2)....................   68,433   19%    57,346   44%    39,872
                                       --------  ----  --------  ----  --------
  Subtotal product revenues...........  189,632   24%   152,656   35%   112,986
Services(3)...........................   51,036   41%    36,189   35%    26,769
                                       --------  ----  --------  ----  --------
Total revenues........................ $240,668   27%  $188,845   35%  $139,755
                                       ========  ====  ========  ====  ========
PERCENTAGES OF REVENUES
Tool products.........................      50%             51%             52%
System products.......................      29%             30%             29%
                                       --------        --------        --------
  Subtotal product revenues...........      79%             81%             81%
Services..............................      21%             19%             19%
                                       --------        --------        --------
Total revenues........................     100%            100%            100%
                                       ========        ========        ========

--------
(1) Tool products revenues were derived principally from sales of the Sniffer Network Analyzer ("Sniffer") local area network and wide area network analysis products. In addition, Network General derived tool products revenues from the resale of third party products, including Ganymede Software, Inc.'s line of Chariot network performance test tools. In both fiscal years 1996 and 1995, tool products revenues also include Sniffer product rentals.
(2) System products revenues were derived principally from the Distributed Sniffer System analysis products. In addition, Network General derived system products revenues from its Service Level Manager monitoring products as well as third party remote monitoring products.
(3) Services revenues include first-year warranty revenues as defined by Statement of Position 91-1, "Software Revenue Recognition," and revenues from software support, maintenance contracts and education and consulting services. In fiscal year 1997, services revenues also include Sniffer product rentals.

  Network General's tool products revenues increased 27% for fiscal year 1997 to $121.2 million from $95.3 million for fiscal year 1996. Fiscal year 1996 tool products revenues increased 30% from $73.1 million in fiscal year 1995. The growth in both periods reflects continued expansion in the customer base for Network General's Sniffer Network Analyzer products which accounted for substantially all of Network General's tool products revenue in fiscal years 1997, 1996 and 1995. Tool products revenues represented 50% of total revenues in fiscal year 1997 compared to 51% in fiscal year 1996 and 52% in fiscal year 1995.

  Revenues for fiscal year 1997 included $68.4 million of system products revenues, a 19% increase, compared to $57.3 million for fiscal year 1996. The decrease in the growth rate of system products revenues from fiscal year 1996 to fiscal year 1997 was due to increased competition and the growth in indirect channel sales which are comprised primarily of tool products and services. Fiscal year 1996 system products revenues increased 44% from $39.9 million in fiscal year 1995. The Distributed Sniffer System analysis products accounted for the majority of Network General's systems product revenues in fiscal years 1997, 1996 and 1995.

  Services revenues include revenues from software support, maintenance contracts, and education and consulting services, as well as those revenues from the first year warranty period of customer support which have been deferred and recognized in accordance with Statement of Position 91-1, "Software Revenue Recognition." For fiscal year 1997, services revenues increased 41% to $51.0 million compared to $36.2 million for fiscal year 1996. Fiscal year 1996 services revenues increased 35% from $26.8 million in fiscal year 1995. The increase in services revenues resulted from growth in all categories of services revenues but principally due to the growth of the installed customer base and the resulting renewal of maintenance contracts. In addition, demand increased for Network General's education and consulting services. As a percentage of total revenues, services revenues represented 21% of revenues in fiscal year 1997 and 19% of revenues in each of fiscal years 1996 and 1995.

  Gross Margin. Gross margin as a percentage of revenues decreased to 74% for fiscal year 1997 from 77% in each of fiscal years 1996 and 1995. The decrease resulted from: changes in the mix of products sold (increased sales of third party products and platforms which have a lower gross margin than Network General's own products); higher growth in services revenues which have historically lower gross margins than those of Network General's products; and increased market pressure to reduce prices or offer higher price discounts on Network General's products. During fiscal year 1997, Network General was able to offset the impact of reduced gross margins with a reduction in operating expenses as a percentage of revenues. There can be no assurance Network General will be able to offset future reduced gross margins through continued cost management.

  Sales and Marketing Expenses. Sales and marketing expenses increased 19% to $74.6 million in fiscal year 1997 compared to $62.5 million in fiscal year 1996. Fiscal year 1996 sales and marketing expenses increased 33% compared to fiscal year 1995 sales and marketing expenses of $47.0 million. The increases in fiscal years 1997 and 1996 were due primarily to increased staffing, commission expenses and promotional activities required to support increased sales volumes. As a percentage of revenues, sales and marketing expenses decreased to 31% in fiscal year 1997 compared to 33% and 34% in fiscal years 1996 and 1995, respectively. The decrease is attributable to the increased use of indirect distribution channels to sell Network General's products and services, thereby reducing the amount of direct selling costs related to such sales of Network General's products and services.

  Research and Development Expenses. Research and development expenses were $30.9 million in fiscal year 1997 compared to $27.4 million in fiscal year 1996 and $20.0 million in fiscal year 1995. As a percentage of revenues, research and development expenses decreased to 13% for fiscal year 1997, compared to 15% and 14% in fiscal years 1996 and 1995, respectively. The percentage decrease between fiscal year 1997 and 1996 resulted from significant expenses incurred in fiscal year 1996 to support accelerated development efforts of high speed network technology products. The increase in actual spending was a result of increased staffing and equipment expense to support growth in Network General's breadth of product and services offerings.

  General and Administrative Expenses. General and administrative expenses for fiscal year 1997 increased 24% to $15.4 million compared to $12.4 million for fiscal year 1996. Fiscal year 1996 expenses increased 35% compared to expenses of $9.2 million for fiscal year 1995. The increase in general and administrative expenses in both fiscal years was primarily due to increased staffing to support operations. General and administrative expenses as a percentage of revenues were 6% in fiscal year 1997 and 7% for each of fiscal years 1996 and 1995, respectively.

  Acquired In-Process Research and Development. Acquired in-process research and development was $19.5 million in fiscal year 1997 and $7.2 million in fiscal year 1996. Acquired in-process research and development in 1997 reflects the value of development projects in process at the time of the acquisition of 3DV which was charged to operations on March 31, 1997, the effective date of the acquisition. Acquired in-process research and development in fiscal year 1996 reflects the value of development projects in process at the time of the acquisition of AIM which was charged to operations in the second quarter of fiscal year 1996. In both fiscal years, the amount allocated to acquired in-process research and development related to projects which had not reached technological feasibility and had no probable alternative future uses. (See Note 2 of Notes to Network General's Consolidated Financial Statements.)

  There were no acquired in-process research and development charges in fiscal year 1995.

  Interest Income, Net. Interest income, net decreased 14% to $6.1 million in fiscal year 1997 compared to $7.1 million in fiscal year 1996. The decrease in interest income is primarily the result of the repositioning of a portion of Network General's investment portfolio from taxable U.S. debt to tax-exempt municipal securities which paid lower pre-tax interest income. Interest income, net increased 33% in fiscal year 1996 compared to $5.3 million in fiscal year 1995 as a result of higher balances of cash equivalents and marketable securities, as well as an investment diversification from tax-free municipal to taxable U.S. debt securities which paid higher pre-tax interest during fiscal year 1996. Due to Network General's continued commitment to its systematic share repurchase program and the reduction in cash balances available for investment as a result of the 3DV acquisition at the end of fiscal 1997, interest income is expected to decline in fiscal 1998.

  Provision For Income Taxes. The provision for income taxes was 43.8% for fiscal year 1997, compared to 35.5% for fiscal year 1996 and 31.5% for fiscal year 1995. Excluding the impact of the 3DV acquisition during fiscal year 1997 and the impact of the AIM acquisition during fiscal year 1996, the provision for income taxes would have been 30.5% in each of fiscal years 1997 and 1996. Excluding the impact of the 3DV acquisition, the fiscal year 1997 provision rate of 30.5% resulted from Network General's ability to utilize certain operating loss carryforwards.

  Earnings Per Share. Earnings per share for fiscal year 1997 decreased 8% to $0.55 per share compared to $0.60 per share in fiscal year 1996. Excluding non-recurring charges to write-off acquired in-process research and development related to 3DV in fiscal year 1997 and AIM in fiscal year 1996, earnings per share would have been $0.98 and $0.77 in fiscal years 1997 and 1996, respectively. Excluding these non-recurring charges, the increase in earnings per share from fiscal year 1996 to fiscal year 1997 was due to increased revenues and gross margin dollars and lower operating expenses as a percentage of revenues. Excluding the effect of AIM, earnings per share for fiscal year 1996 increased 35% over fiscal year 1995 earnings per share of $0.57.

  Impact of Recently Issued Accounting Standards. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") which is required to be adopted by Network General in its third quarter of fiscal 1998. At that time, Network General will be required to change the method currently used to compute earnings per share and to restate earnings per share amounts for all prior periods. Under the new requirements for calculating earnings per share, primary earnings per share will be replaced with basic earnings per share and fully diluted earnings per share will be replaced with diluted earnings per share. Under basic earnings per share, the dilutive effect of stock options will be excluded. Network General does not expect the effect of adopting SFAS 128 to have a material impact on earnings per share.

LIQUIDITY AND CAPITAL RESOURCES

  Cash, cash equivalents, marketable securities and long-term investments decreased by $42.1 million during the six months ended September 30, 1997 to $122.8 million from $164.9 million at March 31, 1997. This decrease resulted primarily from: the $20.0 million payment in April 1997 for the 3DV acquisition in April 1997; the $25.1 million (net of cash acquired) payment for the Cinco acquisition in August 1997; and $23.4 million in common stock repurchases. These decreases were partially offset by $29.1 million of cash provided by operating activities.

  The net cash provided by operating activities was $29.1 million for the six months ended September 30, 1997 compared to net cash provided by operating activities of $11.8 million for the six months ended September 30, 1996. For the period ended September 30, 1997, the primary source of these funds was income from operations, adjusted for the write-off of acquired in-process research and development related to the acquisition of Cinco and other non-recurring charges, depreciation and amortization and net changes in certain assets and liabilities, offset by increased deferred taxes, net and the gain on the sale of investments. For the same period in fiscal year 1997, the source of these funds was net income adjusted for depreciation and amortization, offset by net changes (uses) in certain assets and liabilities.

  The net cash used in investing activities was $38.3 million for the six months ended September 30, 1997 compared to net cash provided by investing activities of $2.2 million for the six months ended September 30, 1996. Net cash used in investing activities during the first six months of fiscal year 1998 reflects the payment of $20.0 million for the March 31, 1997 acquisition of 3DV, $25.1 million (net of cash acquired) for the acquisition of Cinco in August 1997, purchases of investments and net additions to property and equipment, offset by proceeds from sales/maturities of investments. Net cash provided by investing activities during the first six months of fiscal year 1997 reflects proceeds from sales/maturities of held-to-maturity and available-for-sale investments, net of property and equipment and investment purchases.

  The net cash used in financing activities was $18.8 million for the six months ended September 30, 1997 and $11.6 million for the six months ended September 30, 1996. During the first six months of fiscal year 1998, repurchases of common stock totaled $23.4 million, offset by proceeds of $4.6 million from the issuance of common stock under Network General's stock option plans. Net cash used in financing activities during the first six months of fiscal year 1997 reflects stock repurchases totaling $21.3 million, offset by proceeds of $9.6 million from stock issuances under Network General's stock option plans. As of September 30, 1997, Network General was authorized to repurchase up to an additional 5,910,000 of its shares on the open market. Network General anticipates it will continue its systematic share repurchase program.

  Cash, cash equivalents and marketable securities increased $16.8 million, $22.7 million, and $37.4 million in fiscal years 1997, 1996 and 1995, respectively. The primary source of these funds in all periods was cash provided by operating activities, as well as proceeds from the issuance of common stock under Network General's stock option and employee stock purchase plans.

  Net cash generated from operations in fiscal year 1997 was $52.8 million compared to $39.9 million in fiscal year 1996 and $33.1 million in fiscal year 1995. The primary source of these funds was net income before depreciation and amortization for all periods. The net increase in 1997, after adjustments related to depreciation, amortization and acquired in-process research and development, reflects increases in accounts payable and accrued liabilities and deferred revenue, offset by increases in accounts receivable and deferred taxes, net. The net increase in fiscal year 1996, after adjustments related to depreciation, amortization and acquired in-process research and development, reflects increases in accounts payable and accrued liabilities and deferred revenue, offset by an increase in accounts receivable. The net increase in fiscal year 1995, after adjustments related to depreciation and amortization, reflects a decrease in deferred taxes, net, an increase in deferred revenue and reductions in accounts receivable, partially offset by an increase in inventories and prepaid expenses and other assets.

  Net cash used in investing activities was $12.0 million, $11.7 million, and $26.4 million during fiscal years 1997, 1996 and 1995, respectively. Net cash used in investing activities during fiscal 1997, 1996 and 1995 reflects purchases of investments and net additions to property and equipment, offset by proceeds from the sales/maturities of investments reinvested in cash and cash equivalents. Additionally, Network General used cash of $6.5 million to complete the purchase of AIM in fiscal 1996.

  Net cash used in financing activities during fiscal 1997 was $26.2 million. The primary use of those funds was to repurchase 2,200,000 shares of Network General's common stock at an average price of $24.07 per share, partially offset by proceeds from the issuance of common stock under Network General's stock option and employee stock purchase plans. Net cash used in financing activities was $12.9 million for fiscal year 1996. The primary use of those funds was to repurchase 1,700,000 shares of Network General's common stock at an average price of $18.16, which was partially offset by proceeds from the issuance of common stock under Network General's stock option and employee stock purchase plans. Net cash provided by financing activities was $7.9 million for fiscal year 1995. The primary source of those funds was proceeds from the issuance of common stock under Network General's stock option and employee stock purchase plans, partially offset by repurchases of 790,000 shares of Network General's common stock at an average price of $11.08.

  Pursuant to Section 7.3 of the Reorganization Agreement, the Reorganization Agreement may be terminated by either party under certain circumstances. Each of Network General and McAfee has agreed that if the Merger is not consummated as a result of certain specified events, it will pay to the other party a termination fee of $30.0 million. Payment of the fees described in this paragraph shall not be in lieu of damages incurred in the event of material and willful breach of the Reorganization Agreement.

  If the Merger is not consummated, expenses incurred in connection with the proposed combination (including the possible "break-up" fees described above) could have a material adverse effect on Network General's results of operations.

  Network General currently has no outstanding bank borrowings or any established lines of credit. Network General believes cash generated from operations, together with existing cash and investment balances, will be sufficient to satisfy operating cash and capital expenditure requirements through at least the next twelve months.

                          NETWORK GENERAL MANAGEMENT

EXECUTIVE OFFICERS OF NETWORK GENERAL

  The executive officers and the Chairman of the Board of Network General and their ages as of October 13, 1997 are as follows:

   NAME                               AGE               POSITION
   ----                               ---               --------
   Leslie G. Denend.................   56 President, Chief Executive Officer
                                           and Director
   Harry J. Saal....................   53 Chairman of the Board
   David M. Carver..................   50 Executive Vice President, Chief
                                           Operating Officer
   James T. Richardson..............   49 Senior Vice President, Chief
                                           Financial Officer and Assistant
                                           Secretary
   John R. Stringer.................   50 Senior Vice President, Worldwide
                                           Field Operations
   Scott C. Neely...................   48 Vice President, General Counsel and
                                           Secretary
   Michael M. Cully.................   55 Vice President and Controller

  Mr. Denend was promoted to President and Chief Executive Officer of Network General and was elected a director of Network General in June 1993. He served as Network General's Senior Vice President of Products from February 1993 to June 1993. Prior to joining Network General, he was President of Vitalink, a manufacturer of internetworking products, from October 1990 to December 1992. From 1989 to 1990, Mr. Denend served in a variety of positions at 3Com Corporation, a data networking company, most recently as Executive Vice President for Product Operations. From 1983 to 1989, he was a principal with McKinsey & Company, a management consulting firm.

  Dr. Saal, a founder of Network General, has served as Chairman of the Board of Directors since its inception. Dr. Saal served as President of Smart Valley, Inc., a trade association, from September 1993 until December 1995. He served as President and Chief Executive Officer of Network General from its inception in May 1986 until June 1993. He was also Network General's Chief Financial Officer from May 1986 until November 1987. Dr. Saal is also a director of Personal Computer Products, Inc., Borland International, Inc., and Globalnet Systems, Limited and serves as a director of several privately-held companies and non-profit associations.

  Mr. Carver was promoted to Executive Vice President and Chief Operating Officer in January 1997. He served as Vice President of Services from November 1995 through January 1997. Prior to joining Network General, Mr. Carver was an independent consultant affiliated with Institutional Venture Partners, from April 1994 to October 1995. From 1974 to March 1994, Mr. Carver held various positions in marketing and general management functions at Hewlett Packard Company, most recently as Software Business Manager responsible for Hewlett Packard Customer Support business unit.

  Mr. Richardson was named Senior Vice President, Corporate Operations, Chief Financial Officer and Secretary in April 1994. Prior to joining Network General, Mr. Richardson was Vice President, Chief Financial Officer and Secretary for Logic Modeling Corporation, a simulation modeling software company, from July 1992 to April 1994. From 1989 to July 1992, he served as Vice President of Finance and Administration, Chief Financial Officer, Treasurer and Secretary of Advanced Logic Research, a microcomputer company. From 1977 to 1989, Mr. Richardson held various positions at Floating Point Systems, Inc., a scientific computer company, the last one of which was as Vice President of Finance and Administration and Chief Financial Officer.

  Mr. Stringer was promoted to Senior Vice President, Worldwide Field Operations in October 1996. He served as Network General's Vice President, North American Sales from January 1995 to October 1996. Prior to joining Network General, Mr. Stringer served from July 1992 to December 1994 as Vice President and General Manager, Worldwide Marketing and Sales, for IT Corporation of America, a provider of computer outsourcing services to financial institutions in South America. From November 1990 to June 1992, Mr. Stringer was a consultant advising with respect to alternative sales channels of distribution, new business development and acquisitions.

  Mr. Neely was named Vice President, General Counsel and Secretary in February 1997. From November 1994 until joining Network General, Mr. Neely held similar positions for Phoenix Technologies Ltd., a supplier of standards-based system enabling software for the personal computer and information appliance industries. For more than three years prior to that, Mr. Neely served as Vice President, General Counsel and Assistant Secretary of The ASK Group, Inc., a developer of application software and relational database software products.

  Mr. Cully was named Vice President and Controller in August 1997. From March 1995 until joining Network General, Mr. Cully served as Vice President and Corporate Controller of Adobe Systems Incorporated, a leading supplier of software products in the print and electronic media markets. For more than three years prior to that, Mr. Cully was Vice President, Finance--Corporate Controller for Maxtor Corporation, a manufacturer of disk drives.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                              OF NETWORK GENERAL

  The following table sets forth as of October 13, 1997 (except as noted in the footnotes to the table) certain information with respect to the beneficial ownership of Network General's Common Stock by (i) all persons known by Network General to be the beneficial owners of more than 5% of the outstanding Common Stock of Network General, (ii) each director of Network General, (iii) the Chief Executive Officer and the other executive officers of the Network General named in the Summary Compensation Table under the section headed "Executive Compensation and Other Matters," and (iv) all executive officers and directors of Network General as of October 13, 1997, as a group.

                                                 AMOUNT AND PERCENT OF NETWORK
                                                 NATURE OF    GENERAL COMMON
NAME OF BENEFICIAL OWNER(1)                        SHARES   STOCK OUTSTANDING
---------------------------                      ---------- ------------------
A I M Management Group Inc.(2).................. 4,008,500         9.4%
 11 Greenway Plaza, Suite 1919
 Houston, Texas 77046
T. Rowe Price Associates, Inc.(3)............... 3,247,450         7.6%
 100 E. Pratt Street
 Baltimore, MD 94111
RCM Capital Management, L.L.C.(4)............... 3,043,300         7.2%
 Four Embarcadero Center, Suite 2900
 San Francisco, CA 94111
McAfee Associates, Inc.(13)..................... 2,725,484         6.4%
 2805 Bowers Avenue
 Santa Clara, CA 95051
Harry J. Saal(5)................................ 1,845,400         4.3%
Leslie G. Denend(6).............................   423,694          *
Laurence R. Hootnick(7).........................    58,666          *
Gregory M. Gallo(8).............................    56,166          *
David M. Carver(9)..............................    78,750          *
James T. Richardson(9)..........................    78,123          *
Howard Frank(9).................................    41,666          *
John R. Stringer(9).............................    55,020          *
Charles J. Abbe(10).............................    36,833          *
Douglas C. Chance(11)...........................    24,500          *
Janet L. Hyland(9)..............................    24,166          *
All executive officers and directors as a group
 (13 persons)(12)............................... 2,725,484         6.3%

--------
  *  Less than 1%

 (1) The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as otherwise disclosed in the footnotes to this table. Unless otherwise indicated, the business address of each of the beneficial owners listed is 4200 Bohannon Drive, Menlo Park, California 94025.

 (2) Based on Amendment No. 1 dated February 12, 1997 to a Schedule 13G filed by A I M Management Group Inc. with the SEC.

 (3) Based on a Schedule 13G dated February 14, 1997 filed with the SEC by T. Rowe Price Associates, Inc. ("Price Associates"). These securities are owned by various individual and institutional investors for whom Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

 (4) Based on an amendment to Schedule 13G dated January 30, 1997 and filed with the SEC by RCM Capital Management, L.L.C., its Managing Agent (RCM Limited L.P.) and RCM Limited L.P.'s general partner (RCM General Corporation).

 (5) Represents shares held in the Harry J. Saal Trust dated July 19, 1972 of which Mr. Saal and his wife are the trustees.

 (6) Includes 410,416 shares subject to options exercisable within 60 days of October 13, 1997.

 (7) Includes 2,000 shares held by the Laurence R. Hootnick Trust dated April 22, 1976, for which Mr. Hootnick and his wife are trustees, and 56,666 shares subject to options exercisable within 60 days of October 13, 1997.

 (8) Includes 2,000 shares held by the Gallo Family Trust, for which Mr. Gallo and his wife are trustees, and 54,166 shares subject to options exercisable within 60 days of October 13, 1997.

 (9) Represents shares subject to options exercisable within 60 days of October 13, 1997.

(10) Includes 35,833 shares subject to options exercisable within 60 days of October 13, 1997.

(11) Includes 22,500 shares subject to options exercisable within 60 days of October 13, 1997.

(12) Includes 859,806 shares subject to options exercisable within 60 days of October 13, 1997. See also notes 4, 7 and 8.

(13) Based on a Schedule 13D dated October 23, 1997 and filed with the SEC by McAfee. Pursuant to the Network General Voting Agreements, the McAfee Board has the power to vote all shares held by the executive officers and directors of Network General in favor of the approval of the Merger; the McAfee Board has no other voting rights with respect to such shares and has no dispositive rights.

           NETWORK GENERAL EXECUTIVE COMPENSATION AND OTHER MATTERS

  The following table sets forth information concerning the compensation of the Chief Executive Officer of Network General and the three other current executive officers of Network General who were most highly compensated as of March 31, 1997 and whose total salary and incentive compensation for the fiscal year ended March 31, 1996 exceeded $100,000, for services in all capacities to Network General, earned during the fiscal years ended March 31, 1997, March 31, 1996, and March 31, 1995:

                  NETWORK GENERAL SUMMARY COMPENSATION TABLE

                                                        LONG TERM
                                                       COMPENSATION
                               ANNUAL COMPENSATION(1)     AWARDS
                               ------------------------------------
                                                        SECURITIES
                                                        UNDERLYING
NAME AND PRINCIPAL      FISCAL                           OPTIONS       ALL OTHER
POSITION                 YEAR    SALARY     BONUS(2)     (SHARES)   COMPENSATION(3)
------------------      ------ ----------- ------------------------ ---------------
Leslie G. Denend.......  1997     $315,000    $255,000       --         $ 5,021
 President and Chief     1996      300,000     252,883   340,000          7,285
 Executive Officer       1995      265,008     190,598   100,000          7,043
James T. Richardson....  1997      210,000      79,000    30,000         60,369
 Senior Vice President   1996      203,000      81,653    50,000         39,658
 and Chief Financial
  Officer                1995      184,808      74,523   170,000         39,032
John R. Stringer.......  1997      155,045      92,945    30,000          3,790
 Senior Vice President,  1996      120,000     106,386    32,000         59,622
 Worldwide Field
  Operations             1995       40,000      17,265   100,000            --
David M. Carver........  1997      156,000      74,750    30,000          1,525
 Executive Vice
  President              1996       50,250      20,903   120,000            488
 and Chief Operating
  Officer                1995          --          --        --             --

--------
(1) Includes all amounts paid to the named person by Network General for the fiscal year indicated, whether in the capacity of an executive officer or otherwise. Mr. Stringer joined Network General in January 1995 and Mr. Carver in November 1995.

(2) Reflects amounts paid with respect to the fiscal year indicated. Bonuses are based on performance and the amounts are for the fiscal year indicated. Includes commissions earned for Mr. Stringer of $62,695, $78,151 and $9,156 in fiscal years 1997, 1996 and 1995, respectively.

(3) Amounts include 401(k) employer matching funds, car allowance, payment for attendance at Presidents Club, payment of relocation expenses and certain living and travel expenses. Mr. Denend's amounts include 401(k) employer matching funds in fiscal 1997, 1996 and 1995 of $1,614, $1,985 and $2,451, respectively, and payments for attendance at Presidents Club in fiscal 1997, 1996 and 1995 of $3,407, $5,300 and $4,592, respectively. Mr.
    Richardson's amounts include 401(k) employer matching funds in fiscal years 1997, 1996 and 1995 of $1,888, $1,574 and $750, respectively; and
    payment of certain living and travel expenses in fiscal 1997, 1996 and 1995 of $58,480, $38,084 and $38,282, respectively. Mr. Stringer's amounts include: 401(k) employer matching funds in fiscal 1997 and 1996 of $1,550 and $900, respectively; payments for attendance at President's Club in fiscal 1997 and 1996 of $2,240 and $4,827, respectively; payment of certain living and travel expenses in fiscal 1996 of $33,895, and payment of a special $20,000 relocation bonus in fiscal 1996. Mr. Carver's amounts include 401(k) employer matching funds in fiscal 1997 and 1996 of $1,525 and $488, respectively.

                   STOCK OPTIONS GRANTED BY NETWORK GENERAL
                  DURING THE FISCAL YEAR ENDED MARCH 31, 1997

  The following table provides the specified information concerning grants of options to purchase Network General's Common Stock made during the fiscal year ended March 31, 1997 to the persons named in the Summary Compensation Table:

                                      % OF TOTAL
                                       OPTIONS
                           OPTIONS    GRANTED TO
                           GRANTED   EMPLOYEES IN EXERCISE EXPIRATION
NAME                     (SHARES)(2) FISCAL YEAR  PRICE(3)    DATE     5%(1)    10%(1)
----                     ----------- ------------ -------- ---------- -------- --------
Leslie G. Denend........      --          N/A          N/A       N/A       N/A      N/A
James T. Richardson.....   30,000        1.64     $16.0625  09/11/06  $303,049 $767,985
John R. Stringer........   30,000        1.64      16.0625  09/11/06   303,049  767,985
David M. Carver.........   30,000        1.64      16.0625  09/11/06   303,049  767,985

--------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $16.0625 in 1997 would yield profits of $10.10 per share at 5% appreciation over 10 years, or $25.60 per share at 10% appreciation over the same period.

(2) Initial grants for new hires and initial grants for new officers generally vest at the rate of one-quarter at the end of one year, and then 1/48 per month thereafter for each full month of the optionee's continuous employment with Network General until fully vested at the end of four years. Subsequent option grants generally vest monthly at a rate of 1/48 per month for each full month of the optionee's continuous employment with Network General until fully vested at the end of four years. All of the option grants listed in the table were subsequent option grants. Under the 1989 Stock Option Plan, the Board retains discretion to modify the terms of outstanding options, subject to the provisions of that plan. For additional information regarding options, see "--Network General Employment, Severance and Change in Control Arrangements" below.

(3) All options were granted at market value on the date of grant.

             NETWORK GENERAL OPTION EXERCISES AND YEAR-END VALUES
                   FOR THE FISCAL YEAR ENDED MARCH 31, 1997

  The following table provides the specified information concerning exercises of options to purchase Network General's Common Stock in the fiscal year ended March 31, 1997, and unexercised options held as of March 31, 1997, by the persons named in the Summary Compensation Table:

     AGGREGATE NETWORK GENERAL OPTION EXERCISES AND FISCAL YEAR-END VALUES

                                                      NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED IN-THE-
                                                       OPTIONS AT 3/31/97           MONEY OPTIONS AT 3/31/97
                                                 ------------------------------- -------------------------------
                           SHARES
                          ACQUIRED      VALUE
NAME                     ON EXERCISE REALIZED(1) EXERCISABLE(2) UNEXERCISABLE(2) EXERCISABLE(3) UNEXERCISABLE(3)
----                     ----------- ----------- -------------- ---------------- -------------- ----------------
Leslie G. Denend........   155,000   $2,953,282     160,416         454,584        $2,268,742      $2,217,821
James T. Richardson.....    58,958      894,370      25,207         105,835            94,649         793,897
John R. Stringer........    36,000      375,819      17,916          94,084           132,611         665,066
David M. Carver.........    10,000       98,125      31,250         108,750           163,047         570,703

--------
(1) Value realized by the optionee prior to the payment of taxes.

(2) Company stock options granted in fiscal 1997 generally vest over a four year period from the date of grant, and are exercisable only to the extent vested.

(3) The value of the unexercised in-the-money options is based on the closing sales price of Network General's Common Stock on March 31, 1997 ($21.50 share).

NETWORK GENERAL COMPENSATION OF DIRECTORS

  During the fiscal year ended March 31, 1997, Network General's non-employee directors received $1,000 for each meeting of the Board of Directors they attended, $500 for each committee meeting they attended and a $1,000 per month retainer. Non-employee directors who travel more than four hours to attend Board meetings receive an additional $2,000 per meeting. Network General's non-employee directors also received options under Network General's 1989 Outside Directors Stock Option Plan (the "Directors Plan"). Since November 1, 1993, an option to purchase 20,000 shares of Common Stock has been granted upon a non-employee director's initial eligibility under the Directors Plan, with an additional option to purchase 5,000 shares granted at the completion of each year of service. Mr. Frank and Ms. Hyland are also reimbursed for out-of-pocket travel expenses related to Board and Committee meetings. Network General also makes available health and medical coverage to any non-employee Board member who elects to participate under the same plans as it provides its U.S. employees generally. A director participating in this program pays for his or her premium coverage through deductions from the standard monthly retainer. Network General's directors who are also officers of Network General did not receive any compensation for their services as members of the Board of Directors. No options will be granted pursuant to the Directors Plan after consummation of the Merger.

  Pursuant to the Reorganization Agreement, the Network General Board intends to authorize compensation in the amounts of $100,000 and $50,000 to Mr. Hootnick and Mr. Gallo, respectively, for their efforts in negotiating the Merger. See "Approval of the Merger and Related Transactions--Material Contacts and Board Deliberations."

NETWORK GENERAL EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

  Options granted to certain executive officers of Network General under its 1989 Stock Option Plan (the "1989 Option Plan") will become immediately exercisable and vested under certain circumstances, as explained below, upon a "change of control" as defined under the 1989 Option Plan. In the event of a transfer of control of Network General, the Board shall provide that the unexercisable and/or unvested portions of any outstanding option shall become immediately exercisable and vested as of a date prior to the transfer of control if the acquiring or successor corporation does not elect to either assume the options or provide substitute options for such outstanding options. Any outstanding options which are not exercised, assumed or replaced will terminate effective as of the date of the transfer of control.

  All options granted to Network General's non-employee directors pursuant to the Directors Plans will immediately vest and become exercisable in full in connection with the Merger. See "Terms of the Merger--Interests of Certain Persons."

  In April 1994, Network General entered into employment agreements with key executive officers Leslie G. Denend, James T. Richardson and Richard H. Lewis. Network General entered into similar employment agreements with Michael H. Kremer in August 1995 and with David M. Carver and John R. Stringer in April 1997. These agreements provide that, in the event the officer is terminated, including a "constructive termination" by demoting or reducing the salary of the officer, within two years after a "change of control" of Network General, the officer would be entitled to continued salary, bonus and commission payments and immediate acceleration of all options to purchase shares of Network General's Common Stock granted to that officer prior to the "change of control." In the event of such termination, Mr. Denend would be entitled to continuation of his salary, bonus and commission payments until the date two years after such termination; the remaining officers would be entitled to such continuation until the date one year after such termination (respectively, the "Severance Periods"). Each executive would be entitled to continued medical coverage by Network General during the Severance Period, unless the executive is covered by another employer's group health plan. See "Terms of the Merger-- Interests of Certain Persons."

  In July 1996, the Board established a relocation loan program for officers. Pursuant to that program, Network General agreed to loan Mr. Stringer $500,000 in two installments to assist in his relocation from Georgia to California as part of his promotion to Senior Vice President, Worldwide Field Operations. The loan is evidenced by a full recourse promissory note under which principal is repayable on the fifth anniversary of the close of escrow for the California residence being purchased by Mr. Stringer (the "Principal Due Date"). Interest is payable semi-annually at the simple annual rate of 6.6% and the source of interest payments is first from bonuses, if any, otherwise payable to Mr. Stringer. Mr. Stringer's obligations as to the first installment of the loan are secured by a security interest in any Company stock options granted Mr. Stringer and any proceeds from the sale of the underlying shares. When Network General funds the balance of the loan, the collateral securing the loan is replaced with the California land and residence being purchased. If Mr. Stringer's employment with Network General is terminated for any reason other than for certain specified reasons following a change of control involving Network General, all outstanding principal and interest is due on the earlier of nine months after such termination or the Principal Due Date. If termination is for certain specified reasons following a change of control involving Network General, interest accruing for the first year following termination is borne by Network General or its successor and principal remains due on the Principal Due Date. As of March 31, 1997, $200,000 principal and $5,570 of accrued interest was outstanding under Mr. Stringer's note.

  In December 1996, Network General entered into an agreement with Mr. Lewis under which Mr. Lewis retired from his position as Senior Vice President, Worldwide Field Operations, but would remain a consulting vice president until December 31, 1997. Under the agreement, until such time as Mr. Lewis accepted employment elsewhere or provided services to a competitor (but not later than December 31, 1997), Network General will continue paying Mr. Lewis' then current base salary ($14,166.67 per month), $5,000 per month for June through December 1997, any amounts earned as commissions through the period ended March 31, 1997, and any executive bonus earned for the second half of fiscal 1997. In January 1997, Network General entered into an agreement with Mr. Kremer under which Mr. Kremer resigned from his position as Senior Vice President, Product Development, but would remain an employee of Network General through the end of calendar 1997. Under the agreement, until such time as Mr. Kremer accepted employment elsewhere or provided services to a competitor (but not later than December 31, 1997), Network General will continue paying Mr. Kremer's then current base salary of $10,000 per month.

CERTAIN TRANSACTIONS OF PARTIES RELATED TO NETWORK GENERAL

  In December 1994, Network General committed to make charitable donations in the amount of one million dollars ($1,000,000) in value of goods, services and grants over three years to the Santa Clara and San Mateo Counties schools in connection with the Smart Valley Challenge 2000. Dr. Saal, Chairman of the Board of Directors, served as President of Smart Valley, Inc. from September 1993 until December 1995. The disinterested directors of the Board unanimously ratified the charitable donation.

  Pursuant to provisions of the Delaware General Corporation Law, Network General has adopted provisions in its Certificate of Incorporation which eliminate the personal liability of its directors to Network General and its stockholders for monetary indemnification of its directors, officers, employees and agents to the full extent permitted by the Delaware General Corporation Law, including those circumstances in which indemnification would otherwise be discretionary. The Bylaws expressly authorize the use of indemnity agreements, and with the approval of its stockholders, Network General has entered into such agreements with each of its directors and executive officers.

                                 LEGAL MATTERS

  The validity of the shares of McAfee Common Stock to be issued pursuant to the Reorganization Agreement and the federal income tax consequences of the Merger will be passed upon for McAfee by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with the Reorganization Agreement and the federal income tax consequences of the Merger will be passed upon for Network General by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements of McAfee Associates, Inc. at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, have been included in this Joint Proxy Statement/Prospectus in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the McAfee Special Meeting and will have the opportunity to make a statement and are expected to be available to respond to appropriate questions.

  The audited consolidated financial statements of Network General Corporation as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this Joint Proxy Statement/Prospectus in reliance upon the authority of said firm as experts in giving said reports. Representatives of Arthur Andersen LLP are expected to be present at the Network General Special Meeting and said representatives will have the opportunity to make a statement if they should desire to do so and they are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSAL

  Pursuant to Rule 14a-8 under the Exchange Act, McAfee stockholders may present proper proposals for inclusion in McAfee's proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to McAfee in a timely manner. As noted in McAfee's proxy statement relating to its 1996 Annual Meeting of Stockholders, in order to be so included for the 1997 annual meeting, stockholder proposals must be received by McAfee no later than December 19, 1997, and must otherwise comply with the requirements of Rule 14a-8.

  Pursuant to Rule 14a-8 under the Exchange Act, Network General stockholders may present proper proposals for inclusion in Network General's proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to Network General in a timely manner. As noted in Network General's proxy statement relating to its 1997 Annual Meeting of Stockholders, in order to be so included for the 1998 annual meeting, in the event that the Merger has not been consummated prior thereto, stockholder proposals must have been received by Network General no later than March 9, 1998, and must otherwise have complied with the requirements of Rule 14a-8.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
MCAFEE ASSOCIATES, INC.
Report of Independent Accountants.........................................  F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1996 and 1995............  F-3
  Consolidated Statements of Income for the three years in the period ended December 31, 1996................................................  F-4
  Consolidated Statements of Stockholders' Equity for the three years in the period ended December 31, 1996.....................................  F-5
  Consolidated Statements of Cash Flows for the three years in the period ended December 31, 1996................................................  F-6
Notes to Consolidated Financial Statements................................  F-7
Condensed Consolidated Financial Statements:
  Condensed Consolidated Balance Sheets as of September 30, 1997
   (unaudited) and December 31, 1996 ..................................... F-17
  Condensed Consolidated Statements of Income for the three and nine month periods ended September 30, 1997 and 1996 (unaudited).................. F-18
  Condensed Consolidated Statements of Cash Flows for the nine month periods ended September 30, 1997 and 1996 (unaudited).................. F-19
Notes to Condensed Consolidated Financial Statements (unaudited).......... F-20
NETWORK GENERAL CORPORATION
Report of Independent Public Accountants.................................. F-23
Consolidated Financial Statements:
  Consolidated Balance Sheets as of March 31, 1997 and 1996 and September
   30, 1997 (unaudited)................................................... F-24
  Consolidated Statements of Income for the three years in the period ended March 31, 1997 and the six month periods ended September 30, 1997 and 1996 (unaudited)................................................... F-25
  Consolidated Statements of Stockholders' Equity for the three years in the period ended
   March 31, 1997......................................................... F-26
  Consolidated Statements of Cash Flows for the three years in the period ended March 31, 1997 and for the six month periods ended September 30,
   1996 and 1997 (unaudited).............................................. F-27
Notes to Consolidated Financial Statements................................ F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders
McAfee Associates, Inc.
Santa Clara, California

  We have audited the accompanying consolidated balance sheets of McAfee Associates, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of McAfee Associates, Inc. and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.

San Jose, California
January 20, 1997, except for the
matters discussed in Note 11 for
which the date is March 1, 1997

                    McAFEE ASSOCIATES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1995
                                                      ------------ ------------
ASSETS
Current assets:
  Cash and cash equivalents..........................   $ 76,363     $ 30,299
  Short term investments.............................     50,368       25,058
  Accounts receivable, net of allowance for doubtful
   accounts and returns of $3,027 in 1996 and $2,279
   in 1995...........................................     25,930       20,892
  Prepaids and other current assets..................      5,097        3,373
  Prepaid income taxes...............................      1,869        6,064
  Deferred taxes.....................................      4,321        4,999
                                                        --------     --------
    Total current assets.............................    163,948       90,685
Long term investments................................     14,021          --
Fixed assets, net....................................      7,486        3,399
Deferred taxes.......................................      7,719        6,513
Intangible assets, net...............................      1,001        3,129
Other assets.........................................        310          294
                                                        --------     --------
    Total assets.....................................   $194,485     $104,020
                                                        ========     ========
LIABILITIES
Current liabilities:
  Accounts payable...................................   $  5,379     $  2,214
  Accrued liabilities................................     15,734        8,844
  Deferred revenue...................................     20,182       24,795
                                                        --------     --------
    Total current liabilities........................     41,295       35,853
Deferred revenue, less current portion...............      3,663        4,625
                                                        --------     --------
    Total liabilities................................     44,958       40,478
                                                        --------     --------
Commitments (Note 6)
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value:
  Authorized: 5,000,000 shares;
  Issued and outstanding: none
Common stock, $.01 par value:
  Authorized: 100,000,000 shares;
  Issued and outstanding: 48,662,489 shares in 1996
   and 46,129,887 shares in 1995.....................        488          461
Additional paid-in capital...........................     77,259       30,889
Retained earnings....................................     71,780       32,192
                                                        --------     --------
    Total stockholders' equity.......................    149,527       63,542
                                                        --------     --------
      Total liabilities and stockholders' equity.....   $194,485     $104,020
                                                        ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    McAFEE ASSOCIATES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                         1996    1995    1994
                                                       -------- ------- -------
Net revenue........................................... $181,126 $90,065 $52,937
Operating costs and expenses:
  Cost of net revenue.................................   11,057   4,801   4,684
  Research and development............................   22,191   9,354   6,857
  Marketing and sales.................................   51,326  29,762  17,798
  General and administrative..........................   14,949   7,751   5,733
  Amortization of intangibles.........................    3,169   1,356     792
  Acquisition and other unusual costs.................   11,165  12,783  13,788
                                                       -------- ------- -------
    Total operating costs and expenses................  113,857  65,807  49,652
                                                       -------- ------- -------
    Income from operations............................   67,269  24,258   3,285
Interest and miscellaneous income, net................    3,461   1,713     873
                                                       -------- ------- -------
    Income before provision for income taxes..........   70,730  25,971   4,158
Provision for income taxes............................   31,713  11,055   1,553
                                                       -------- ------- -------
    Net income........................................ $ 39,017 $14,916 $ 2,605
                                                       ======== ======= =======
Net income per share.................................. $   0.73 $  0.30 $  0.06
                                                       ======== ======= =======
Shares used in per share calculation..................   53,207  49,365  46,175
                                                       ======== ======= =======


  The accompanying notes are an integral part of these consolidated financial statements.

                    McAFEE ASSOCIATES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                STOCKHOLDERS'
                                                   EQUITY
                                                -------------
                                 COMMON STOCK    ADDITIONAL
                                 --------------    PAID-IN    RETAINED
                                 SHARES  AMOUNT    CAPITAL    EARNINGS   TOTAL
                                 ------  ------ ------------- --------  --------
Balances, December 31, 1993....  41,148   $411     $ 5,728    $14,797   $ 20,936
  Issuance of common stock.....   1,271     13      10,040        --      10,053
  Issuance of common stock upon
   exercise of stock options...   1,625     16       1,172        --       1,188
  Tax benefit from exercise of
   nonqualified stock options..     --     --        2,129        --       2,129
  Accretion of Saber preferred
   stock prior to conversion...     --     --          134       (134)       --
  Net income...................     --     --          --       2,605      2,605
                                 ------   ----     -------    -------   --------
Balances, December 31, 1994....  44,044    440      19,203     17,268     36,911
  Issuance of common stock upon
   exercise of stock options...   1,987     20       3,514        --       3,534
  Issuance of common stock from
   Employee Stock Purchase
   Plan........................      99      1         231        --         232
  Tax benefit from exercise of
   nonqualified stock options..     --     --        8,386        --       8,386
  Secondary offering costs.....     --     --         (445)       --        (445)
  Foreign currency translation.     --     --          --           8          8
  Net income...................     --     --          --      14,916     14,916
                                 ------   ----     -------    -------   --------
Balances, December 31, 1995....  46,130    461      30,889     32,192     63,542
  Net assets of FSA acquired in
   issuance of common stock
   upon pooling transaction....     --     --          --         387        387
                                 ------   ----     -------    -------   --------
Restated balances, December 31,
 1995..........................  46,130    461      30,889     32,579     63,929
  Issuance of common stock upon
   exercise of stock options...   2,632     27      13,548        --      13,575
  Issuance of common stock from
   Employee Stock Purchase
   Plan........................      75    --          715        --         715
  Fractional shares returned
   upon stock split............    (175)   --          --         --         --
  Tax benefit from exercise of
   nonqualified stock options..     --     --       32,107        --      32,107
  Unrealized gain on
   investments.................     --     --          --         184        184
  Net income...................     --     --          --      39,017     39,017
                                 ------   ----     -------    -------   --------
Balances, December 31, 1996....  48,662   $488     $77,259    $71,780   $149,527
                                 ======   ====     =======    =======   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    McAFEE ASSOCIATES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                   1996       1995      1994
                                                 ---------  --------  --------
Cash flows from operating activities:
  Net income.................................... $  39,017  $ 14,916  $  2,605
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization...............     5,960     2,998     2,305
    Provision for doubtful accounts receivable
     and sales returns..........................       748       809       902
    Deferred taxes..............................      (528)     (939)   (7,064)
    Compensation related to stock options.......       --        --        237
    Write-off of acquired in-process technology.       --        --     12,569
    Charge for purchased R&D....................       --        --        962
    Unrealized gain on investments..............       184       --        --
    Changes in assets and liabilities:
      Accounts receivable.......................    (5,786)   (5,143)   (7,543)
      Refundable income taxes...................     4,195    (5,228)     (836)
      Prepaids and other assets.................    (1,740)     (789)   (1,364)
      Accounts payable and accrued liabilities..    10,055     6,067     2,391
      Income taxes payable......................       --        --       (522)
      Deferred revenue..........................    (5,575)   (2,129)   10,317
                                                 ---------  --------  --------
        Net cash provided by operating
         activities.............................    46,530    10,562    14,959
                                                 ---------  --------  --------
Cash flows from investing activities:
  Purchases of marketable securities............  (164,147)  (30,800)  (85,961)
  Sales of marketable securities................   124,816    20,784    87,919
  Additions to fixed assets.....................    (7,243)   (1,608)   (2,046)
  Acquired assets, net of cash acquired.........       --        --    (16,892)
  Purchases and capitalization of software
   development costs............................       --        --     (1,853)
  Purchased intangibles.........................      (676)     (803)      --
  Net assets of FSA acquired under pooling
   transaction..................................       387       --        --
  Net liabilities of Jade acquired under pooling
   transaction..................................       --        --        --
  Net assets of SHBV acquired under pooling
   transaction..................................       --        --        --
  Proceeds from sale of equipment...............       --        --         16
                                                 ---------  --------  --------
        Net cash used in investing activities...   (46,863)  (12,427)  (18,817)
                                                 ---------  --------  --------
Cash flows from financing activities:
  Proceeds from issuance of common stock, net of
   offering costs...............................       --        232    10,053
  Proceeds from exercise of stock options.......    14,290     3,534       991
  Tax benefit from exercise of nonqualified
   stock options................................    32,107     8,386     2,129
  Cost of secondary security offering...........       --       (445)      --
  Payments of long-term debt....................       --        --       (238)
                                                 ---------  --------  --------
        Net cash provided by financing
         activities.............................    46,397    11,707    12,935
                                                 ---------  --------  --------
  Effect of exchange rate fluctuations on cash
   and cash equivalents.........................       --          8       --
                                                 ---------  --------  --------
Net increase in cash and cash equivalents.......    46,064     9,850     9,077
Cash and cash equivalents at beginning of year..    30,299    20,449    11,372
                                                 ---------  --------  --------
Cash and cash equivalents at end of year........ $  76,363  $ 30,299  $ 20,449
                                                 =========  ========  ========
Supplemental disclosure of cash flow
 information:
  Cash paid during the year for income taxes.... $     754  $  9,033  $  7,891
                                                 =========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   McAFEE ASSOCIATES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

  McAfee Associates, Inc. (the "Company") develops, markets, distributes and supports network security and management software products. Development facilities are located in California and New Jersey, sales facilities are located in California, Texas, New Jersey and Virginia and products are distributed to corporate, governmental, and institutional users as well as resellers and distributors throughout the world. Products and updates are delivered primarily through electronic distribution under two-year subscription licenses and as boxed product sold through the retail channel. International sales and support are provided by subsidiaries in principal European markets and independent agents and distributors elsewhere internationally.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Financial Statement Presentation:

  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

 Certain Risks and Concentrations:

  The Company's product revenues are concentrated in the personal computer software industry which is highly competitive and rapidly changing. Significant technological changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies could adversely affect operating results. In addition, a significant portion of the Company's revenue and net income is derived from international sales and independent agents and distributors. Fluctuations of the U.S. dollar against foreign currencies, changes in local regulatory or economic conditions, piracy or nonperformance by independent agents could adversely affect operating results.

  The Company maintains the majority of cash balances and all of its short-term investments with four financial institutions. The Company invests with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. The Company has significant amounts receivable from customers across a broad demographic base. Management of the Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts.

 Foreign Currency Translation:

  The Company considers the local currency to be the functional currency for its international subsidiaries. Assets and liabilities denominated in foreign currencies are translated using the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to equity. Revenues and expenses are translated at average exchange rates prevailing during the year. Foreign currency transaction gains and losses which to date have not been material have been included in the determination of net income.

 Revenue Recognition:

  Revenue from product licenses is generally recognized when a customer purchase order has been received, a license agreement has been delivered, the software has been shipped (or electronically delivered), remaining

                   McAFEE ASSOCIATES, INC. AND SUBSIDIARIES obligations are insignificant, and collection of the resulting account receivable is probable. Maintenance revenue for providing product updates and customer support is deferred and recognized ratably over the service period. For subscription sales that have the maintenance fee included with the licensing fee, maintenance revenue is derived based upon the amount charged for such services when they are sold separately.

  Revenue generated from products sold through traditional channels where the right of return exists is reduced by reserves for estimated sales returns. Such reserves are based on estimates developed by management. As unsold products in these distribution channels are exposed to rapid changes in consumer preferences or technological obsolescence due to new operating environments, product updates or competing products, it is reasonably possible that these estimates will change in the near term.

  Historically, revenue from subscription licenses for anti-virus software was generally recognized ratably over a two year period as the Company did not separately value the product license and the maintenance agreement. Effective July 1, 1995, the Company established separate prices for each of these components and currently recognizes, upon the initial sale, 80% of the total fee as product license revenue and defers 20% of the fee as maintenance. The maintenance fee is recognized over the service period, generally two years. The effect of this change was to increase 1995 net income by $7,708,000. Earnings per share were increased by $0.16.

  Cost of net revenue consists of the cost of materials associated with delivery of boxed product which is not distributed electronically and royalty costs associated with licensed technology. Cost of customer support is included in sales and marketing.

 Research and Development:

  Research and development expenditures are charged to operations as incurred. Under the Company's development process, technological feasibility is established on completing a working model. Subsequent costs for McAfee have not been significant and all software development costs have been expensed.

 Cash and Cash Equivalents:

  Cash equivalents are comprised of highly liquid debt instruments with original maturities of 90 days or less.

 Marketable Securities:

  All marketable securities are classified as available-for-sale and are carried at fair value in accordance with SFAS 115. Short term marketable securities are those with maturities greater than 90 days but less than one year. Long term marketable securities have original maturities greater than one year. Unrealized gains and losses on marketable securities classified as available-for-sale, when material, are reported net of related taxes as a separate component of stockholders' equity. Realized gains and losses on sales of all such investments are reported in earnings and computed using the specific identification cost method.

 Fixed Assets:

  Fixed assets are stated at cost. Depreciation and amortization of fixed assets is provided using the straight-line method over the estimated useful lives of the assets (3 to 5 years).

 Intangible Assets:

  Intangible assets include the estimated fair market values of purchased technology when the related products or products under development are considered technologically feasible, goodwill arising from acquisitions, and Saber costs of internally developed software for which capitalization was appropriate. Intangibles are amortized over their estimated useful lives (typically three years to five years).

                   McAFEE ASSOCIATES, INC. AND SUBSIDIARIES

 Fair Value of Financial Instruments:

  Carrying amounts of the Company's financial instruments including cash and cash equivalents, investments, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities.

 Net Income Per Share:

  Net income per share is computed using the weighted average common and common equivalent shares outstanding during the period.

 Stock Dividend:

  During both April and October, 1996, the Company declared and paid stock dividends of one share of common stock for every two shares of common stock outstanding. All per share data contained herein has been restated to reflect the increased number of shares outstanding.

3. BUSINESS COMBINATIONS AND ACQUISITIONS:

 FSA Corporation

  During 1996, the Company acquired a controlling interest in FSA Corporation of Calgary, Canada for an aggregate of approximately 534,000 shares and options to purchase shares of McAfee common stock. The acquisition was accounted for as a pooling of interests, however, the 1995 balance sheet was not restated as the effect was not material.

 Vycor Corporation

  On March 21, 1996, the Company acquired Vycor Corporation, a developer of help desk software for $9.0 million in cash. The acquisition was accounted for as a purchase. Of the total purchase price, $7.8 million of in-process technology was charged to operations and approximately $0.4 million of transaction and restructuring costs were expensed in the quarter ended March 31, 1996.

 Saber Software Corporation

  In August 1995, the Company acquired Saber Software Corporation ("Saber") for approximately 2.1 million shares of common stock. Saber, formerly a publicly held company based in Dallas, Texas, designs, develops, and licenses computer software for local area networks and had total assets of $17.4 million at December 31, 1994.

  Net revenue and net income of the separate companies for the period prior to the merger (six months ended June 30, 1995) and reconciliation for the results of the operations previously reported by the separate companies for the year ended December 31, 1994 is as follows:

                                                   SIX MONTHS ENDED  YEAR ENDED
                                                       JUNE 30,     DECEMBER 31,
                                                         1995           1994
                                                   ---------------- ------------
Net Revenue:
  McAfee..........................................     $24,440        $32,900
  Saber...........................................      10,650         20,037
                                                       -------        -------
    Combined......................................     $35,090        $52,937
                                                       =======        =======
Net Income:
  McAfee..........................................     $ 6,817        $ 1,387
  Saber...........................................         359          1,218
                                                       -------        -------
    Combined......................................     $ 7,176        $ 2,605
                                                       =======        =======

                   McAFEE ASSOCIATES, INC. AND SUBSIDIARIES

  In connection with the acquisition of Saber, the Company incurred acquisition related charges of approximately $6.8 million. In addition, the Company accrued approximately $1.7 million for the settlement and legal costs associated with a lawsuit involving Saber.

 Acquisition of distributors:

  During the third quarter of 1995, the Company acquired its former distributors in the UK and France and received a fully paid up perpetual license to certain in-process technology from an affiliate of the French distributor for approximately $3.3 million in cash and earnout arrangements providing for additional payments of up to approximately $0.8 million. These transactions were accounted for as purchases. Approximately $2.6 million including legal costs was charged to operations in 1995 in connection with these transactions. During the fourth quarter of 1995, the Company repurchased distribution rights and customer lists from its three major German distributors for approximately $1.9 million including legal fees. The entire amount was expensed during the fourth quarter.

 Acquisition of Brightwork Development, Inc.:

  Effective March 30, 1994, the Company acquired substantially all of the assets and liabilities of Brightwork Development, Inc. (Brightwork), an unrelated corporation, for $10.3 million in cash and related acquisition costs of approximately $0.5 million. This transaction was accounted for as a purchase. Approximately $7.1 million, representing in-process technology, was charged to operations in 1994.

 Purchase of Software Products:

  The Company acquired certain in-process remote desktop technology from Interactive Distributed Systems Software GmbH of Linz, Austria during the three month period ended June 30, 1996. The purchase price and related transaction costs of approximately $2.1 million were charged to operations during the period.

  Effective May 6, 1994, the Company acquired technology relating to two software products of Automated Design Systems, Inc. ("ADS"), an unrelated corporation, for approximately $5.0 million in cash and related acquisition costs of approximately $0.7 million. An additional amount of approximately $0.3 million was paid to ADS in 1995 based on sales of products developed with the purchased technology. Approximately $5.5 million, representing in-process technology, was charged to operations in 1994.

4. MARKETABLE SECURITIES:

  At December 31, 1996 and 1995, all marketable securities were classified as available-for-sale and are summarized as follows (in thousands):

                                                         DECEMBER 31,
                                                -------------------------------
                                                     1996            1995
                                                --------------- ---------------
                                                MARKET   COST   MARKET   COST
                                                 VALUE   BASIS   VALUE   BASIS
                                                ------- ------- ------- -------
US Government debt securities                   $ 1,000 $ 1,002 $   --  $   --
Municipal debt securities......................  58,244  58,364  25,085  25,058
Corporate debt securities......................   5,145   5,128     --      --
                                                ------- ------- ------- -------
                                                $64,389 $64,494 $25,085 $25,058
                                                ======= ======= ======= =======

  At December 31, 1996, all marketable debt securities have scheduled maturities of less than three years. In 1995, Marketable securities were not adjusted to market value due to the immateriality of the net difference from cost. Gross realized gains and losses on sales of available-for-sale securities were immaterial in 1996 and 1995.

                   McAFEE ASSOCIATES, INC. AND SUBSIDIARIES

5. BALANCE SHEET DETAIL (IN THOUSANDS):

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
   Fixed assets:
     Furniture and fixtures................................... $ 4,804  $ 1,949
     Computers and equipment..................................   8,916    4,869
     Leasehold improvements...................................     341      --
                                                               -------  -------
                                                                14,061    6,818
     Less accumulated depreciation and amortization...........  (6,575)  (3,419)
                                                               -------  -------
                                                               $ 7,486  $ 3,399
                                                               =======  =======
   Intangibles assets(see Note 3):
     Purchased technology..................................... $ 3,516  $ 2,993
     Software development costs (1)...........................   1,261    1,261
     Goodwill.................................................   2,046    1,893
                                                               -------  -------
                                                                 6,823    6,147
     Less accumulated amortization............................  (5,822)  (3,018)
                                                               -------  -------
                                                               $ 1,001  $ 3,129
                                                               =======  =======
   Accrued liabilities:
     Accrued compensation..................................... $ 3,390  $ 1,070
     Capital lease obligations                                     --       137
     Accrued acquisition costs................................     582    2,573
     Other accrued expenses...................................  11,762    5,064
                                                               -------  -------
                                                               $15,734  $ 8,844
                                                               =======  =======

--------
(1) Related to Saber acquisition.

6. COMMITMENTS:

  The Company leases its operating facilities under non-cancelable operating leases through December 2001. In addition, the Company has leased certain equipment under various leases which expire no later than 1998.

  At December 31, 1996, future minimum payments under non-cancelable operating leases are as follows (in thousands):

          YEAR
         ENDING
       DECEMBER 31,
       ------------
        1997............................................................. $2,012
        1998.............................................................  1,942
        1999.............................................................  1,846
        2000.............................................................  1,689
        2001 and thereafter..............................................    627
                                                                          ------
                                                                          $8,116
                                                                          ======

  Rent expense for the years ended December 31, 1996, 1995 and 1994 amounted to $1,191,000, $1,148,000 and $583,000, respectively.

                   McAFEE ASSOCIATES, INC. AND SUBSIDIARIES

  The Company expects to enter into a lease agreement in April 1997 for property in Santa Clara, California of 105,000 square feet with a total value of approximately $6.0 million over four years. The Company has also agreed to purchase personal property in connection with this lease for approximately $3.0 million.

7. EMPLOYEE BENEFIT PLANS:

 401(k) and Profit Sharing Plan

  Under the Company's 401(k) and Profit Sharing Plans, the Board of Directors, at its discretion, can match employee contributions in an amount not to exceed 20% of total compensation. During fiscal 1996, 1995, and 1994 the Company contributed $249,000, $104,000 and $86,000 respectively.

 Employee Stock Purchase Plan:

  Under the 1994 Employee Qualified Stock Purchase Plan, the Company can grant stock purchase rights to all eligible employees during one year offering periods with exercise dates approximately every six months (beginning each August and February). The Company has reserved 506,250 shares of common stock for issuance under the plan. Shares are purchased through employees' payroll deductions at exercise prices equal to 85% of the lesser of the fair market value of the Company's common stock at either the first day of an offering period or the last day of such offering period. No participant may purchase more than $25,000 worth of common stock in any one calendar year.

8. STOCKHOLDERS' EQUITY:

 Preferred Stock:

  The Company has authorized 5,000,000 shares of preferred stock, par value $.01 per share. The Company's Board of Directors has authority to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, without any further vote or action by the shareholders.

 Stock Option Plans:

  Under the 1995 Stock Incentive Plan, the Company has reserved 15,525,000 shares for issuance to employees, officers, directors, third-party contractors and consultants. The plan provides for an option price no less than 100% of the fair market value of the Company's common stock on the date of grant (110% of the fair market value in the case of holders of more than 10% of the voting rights of the Company's common stock) for incentive stock options granted to employees and officers (including directors who are also employees) or 85% of the fair market value on the date of grant for all others. The options may be exercisable immediately, or over time, generally vest 25% one year after commencing employment or from date of grant and vest thereafter in monthly increments over three years. All options under the option plan expire ten years after grant.

  Under the Stock Option Plan for Outside Directors, the Company has reserved 421,875 shares for issuance under the amended plan to certain members of its Board who are not employees of the Company or any affiliated corporation. The plan provides for an option price at fair market value of the Company's common stock on the date of grant. The initial grant to each outside director generally vests ratably over a three-year period. Subsequent option grants will vest after three years from the date of grant. All options under the option plan expire ten years after grant.

                   MCAFEE ASSOCIATES, INC. AND SUBSIDIARIES

  Aggregate activity under stock option plans is as follows:

                                                  OUTSTANDING OPTIONS
                                     -----------------------------------------------
                           SHARES                                           WEIGHTED
                         AVAILABLE   NUMBER OF    PRICE PER    AGGREGATE    AVG. EX.
                         FOR GRANT     SHARES       SHARE        PRICE       PRICE
                         ----------  ----------  ------------ ------------  --------
Balances, December 31,
 1993...................  3,680,505   5,244,149  $ .00-$ 6.62 $  6,047,660   $ 1.15
Shares granted.......... (2,870,017)  3,175,162  $2.22-$ 7.57   10,211,490   $ 3.22
Shares exercised........        --   (1,624,442) $ .00-$ 6.62     (892,592)  $  .55
Shares canceled.........  1,215,180  (1,283,182) $ .00-$ 6.62   (2,692,047)  $ 2.10
                         ----------  ----------               ------------
Balances, December 31,
 1994...................  2,025,668   5,511,688  $ .00-$ 7.57   12,674,511   $ 2.30
Additional shares
 authorized.............  6,750,000         --            --           --       --
Shares granted.......... (6,138,178)  6,136,178  $5.48-$19.44   58,581,772   $ 9.55
Shares exercised........        --   (1,985,787) $ .00-$ 6.65   (3,534,462)  $ 1.78
Shares canceled.........  1,167,503  (1,278,929) $1.70-$11.11   (6,870,032)  $ 5.36
                         ----------  ----------               ------------
Balances, December 31,
 1995...................  3,804,993   8,383,120  $ .00-$19.44   60,851,789   $ 7.26
Shares granted.......... (3,368,003)  3,368,003  $1.13-$51.75   97,526,769   $28.96
Shares exercised........        --   (2,631,865) $ .01-$19.44  (13,574,615)  $ 5.16
Shares canceled.........  1,219,764  (1,219,764) $1.70-$46.00  (17,335,041)  $14.21
                         ----------  ----------               ------------
Balances, December 31,
 1996...................  1,656,754   7,899,494  $ .01-$51.75 $127,468,902   $16.14
                         ==========  ==========               ============

  At December 31, 1996, a total of 983,034 options to purchase common stock were exercisable at an aggregate exercise price of $5,924,222.

  The following information regarding the stock option program and employee stock purchase programs is provided in compliance with SFAS 123, "Accounting for Stock Based Compensation". The company has elected to continue accounting for such plans in accordance with APB No. 25.

                                  OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                  --------------------------------------------------- ----------------------------
                    NUMBER       WEIGHTED AVERAGE    WEIGHTED AVERAGE   NUMBER    WEIGHTED AVERAGE
    RANGE OF      OUTSTANDING       REMAINING          EXERCISABLE    EXERCISABLE     EXERCISE
 EXERCISE PRICES  AT 12/31/96 CONTRACTUAL LIFE (YRS)      PRICE       AT 12/31/96      PRICE
 ---------------  ----------- ---------------------- ---------------- ----------- ----------------
 $ 1.13--$ 6.03    1,697,662           7.55               $ 3.44        640,217        $ 3.29
 $ 8.37--$16.22    3,463,016           8.56               $10.41        313,661        $10.38
 $19.00--$24.89    1,537,054           9.16               $22.29         29,156        $19.28
 $32.38--$51.75    1,201,762           9.73               $42.60              0           N/A
 $ 1.13--$46.00    7,899,494           8.64               $16.12        983,034        $ 6.03

  The fair market value of options granted under the McAfee non-qualified stock option plan was calculated using the Black-Scholes option pricing model using the multiple option approach. A typical option grant vests over a four year period. Parameters for the option analysis are listed below.

                                                                     1996  1995
                                                                     ----  ----
       Risk free interest rate...................................... 5.85% 5.50%
       Expected life (yrs)..........................................    4     4
       Volatility................................................... 0.66  0.66
       Dividend yield...............................................    0     0

  The weighted average expected life of the option grants was estimated based on examination of previously exercised options over the life of the program. Volatility was estimated on a monthly basis since the company

                   McAFEE ASSOCIATES, INC. AND SUBSIDIARIES became public in October of 1992. The average volatility for the twelve months ending December 1996 and 24 month period from January 1995 through December 1996 was 66%. Since the volatility has been relatively stable one value was selected for all segments. McAfee does not pay a dividend and has no plans to pay a dividend.

  The weighted average fair value of options granted in 1996 and 1995 was $13.15 and $6.24.

  The company has also estimated the fair value of purchase rights issued under the Employee Stock Purchase Program. Rights under this plan were also evaluated using the Black-Scholes option pricing model. The company's plan is described in Note 7. Purchase periods occur twice yearly and each effectively contains a 6 and 12 month option.

                                         FEB. 1995 AUG. 1995 FEB. 1996 AUG. 1996
                                         --------- --------- --------- ---------
Risk Free Interest Rate................. 6.06%     5.47%     4.84%     5.73%
Expected Life........................... 6, 12 mos 6, 12 mos 6, 12 mos 6, 12 mos
Volatility.............................. 0.66      0.66      0.66      0.66
Dividend Yield.......................... --        --        --        --

  The weighted average fair value of options granted pursuant to the Employee Stock Purchase Program in 1996 and 1995 was $6.80 and $4.34.

  The following pro forma income information has been prepared following the provisions of SFAS 123.

                                                                 1996    1995
                                                                ------- -------
       Net income--pro forma (thousands)....................... $24,802 $11,550
       Net income per share--pro forma......................... $  0.47 $  0.23

  The impact on pro forma earnings per share and net income in the table above may not be indicative of the effect in future years. The company continues to grant stock options to new employees. This policy may or may not continue.

 Warrants:

  Pursuant to the 1995 acquisition of a foreign distributor, the Company issued a warrant to purchase 33,750 shares of common stock at a price of $11.19 which expires June 30, 1999. This warrant was canceled during 1996.

9. PROVISION FOR INCOME TAXES:

  The components of the provision for income taxes consist of the following (in thousands):

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1996      1995      1994
                                                   --------  --------  --------
     Current:
       Federal.................................... $ 25,046  $  9,124  $  6,584
       State......................................    6,053     2,800     1,829
       Foreign....................................    1,132        70       204
     Deferred:
       Federal....................................   (1,190)   (1,090)   (6,144)
       State......................................      672       151      (920)
                                                   --------  --------  --------
     Provision for income taxes................... $ 31,713  $ 11,055  $  1,553
                                                   ========  ========  ========

                   McAFEE ASSOCIATES, INC. AND SUBSIDIARIES

  Income tax benefits from the exercise of non-qualified stock options and the disqualifying dispositions of employee stock purchase plan stock of $32,107,000, $8,386,000 and $2,129,000 for the years ended December 31, 1996,
1995 and 1994, respectively, are included in stockholders' equity.

  The Company's effective tax rate on income before income taxes differs from the U.S. Federal statutory regular tax rate as follows:

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                               1996  1995  1994
                                                               ----  ----  ----
     U.S. Federal statutory income tax rate................... 35.0% 35.0% 34.0%
     State taxes, net of federal income tax benefit...........  6.2   7.4   4.1
     Non deductible acquisition and other costs...............  4.0   4.5   --
     Other, net............................................... (0.3) (4.3) (0.7)
                                                               ----  ----  ----
                                                               44.9% 42.6% 37.4%
                                                               ====  ====  ====

  Significant components of net deferred tax assets at December 31, 1996 and 1995 are as follows (in thousands):

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
     Deferred revenue......................................... $   906  $ 3,695
     In-process technology....................................   6,355    6,349
     State taxes..............................................   1,484      195
     Accrued liabilities and reserves.........................   3,096    1,415
     Depreciation and amortization............................     412      164
     Other....................................................    (213)    (306)
                                                               -------  -------
                                                               $12,040  $11,512
                                                               =======  =======
     Current portion.......................................... $ 4,321  $ 4,999
     Non-current portion......................................   7,719    6,513
                                                               -------  -------
                                                               $12,040  $11,512
                                                               =======  =======

10. BUSINESS SEGMENT INFORMATION:

  The Company operates in one industry segment and markets and services its products in the United States and in foreign countries through its own direct sales organization and through independent agents and distributors. In 1996, foreign operations accounted for approximately 19% of the Company's net revenue, but less than 10% of the Company's net income, and identifiable assets. One customer, Ingram Micro Devices, accounted for 17%, 12% and 12% of net revenue during fiscal 1996, 1995 and 1994, respectively.

  Net revenue information by geographic area is as follows (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                          1996    1995    1994
                                                        -------- ------- -------
     North America..................................... $145,945 $64,351 $40,697
     International.....................................   35,181  25,714  12,240
                                                        -------- ------- -------
                                                        $181,126 $90,065 $52,937
                                                        ======== ======= =======

                   McAFEE ASSOCIATES, INC. AND SUBSIDIARIES

11. SUBSEQUENT EVENTS:

  On January 20, 1997, the Board of Directors approved an interim stock option plan for non-officers, to be in place through July 1997. A total of 2,000,000 shares of common stock have been reserved for issuance thereunder.

  On February 28, 1997, the Company acquired Jade KK of Japan for 336,071 shares of common stock. Jade is a developer and distributor of anti-virus software in Japan. The combination will be accounted for as a pooling of interests.

  Also on February 28, 1997 the Company acquired the Dutch distributor, Schuijers Holding B.V. for 63,721 shares of common stock. The combination will be accounted for as a pooling of interests.

                    McAFEE ASSOCIATES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                                                      (UNAUDITED)
                       ASSETS
Current assets:
  Cash and cash equivalents.........................   $134,564      $ 76,363
  Marketable securities.............................     34,987        50,368
  Accounts receivable, net of allowance for doubtful
   accounts and returns of $4,038 and $3,027 at
   September 30, 1997 and December 31, 1996.........     63,271        25,930
  Prepaids and other current assets.................      8,659         5,097
  Prepaid income taxes                                       --         1,869
  Deferred taxes....................................      3,977         4,321
                                                       --------      --------
    Total current assets............................    245,458       163,948
Long term investments...............................     68,193        14,021
Fixed assets, net...................................     17,532         7,486
Intangible assets, net..............................      3,369         1,001
Deferred taxes......................................      6,840         7,719
Other assets........................................      1,101           310
                                                       --------      --------
    Total assets....................................   $342,493      $194,485
                                                       ========      ========
                    LIABILITIES
Current liabilities:
  Accounts payable..................................   $  9,455      $  5,379
  Accrued liabilities...............................     18,348        15,734
  Income taxes payable                                    3,028            --
  Deferred revenue..................................     31,479        20,182
                                                       --------      --------
    Total current liabilities.......................     62,310        41,295
Deferred revenue, less current portion..............      6,129         3,663
                                                       --------      --------
    Total liabilities...............................     68,439        44,958
                                                       --------      --------
                STOCKHOLDERS EQUITY
Preferred stock, $.01 par value:
 authorized: 5,000,000 shares;
Common stock, $.01 par value:
 authorized: 100,000,000 shares; and outstanding:
 51,259,448 shares at September 30, 1997 and
 48,662,489 at December 31, 1996....................        509           488
Additional paid-in capital..........................    134,087        77,259
Retained earnings...................................    139,458        71,780
                                                       --------      --------
    Total stockholders' equity......................    274,054       149,527
                                                       --------      --------
    Total liabilities and stockholders' equity......   $342,493      $194,485
                                                       ========      ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            McAFEE ASSOCIATES, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           THREE MONTHS ENDED  NINE MONTHS ENDED
                                              SEPTEMBER 30,      SEPTEMBER 30,
                                           ------------------- -----------------
                                             1997      1996      1997     1996
                                           --------- --------- -------- --------
Net revenue............................... $  88,332 $  47,290 $247,960 $121,902
Operating costs and expenses:
  Cost of net revenue.....................     6,528     2,703   18,864    7,220
  Research and development................    12,268     5,650   33,804   14,212
  Marketing and sales.....................    25,599    13,485   72,878   34,664
  General and administrative..............     6,472     4,202   18,327    9,876
  Amortization of intangibles.............       271       646      588    2,295
  Acquisition and other unusual costs            --        --       --    11,165
                                           --------- --------- -------- --------
    Total operating costs and expenses....    51,138    26,686  144,461   79,432
                                           --------- --------- -------- --------
    Income from operations................    37,194    20,604  103,499   42,470
Other income..............................     2,290       922    5,936    2,164
                                           --------- --------- -------- --------
    Income before income taxes............    39,484    21,526  109,435   44,634
Provision for income taxes................    15,004     8,628   41,585   21,253
                                           --------- --------- -------- --------
    Net income............................ $  24,480 $  12,898 $ 67,850 $ 23,381
                                           --------- --------- -------- --------
Net income per share...................... $    0.45 $    0.24 $   1.26 $   0.44
                                           --------- --------- -------- --------
Shares used in per share calculation......    54,267    54,020   54,012   52,810
                                           ========= ========= ======== ========



  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    McAFEE ASSOCIATES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                           ------------------
                                                             1997      1996
                                                           --------  --------
Cash flows from operating activities:
Net income................................................ $ 67,850  $ 23,381
Adjustments to reconcile net income to net cash provided
 by operating activities:
 Depreciation and amortization............................    4,130     5,097
 Provision for doubtful accounts receivable and allowance
  for returns.............................................    1,011       288
 Unrealized gain on investments...........................      279       --
 Deferred taxes...........................................    1,223       924
 Changes in assets and liabilities:
  Accounts receivable.....................................  (38,352)    1,250
  Prepaids and other assets...............................   (4,353)     (377)
  Refundable income taxes.................................    4,897       --
  Accounts payable and accrued liabilities................    6,690     5,790
  Prepaid income taxes....................................      --      2,148
  Deferred revenue........................................   13,763    (6,964)
                                                           --------  --------
   Net cash provided by operating activities..............   57,138    31,537
                                                           --------  --------
Cash flows from investing activities:
 Purchases of intangibles.................................     (253)
 Purchase of Compusul.....................................   (2,709)      --
 Purchase of investment securities, net...................  (38,791)  (20,538)
 Additions to fixed assets................................  (13,582)   (5,466)
 Net liabilities of Jade K.K. acquired under pooling
  transaction.............................................   (1,122)      --
 Net assets of SHBV acquired under pooling transaction....      925       --
                                                           --------  --------
   Net cash used in investing activities..................  (55,532) (26,004)
                                                           --------  --------
Cash flows from financing activities:
 Effect of exchange rate fluctuations.....................     (254)       92
 Stock option exercises...................................   21,721     9,630
 Tax benefit from exercise of nonqualified stock options..   35,128    22,692
                                                           --------  --------
   Net cash provided by financing activities..............   56,595    32,414
                                                           --------  --------
Net increase in cash and cash equivalents.................   58,201    37,947
Cash and cash equivalents at beginning of period..........   76,363    30,299
                                                           --------  --------
Cash and cash equivalents at end of period................ $134,564  $ 68,246
                                                           ========  ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            McAFEE ASSOCIATES, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying consolidated financial statements have been prepared by the Company without audit in accordance with instructions to Form 10-Q and Article 10 of Regulation S-X. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. In the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation, have been included. The results of operations for the three and nine month periods ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year or for any future periods. The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 1997. The balance sheet at December 31, 1996 has been derived from the audited financial statements as of and for the year ended December 31, 1996, but does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

2. RECENT ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings per share. SFAS 128 supersedes Accounting Principles Board Opinion No. 15 and is effective for financial statements issued for periods ending after December 15, 1997. SFAS 128 requires restatement of all prior-period earnings per share data presented after the effective date. FAS 128 will not have a material impact on the Company's financial position, results of operations or cash flows.

  In July 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income," which requires a separate financial statement showing changes in comprehensive income is effective for financial statements issued for fiscal years beginning after December 15, 1997. SFAS 130 requires reclassification of all prior-period financial statements for comparative purposes.

  In July 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information," which requires companies to report certain information about operating segments, including certain information about their products, services, the geographic areas in which they operate and their major customers. This statement supersedes FASB Statements Nos. 14, 18, 24 and 30. SFAS 131 is effective for financial statements for fiscal years beginning after December 15, 1997.

3. DERIVATIVES

  During the quarter ended September 30, 1997, the Company began using forward foreign exchange contracts to hedge certain assets denominated in foreign currencies. For these instruments, risk reduction is assessed on a transaction basis and the instruments are designated as, and effective as a hedge and are highly inversely correlated to the hedged item as required by generally accepted accounting principles. Gains and losses on these hedges are included in the carrying amount of the assets and are ultimately recognized in income. If a hedging instrument ceases to qualify as a hedge, any subsequent gains and losses are recognized currently in income. The Company does not use any derivatives for trading or speculative purposes. If a derivative ceases to qualify for hedge accounting, it is accounted for on a mark to market basis.

                   McAFEE ASSOCIATES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


4. LITIGATION

  On April 24, 1997, the Company was served by Symantec Corporation ("Symantec") with a suit filed in the United States District Court, Northern District of California, San Jose Division, alleging copyright infringement and unfair competition by McAfee. Symantec alleges that the Company's computer software program called "PC Medic 1997" copied portions of Symantec's computer software program entitled "CrashGuard." Symantec's complaint sought injunctive relief and unspecified money damages. On July 20, 1997, Symantec sought leave to amend its complaint to include additional allegations of copyright infringement and trade secret misappropriation pertaining to the Company's "VirusScan" product. Symantec sought injunctive relief and unspecified money damages. On October 6, 1997, the Court issued an order granting Symantec's motion to amend its complaint and enjoining McAfee from shipping any product containing either an approximately 30-line routine found in one Symantec product or an approximately 100-line routine found in a Symantec DLL. The Court's order expressly stated that "the court is not enjoining the sale or distribution of McAfee's current product." Trial is set for September 1998.

  On May 13, 1997, Trend Micro Inc. ("Trend") filed suit in United States District Court for the Northern District of California against both the Company and Symantec Corporation. Trend alleges that the Company's "WebShield" and "GroupShield" products infringe a Trend patent which issued on April 22, 1997. Trend's complaint seeks injunctive relief and unspecified money damages. On June 6, 1997, the Company filed its answer denying any infringement. The Company also filed a counterclaim accusing Trend of unfair competition, false advertising, trade libel, and interference with prospective economic advantage. The case is in the initial stages of discovery. A patent claim interpretation hearing before the Court is set for April 28, 1998. The Court has not yet set a date for trial.

  On September 15, 1997, the Company was named as a defendant in a patent infringement action filed by Hilgraeve Corporation ("Hilgraeve") in the United States District Court Eastern District of Michigan. Hilgraeve alleges that a product (not yet disclosed) of the Company infringes a Hilgraeve patent which was issued on June 7, 1994. On October 13, 1997, the Company filed an answer and counterclaim to the Hilgraeve complaint. Hilgraeve's action seeks injunctive relief and unspecified money damages. The case is in initial stages of discovery. The Court has not yet set a trial date.

5. SUBSEQUENT EVENTS

  On October 13, 1997, the Company entered into an Agreement and Plan of Reorganization pursuant to which a wholly owned subsidiary of the Company will merge (the "Merger") with and into Network General Corporation ("Network General"), a provider of network fault and performance management solutions. In the Merger, each outstanding share of common stock of Network General will be converted into 0.4167 shares of common stock of the Company. The Company will also assume all outstanding options, warrants and other rights to acquire Network General common stock. The Merger is subject to approval by the stockholders of both companies and certain other conditions, including the receipt of opinions that the Merger may be accounted for as a pooling of interests.

                   MCAFEE ASSOCIATES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


  If Merger is accounted for under the pooling of interests method, historical financial data in future reports will be restated to include Network General data. The following unaudited pro forma summary presents the combined consolidated results of operations as if the Merger had been completed on January 1, 1994.

                             (unaudited pro forma)
                     (in thousands, except per share data)

                                                               NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                    -------------------------- -----------------
                                      1996     1995     1994     1997     1996
                                    -------- -------- -------- -------- --------
Net revenue........................ $421,794 $278,910 $192,692 $438,888 $282,913
Net income.........................   64,110   42,341   28,016   52,540   52,242
Net income per share............... $   0.89 $   0.62 $   0.43 $   0.73 $   0.73

  Network General has a fiscal year that ends on March 31 of each year. For purposes of the pro forma summary financial data, Network General's consolidated statement of income (loss) for each of the three fiscal years ended March 31, 1997, and for the nine month periods ended September 30, 1997 and 1996, have been combined with the Company's consolidated statement of income for each of the three fiscal years ended December 31, 1996 and the nine month periods ended September 30, 1997 and 1996 (as a result Network General's results of operations for the three month period ended March 31, 1997 are included in the pro forma combined statements of income for both the twelve months ended December 31, 1996 and the nine months ended September 30, 1997, and the results of operations for the three months ended March 31, 1996 are included in the pro forma combined statements of income for both the twelve months ended December 31, 1995 and the nine months ended September 30, 1996.

  The Company and Network General estimate they will incur direct transaction costs of approximately $15,000,000 associated with the Merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger. It is expected that following the Merger, the Company and Network General will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating the two companies. This charge has not been reflected in the pro forma financial data. There can be no assurance that the combined company will not incur additional charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

  Pursuant to Section 7.3 of the Reorganization Agreement, the Reorganization Agreement may be terminated by either party under certain circumstances. Each of McAfee and Network General has agreed that if the Merger is not consummated as a result of certain specified events, it will pay to the other party a termination fee of $30.0 million. Payment of the fees described in this paragraph shall not be in lieu of damages incurred in the event of material and willful breach of the Reorganization Agreement.

  If the Merger is not consummated, expenses incurred in connection with the proposed combination (including the possible "break up" fees described above) could have a material adverse effect on McAfee's results of operations.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Network General Corporation:

  We have audited the accompanying consolidated balance sheets of Network General Corporation (a Delaware corporation) and subsidiaries as of March 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of Network General Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Network General Corporation and subsidiaries as of March 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.

San Jose, California                                     /s/ Arthur Andersen LLP
April 18, 1997                                           ARTHUR ANDERSEN LLP

                          NETWORK GENERAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                  MARCH 31,
                                              ------------------  SEPTEMBER 30,
                                                1996      1997        1997
                                              --------  --------  -------------
                                                                   (UNAUDITED)
                   ASSETS
Current Assets:
  Cash and cash equivalents.................. $ 34,180  $ 48,778    $ 20,799
  Marketable securities......................   81,417    83,661      78,866
  Accounts receivable, net of allowances of
   $2,445 and $3,411 at March 31, 1996 and
   1997, respectively, and $4,409 at
   September 30, 1997........................   34,043    51,461      43,434
  Inventories................................    4,863     5,307       6,350
  Prepaid expenses and deferred tax assets...   11,303    14,826      15,362
                                              --------  --------    --------
    Total current assets.....................  165,806   204,033     164,811
Property and Equipment:
  Demonstration and rental equipment.........    9,968    10,500      10,053
  Office and development equipment...........   27,443    34,732      39,411
  Leasehold improvements.....................    2,771     5,680       6,321
                                              --------  --------    --------
                                                40,182    50,912      55,785
  Less accumulated depreciation and
   amortization..............................  (23,006)  (30,035)    (33,381)
                                              --------  --------    --------
    Net property and equipment...............   17,176    20,877      22,404
Long-term investments........................   37,139    32,462      23,138
Other assets.................................    3,209     5,899      11,346
                                              --------  --------    --------
                                              $223,330  $263,271    $221,699
                                              ========  ========    ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable........................... $  4,300  $ 28,173    $  8,957
  Accrued liabilities........................   14,749    20,626      23,164
  Deferred revenue...........................   20,916    31,216      31,189
                                              --------  --------    --------
    Total current liabilities................   39,965    80,015      63,310
Long-term deferred revenue and taxes.........    3,248     3,860       4,801
Stockholders' Equity:
  Preferred stock--$.01 par value
    Authorized--2,000,000 shares
    Outstanding--none........................      --        --          --
  Common stock--$.01 par value
    Authorized--100,000,000 shares
    Issued--46,068,302 shares at March 31,
     1996; 43,248,588 shares at March 31,
     1997; and 42,389,485 shares at September
     30, 1997................................      461       432         424
  Additional paid-in capital.................  127,482    62,072      45,157
  Retained earnings..........................   91,799   116,892     108,007
  Less treasury stock, at cost--2,490,000
   shares at March 31, 1996..................  (39,625)      --          --
                                              --------  --------    --------
    Total stockholders' equity...............  180,117   179,396     153,588
                                              --------  --------    --------
                                              $223,330  $263,271    $221,699
                                              ========  ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          NETWORK GENERAL CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             SIX MONTHS ENDED
                                    YEARS ENDED MARCH 31,        SEPT. 30,
                                  -------------------------- -----------------
                                    1995     1996     1997     1996     1997
                                  -------- -------- -------- -------- --------
                                                                (UNAUDITED)
Revenues:
  Product........................ $112,986 $152,656 $189,632 $ 84,265 $ 91,869
  Services.......................   26,769   36,189   51,036   22,960   31,054
                                  -------- -------- -------- -------- --------
Total revenues...................  139,755  188,845  240,668  107,225  122,923
Cost of Revenues:
  Product........................   23,437   33,072   46,493   20,769   22,806
  Services.......................    8,362   10,849   15,199    6,311    9,911
                                  -------- -------- -------- -------- --------
Total cost of revenues...........   31,799   43,921   61,692   27,080   32,717
                                  -------- -------- -------- -------- --------
  Gross margin...................  107,956  144,924  178,976   80,145   90,206
Operating Expenses:
  Sales and marketing............   47,049   62,533   74,638   34,879   43,645
  Research and development.......   19,968   27,417   30,891   14,594   19,385
  General and administrative.....    9,171   12,383   15,366    7,334    8,809
  Acquired in-process research
   and development and other non-
   recurring changes.............      --     7,153   19,504      --    23,688
                                  -------- -------- -------- -------- --------
Total operating expenses.........   76,188  109,486  140,399   56,807   95,527
                                  -------- -------- -------- -------- --------
  Income (loss) from operations..   31,768   35,438   38,577   23,338   (5,321)
Interest income, net.............    5,328    7,086    6,087    3,296    3,893
                                  -------- -------- -------- -------- --------
  Income (loss) before provision
   for income taxes..............   37,096   42,524   44,664   26,634   (1,428)
Provision for income taxes.......   11,685   15,099   19,571    8,123    7,457
                                  -------- -------- -------- -------- --------
Net income(loss)................. $ 25,411 $ 27,425 $ 25,093 $ 18,511 $ (8,885)
                                  ======== ======== ======== ======== ========
Earnings (loss) per share........ $   0.57 $   0.60 $   0.55 $   0.41 $  (0.21)
                                  ======== ======== ======== ======== ========
Weighted average common and
 common equivalent shares
 outstanding.....................   44,626   45,822   45,703   45,735   42,731
                                  ======== ======== ======== ======== ========


  The accompanying notes are an integral part of these consolidated financial statements.

                          NETWORK GENERAL CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            COMMON STOCK     ADDITIONAL
                          ------------------  PAID-IN   RETAINED TREASURY
                            SHARES    AMOUNT  CAPITAL   EARNINGS  STOCK     TOTAL
                          ----------  ------ ---------- -------- --------  --------
                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
BALANCE MARCH 31, 1994..  41,919,530   $420   $92,900   $ 38,963 $    --   $132,283
Issuance of common stock
 under the Employee
 Stock Purchase Plan at
 $6.80-$6.85 per share..     239,778      2     1,635        --      --       1,637
Exercise of stock
 options at $.01-$10.25
 per share..............   2,291,106     23    10,106        --      --      10,129
Tax benefit of stock
 options................         --     --      4,882        --      --       4,882
Repurchase of common
 stock at $8.37-$14.44
 per share..............         --     --        --         --   (8,755)    (8,755)
Net income..............         --     --        --      25,411     --      25,411
                          ----------   ----   -------   -------- -------   --------
BALANCE MARCH 31, 1995..  44,450,414    445   109,523     64,374  (8,755)   165,587
Issuance of common stock
 under the Employee
 Stock Purchase Plan at
 $10.57-$13.97 per
 share..................     176,584      2     2,155        --      --       2,157
Exercise of stock
 options at $2.19-$16.31
 per share..............   1,441,304     14     9,459        --      --       9,473
Tax benefit of stock
 options................         --     --      6,345        --      --       6,345
Repurchase of common
 stock at $11.87-$21.81
 per share..............         --     --        --         --  (30,870)   (30,870)
Net income..............         --     --        --      27,425     --      27,425
                          ----------   ----   -------   -------- -------   --------
BALANCE MARCH 31, 1996..  46,068,302    461   127,482     91,799 (39,625)   180,117
Issuance of common stock
 under the Employee
 Stock Purchase Plan at
 $14.98-$15.09 per
 share..................     198,518      2     2,984        --      --       2,986
Exercise of stock
 options at $0.33-$20.00
 per share..............   1,671,768     16    15,259        --      --      15,275
Tax benefit of stock
 options................         --     --      8,874        --      --       8,874
Repurchase of common
 stock at $17.63-$28.13
 per share..............         --     --        --         --  (52,949)   (52,949)
Retirement of treasury
 stock..................  (4,690,000)   (47)  (92,527)       --   92,574        --
Net income..............         --     --        --      25,093     --      25,093
                          ----------   ----   -------   -------- -------   --------
BALANCE MARCH 31, 1997..  43,248,588   $432   $62,072   $116,892 $   --    $179,396
                          ==========   ====   =======   ======== =======   ========


  The accompanying notes are an integral part of these consolidated financial statements

                          NETWORK GENERAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             SIX MONTHS ENDED
                                 YEARS ENDED MARCH 31,          SEPT. 30,
                               ----------------------------  -----------------
                                 1995      1996      1997      1996     1997
                               --------  --------  --------  --------  -------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net income (loss)............. $ 25,411  $ 27,425  $ 25,093  $ 18,511  $(8,885)
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
 Depreciation and
  amortization................    6,837     9,201    11,524     6,093    7,057
 Deferred taxes, net..........    2,599      (516)   (4,278)     (802)  (2,433)
 Gain on sale of investments..      --        --        --        --      (556)
 Net change in certain assets
  and liabilities, net of
  effects from acquisitions...      --        --        --   (12,021)   10,258
 Acquired in-process research
  and development and other
  non-recurring charges.......      --      7,153    19,504       --    23,688
 Changes in operating assets
  and liabilities, net of
  effects from acquisitions:
   Accounts receivable........    1,638   (14,896)  (16,993)      --       --
   Inventories................   (2,194)     (637)     (444)      --       --
   Prepaid expenses and other
    assets....................   (3,405)    1,058      (663)      --       --
   Accounts payable and
    accrued liabilities.......      202     3,609     8,222       --       --
   Deferred revenue...........    2,056     7,476    10,829       --       --
                               --------  --------  --------  --------  -------
     Net cash provided by
      operating activities....   33,144    39,873    52,794    11,781   29,129
                               --------  --------  --------  --------  -------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of held-to-
  maturity investments........ (114,264) (204,626) (112,062)  (79,858) (20,622)
 Purchases of available-for-
  sale investments............      --        --    (35,707)  (24,461) (39,791)
 Proceeds from maturities of
  held-to-maturity
  investments.................   96,643   213,262   112,977    87,917   35,017
 Proceeds from
  sales/maturities of
  available-for-sale
  investments.................      --        --     37,516    24,816   40,546
 Cash used to purchase AIM
  Technology..................      --     (6,501)      --        --       --
 Cash used to purchase 3DV
  Technology, Inc. ...........      --        --        --        --   (20,000)
 Cash used to purchase Cinco
  Networks, Inc., net of cash
  acquired....................      --        --        --        --   (25,079)
 Net additions to property
  and equipment...............   (8,752)  (13,883)  (14,738)   (6,218)  (8,413)
                               --------  --------  --------  --------  -------
   Net cash (used in) provided
    by investing activities...  (26,373)  (11,748)  (12,014)    2,196  (38,342)
                               --------  --------  --------  --------  -------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance of
  common stock................   16,648    17,975    26,767     9,644    4,594
 Repurchases of common stock..   (8,755)  (30,870)  (52,949)  (21,253) (23,360)
                               --------  --------  --------  --------  -------
   Net cash (used in) provided
    by financing activities...    7,893   (12,895)  (26,182)  (11,609) (18,766)
                               --------  --------  --------  --------  -------
Net increase (decrease) in
 cash and cash equivalents....   14,664    15,230    14,598     2,368  (27,979)
Cash and cash equivalents at
 beginning of period..........    4,286    18,950    34,180    34,180   48,778
                               --------  --------  --------  --------  -------
Cash and cash equivalents at
 end of period................ $ 18,950  $ 34,180  $ 48,778  $ 36,548  $20,799
                               ========  ========  ========  ========  =======
SUPPLEMENTAL DISCLOSURES
 Cash paid during the year
  for:
   Income taxes............... $  5,368  $  9,042  $ 11,856  $  8,371  $ 7,156

  The accompanying notes are an integral part of these consolidated financial statements.

                          NETWORK GENERAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. OPERATIONS

  Network General Corporation ("Network General") designs, manufactures, markets and supports software-based fault and performance solutions for managing computer networks. Network General also provides software update and maintenance, education and consulting services. Network General's markets are worldwide and include the communications, banking, finance, insurance, manufacturing, services and government industries. Network General was incorporated in 1986 as a California corporation and changed its state of incorporation to Delaware in fiscal year 1988.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CONSOLIDATION. The consolidated financial statements include the accounts of Network General and its wholly owned subsidiaries after elimination of intercompany accounts and transactions.

  UNAUDITED INTERIM FINANCIAL DATA. The unaudited interim financial statements for the six months ended September 30, 1996 and 1997 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The Company believes the results of operations for the interim periods are not necessarily indicative of the results to be expected for any future period.

  USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  ACQUISITIONS. On March 31, 1997, Network General acquired all of the outstanding capital stock and options of 3DV Technology, Inc. ("3DV") for $20,000,000. The acquisition was funded with existing cash and was accounted for using the purchase method of accounting. The purchase price was paid subsequent to fiscal year 1997 and, as such, the purchase price is included in accounts payable and other related acquisition costs are included in accrued liabilities at March 31, 1997.

  A portion of the purchase price was allocated to the net assets acquired and liabilities assumed based on their estimated fair values. The fair value of tangible assets acquired and liabilities assumed was $1,180,000 and $216,000, respectively. In addition, $19,504,000 of the purchase price was allocated to in-process research and development projects that had not reached technological feasibility and had no probable alternative future uses, which Network General expensed at the date of acquisition. The remainder of the acquisition purchase price was allocated to goodwill and will be amortized over four years.

  The following table reflects the unaudited pro forma combined results of operations of Network General and 3DV on the basis that the acquisition had taken place at the beginning of the fiscal year for each of the periods presented:

                                                                1996     1997
                                                              -------- --------
                                                               (IN THOUSANDS,
                                                              EXCEPT PER SHARE
                                                                  AMOUNTS)
      Revenues............................................... $189,528 $242,250
      Net income.............................................   27,190   24,225
      Earnings per share..................................... $   0.59 $   0.53
      Shares used in computation.............................   45,822   45,703

                          NETWORK GENERAL CORPORATION

  In September 1995, Network General acquired all of the remaining 90% voting interest of AIM Technology ("AIM"), which it did not own, for approximately $7,101,000, including $600,000 invested by Network General in fiscal year 1995 for 10% of the voting interest of AIM. The acquisition was funded with existing cash and was accounted for using the purchase method of accounting. Accordingly, the results of AIM's operations have been included with those of Network General since the date of acquisition.

  A portion of the purchase price was allocated to the net assets acquired and liabilities assumed based on their estimated fair values. The fair value of tangible assets acquired and liabilities assumed was $1,385,000 and $1,437,000, respectively. In addition, $7,153,000 of the purchase price was allocated to in-process research and development projects that had not reached technological feasibility and had no probable alternative future uses, which Network General expensed at the date of acquisition.

  The following table reflects the unaudited pro forma combined results of operations of Network General and AIM on the basis that the acquisition had taken place at the beginning of the fiscal year for each of the periods presented:

                                                                1995     1996
                                                              -------- --------
                                                               (IN THOUSANDS,
                                                              EXCEPT PER SHARE
                                                                  AMOUNTS)
      Revenues............................................... $142,537 $190,740
      Net income.............................................   25,327   27,526
      Earnings per share..................................... $   0.57 $   0.60
      Shares used in computation.............................   44,626   45,822

  REVENUES. Network General recognizes product revenues upon shipment of systems or software and defers and recognizes warranty revenue in accordance with Statement of Position 91-1, "Software Revenue Recognition." Revenues on rental units under operating leases and service agreements are recognized ratably over the term of the rental or service period. Revenues for education courses are recognized once the course has been completed by the customer. Payments received in advance under such contracts are recorded as deferred revenues. Royalty income is recognized based on the number of copies of software sold to the licensees of software products.

  Export revenues as a percentage of revenues were as follows:

                                                                  1995  1996  1997
                                                                  ----  ----  ----
      Europe....................................................   12%    9%   11%
      Asia/Americas/Canada......................................   10%   15%   16%
                                                                  ---   ---   ---
      Total export revenues.....................................   22%   24%   27%
                                                                  ===   ===   ===

  CASH AND CASH EQUIVALENTS. Network General considers certificates of deposits, commercial paper and money market funds with an original maturity date of three months or less to be cash equivalents.

  MARKETABLE DEBT AND EQUITY SECURITIES AND LONG-TERM INVESTMENTS. Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when Network General has the positive intent and ability to hold the securities to maturity. Marketable debt and equity securities and long-term investments not classified as held-to-maturity are classified as available-for-sale. Held-to-maturity investments are stated at cost, adjusted for amortization of premiums and accretion of discounts to maturity. Available-for-sale debt and equity securities are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, if significant. No debt or equity securities were classified as available-for-sale at March 31, 1996.

                          NETWORK GENERAL CORPORATION

  As of March 31, the following is a summary of held-to-maturity and available-for-sale securities:

                          HELD-TO-MATURITY SECURITIES
                                (IN THOUSANDS)

                                                      AGGREGATE
                                            AMORTIZED   FAIR      UNREALIZED
                                              COST      VALUE   GAINS (LOSSES)
      1996:                                 --------- --------- -------------
      Debt securities issued by the U.S.
       Treasury and other U.S. government
       agencies............................ $ 41,071  $ 41,053      $(18)
      Debt securities issued by states of
       the United States and political
       subdivisions of the states..........   77,485    77,962       477
                                            --------  --------      ----
                                            $118,556  $119,015      $459
                                            ========  ========      ====

                          HELD-TO-MATURITY SECURITIES
                                (IN THOUSANDS)

                                            AMORTIZED AGGREGATE   UNREALIZED
                                              COST    FAIR VALUE     GAINS
      1997:                                 --------- ---------- -------------
      Debt securities issued by the U.S.
       Treasury and other U.S. government
       agencies............................  $ 9,955   $ 9,955       $  --
      Debt securities issued by states of
       the United States and political
       subdivisions of the states..........   74,784    74,890         106
                                             -------   -------       -----
                                             $84,739   $84,845       $ 106
                                             =======   =======       =====

                         AVAILABLE-FOR-SALE SECURITIES
                                (IN THOUSANDS)

                                            AMORTIZED AGGREGATE    UNREALIZED
                                              COST    FAIR VALUE GAINS (LOSSES)
      1997:                                 --------- ---------- -------------
      Debt securities issued by states of
       the United States and political
       subdivisions of the states..........  $26,720   $26,770       $  50
      Equity securities issued by
       corporations........................    5,043     4,614        (429)
                                             -------   -------       -----
                                             $31,763   $31,384       $(379)
                                             =======   =======       =====

  FOREIGN EXCHANGE FORWARD CONTRACTS. Network General enters into foreign exchange forward contracts as a hedge against foreign accounts receivable and cash. Gains and losses on foreign exchange forward contracts are included in net income.

  INVENTORIES. Inventories are stated at the lower of cost (first-in, first-out) or market and include material and related manufacturing overhead. As of March 31, inventories consist of:

                                                                    1996   1997
                                                                   ------ ------
                                                                        (IN
                                                                    THOUSANDS)
      Purchased parts............................................. $2,650 $1,386
      Finished goods..............................................  2,213  3,921
                                                                   ------ ------
                                                                   $4,863 $5,307
                                                                   ====== ======

  Certain of Network General's products contain critical components supplied by a single or a limited number of third parties. Network General has been required to purchase and inventory certain of the computer platforms

                          NETWORK GENERAL CORPORATION
around which it designs its products so as to ensure an available supply of the product for its customers. Any significant shortage of these platforms or other components or the failure of the third party supplier to maintain or enhance these products could materially adversely affect Network General's results of operations.

  PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Depreciation is computed by the straight-line method for financial reporting purposes. Estimated useful lives range from two to five years for demonstration, rental, office and developmental equipment. Leasehold improvements are amortized over the corresponding lease term.

  SOFTWARE DEVELOPMENT COSTS. Network General anticipates capitalizing eligible computer software development costs upon the establishment of technological feasibility, which Network General has defined as completion of a working model. The period of time beginning with the establishment of a working model and ending when a product is offered for sale is typically very short. Accordingly, costs which were eligible for capitalization are insignificant and, thus, Network General has charged all software development costs to research and development expense in the accompanying consolidated statements of income.

  EARNINGS PER SHARE. Earnings per share are computed using the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Fully diluted earnings per share are the same as primary earnings per share.

  The Board of Directors authorized a 2-for-1 stock split in the form of a stock dividend of Network General's $0.01 par value common stock which was effective May 1996. All references in the accompanying consolidated financial statements to the number of common shares and per share amounts for fiscal year 1996 and prior periods presented have been restated to reflect the stock split.

  PRESENTATION. Fiscal year 1995 financial statement balances have been reclassified to conform to fiscal year 1997 and 1996 presentations.

3. CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially subject Network General to concentrations of credit risk consist principally of cash investments and trade receivables. Network General has investment policies that limit the amount of credit exposure with any one issuer and restrict placement of these investments to issuers evaluated as creditworthy. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising Network General's customer base and their dispersion across many different industries and geographies. No single customer accounted for more than 10% of revenues in fiscal years 1995, 1996 or 1997.

4. FOREIGN EXCHANGE FORWARD CONTRACTS

  During fiscal year 1997, Network General began hedging its exposure to foreign currency fluctuations through foreign exchange forward contracts. Gains and losses associated with currency rate changes on foreign exchange forward contracts are recorded currently in income as they offset corresponding gains and losses on the foreign currency denominated assets being hedged.

                          NETWORK GENERAL CORPORATION

5. ACCRUED LIABILITIES

  As of March 31, accrued liabilities consist of the following:

                                                                 1996    1997
                                                                ------- -------
                                                                (IN THOUSANDS)
      Accrued compensation and related taxes................... $ 5,583 $ 7,197
      Accrued acquisition and merger costs.....................     293   2,126
      Accrued commissions......................................   1,126   1,636
      Accrued income taxes.....................................   1,157   1,198
      Other accrued expenses...................................   6,590   8,469
                                                                ------- -------
                                                                $14,749 $20,626
                                                                ======= =======

6. COMMITMENTS AND CONTINGENCIES

  Network General leases its facilities and certain equipment under noncancelable operating lease agreements. As of March 31, 1997, the minimum future lease payments under these leases are as follows:

      FISCAL YEAR                                                 (IN THOUSANDS)
      -----------                                                 -------------
      1998.......................................................    $ 5,707
      1999.......................................................      5,302
      2000.......................................................      5,194
      2001.......................................................      4,001
      2002.......................................................      1,470
                                                                     -------
                                                                     $21,674
                                                                     =======

  Total rent expense was $4,115,000, $4,785,000 and $6,092,000 in fiscal years 1995, 1996 and 1997, respectively.

  Network General is a defendant in various suits and is subject to various claims which arise in the normal course of business. In the opinion of management, the ultimate disposition of these claims will not have a material adverse effect on the consolidated financial position, liquidity or results of operations of Network General.

7. SHARE REPURCHASE PROGRAM

  In July 1993, Network General's Board of Directors authorized Network General to repurchase up to 4,000,000 shares of its common stock on the open market to satisfy commitments under its stock option and stock purchase plans. In fiscal year 1996, up to an additional 4,000,000 shares of Network General's common stock were authorized for repurchase for the same purpose. As of March 31, 1997, Network General had repurchased and retired 4,690,000 shares at an aggregate cost of $92,574,000.

8. COMPENSATION AND BENEFIT PROGRAMS

  STOCK OPTION PLANS. Under Network General's 1989 Employee Stock Option Plan, key employees and consultants may be granted either incentive or non-qualified options to purchase common stock at the discretion of the Board of Directors. Network General currently has authorized a total of 16,000,000 shares for issuance under this plan. The exercise price of the stock options may not be less than the fair market value of the common stock on the date of the grant. Employees can receive an initial option grant upon joining Network General and

                          NETWORK GENERAL CORPORATION
employees may be granted subsequent options based upon performance. Prior to July 19, 1993, initial option grants vested ratably each year over a three-year period from the grant date, while subsequent option grants generally vested in a lump sum amount three years after the date on which each subsequent option was granted. In fiscal year 1994, the vesting schedules were amended for any options granted on or after July 19, 1993. Generally, initial option grants vest 25% at the end of the first year and then ratably each month for an additional three years, while subsequent option grants vest ratably each month beginning one month after the grant date for four years. Options issued prior to July 19, 1993, not submitted for repricing in fiscal year 1994, continue to vest according to their original schedule.

  In April 1989, Network General established the 1989 Outside Directors Stock Option Plan, whereby outside directors may be granted non-qualified options to purchase common stock. The number of shares of common stock authorized for issuance under this plan is 1,020,000. The exercise price of the stock option may not be less than the fair market value of the common stock on the date of the grant. Each outside director is granted an initial option grant of 40,000 shares upon election to the Board and an option grant of 5,000 shares each subsequent year. Prior to July 19, 1993, initial option grants vested ratably each year over a three-year period from the grant date, while subsequent option grants generally vested in a lump sum amount three years after the date on which each subsequent option was granted. In fiscal year 1994, the vesting schedules were amended for any options granted on or after July 19, 1993. Generally, initial option grants now vest 25% at the end of the first year and then ratably each month for an additional three years, while subsequent option grants now vest ratably each month between the third and fourth year after the grant date. Directors were excluded from participating in both the fiscal year 1994 and the fiscal year 1993 option repricing. Options issued prior to July 19, 1993, continue to vest either ratably over a three-year period or in a lump sum amount at the end of three years.

  In connection with the acquisition of ProTools, Inc. ("ProTools") in January 1994, Network General assumed the outstanding stock options of ProTools. At the time of the merger, 545,660 equivalent ProTools incentive stock options were outstanding. As of March 31, 1997, 7,042 incentive stock options remain outstanding, all of which are fully vested and exercisable at $0.33 per share.

  EMPLOYEE STOCK PURCHASE PLAN. Network General has authorized 1,500,000 shares of common stock for issuance under the 1989 Employee Stock Purchase Plan. Employees may elect to withhold up to 10% of their compensation for the purchase of Network General's common stock. The amounts withheld are used to purchase Network General's common stock at a price equal to 85% of the fair market value of the stock on the first or last day of a six-month offering period, whichever is lower. Network General issued 239,778 shares at an average price of $6.82 per share in fiscal 1995, 176,584 shares at an average price of $12.21 per share in fiscal 1996 and 198,518 shares at an average price of $15.04 per share in fiscal 1997.

  Network General has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its stock options and employee stock purchase plan because, as discussed below, the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Network General's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

  Pro forma information regarding net income and net income per share is required by SFAS 123, and has been determined as if Network General had accounted for its stock options and employee stock purchase plan under the fair value method of SFAS 123. The fair value for the stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for fiscal years

                          NETWORK GENERAL CORPORATION

1996 and 1997: risk-free interest rates in the range of 5.20% to 6.61%; dividend yields of zero; an expected volatility factor of the market price of Network General's common stock of 0.60; and an expected life of the option of
0.59 years after vest date. The weighted-average estimated fair value of options granted during fiscal 1996 and 1997 was $7.68 and $8.61 per share, respectively. The fair value of the employees' purchase rights was also estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for fiscal years 1996 and 1997: risk-free interest rates in the range of 5.09% to 6.10%; dividend yields of zero; an expected volatility factor of the market price of Network General's stock of 0.60; and an expected life of 6 months. The weighted-average estimated fair value of shares issued under the employee stock purchase plan for fiscal years 1996 and 1997 was $4.72 and $5.12, respectively.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility and expected option life. Because Network General's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting periods. Network General's pro forma net income would have been $21,950,000 and $13,055,000 for fiscal years 1996 and 1997, respectively. Pro forma net income per common and common equivalent share would have been $0.48 and $0.29 for fiscal years 1996 and 1997, respectively. A summary of Network General's stock option activity, and related information for the years ended March 31 follows:

                                        1995                  1996                  1997
                                --------------------- --------------------- ---------------------
                                            WEIGHTED-             WEIGHTED-             WEIGHTED-
                                             AVERAGE               AVERAGE               AVERAGE
                                            EXERCISE              EXERCISE              EXERCISE
                                 OPTIONS      PRICE    OPTIONS      PRICE    OPTIONS      PRICE
                                ----------  --------- ----------  --------- ----------  ---------
      Outstanding-beginning of
       year...................   7,120,678    $5.53    6,763,141    $7.60    7,590,559   $11.65
      Granted.................   3,429,076     9.27    3,329,670    16.92    1,889,050    18.85
      Exercised...............  (2,291,106)    4.36   (1,441,304)    6.61   (1,671,768)    8.97
      Forfeited...............  (1,495,507)    6.57   (1,060,948)    9.19     (758,135)   13.76
                                ----------            ----------            ----------
      Outstanding-end of year.   6,763,141     7.60    7,590,559    11.65    7,049,706    13.99
      Exercisable-end of year.     900,062     6.27    1,540,331     7.73    2,066,709    10.60

                                OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                        ------------------------------------- ---------------------
                                      WEIGHTED-
                                       AVERAGE      WEIGHTED-             WEIGHTED-
                          NUMBER      REMAINING      AVERAGE    NUMBER     AVERAGE
          RANGE OF      OUTSTANDING   CONTRACTUAL   EXERCISE  EXERCISABLE EXERCISE
       EXERCISE PRICES  AT 3/31/97  LIFE (IN YEARS)   PRICE   AT 3/31/97    PRICE
       ---------------  ----------- --------------  --------- ----------- ---------
         $ 0.33              7,042       5.77         $0.33       7,042     $0.33
        3.88 --  6.44      860,600       5.15          5.26     536,352      5.35
       6.81 --  10.25    1,677,970       7.15          8.77     761,850      8.76
       11.53 --  17.38   2,477,889       8.80         15.30     526,604     14.77
       17.75 --  25.13   2,009,205       8.98         20.41     234,861     19.50
             $27.38         17,000       9.75         27.38          --        --

  COMMON STOCK AWARD PLAN. In June 1989, the Board of Directors approved the 1989 Common Stock Award Plan and reserved 240,000 shares for issuance thereunder. Under this plan, awards are made to

                          NETWORK GENERAL CORPORATION
independent sales representatives and consultants based upon individual sales performance criteria. The shares are issued at fair market value and the related value of the shares is charged to sales and marketing expense over the vesting period. The shares generally vest over three years and Network General can reacquire any unvested shares upon termination of the individual's relationship with Network General. No shares of common stock were awarded under this plan in fiscal years 1995, 1996 or 1997. As of March 31, 1997, the number of shares that has been awarded under this plan is 58,936, all of which are fully vested.

  COMMON STOCK RESERVED FOR FUTURE ISSUANCE.

      As of March 31, 1997:
      1989 Employee Stock Option Plan................................  9,076,958
      1989 Outside Directors Stock Option Plan.......................    517,500
      1989 Employee Stock Purchase Plan..............................    247,198
      1989 Common Stock Award Plan...................................    181,064
      1990 ProTools, Inc. Stock Option Plan..........................      7,042
                                                                      ----------
                                                                      10,029,762
                                                                      ==========

  EMPLOYEE SAVINGS PLAN. In September 1988, the Board of Directors approved an employee savings plan (the "Plan") which is intended to be qualified and exempt from tax under Section 401(k) of the Internal Revenue Code. Under the Plan, employees may elect to contribute up to 15% of their gross compensation, subject to annual I.R.S. limitations. Network General contributes to the Plan in amounts determined at the discretion of the Board of Directors. All contributions by Network General are funded currently and vest ratably over three years. All employee contributions are fully vested. Annual amounts provided by Network General under the Plan to date have not been material.

9. INCOME TAXES

  Pre-tax income from continuing operations for the years ended March 31 was taxed in the following jurisdictions:

                                                          1995    1996    1997
                                                         ------- ------- -------
                                                             (IN THOUSANDS)
      Domestic.......................................... $36,535 $42,119 $43,243
      Foreign...........................................     561     405   1,421
                                                         ------- ------- -------
                                                         $37,096 $42,524 $44,664
                                                         ======= ======= =======

                          NETWORK GENERAL CORPORATION

  Significant components of the provision for income taxes attributable to continuing operations are as follows:

                                                       1995     1996     1997
                                                      -------  -------  -------
                                                          (IN THOUSANDS)
      Federal
       Current payable............................... $11,311  $13,990  $18,291
       Deferred tax asset............................    (605)  (1,399)  (1,433)
       Non-current deferred..........................  (1,673)    (503)  (1,233)
                                                      -------  -------  -------
       Total federal.................................   9,033   12,088   15,625
                                                      -------  -------  -------
      State
       Current payable...............................   2,876    2,730    3,825
       Non-current deferred..........................    (489)    (189)    (617)
                                                      -------  -------  -------
       Total state...................................   2,387    2,541    3,208
                                                      -------  -------  -------
      Foreign........................................     265      470      738
                                                      -------  -------  -------
      Total provision................................ $11,685  $15,099  $19,571
                                                      =======  =======  =======

Deferred tax assets are comprised of the following at March 31:

                                                                1996    1997
                                                               ------  -------
                                                               (IN THOUSANDS)
      Deferred revenue currently recognized for tax purposes.. $1,058  $   959
      Reserves and accruals not currently deductible for tax
      purposes................................................  4,183    5,807
      State taxes not currently deductible for federal tax
      purposes................................................    307      147
      Depreciation and amortization...........................  2,763    3,456
      Operating loss carryover of ProTools, AIM and 3DV.......  2,472      968
                                                               ------  -------
      Total deferred tax asset................................ 10,783   11,337
      Valuation allowance..................................... (2,472)    (968)
                                                               ------  -------
      Net deferred tax asset.................................. $8,311  $10,369
                                                               ======  =======

  The valuation allowance consists of the operating losses of ProTools, a wholly owned subsidiary, acquired in January 1994 in a transaction accounted for as a pooling of interests, AIM, a wholly owned subsidiary, acquired in September 1995 in a transaction accounted for as a purchase and 3DV, a wholly owned subsidiary, acquired March 31, 1997 in a transaction accounted for as a purchase. The operating losses are subject to certain annual limitations as a result of the acquisitions and may expire before Network General can utilize them. Network General believes sufficient uncertainty exists regarding the realizability of these losses on a separate entity basis, and accordingly, a valuation allowance has been established.

  Realization of the remaining net deferred tax asset of $10,369,000 as of March 31, 1997 is dependent on generating sufficient taxable income to offset future deduction of the related items. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

  U.S. income taxes were not provided for on a cumulative total of approximately $1,846,000 of undistributed earnings for certain non-U.S. subsidiaries. Network General intends to reinvest these earnings indefinitely in operations outside the United States.

                          NETWORK GENERAL CORPORATION

  The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is:

                                                             1995  1996   1997
                                                             ----  -----  -----
      Tax at U.S. statutory rates........................... 35.0%  35.0%  35.0%
      State income taxes, net of federal tax benefit........  5.1    5.2    5.5
      Permanent differences................................. (8.6) (10.4) (11.2)
      Change in valuation allowance.........................   --     --   (4.3)
      Merger, acquisition and related costs.................   --    5.7   18.8
                                                             ----  -----  -----
                                                             31.5%  35.5%  43.8%
                                                             ====  =====  =====

10.RELATED PARTY TRANSACTION

  In connection with the acquisition of ProTools, Network General assumed certain royalty obligations to a company whose principal stockholder was also an officer of Network General. The royalty obligations called for royalty payments through December 31, 1999 or until $920,000 in aggregate royalties had been paid. In fiscal 1995, Network General negotiated a lump sum payment of $572,000 to this company in full settlement of all royalties owed under this agreement. The prepaid royalty was being expensed as a cost of goods sold as related revenues were recognized and was fully expensed as of March 31, 1996.

11.RECENTLY ISSUED ACCOUNTING STANDARD (UNAUDITED)

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which is required to be adopted by Network General in its third quarter of fiscal year 1998. At that time, Network General will be required to change the method currently used to compute earnings per share and to restate earnings per share for all prior periods. Under the new requirements for calculating earnings per share, primary earnings per share will be replaced with basic earnings per share and fully diluted earnings per share will be replaced with diluted earnings per share. Under basic earnings per share, the dilutive effect of stock options will be excluded. No change is expected for basic loss per share compared to reported primary loss per share for the three months and six months ended September 30, 1997, respectively. For the quarter and six months ended September 30, 1996, basic earnings per share is expected to be $0.01 higher than reported primary earnings per share. No change is expected for diluted earnings (loss) per share compared to fully diluted earnings
(loss) per share for the three months ended September 30, 1997 or for the six months ended September 30, 1996 and 1997. For the quarter ended September 30, 1996, diluted earnings per share is expected to be $0.01 higher than fully diluted earnings per share.

12.ACQUISITION OF CINCO NETWORKS, INC. (UNAUDITED)

  On August 5, 1997 Network General acquired all of the outstanding common stock of Cinco Networks, Inc. ("Cinco") for cash consideration of $26.3 million. Cinco is a three year-old Pleasanton, California-based developer and provider of entry-level network analysis products. In addition, the purchase agreement provides for contingent payments aggregating up to $13.0 million to be paid, in part, after the first and second year following the acquisition based on the achievement of certain performance milestones, including product development and revenue levels. The contingent payments are automatically forfeited if employment terminates for specified reasons before the end of the respective earn-out periods and, accordingly, will be accounted for as compensation expense. The compensation expense will be recognized in the periods such payments are earned and become probable based on the achievement of such milestones. Network General accounted for the transaction as a purchase and, accordingly, has reflected the results of Cinco in its consolidated financial statements since the date of acquisition.

                          NETWORK GENERAL CORPORATION

  The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as determined by an independent valuation. The fair value of tangible assets acquired was $1.9 million and liabilities assumed was $1.9 million. In addition, $23.0 million of the purchase price was allocated to in-process research and development projects that had not reached technological feasibility and had no probable alternative future uses, which Network General expensed at the date of acquisition. The remainder of the purchase price was allocated to goodwill and will be amortized over six years.

  Cinco's in-process research and development projects relate primarily to the development of significant enhancements and expansion of their current entry-level network analysis offering as well as the planned development of various derivative products. These new offerings, if successfully completed, will integrate portions of both Cinco's current and in-process entry-level technologies and Network General's high-end network management solution. The efforts to complete the acquired in-process projects will primarily consist of internally-staffed engineering costs over the next two years, which are expected to cost in excess of $8 million.

  The following table reflects the unaudited pro forma combined results of operations of Network General and Cinco on the basis that the acquisition had taken place at the beginning of the fiscal year for each of the periods presented:

                                                             SIX MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             -----------------
                                                               1996     1997
                                                             -------- --------
                                                              (IN THOUSANDS,
                                                             EXCEPT PER SHARE
                                                                 AMOUNTS)
      Revenues.............................................  $110,240 $125,560
      Net income (loss)....................................    19,018   (9,515)
      Earnings (loss) per share............................  $   0.42 $  (0.22)
      Shares used in computation...........................    45,735   42,731

13. SUBSEQUENT EVENT (UNAUDITED)

  Network General and McAfee Associates, Inc. ("McAfee") have entered into an Agreement and Plan of Reorganization, dated as of October 13, 1997, as amended by the First Amendment dated October 22, 1997, among Network General, McAfee and Merger Sub. Pursuant to the Reorganization Agreement, Merger Sub will merge with and into Network General, Network General will continue as the surviving corporation and will become a wholly-owned subsidiary of McAfee, and each outstanding share of Common Stock of Network General, $0.01 par value, will be converted into 0.4167 of a share (the "Exchange Ratio") of the common stock of McAfee (all such actions collectively, the "Merger"). In addition, subject to the approval of McAfee stockholders and the consummation of the Merger, the corporate name of McAfee will be changed to "Network Associates, Inc." (the "Combined Company"). All outstanding options to purchase Network General common stock will be assumed by McAfee and will become options to purchase shares of the Combined Company's common stock. The transaction is intended to be accounted for as a pooling of interests and qualify as a tax-free reorganization. The Merger has been approved by the Boards of Directors of Network General and McAfee, but is still subject to regulatory review and approval, stockholder approval and other conditions to closing.

  Pursuant to Section 7.3 of the Reorganization Agreement, the Reorganization Agreement may be terminated by either party under certain circumstances. Each of Network General and McAfee has agreed that if the Merger is not consummated as a result of certain specified events, it will pay to the other party a termination fee of $30.0 million. Payment of the fees described in this paragraph shall not be in lieu of damages incurred in the event of material and willful breach of the Reorganization Agreement.

                          NETWORK GENERAL CORPORATION

  If the Merger is not consummated, expenses incurred in connection with the proposed combination (including the possible "break up" fees described above) could have a material adverse effect on Network General's results of operations.

                                INDEX OF ANNEXES

 ANNEX A --Agreement and Plan of Reorganization, dated as of October 13, 1997, as amended by the First Amendment thereto dated as of October 22, 1997, among McAfee Associates Inc., Network General Corporation and
          Mystery Acquisition Corp.
 ANNEX B --Opinion of Morgan Stanley & Co. Incorporated
 ANNEX C --Opinion of Hambrecht & Quist LLC

                                                                         ANNEX A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                            McAFEE ASSOCIATES, INC.

                           MYSTERY ACQUISITION CORP.

                                      AND

                          NETWORK GENERAL CORPORATION

                          DATED AS OF OCTOBER 13, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE I THE MERGER.....................................................  A-5
      1.1  The Merger....................................................   A-5
      1.2  Effective Time; Closing.......................................   A-5
      1.3  Effect of the Merger..........................................   A-6
      1.4  Certificate of Incorporation; Bylaws..........................   A-6
      1.5  Directors and Officers........................................   A-6
      1.6  Effect on Capital Stock.......................................   A-6
      1.7  Surrender of Certificates.....................................   A-7
      1.8  No Further Ownership Rights in Company Common Stock...........   A-8
      1.9  Lost, Stolen or Destroyed Certificates........................   A-8
      1.10 Tax and Accounting Consequences...............................   A-9
      1.11 Taking of Necessary Action; Further Action....................   A-9
 ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY.....................  A-9
      2.1  Organization of Company.......................................   A-9
      2.2  Company Capital Structure.....................................   A-9
      2.3  Obligations With Respect to Capital Stock.....................  A-10
      2.4  Authority.....................................................  A-10
      2.5  SEC Filings; Company Financial Statements.....................  A-11
      2.6  Absence of Certain Changes or Events..........................  A-12
      2.7  Taxes.........................................................  A-12
      2.8  Title to Properties; Absence of Liens and Encumbrances........  A-13
      2.9  Intellectual Property.........................................  A-14
      2.10 Compliance; Permits; Restrictions.............................  A-15
      2.11 Litigation....................................................  A-16
      2.12 Brokers' and Finders' Fees....................................  A-16
      2.13 Employment Matters............................................  A-16
      2.14 Environmental Matters.........................................  A-19
      2.15 Agreements, Contracts and Commitments.........................  A-20
      2.16 Pooling of Interests..........................................  A-21
      2.17 Certain Payments..............................................  A-21
      2.18 Registration Statement; Joint Proxy Statement/Prospectus......  A-21
      2.19 Board Approval................................................  A-21
      2.20 Fairness Opinion..............................................  A-21
      2.21 Section 203 of the Delaware General Corporation Law Not
            Applicable; Company Rights Plan..............................  A-21
      2.22 Customs.......................................................  A-22
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...... A-22
      3.1  Organization of Parent........................................  A-22
      3.2  Parent and Merger Sub Capital Structure.......................  A-22
      3.3  Obligations With Respect to Capital Stock.....................  A-23
      3.4  Authority.....................................................  A-23
      3.5  SEC Filings; Parent Financial Statements......................  A-24
      3.6  Absence of Certain Changes or Events..........................  A-24
      3.7  Taxes.........................................................  A-25
      3.8  Title to Properties; Absence of Liens and Encumbrances........  A-25
      3.9  Intellectual Property.........................................  A-25
      3.10 Compliance; Permits; Restrictions.............................  A-26
      3.11 Litigation....................................................  A-27
      3.12 Brokers' and Finders' Fees....................................  A-27

                                                                           PAGE
                                                                           ----
      3.13 Statements; Joint Proxy Statement/Prospectus..................  A-27
      3.14 Valid Issuance................................................  A-27
      3.15 No Ownership of Company Common Stock..........................  A-27
      3.16 Pooling of Interests..........................................  A-27
      3.17 Board Approval................................................  A-28
      3.18 Fairness Opinion..............................................  A-28
 ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME........................... A-28
      4.1  Conduct of Business by Company................................  A-28
      4.2  Conduct of Business by Parent.................................  A-30
 ARTICLE V ADDITIONAL AGREEMENTS.......................................... A-30
      5.1  Joint Proxy Statement/Prospectus; Registration Statement;
            Other Filings; Board Recommendations.........................  A-30
      5.2  Meetings of Stockholders......................................  A-31
      5.3  Confidentiality; Access to Information........................  A-31
      5.4  No Solicitation...............................................  A-32
      5.5  Public Disclosure.............................................  A-34
      5.6  Reasonable Efforts; Notification..............................  A-34
      5.7  Third Party Consents..........................................  A-35
      5.8  Stock Options and Employee Benefits...........................  A-35
      5.9  Form S-8......................................................  A-36
      5.10 Indemnification...............................................  A-36
      5.11 Nasdaq Listing................................................  A-36
      5.12 Affiliate Agreements..........................................  A-36
      5.13 Regulatory Filings; Reasonable Efforts........................  A-37
      5.14 Board of Directors of Parent Following the Merger.............  A-37
 ARTICLE VI CONDITIONS TO THE MERGER...................................... A-37
      6.1  Conditions to Obligations of Each Party to Effect the Merger..  A-37
      6.2  Additional Conditions to Obligations of Company...............  A-38
      6.3  Additional Conditions to the Obligations of Parent and Merger   A-38
            Sub..........................................................
 ARTICLE VII TERMINATION, AMENDMENT AND WAIVER............................ A-39
      7.1  Termination...................................................  A-39
      7.2  Notice of Termination; Effect of Termination..................  A-40
      7.3  Fees and Expenses.............................................  A-40
      7.4  Amendment.....................................................  A-42
      7.5  Extension; Waiver.............................................  A-42
 ARTICLE VIII GENERAL PROVISIONS.......................................... A-43
      8.1  Non-Survival of Representations and Warranties................  A-43
      8.2  Notices.......................................................  A-43
      8.3  Interpretation; Knowledge.....................................  A-43
      8.4  Counterparts..................................................  A-44
      8.5  Entire Agreement; Third Party Beneficiaries...................  A-44
      8.6  Severability..................................................  A-44
      8.7  Other Remedies; Specific Performance..........................  A-44
      8.8  Governing Law.................................................  A-44
      8.9  Rules of Construction.........................................  A-45
      8.10 Assignment....................................................  A-45
      8.11 Waiver of Jury Trial..........................................  A-45

                               INDEX OF EXHIBITS

     Exhibit A-1 Form of Company Voting Agreement
     Exhibit A-2 Form of Parent Voting Agreement
     Exhibit B-1 Form of Company Affiliate Agreement
     Exhibit B-2 Form of Parent Affiliate Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION

  This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of October 13, 1997, among McAfee Associates, Inc., a Delaware corporation ("PARENT"), Mystery Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Network General Corporation, a Delaware corporation ("COMPANY").

                                   RECITALS

  A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), Parent and Company intend to enter into a business combination transaction.

  B. The Boards of Directors of Company and Parent (i) have determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of their respective long-term business strategies and fair to, and in the best interests of, their respective stockholders, (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) have, in the case of Company, subject to the provisions of this Agreement, determined to recommend that the stockholders of Company adopt and approve this Agreement and approve the Merger and, in the case of Parent, subject to the provisions of this Agreement, determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock (as defined in Section 1.6(a)) pursuant to the Merger.

  C. The Board of Directors of Merger Sub has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

  D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Company's respective willingness to enter into this Agreement, certain stockholders of Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A-1 (the "COMPANY VOTING AGREEMENTS"), and certain stockholders of Parent are entering into Voting Agreements in substantially the form attached hereto as Exhibit A-2 (the "PARENT VOTING AGREEMENTS").

  E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

  F. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

  NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

  1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4 Certificate of Incorporation; Bylaws.

  (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Network General Corporation."

  (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

  1.5 Directors and Officers. The directors of Company immediately prior to the Effective Time shall continue as directors of the Surviving Corporation (together with such additional directors as may be elected by Parent effective as of or after the Effective Time). For transition purposes, Parent intends that such directors shall continue to serve as directors of the Surviving Corporation for 180 days or more following the Effective Time. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time.

  1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

    (a) Conversion of Company Common Stock. Each share of Common Stock, $0.01 par value per share, of Company (including, with respect to each such share of Company Common Stock, the associated Rights (as defined in that certain Rights Agreement (the "COMPANY RIGHTS PLAN") dated as of June 26, 1992, between Company and Chemical Trust Company of California, as Rights Agent, as amended))(the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive 0.4167 (the "EXCHANGE RATIO") shares of Common Stock of Parent (the "PARENT COMMON STOCK") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

    (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

    (c) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's 1989 Stock Option Plan (the "ISO PLAN"), Company's 1989 Outside Directors Stock Option Plan (the "DIRECTORS' PLAN"), the Cinco Networks, Inc.

  1997 Stock Option Plan (the "CINCO PLAN"), and options granted by ProTools, Inc. and assumed by Company (the "PROTOOLS OPTIONS" and together with the ISO Plan, the Directors' Plan and the Cinco Plan, the "COMPANY STOCK OPTION PLANS") shall be assumed by Parent in accordance with Section 5.8 hereof. Rights outstanding under Company's 1989 Employee Stock Purchase Plan (the "ESPP") shall be treated as set forth in Section 5.8.

    (d) Capital Stock of Merger Sub. Each share of Common Stock, $0.001 par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

    (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

    (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market System ("NASDAQ").

  1.7 Surrender of Certificates.

  (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

  (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to
Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

  (c) Exchange Procedures. As soon as practicable after the Effective Time, and in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d),
(i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with
Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

  (e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  1.10 Tax and Accounting Consequences.

  (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code, and each of the parties hereto will use its commercially reasonable efforts to cause the Merger to be treated as such a reorganization. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

  (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

  1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated thereby.

                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

  Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "COMPANY SCHEDULES"), as follows:

  2.1 Organization of Company.

  (a) Company and each of its material subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii), except as would not be material to Company, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

  (b) Company has delivered to Parent a true and complete list of all of Company's subsidiaries as of the date of this Agreement, indicating the jurisdiction of organization of each subsidiary and Company's equity interest therein.

  (c) Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and similar governing instruments of each of its material subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Company nor any of its material subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

  2.2 Company Capital Structure. The authorized capital stock of Company consists of 100,000,000 shares of Common Stock, $0.01 par value per share, of which there were 42,461,275 shares issued and outstanding as of October 10, 1997 (excluding shares held in treasury of which there are none), and 2,000,000 shares of Preferred Stock, $0.01 par value per share, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. As of October 10, 1997, Company had reserved an aggregate of 11,300,548 shares of Company Common Stock, net of exercises, for issuance pursuant to the Company Stock Option Plans. As of October 10, 1997, there were options outstanding to purchase an aggregate of 2,699,996 shares of Company Common Stock pursuant to the Company Stock Option Plans. As of October 10, 1997, Company had reserved an aggregate of 2,000,000 shares of Company Common Stock for issuance pursuant to the ESPP. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Company Schedules list each person who holds options to acquire shares of Company Common Stock of which the exercisability will be accelerated in any way by the transactions contemplated by this Agreement as well as the number of shares subject to such options and the extent of such acceleration.

  2.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Company owns free and clear of all claims and encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of any material subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its material subsidiaries is a party or by which it is bound obligating Company or any of its material subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its material subsidiaries or obligating Company or any of its material subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, the Company Voting Agreement and the Company Affiliate Agreement (as defined in Section 5.12), there are no registration rights and, to the knowledge of Company, there are no voting trusts, proxies or other agreements or understandings to which Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its material subsidiaries. Stockholders of Company will not be entitled to dissenters rights under applicable state law in connection with the Merger.

  2.4 Authority.

  (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject only to the approval of the Merger and the approval and adoption of this Agreement by the stockholders of Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of a majority of the outstanding shares of the Company Common Stock is sufficient for Company's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Company or the equivalent organizational documents of any of its material subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its material subsidiaries or by which Company or any of its material subsidiaries or any of their respective properties is bound or affected, or
(iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Company's material rights or alter the material rights or material obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its material subsidiaries is a party or by which Company or any of its material subsidiaries or its or any of their respective properties are bound or affected. The Company Schedules list all consents, waivers and approvals under any of Company's or any of its material subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Company, Parent or the Surviving Corporation as a result of the Merger.

  (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required to be obtained or made by Company or any of its material subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 2.18) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Company or have a material adverse effect on the ability of Company to consummate the Merger.

  2.5 SEC Filings; Company Financial Statements.

  (a) Company has filed all forms, reports and documents required to be filed by Company with the SEC since September 1, 1994 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to customary year-end adjustments which will not have a Material Adverse Effect (as defined in Section 8.3(c)) on Company. The balance sheet of Company contained in Company SEC Reports as of June 30, 1997 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet neither Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

  2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect on Company,
(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its material subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its material subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its material subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC,
(vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any material revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

  2.7 Taxes.

  (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

  (b) Tax Returns and Audits.

  (i) Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to Company, and have paid all Taxes shown to be due on such Returns.

  (ii) Company and each of its material subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

  (iii) Neither Company nor any of its material subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Company or any of its material subsidiaries, nor has Company or any of its material subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  (iv) No audit or other examination of any Return of Company or any of its material subsidiaries by any Tax authority is presently in progress, nor has Company or any of its material subsidiaries been notified of any request for such an audit or other examination.

  (v) No adjustment relating to any Returns filed by Company or any of its material subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its material subsidiaries or any representative thereof.

  (vi) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

  (vii) There is no contract, agreement, plan or arrangement to which Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

  (viii) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

  (ix) Neither Company nor any of its material subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

  (x) Except as may be required as a result of the Merger, Company and its material subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

  (xi) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

  2.8 Title to Properties; Absence of Liens and Encumbrances.

  (a) The Company Schedules list the real property interests owned by Company as of the date of this Agreement. The Company Schedules list all real property leases to which Company is a party as of the date of this Agreement and which provide for the lease, in each case, of not less than 10,000 square feet ("MATERIAL REAL PROPERTY LEASES"), and each amendment thereto that is in effect as of the date of this Agreement. All such Material Real Property Leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $100,000.

  (b) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

  2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

  "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world;
  (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

  "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or any of its material subsidiaries.

  "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

  "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Company.

  (a) No material Company Intellectual Property or product or service of Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

  (b) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

  (c) Company owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Company Intellectual Property free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company, including the sale of any products or the provision of any services by Company.

  (d) Company owns exclusively, and has good title to, all copyrighted works that are Company products or which Company otherwise expressly purports to own.

  (e) To the extent that any material Intellectual Property has been developed or created by a third party for Company, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such Intellectual Property by operation of law or by valid assignment.

  (f) Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

  (g) The Company Schedules list all material contracts, licenses and agreements to which Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company.

  (h) All material contracts, licenses and agreements relating to the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Company is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

  (i) The operation of the business of Company as such business currently is conducted, including Company's design, development, manufacture, marketing and sale of the products or services of Company (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party (provided that with respect to patent rights, such representation is limited to Company's knowledge) or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

  (j) Company has not received notice from any third party that the operation of the business of Company or any act, product or service of Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

  (k) To the knowledge of Company, no Person has or is infringing or misappropriating any Company Intellectual Property.

  (l) Company has taken reasonable steps to protect Company's rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company, and, without limiting the foregoing, Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

  2.10 Compliance; Permits; Restrictions.

  (a) Neither Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which

Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Company's knowledge, has been threatened in a writing delivered to Company against Company or any of its subsidiaries, nor, to Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon Company or any of its material subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its material subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company as currently conducted.

  (b) Company and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Company as currently conducted (collectively, the "COMPANY PERMITS"). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits, except where the failure to obtain any Company Permits or to be in compliance with the terms of the Company Permits would not be material to Company.

  2.11 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, and to Company's knowledge, no person has threatened in a writing delivered to Company to commence any action, suit, proceeding, claim, arbitration or investigation against Company or any of its subsidiaries which would be likely to be material to Company. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company the legal right of Company to design, manufacture, offer or sell any of its products in the present manner or style thereof.

  2.12 Brokers' and Finders' Fees. Except for fees payable to Hambrecht & Quist LLC pursuant to an engagement letter dated September 22, 1997, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  2.13 Employment Matters.

  (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.13(a)(i) below (which definition shall apply only to this Section 2.13), for purposes of this Agreement, the following terms shall have the meanings set forth below:

    (i) "AFFILIATE" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

    (ii) "COMPANY EMPLOYEE PLAN" shall mean (x) all employee benefit plans (as defined in Section 3(3) of ERISA), (y) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and (z) all unexpired severance agreements and arrangements, written or otherwise, for the benefit of, or relating to, any current or former employee of Company or any trade or business (whether or not incorporated) which is an Affiliate or any subsidiary of Company;

    (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended

    (iv) "DOL" shall mean the Department of Labor;

    (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of Company or any Affiliate;

    (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Company or any Affiliate and any individual entitled to receive annual compensation from Company or any Affiliate with value equal to or greater than $75,000;

    (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

    (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

    (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by Company, whether informally or formally, for the benefit of Employees outside the United States;

    (x) "IRS" shall mean the Internal Revenue Service;

    (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

    (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

    (xiii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

  (b) Schedule. The Company Schedules contain an accurate and complete list of each Company Employee Plan and each material Employee Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or material Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

  (c) Documents. Company has provided to Parent: (i) correct and complete copies of each Company Employee Plan and each Employee Agreement including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan (and to the extent not delivered are not material); (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) forms of all COBRA forms and related notices; and
(ix) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

  (d) Employee Plan Compliance. (i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material (in each case relative to the liabilities under such Plan) liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

  (e) Pension Plans. Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

  (f) Multiemployer Plans. At no time has Company contributed to or been requested to contribute to any Multiemployer Plan.

  (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

  (h) Neither Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

  (i) Effect of Transaction

    (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

    (ii) No payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

  (j) Employment Matters. Company and each of its material subsidiaries: (i) is in compliance in all material respects with the applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices and wages and hours, in each case, in each location in which Company or any of its material subsidiaries employs persons; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions for benefits under Company's worker's compensation policy or long-term disability policy that would not be covered by such policy. To Company's knowledge, no employee of Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by Company and disclosing to Company or using trade secrets or proprietary information of any other person or entity.

  (k) Labor. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

  (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

  2.14 Environmental Matters.

  (a) Hazardous Material. Except as reasonably would not be likely to result in material liability to Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of Company or any of its subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

  (b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to Company (in any individual case or in the aggregate) (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

  (c) Permits. Company and its subsidiaries currently hold all material environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its material subsidiaries as such activities and businesses are currently being conducted.

  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company concerning any Company Environmental Permit,

Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. Company is not aware of any fact or circumstance which could involve Company or any of its subsidiaries in any environmental litigation or impose upon Company any material environmental liability.

  2.15 Agreements, Contracts and Commitments. Neither Company nor any of its material subsidiaries is a party to or is bound by:

    (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Company's or any of its subsidiaries= ability to terminate employees at will;

    (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

    (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

    (d) any agreement, contract or commitment containing any covenant limiting in any material respect the right of Company or any of its material subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

    (e) any material agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

    (f) any material joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of 90 days or less;

    (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole; or

    (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology except as a distributor in the normal course of business.

  Neither Company nor any of its material subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedules pursuant to clauses (a) through (h) above or pursuant to Section 2.9 hereof (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

  2.16 Pooling of Interests. To the knowledge of Company, based on consultation with its independent accountants, neither Company nor any of its directors, officers, affiliates or stockholders has taken any action which would preclude Parent's ability to account for the Merger as a pooling of interests.

  2.17 Certain Payments. The Company Schedules set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of Company as a result of or in connection with the Merger.

  2.18 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by Company for inclusion in the Registration Statement (as defined in Section 3.4(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Company for inclusion in the joint proxy statement/prospectus to be sent to (a) the stockholders of Company in connection with the meeting of Company's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "COMPANY STOCKHOLDERS' MEETING") and (b) the stockholders of Parent in connection with the meeting of Parent's stockholders to consider the approval of the issuance of shares of Parent Common Stock pursuant to the Merger (the "PARENT STOCKHOLDERS' MEETING") (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "JOINT PROXY STATEMENT/PROSPECTUS") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Company's stockholders and Parent's stockholders or at the time of the Company Stockholders' Meeting or the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

  2.19 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Company and its stockholders, and, (ii) subject to the terms and conditions set forth in this Agreement, to recommend that the stockholders of Company approve and adopt this Agreement and approve the Merger.

  2.20 Fairness Opinion. Company's Board of Directors has received an opinion from Hambrecht & Quist LLC dated as of the date hereof, to the effect that as of the date hereof, the Merger and the Exchange Ratio are fair to Company's stockholders from a financial point of view and has delivered or will promptly deliver to Parent a copy of such opinion.

  2.21 Section 203 of the Delaware General Corporation Law Not Applicable; Company Rights Plan. The Board of Directors of Company has taken all actions so that (a) the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement and (b) the execution, delivery and performance of this Agreement and the consummation of the Merger will not cause any change, effect or result under the Company Rights Plan which is adverse to the interests of Parent. Without limiting the generality of the foregoing, if necessary to accomplish the foregoing, the Company Rights Plan has been amended to (i) render the Company Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent or its subsidiaries is an Acquiring Person (as defined in the Company Rights Plan) pursuant to the Company Rights Plan by virtue of the execution of this Agreement or the consummation of the

Merger or the other transactions contemplated hereby and (y) a Distribution Date, Flip-In Event, Triggering Event or Flip-Over Event (as such terms are defined in the Company Rights Plan) does not occur by reason of the execution of this Agreement, the consummation of the Merger, or the consummation of the transactions contemplated hereby, and such amendment may not be further amended by Company without the prior consent of Parent in its sole discretion.

  2.22 Customs. Company has acted with reasonable care to properly value and classify, in accordance with applicable tariff laws, rules and regulations, all goods that Company or any of its subsidiaries import into the United States or into any other country (the "IMPORTED GOODS"). To Company's knowledge, there are currently no material claims pending against Company by the U.S. Customs Service (or other foreign customs authorities) relating to the valuation, classification or marking of the Imported Goods.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND MERGER SUB

  Parent and Merger Sub represent and warrant to Company, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT SCHEDULES"), as follows:

  3.1 Organization of Parent.

  (a) Each of Parent, Merger Sub and the material subsidiaries of Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii), except as would not be material to Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

  (b) Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor any of its material subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

  3.2 Parent and Merger Sub Capital Structure. The authorized capital stock of Parent consists of 100,000,000 shares of Common Stock, of which there were 51,259,448 shares issued and outstanding as of September 30, 1997, and 5,000,000 shares of Preferred Stock, of which one share of Series A Preferred Stock is issued and outstanding. As of September 30, 1997, Parent had reserved an aggregate of 10,317,588 shares of Parent Common Stock, net of exercises, for issuance pursuant to Parent's 1997 Stock Incentive Plan, the FSA Stock Option Plan, Parent's Outside Director Stock Option Plan, the SA93 Stock Option Plan, the SAII Stock Option Plan, Parent's Non-Officer Stock Option Plan and Parent's 1992 Stock Option Plan. As of September 30, 1997, there were options outstanding to purchase an aggregate of 8,016,938 shares of Parent Common Stock pursuant to such plans. As of September 30, 1997, Parent had reserved an aggregate of 354,181 shares of Parent Common Stock, net of purchases, for issuance pursuant to Parent's Employee Stock Purchase Plan. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. The authorized capital stock of Merger Sub consists of 1000 shares of Common Stock, $0.001 par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. Merger Sub was formed on or about October 10, 1997, for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

  3.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns free and clear of all claims and encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of any material subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or obligating Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, the Parent Voting Agreement and the Parent Affiliate Agreement, there are no voting trusts, proxies or other agreements or understandings to which Parent is a party or by which it is bound with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its material subsidiaries.

  3.4 Authority.

  (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject only to the approval of the issuance of Parent Common Stock pursuant to the Merger by Parent's stockholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the approval of the issuance of Parent Common Stock pursuant to the Merger by Parent's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. Approval by the stockholders of Parent of the issuance of Parent Common Stock pursuant to the Merger may be obtained by the vote of a majority of the total votes cast regarding such proposal at a duly called and noticed meeting of Parent's stockholders at which a quorum is present. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Parent's material rights or alter the material rights or material obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected. The Parent Schedules list all consents, waivers and approvals under any of Parent's or any of its material subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Parent as a result of the Merger.

  (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent, Merger Sub, or any material subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 (or any similar successor form thereto) Registration Statement (the "REGISTRATION STATEMENT") with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

  (c) The Board of Directors of Parent has all requisite corporate power and authority to take the actions described in Section 5.14 hereof.

  3.5 SEC Filings; Parent Financial Statements.

  (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since September 1, 1994, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Reports as of June 30, 1997 is hereinafter referred to as the "PARENT BALANCE SHEET." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

  3.6 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet there has not been: (i) any Material Adverse Effect on Parent,
(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent's capital stock, (iv) entry by Parent or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with the SEC, (v) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vi) any material revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

  3.7 Taxes.

  (a) Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority, except such Returns which are not material to Parent, and have paid all Taxes shown to be due on such Returns.

  (b) Neither Parent nor any of its material subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Parent or any of its material subsidiaries, nor has Parent or any of its material subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  (c) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of the Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

  3.8 Title to Properties; Absence of Liens and Encumbrances. Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Parent Financials and except for liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

  3.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

  "PARENT INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent or any of its material subsidiaries.

  "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent.

  (a) No material Parent Intellectual Property or product or service of Parent is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

  (b) Each material item of Parent Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

  (c) Parent owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Parent Intellectual Property free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Parent is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Parent, including the sale of any products or the provision of any services by Parent.

  (d) Parent owns exclusively, and has good title to, all copyrighted works that are Parent products or which Parent otherwise expressly purports to own.

  (e) To the extent that any material Intellectual Property has been developed or created by a third party for Parent, Parent has a written agreement with such third party with respect thereto and Parent thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such Intellectual Property by operation of law or by valid assignment.

  (f) All material contracts, licenses and agreements relating to the Parent Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Parent is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of Parent, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements.

  (g) The operation of the business of Parent as such business currently is conducted, including Parent's design, development, manufacture, marketing and sale of the products or services of Parent (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party (provided that with respect to patent rights, such representation is limited to Parent's knowledge) or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

  (h) Parent has not received notice from any third party that the operation of the business of Parent or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

  (i) To the knowledge of Parent, no Person has or is infringing or misappropriating any Parent Intellectual Property.

  (j) Parent has taken reasonable steps to protect Parent's rights in Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent, and, without limiting the foregoing, Parent has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Parent have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Parent.

  3.10 Compliance; Permits; Restrictions.

  (a) Neither Parent nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Parent to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of material property by Parent or the conduct of business by Parent as currently conducted.

  (b) Parent and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Parent as currently conducted (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance in all material respects with the terms of the Parent Permits, except where the failure to be in compliance with the terms of the Parent Permits would not be material to Parent.

  3.11 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, and to Parent's knowledge, no person has threatened in a writing delivered to Parent to commence any action, suit, proceeding, claim, arbitration or investigation against Parent or any of its subsidiaries which would be likely to be material to Parent. No Governmental Entity has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to design, manufacture, offer or sell any of its products in the present manner or style thereof.

  3.12 Brokers' and Finders' Fees. Except for fees payable to Morgan Stanley & Co. pursuant to an engagement letter dated September 9, 1997, a copy of which has been made available to Company, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated thereby.

  3.13 Statements; Joint Proxy Statement/Prospectus. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Company's stockholders or Parent's stockholders or at the time of the Company Stockholders' Meeting or the Parent Stockholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

  3.14 Valid Issuance. The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement: (a) will be validly issued, fully paid and nonassessable; and (b) will not be subject to any restrictions on resale under the Securities Act, other than restrictions imposed by Rule 145 promulgated under the Securities Act.

  3.15 No Ownership of Company Common Stock. Parent does not own, beneficially or of record, any shares of Company Common Stock.

  3.16 Pooling of Interests. To the knowledge of Parent, based on consultation with its independent accountants, neither Parent nor any of its directors, officers, affiliates or stockholders has taken any action which would preclude Parent's ability to account for the Merger as a pooling of interests.

  3.17 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Parent and its stockholders, and, (ii) subject to the terms and conditions set forth in this Agreement, to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock pursuant to the Merger.

  3.18 Fairness Opinion. Parent's Board of Directors has received an opinion from Morgan Stanley & Co. dated as of on or about the date hereof, to the effect that as of the date hereof, the Merger and the Exchange Ratio are fair to Parent's stockholders from a financial point of view and has delivered or will promptly deliver to Company a copy of such opinion.

                                  ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

  4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, Company will promptly notify Parent of any material event involving its business or operations.

  In addition, except as permitted by the terms of this Agreement, and except as provided in Article 4 of the Company Schedules, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

  (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

  (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

  (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

  (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

  (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee, consultant or director pursuant to stock option or purchase agreements in effect on the date hereof;

  (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) options pursuant to any of the Company Stock Option Plans with strike prices equal to fair market value at the time of grant or options pursuant to the ESPP, in each case, in the ordinary course of business, consistent with past practice, and subject to and in compliance with the restrictions of Section 4.1(p), (ii) shares of Company Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement and (iii) shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof;

  (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its material subsidiaries);

  (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures, strategic partnerships or alliances;

  (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company, except sales of product and inventory in the ordinary course of business consistent with past practice;

  (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

  (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will,"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

  (l) Make any payments outside of the ordinary course of business in excess of $1 million;

  (m) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

  (n) enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Company's products or products licensed by Company other than in the ordinary course of business consistent with past practice;

  (o) revalue any of its material assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

  (p) Take any action that would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests whether or not otherwise permitted by the provisions of this Article IV; or

  (q) Agree in writing or otherwise to take any of the actions described in
Section 4.1(a) through (p) above.

  4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, (i) Parent shall consult with Company prior to taking any material action outside of the ordinary course of business and (ii) Parent shall consult with and seek the advice of Leslie G. Denend, Gregory M. Gallo, Laurence R. Hootnick and Harry
J. Saal (to the extent such persons continue as directors of Company and are reasonably available for such consultation), regarding its intention to effect any material acquisition described in Section 4.2(c) (and will share the material terms of such acquisition with such persons) prior to the earlier of the public announcement of such acquisition, the consummation thereof or the execution by Parent of a definitive written agreement obligating Parent (subject to customary conditions) to consummate such acquisition. In addition, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and except as provided in Section 4.2 of the Parent Schedules, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following:

    (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

    (b) Take any action that would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests; or

    (c) Acquire or enter into any agreement to acquire a majority of the voting securities or all or substantially all of the assets of any corporation or other business entity (other than Company), whether by merger, consolidation, stock tender or otherwise, unless the Board of Directors of Parent determines in good faith that consummation of such transaction and subsequent integration of the business proposed to be acquired, when considered in light of the integration of operations of Parent and Company following the Merger, would be in the best interests of Parent and the stockholders of Parent following the Merger;

    (d) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents; or

    (e) Agree in writing or otherwise to take any of the actions described in
  Section 4.1(a) through (d) above.

                                  ARTICLE IV

                             ADDITIONAL AGREEMENTS

  5.1 Joint Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

  (a) As promptly as practicable after the execution of this Agreement, Company and Parent will prepare, and file with the SEC, the Joint Proxy Statement/Prospectus and Parent will prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and each of Company and Parent will cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company, such amendment or supplement.

  (b) The Joint Proxy Statement/Prospectus will include the recommendation of the Board of Directors of Company in favor of adoption and approval of this Agreement and approval of the Merger, except to the extent that the Board of Directors of Company shall have withdrawn or modified its approval of this Agreement or the Merger in accordance with Section 5.4(a)(ii).

  (c) The Joint Proxy Statement/Prospectus will include the recommendation of the Board of Directors of Parent in favor of approval of issuance of shares of Parent Common Stock pursuant to the Merger, except that the Board of Directors of Parent may withdraw, modify or refrain from making such recommendation to the extent that such Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties would require it to do so.

  5.2 Meetings of Stockholders. Promptly after the date hereof, each of Company and Parent will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting or the Parent Stockholders' Meeting, respectively, to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger or the issuance of shares of Parent Common Stock pursuant to the Merger, respectively. Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals, except to the extent that the Board of Directors of Company shall have withdrawn or modified its approval of this Agreement or the Merger in accordance with Section 5.4(a)(ii). Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of approval of issuance of shares of Parent Common Stock pursuant to the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals, except to the extent that the Board of Directors of Parent shall have withdrawn or modified its approval of such matters in accordance with Section 5.1(c). Company will consult with Parent and use its commercially reasonable efforts to hold the Company Stockholders' Meeting on the same day and at the same time as the Parent Stockholders' Meeting.

  5.3 Confidentiality; Access to Information.

  (a) The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement], dated as of on or about September 12, 1997 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

  (b) Access to Information. Each of Company and Parent will afford the other and the other's accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as such other party may reasonably request. No information or knowledge obtained by any party hereto in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  5.4 No Solicitation.

  (a) Obligations of Company.

  (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (x) solicit, initiate or encourage the submission of any Alternative Proposal (as hereinafter defined) or (y) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Alternative Proposal; provided, however, that if, at any time prior to obtaining the approval of the stockholders of Company of this Agreement and the Merger by the requisite vote under applicable law (the "STOCKHOLDER APPROVAL") the Board of Directors of Company determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to Company's stockholders under applicable law, Company may, in response to an Alternative Proposal that was unsolicited or that did not otherwise result from a breach of this Section 5.4(a), and subject to compliance with Section 5.4(a)(iii) and Section 5.4(a)(v), furnish information with respect to Company and participate in negotiations regarding such Alternative Proposal. Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4(a) by Company. For purposes of this Agreement, "ALTERNATIVE PROPOSAL" means any inquiry, proposal or offer from any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) relating to any direct or indirect acquisition or purchase of a substantial amount of assets of Company or any of its subsidiaries (other than the purchase of Company's products in the ordinary course of business) or more than a 10% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

  (ii) Neither the Board of Directors of Company nor any committee thereof shall (x) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger or
(y) cause Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (an "ACQUISITION AGREEMENT") with respect to any Alternative Proposal. In addition, subject to the other provisions of this Section 5.4(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Alternative Proposal. Notwithstanding the foregoing or anything else contained in this Agreement, prior to obtaining the Stockholder Approval, the Board of Directors of Company, to the extent it determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to Company's stockholders under applicable law, may withdraw or modify its approval or recommendation of this Agreement or the Merger (and, to the extent it does so, Company may refrain from soliciting proxies to secure the vote of its stockholders as may otherwise be required by Section 5.2) or approve or recommend any Superior Proposal (as hereinafter defined), in each case at any time after the third business day following Parent's receipt of bona fide written notice (a "NOTICE OF SUPERIOR PROPOSAL") advising Parent that the Board of Directors of Company has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and identifying the person making such Superior Proposal (it being understood that any amendment to the price or material terms of a Superior Proposal shall require an additional Notice of Superior Proposal and an additional three business day period thereafter to the extent permitted under applicable law); provided, that unless this Agreement is terminated pursuant to Section 7.1, nothing contained in this Section shall limit Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Company shall have been withdrawn, modified or not yet made) or to provide Company stockholders with material information relating to such meeting. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the voting power of Company Common Stock or all or substantially all the assets of Company and otherwise on terms which the Board of Directors of Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Company, is capable of being obtained by such third party.

  (iii) In addition to the obligations of Company set forth in paragraphs (i) and (ii) of this Section 5.4(a), Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which Company reasonably believes would lead to an Alternative Proposal or of any Alternative Proposal, the material terms and conditions of such request or Alternative Proposal, and the identity of the person making any such request, Alternative Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments) of any such request or Alternative Proposal.

  (iv) Nothing contained in this Section 5.4(a) or elsewhere in this Agreement shall prohibit Company from (x) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to Company's stockholders if, in the good faith judgment of the majority of the members of the Board of Directors of Company, after consultation with independent legal counsel, failure to so disclose would be inconsistent with applicable laws; provided that none of Company nor its Board of Directors nor any committee thereof shall, except in accordance with the provisions of Section 5.4(a)(ii), withdraw or modify, or publicly propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Alternative Proposal.

  (v) Notwithstanding anything to the contrary in this Section 5.4(a), Company will not provide any non-public information to a third party unless: (x) Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously or is contemporaneously delivered to Parent.

  (b) Obligations of Parent. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Parent and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (x) solicit, initiate or encourage the submission of any Parent Proposal (as hereinafter defined) or (y) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Parent Proposal; provided, however, that if the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to Parent's stockholders under applicable law, Parent may, in response to a Parent Proposal that was unsolicited or that did not otherwise result from a breach of this Section 5.4(b), furnish information with respect to Parent and participate in negotiations regarding such Parent Proposal. Parent and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Parent Proposal. In addition, nothing contained in this Section 5.4(b) or elsewhere in this Agreement shall prohibit Parent from (x) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or
(y) making any disclosure to Parent's stockholders if, in the good faith judgment of the majority of the members of the Board of Directors of Parent, after consultation with independent legal counsel, failure to so disclose would be inconsistent with applicable laws. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first two sentences of this Section 5.4(b) by any officer, director or employee of Parent or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Parent or any of its subsidiaries shall be deemed to be a breach of this Section 5.4(b) by Parent. For purposes of this Agreement, "PARENT PROPOSAL" means any proposal made by a third party to consummate any of the following transactions or series of related transactions (other than the Merger): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction or series of related transactions hold less than 60% of the equity interests in the surviving or resulting entity of such transaction or transactions (without respect to any overlap in the companies' stockholder bases); (ii) a sale or other disposition by Parent of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 40% of the fair market value of Parent's business immediately prior to such sale; or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the then outstanding shares of capital stock of Parent.

  5.5 Public Disclosure. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Alternative Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

  5.6 Reasonable Efforts; Notification.

  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, such actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, such things as are necessary, proper or advisable to consummate and make effective, as expeditiously as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of such reasonable acts as are necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

  (b) Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
Section 6.3(a) or 6.3(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

  (c) Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

  5.7 Third Party Consents. As soon as reasonably practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

  5.8 Stock Options and Employee Benefits.

  (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "COMPANY STOCK OPTION") under the Company Stock Option Plans, whether or not exercisable, will be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and
(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

  (b) It is intended that Company Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.8 shall be applied consistent with such intent.

  (c) Rights outstanding under the ESPP shall be treated in a manner reasonably acceptable to Parent and Company, provided that in no event shall any such treatment interfere with Parent's ability to account for the Merger as a pooling of interests.

  (d) Parent will reserve sufficient shares of Parent Common Stock for issuance under Section 5.8 and under Section 1.6(c) hereof.

  5.9 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options within five days after the Effective Time and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for as long as any of such options or other rights remain outstanding.

  5.10 Indemnification.

  (a) From and after the Effective Time, Parent will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and By-laws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

  (b) For a period of six years after the Effective Time, Parent will maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 150% of such annual premium).

  5.11 Nasdaq Listing. Parent agrees to use its commercially reasonable efforts to cause to be authorized for listing on Nasdaq prior to the Effective Time the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

  5.12 Affiliate Agreements.

  (a) Set forth on the Company Schedules is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each a "COMPANY AFFILIATE"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit B-1 (the "COMPANY AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

  (b) Set forth on the Parent Schedules is a list of those persons who may be deemed to be, in Parent's reasonable judgment, affiliates of Parent (each a "PARENT AFFILIATE"). Parent will provide Company with such information and documents as Parent reasonably requests for purposes of reviewing such list. Parent will use its commercially reasonable efforts to deliver or cause to be delivered to Company, as promptly as practicable on or following the date hereof, from each Parent Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit B-2 (the "PARENT AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time.

  5.13 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as reasonably agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

  5.14 Board of Directors of Parent Following the Merger. The Board of Directors of Parent will take all actions within its power to cause the Board of Directors of Parent, effective no later than one day following the Effective Time, to consist of five persons, one of whom shall be Leslie G. Denend (who shall retain his present position as a Class II director), one of whom will be Harry J. Saal (who shall be offered a position as a Class II director) and the remaining three of whom shall have served on the Board of Directors of Parent immediately prior to the Effective Time. If, prior to the Effective Time, any of the foregoing designees shall decline or be unable to serve as a director, Company (if such person is Leslie Denend or Harry Saal) or Parent (in all other cases) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party.

                                  ARTICLE IV

                           CONDITIONS TO THE MERGER

  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

  (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Company.

  (b) Parent Stockholder Approval. The issuance of shares of Parent Common Stock pursuant to the Merger shall have been duly approved by the requisite vote under applicable law by the stockholders of Parent.

  (c) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

  (d) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

  (e) Tax Opinions. Parent and Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Gray Cary Ware & Freidenrich, a Professional Corporation, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make and use their commercially reasonable efforts to cause their shareholders to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

  (f) Opinion of Accountants. Each of Parent and Company shall have received letters from each of Coopers & Lybrand L.L.P. and Arthur Andersen LLP, respectively, dated within two (2) business days prior to the Effective Time, regarding that firm's concurrence with Parent's management's and Company's management's conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement.

  (g) Nasdaq Listing. The shares of Parent Common Stock to be issued to Company stockholders pursuant to the Merger shall have been approved for listing on Nasdaq upon notice of issuance.

  6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such particular date), with the same force and effect as if made on and as of the Closing Date, except, with regard to the foregoing clauses (i) and (ii), in such cases (other than the representations in Sections 3.2, 3.3, 3.16 and 3.18) where the failure to be so true and correct would not have or be reasonably likely to have a Material Adverse Effect on Parent. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

  (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement or be reasonably likely to occur.

  (d) Affiliate Agreements. Each of the Parent Affiliates shall have entered into the Parent Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

  (e) Certain Actions. The Board of Directors of Parent shall have complied in all material respects with the provisions of Section 5.14 hereof.

  (f) Consents. Parent shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Section 6.2 of the Company Schedules.

  6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

  (a) Representations and Warranties. The representations and warranties of Company contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such particular date), with the same force and effect as if made on and as of the Closing Date, except, with regard to the foregoing clauses (i) and (ii), in such cases (other than the representations in Sections 2.2, 2.3, 2.20 and 2.21) where the failure to be so true and correct would not have or be reasonably likely to have a Material Adverse Effect on Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

  (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

  (c) Material Adverse Effect. No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement or be reasonably likely to occur.

  (d) Affiliate Agreements. Each of the Company Affiliates shall have entered into the Company Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

  (e) Consents. Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Section 6.3(e) of the Parent Schedules.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

  7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company or Parent:

  (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

  (b) by either Company or Parent if the Merger shall not have been consummated by March 31, 1998 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

  (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

  (d) by either Company or Parent if the required approvals of the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach by Company of this Agreement);

  (e) by either Company or Parent if the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent where the failure to obtain Parent stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement);

  (f) by Parent if (i) the Board of Directors of Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, (ii) Company shall have failed to include in the Joint/Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of approval of the Merger and this Agreement, (iii) the Board of Directors of Company shall have failed to reconfirm such recommendation within ten business days after a written request to do so at any time following the public announcement or disclosure of an Alternative Proposal (iv) the Board of Directors of Company or any committee thereof shall have recommended any Alternative Proposal or (v) the Board of Directors of Company or any committee thereof shall have resolved to do any of the foregoing;

  (g) by Company if (i) the Board of Directors of Parent or any committee thereof shall have withdrawn or modified in a manner adverse to Company its recommendation of approval of the issuance of shares of Parent Common Stock pursuant to the Merger, (ii) Parent shall have failed to include in the Joint/Proxy Statement/Prospectus the recommendation of the Board of Directors of Parent in favor of approval of the issuance of shares of Parent Common Stock pursuant to the Merger, (iii) the Board of Directors of Parent shall have failed to reconfirm such recommendation within ten business days after a written request to do so at any time following the public announcement or disclosure of a Parent Contingent Proposal (as defined in Section 7.3(d)) or
(iv) the Board of Directors of Parent or any committee thereof shall have resolved to do any of the foregoing;

  (h) by Company at any time prior to the approval of the Merger by Company's stockholders and following the earlier of (i) three days following the date the Registration Statement is declared effective pursuant to the Securities Act by the SEC or (ii) sixty days following the date hereof, if the Board of Directors of Company recommends a Superior Proposal to the stockholders of Company;

  (i) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that Company may not terminate this Agreement under this Section 7.1(i) if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts prior to March 31, 1998, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (i) if it shall have materially breached this Agreement or if such breach by Parent is cured prior to March 31, 1998); or

  (j) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that Parent may not terminate this Agreement under this Section 7.1(j) if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts prior to March 31, 1998, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (j) if it shall have materially breached this Agreement or if such breach by Company is cured prior to March 31, 1998).

  7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

  7.3 Fees and Expenses.

  (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing

(with the SEC) of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

  (b) Company Payments. In the event that this Agreement is terminated by Parent pursuant to Section 7.1(f) or Company pursuant to Section 7.1(h), Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $30 million in immediately available funds (the "COMPANY TERMINATION FEE"). If this Agreement shall be terminated by any party hereto pursuant to Section 7.1(d) and prior to such termination an Alternative Proposal shall have been publicly announced or otherwise publicly disclosed, and prior to the date 12 months following the date of the termination of this Agreement either (i) a Company Acquisition (as hereinafter defined) shall be consummated or (ii) Company shall enter into an Acquisition Agreement providing for a Company Acquisition, then Company shall pay to Parent the Company Termination Fee in immediately available funds in the case of clause (i) concurrently with the consummation of such Company Acquisition or in the case of clause (ii) one half of the Company Termination Fee concurrently with the execution of such Acquisition Agreement and the remaining half of the Company Termination Fee upon the consummation of any Company Acquisition occurring with twelve months following such execution. Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails promptly to pay the amounts due pursuant to this
Section 7.3(b) , and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the amounts set forth in this
Section 7.3(b) and such judgment is not set aside or reversed, Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. "COMPANY ACQUISITION" shall mean any of the following transactions or series of related transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction or series of related transactions hold less than 60% of the equity interests in the surviving or resulting entity of such transaction or transactions (without respect to any overlap in the companies' stockholder bases) (other than the transactions contemplated by this Agreement); (ii) a sale or other disposition by Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 40% of the fair market value of Company's business immediately prior to such sale; or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the then outstanding shares of capital stock of Company.

  (c) Payment of the fees described in Section 7.3(b) above shall not be in lieu of damages incurred in the event of material and willful breach of this Agreement.

  (d) Parent Payments. In the event that this Agreement is terminated by Company pursuant to Section 7.1(g), Parent shall promptly, but in no event later than two days after the date of such termination, pay Company a fee equal to $30 million in immediately available funds (the "PARENT TERMINATION FEE"). If this Agreement shall be terminated by any party hereto pursuant to
Section 7.1(e) and prior to the time of the occurrence of the event entitling such party to terminate this Agreement pursuant to such provision a Parent Contingent Proposal shall have been publicly announced or otherwise publicly disclosed, and prior to the date 12 months following the date of the termination of this Agreement either (i) the transaction contemplated by such Parent Contingent Proposal shall be consummated or (ii) Parent shall enter into a written agreement providing for the consummation of the transaction contemplated by such Parent Contingent Proposal, then Parent shall pay to Company the Parent Termination Fee in immediately available funds, in the case of clause (i) concurrently with the consummation of the transaction contemplated by such Parent Contingent Proposal and in the case of clause (ii) one half of the Parent Termination Fee concurrently with the execution of such agreement and the remaining half of the Parent Termination Fee upon the consummation of the transaction contemplated by such agreement. Parent acknowledges that the agreements contained in this Section 7.3(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company would not enter into this

Agreement; accordingly, if Parent fails promptly to pay the amounts due pursuant to this Section 7.3(d), and, in order to obtain such payment, Company commences a suit which results in a judgment against Parent for the amounts set forth in this Section 7.3(d) and such judgment is not set aside or reversed, Parent shall pay to Company its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(d) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(d) shall not be in lieu of damages incurred in the event of material and willful breach of this Agreement. "PARENT CONTINGENT PROPOSAL" shall mean a Parent Proposal, which proposal is and is publicly disclosed to be contingent upon the issuance of shares of Parent Common Stock pursuant to the Merger not being approved by the stockholders of Parent or the Merger otherwise not being consummated.

  7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

  7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

              [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                 ARTICLE VIII

                              GENERAL PROVISIONS

  8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time (such as those set forth in Section 5.10) shall survive the Effective Time.

  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

    McAfee Associates, Inc.
    2710 Walsh Avenue
    Santa Clara, California 95051-0963
    Attention: President
    Telephone No.: (408) 988-3832
    Telecopy No.: (408) 988-6054

    with a copy to:

    Wilson Sonsini Goodrich & Rosati, P.C.
    650 Page Mill Road
    Palo Alto, California 94304-1050
    Attention: Jeff Saper, Esq.
           Marty Korman, Esq.
    Telephone No.: (650) 493-9300
    Telecopy No.: (650) 493-6811

(b) if to Company, to:

    Network General Corporation
    4200 Bohannon Drive
    Menlo Park, California 94025
    Attention: President
    Telephone No.: (650) 473-2000
    Telecopy No.: (650) 321-0878

    with a copy to:

    Gray Cary Ware & Freidenrich
    A Professional Corporation
    400 Hamilton Avenue
    Palo Alto, California 94301-1825
    Attention: Rod Howard, Esq.
    Telephone No.: (650) 328-6561
    Telecopy No.: (650) 327-3699

  8.3 Interpretation; Knowledge.

  (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and

"INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

  (b) For purposes of this Agreement the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, General Counsel, Director of Legal Affairs or Controller of such party, has actual knowledge of such matter.

  (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its subsidiaries taken as a whole, except for those changes, events and effects that (i) are directly and primarily caused by conditions affecting the United States economy as a whole or affecting the industry in which such entity competes as a whole, which conditions do not affect such entity in a disproportionate manner, or (ii) are directly and primarily related to or result from announcement or pendency of the Merger.

  8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedules and the Parent Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

  8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the jurisdiction of any state or federal court within the Northern District of California or the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California or the State of Delaware, as is appropriate, for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

  8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

  8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                     *****

              [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          McAFEE ASSOCIATES, INC.


                                          By: /s/ William L. Larson
                                             _________________________________

                                          Name: William L. Larson
                                               _______________________________
                                               Chairman and Chief Executive
                                               Officer
                                          Title: ______________________________

                                          MYSTERY ACQUISITION CORP.

                                               /s/ Prabhat K. Goyal
                                          By: _________________________________
                                               Prabhat K. Goyal
                                          Name: _______________________________
                                               President
                                          Title: ______________________________

                                          NETWORK GENERAL CORPORATION

                                               /s/ Laurence R. Hootnick
                                          By: _________________________________
                                               Laurence R. Hootnick
                                          Name: _______________________________
                                               Director
                                          Title: ______________________________

    FIRST AMENDMENT, dated as of October 22, 1997 (the "First Amendment"), to the Agreement and Plan of Reorganization dated as of October 13, 1997 (the "Reorganization Agreement") among McAfee Associates, Inc., a Delaware corporation ("Parent"), Mystery Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Network General Corporation, a Delaware corporation (the "Company").

  WHEREAS Parent, Merger Sub and the Company each desire to amend the Reorganization Agreement.

  NOW, THEREFORE, the parties hereto hereby agree as follows:

  1. Section 5.14 of the Reorganization Agreement is hereby amended and restated to read in its entirety as follows:

    Section 5.14 Board of Directors of Parent Following the Merger. The Board of Directors of Parent shall take all actions within its power to cause the Board of Directors of Parent, effective no later than one day following the Effective Time, to consist of six persons, one of whom shall be Leslie G. Denend (who shall retain his present position as a Class II director), one of whom shall be Harry J. Saal (who shall be offered a position as a Class II director) and the remaining four of whom shall have served on the Board of Directors of Parent immediately prior to the Effective Time (each a "Parent Designee"). If, prior to the Effective Time, any of the foregoing designees shall decline or be unable to serve as a director, Company (if such person is Leslie Denend or Harry Saal) or Parent (in all other cases) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party; provided, however, that the Board of Directors of McAfee shall take all actions within its power to ensure the Board of Directors of Parent will be reduced to five directors in the event any Parent Designee shall resign or decline or be unable to serve as a director.

  2. The First Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  3. This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  4. Except as expressly modified and amended by this First Amendment, the Reorganization Agreement shall continue in full force and effect and is hereby ratified and confirmed in all respects.

  IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Reorganization Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          McAFEE ASSOCIATES, INC.

                                             /s/ William L. Larson
                                          By: _________________________________
                                             Name: William L. Larson
                                             Title: Chairman and Chief
                                             Executive Officer

                                          MYSTERY ACQUISITION CORP.

                                             /s/ Prabhat K. Goyal
                                          By: _________________________________
                                             Name: Prabhat K. Goyal
                                             Title: President

                                          NETWORK GENERAL CORPORATION

                                             /s/ Scott C. Neely
                                          By: _________________________________
                                             Name: Scott C. Neely
                                             Title: Vice President

                                                                        ANNEX B

                               October 13, 1997

Board of Directors
McAfee Associates, Inc.
2805 Bowers Avenue
Santa Clara, California 95051

Members of the Board:

  We understand that Network General Corporation ("Network General"), McAfee Associates, Inc. ("McAfee") and Mystery Acquisition Corp., a wholly owned subsidiary of McAfee ("Acquisition Sub") propose to enter into an Agreement and Plan of Reorganization, dated as of October 13, 1997 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Network General. Pursuant to the Merger, Network General will become a wholly owned subsidiary of McAfee and each issued and outstanding share of common stock, par value $0.01 per share, of Network General (the "Network General Common Stock"), other than shares held in treasury or held by McAfee or any affiliate of McAfee, will be converted into the right to receive 0.4167 (the "Exchange Ratio") of a share of common stock, par value $0.01 per share, of McAfee (the "McAfee Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to McAfee.

  For purposes of the opinion set forth herein, we have:

  (i) reviewed certain publicly available financial statements and other information of McAfee and Network General;

  (ii) reviewed certain internal financial statements and other financial and operating data concerning McAfee and Network General prepared by the managements of McAfee and Network General;

  (iii) discussed the past and current operations and financial condition and the prospects of McAfee, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of McAfee;

  (iv) discussed the past and current operations and financial condition and the prospects of Network General, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Network General;

  (v) reviewed the pro forma impact of the Merger on the earnings per share of McAfee and Network General;

  (vi) reviewed the reported prices and trading activity for the McAfee Common Stock and the Network General Common Stock;

  (vii) compared the financial performance of McAfee and Network General and the prices and trading activity of the McAfee Common Stock and the Network General Common Stock with that of certain publicly-traded companies and their securities;

  (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (ix) reviewed and discussed with the senior managements of McAfee and Network General the strategic rationale for the Merger and certain alternatives to the Merger;

  (x) participated in discussions and negotiations among representatives of McAfee and Network General and their financial and legal advisors;

  (xi)   reviewed the Merger Agreement and certain related agreements; and

  (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

  We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements and other financial and operating data and discussions relating to the strategic, financial and operational benefits anticipated from the Merger provided by McAfee and Network General, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of McAfee and Network General, respectively. We have relied upon the assessment by the managements of McAfee and Network General of their ability to retain key employees of both McAfee and Network General. We have also relied upon, without independent verification, the assessment by the managements of McAfee and Network General of McAfee's and Network General's technologies and products, the timing and risks associated with the integration of McAfee with Network General, and the validity of, and risks associated with, McAfee's and Network General's existing and future products and technologies. We have not made any independent valuation or appraisal of the assets, liabilities or technology of McAfee or Network General, respectively, nor have we been furnished with any such appraisals. We have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles, will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986, as amended, and will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  We have acted as financial advisor to the Board of Directors of McAfee in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for McAfee and Network General and have received fees for the rendering of these services.

  It is understood that this letter is for the information of the Board of Directors of McAfee, and that this opinion may be included in its entirety in any filing made by McAfee or Network General with the Securities and Exchange Commission with respect to the transactions contemplated by the Merger Agreement. In addition, this opinion does not in any manner address the prices at which the McAfee Common Stock will actually trade at any time and we express no recommendation or opinion as to how the holders of McAfee Common Stock should vote at the shareholders' meeting held in connection with the Merger.

  Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to McAfee.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:/s/ Charles R. Cory
                                             ----------------------------------
                                             Charles R. Cory
                                             Managing Director

                                                                        ANNEX C

October 13, 1997

Confidential

The Board of Directors
Network General Corporation
4200 Bohannon Drive
Menlo Park, CA 94025

Ladies and Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the "Common Stock") of Network General Corporation ("Network General" or the "Company") of the consideration to be received by such shareholders in connection with the proposed merger of Mystery Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of McAfee Associates, Incorporated ("McAfee"), with and into Network General (the "Proposed Transaction") pursuant to the Agreement and Plan of Merger to be dated as of October 13, 1997, among McAfee, Merger Sub, and Network General (the "Agreement"). We understand that the Agreement provides, among other things, that each issued and outstanding share of Common Stock shall be converted into the right to receive 0.4167 of a share of common stock of McAfee as more fully set forth in the Agreement. For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code for the shareholders of the Company and that the Proposed Transaction will be accounted for as a pooling of interests.

  Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of Network General in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

  In the past, we have provided investment banking and other financial advisory services to Network General and have received fees for rendering these services. In particular, Hambrecht & Quist acted as a co-managing underwriter in the Company's initial public offering in 1989, as a co-managing underwriter in a follow-on offering by the Company in 1989 and as the lead-managing underwriter in the Company's follow-on offering in 1992. Hambrecht & Quist also acted as financial advisor in connection with the Company's acquisition of ProTools in 1994 and with the Company's acquisition of Cinco Networks in 1997. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Network General and receives customary compensation in connection therewith, and also provides research coverage for Network General. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Network General for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to McAfee.

  In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

    (i) reviewed the publicly available consolidated financial statements of McAfee for recent years and interim periods to date and certain other relevant financial and operating data of McAfee made available to us from published sources and from the internal records of McAfee;

    (ii) reviewed certain internal financial and operating information, including certain projections, relating to McAfee prepared by the management of McAfee;

The Board of Directors
Network General Corporation
Page 2


    (iii) discussed the business, financial condition and prospects of McAfee with certain of its officers;

    (iv) reviewed the publicly available consolidated financial statements of Network General for recent years and interim periods to date and certain other relevant financial and operating data of Network General made available to us from published sources and from the internal records of Network General;

    (v) reviewed certain internal financial and operating information, including certain projections, relating to Network General prepared by the management of Network General;

    (vi) discussed the business, financial condition and prospects of Network General with certain of its officers;

    (vii) reviewed the recent reported prices and trading activity for the common stocks of McAfee and Network General and compared such information and certain financial information for McAfee and Network General with similar information for certain other companies engaged in businesses we consider comparable;

    (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

    (ix) reviewed the Agreement; and

    (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

  In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning McAfee or Network General considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of McAfee or Network General; nor have we conducted a physical inspection of the properties and facilities of either company. Furthermore, with your permission, we have not prepared or obtained any evaluation or appraisal of any potential or pending litigation that may involve the Company or McAfee, including Symantec Corporation vs McAfee Associates, Incorporated filed April 23, 1997, or Trend Micro Incorporated vs McAfee Associates, Incorporated and Symantec Corporation filed May 13, 1997, or McAfee Associates, Incorporated vs Symantec Corporation filed August 25, 1997, or Digital Development Corporation vs 3Com Corporation, Microdyne Corporation and McAfee Associates, Incorporated filed September 11, 1997, or Hilgraeve Corporation vs McAfee Associates, Incorporated filed September 15, 1997. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of McAfee and Network General. For purposes of this opinion, we have assumed that neither McAfee nor Network General is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which McAfee common stock will trade subsequent to the Effective Time (as defined in the Agreement). We were not requested to, and did not, solicit indications of interest from any other parties in connection with a possible acquisition of, or business combination with, Network General.

The Board of Directors
Network General Corporation
Page 3


  It is understood that this letter is for the information of the Board of Directors in connection with their evaluation of the Proposed Transaction and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement issued in connection with the proposed transaction. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

  Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of the Common Stock in the Proposed Transaction is fair to such holders from a financial point of view. We express no opinion, however, as to the adequacy of any consideration received in the Proposed Transaction by McAfee or any of its affiliates.

Very truly yours,

Hambrecht & Quist llc

    /s/ Daniel H. Case III
By: _________________________
  Daniel H. Case III
  Chief Executive Officer

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.
Article 6 of the Registrant's Certificate of Incorporation and Article VIII of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

  The Reorganization Agreement provides that commencing with the effectiveness of the Merger, the Registrant will indemnify the current officers and directors of Network General for any action or inaction by such person prior to the Merger.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     2.1*    Agreement and Plan of Reorganization, dated as of October 13,
             1997, among McAfee Associates, Inc., Mystery Acquisition Corp. and
             Network General Corporation, as amended by the First Amendment thereto, dated as of October 22, 1997.
     3.1     Second Restated Certificate of Incorporation of McAfee Associates,
             Inc., incorporated by reference to Exhibit 3.1 of the Form 10-Q of
             McAfee Associates, Inc. for the Quarter ended September 30, 1996.
     3.2     Bylaws of McAfee Associates, Inc., incorporated by reference to
             Exhibit 3.1 of the Registration Statement No. 3351042 on Form S-1
             of McAfee Associates, Inc.
     3.3     Certificate of Designation of Series A Preferred Stock of McAfee
             Associates, Inc. incorporated by reference to Exhibit 3.3 of the
             Form 10-Q of McAfee Associates, Inc. for the Quarter ended
             September 30, 1996.
     4.1     Registration Rights Agreement, dated as of August 30, 1996, by and among McAfee Associates, Inc., FSA Combination Corp. and FSA
             Corporation, incorporated by reference to the Report on Form 8-K of McAfee Associates, Inc., as filed with the Securities and
             Exchange Commission on September 24, 1996 (the "September 24 Form
             8-K").
     4.2     Registration Rights Agreement, dated January 13, 1997 by and between McAfee Associates, Inc. and the shareholders of Jade, incorporated by reference to the Report on Form 8-K of McAfee
             Associates, Inc., as filed with the Securities and Exchange
             Commission on March 14, 1997 (the "March 14 Form 8-K").
     4.3     Registration Rights Agreement, dated as of February 28, 1997, by and between McAfee Associates, Inc. and shareholders of Schuijers, incorporated by reference to Exhibit 10.50 to the Report on Form
             10-K of McAfee Associates, Inc. for the year ended December 31,
             1996 (the "1996 Form 10-K).
     5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation.
     8.1     Form of Tax Opinion of Wilson Sonsini Goodrich & Rosati,
             Professional Corporation.
     8.2     Form of Tax Opinion of Gray Cary Ware & Freidenrich, A
             Professional Corporation.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     9.1     Form of McAfee Associates, Inc. Voting Agreement, dated as of
             October 13, 1997.
     9.2     Form of Network General Corporation Voting Agreement, dated as of
             October 13, 1997.
    10.1     1992 Stock Option Plan, incorporated by reference to Exhibit 10.5 to the Report on Form 10-K of McAfee Associates, Inc. for the year ended December 31, 1994 ("1994 Form 10-K") as amended.
    10.2     Outside Directors Stock Option Plan, incorporated by reference to
             Exhibit 10.7 to the Annual Report on Form 10-K of McAfee
             Associates, Inc., for the year ended December 31, 1992.
    10.3     401(k) Plan, incorporated by reference to Exhibit 10.20 of the
             1994 Form 10-K.
    10.4     Change in control agreement between McAfee Associates, Inc. and
             Robert J. Schwei, dated as of April 14, 1995, incorporated by reference to Exhibit 10.4 of the Registration Statement No.
             33-93926 on Form S-4 of McAfee Associates, Inc. ("the S-4").
    10.5     Change in control agreement between McAfee Associates, Inc. and
             Peter Watkins, dated as of May 1, 1995, incorporated by reference to Exhibit 10.6 of the S-4.
    10.6     Change in control agreement between McAfee Associates, Inc. and
             William L. Larson, dated as of April 14, 1995, incorporated by reference to Exhibit 10.7 of the S-4.
    10.7     Agreement and Plan of Merger, dated as of March 6, 1996, among
             McAfee Associates, Inc., McCor Acquisition Corporation and Vycor
             Corporation, incorporated by reference to Exhibit 10.35 of the
             Form 10-K of McAfee Associates, Inc., filed for the year ended
             December 31, 1995.
    10.8     1995 Stock Incentive Plan, incorporated by reference to Exhibit
             10.40 of the Form 10-Q of McAfee Associates, Inc. for the Quarter
             ended June 30, 1996.
    10.9     Change in control agreement between McAfee Associates, Inc. and
             Prabhat K. Goyal incorporated by reference to Exhibit 10.43 of the
             Form 10-Q of McAfee Associates, Inc. for the Quarter ended June
             30, 1996.
    10.10    Combination Agreement by and among McAfee Associates, Inc., FSA
             Combination Corp., FSA Corporation, and Daniel Freedman, the sole shareholder of FSA Corporation, dated as of August 16, 1996, incorporated by reference to the September 24 Form 8-K.
    10.11    Stock Exchange Agreement, dated as of January 13, 1997, by and among McAfee Associates, Inc., FSA Combination Corp., Kabushiki
             Kaisha Jade ("Jade") and the shareholders of Jade, incorporated by reference to the March 14 Form 8-K.
    10.12    Stock Exchange Agreement, dated as of February 29, 1997, by and among McAfee Associates, Inc., FSA Combination Corp., Schuijers
             Holding B.V. ("Schuijers") and the shareholders of Schuijers, incorporated by reference to Exhibit 10.50 to the 1996 Form 10-K.
    10.13    Sublease Agreement for facility at 2805 Bowers Avenue, Santa
             Clara, dated as of February 20, 1997, by and between McAfee
             Associates, Inc. and National Semiconductor Corporation,
             incorporated by reference to Exhibit 10.51 of the Form 10-Q of
             McAfee Associates, Inc. for the Quarter ended June 30, 1997.
    10.14    Quota Purchase Assignment Agreement, dated as of April 14, 1997, by and among McAfee Associates, Inc. and McAfee Do Brasil Ltda.,
             Compusul-Consultoria E Comericio De Informatica Ltda., and the
             stockholders of Compusul-Consultoria E Comericio De Informatica
             Ltda., incorporated by reference to Exhibit 10.52 of the Form 10-Q of McAfee Associates, Inc. for the Quarter ended June 30, 1997.
    10.15    1997 Stock Incentive Plan, incorporated by reference to Exhibit
             4.1 to the Registration Statement on Form S-8 of McAfee
             Associates, Inc., filed with the Securities and Exchange
             Commission on August 8, 1997.

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
    21.1     Subsidiaries of McAfee Associates, Inc.
    23.1     Consent of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation (included in opinions filed as Exhibits 5.1 and 8.1).
    23.2     Consent of Gray Cary Ware & Freidenrich, A Professional
             Corporation (included in opinion filed as Exhibit 8.2).
    23.3     Consent of Coopers & Lybrand L.L.P.
    23.4     Consent of Arthur Andersen LLP.
    23.5     Consent of Morgan Stanley & Co. Incorporated.
    23.6     Consent of Hambrecht & Quist LLC.
    24.1     Power of Attorney (see Page II-5).
    99.1     McAfee Associates, Inc. Form of Proxy for Special Meeting to be
             held December 1, 1997.
    99.2     Network General Corporation Form of Proxy for Special Meeting to
             be held December 1, 1997.
    99.3     Consent of Harry J. Saal.

--------
* Incorporated by reference to Annex A to the Joint Proxy
  Statement/Prospectus.

  (B) FINANCIAL STATEMENTS SCHEDULES

  The information required to be set forth herein is incorporated by reference to McAfee's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and Network General's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (8) To supply by means of a post-effective amendment all required information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 31st day of October 1997.

                                          McAFEE ASSOCIATES, INC.

                                                   /s/ William L. Larson
                                          By: _________________________________
                                                     William L. Larson
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Larson and Prabhat K. Goyal and each of them, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                         CAPACITY                   DATE
             ---------                         --------                   ----

  /s/ William L. Larson              Chairman of the Board,         October 31, 1997
____________________________________ President and Chief
   William L. Larson                 Executive Officer (Principal
                                     executive officer)

  /s/ Prabhat K. Goyal               Chief Financial Officer        October 31, 1997
____________________________________ (Principal financial and
   Prabhat K. Goyal                  accounting officer)

  /s/ Edwin Harper                   Board Member                   October 31, 1997
____________________________________
   Edwin Harper

  /s/ Leslie G. Denend               Board Member                   October 31, 1997
____________________________________
   Leslie G. Denend

  /s/ John Bolger                    Board Member                   October 31, 1997
____________________________________
   John Bolger

  /s/ Virginia Gemmell               Board Member                   October 31, 1997
____________________________________
   Virginia Gemmell

4300-SPC-97

4680-SPC-97

                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     2.1*    Agreement and Plan of Reorganization, dated as of October 13,
             1997, among McAfee Associates, Inc., Mystery Acquisition Corp. and
             Network General Corporation, as amended by the First Amendment thereto, dated as of October 22, 1997.
     3.1     Second Restated Certificate of Incorporation of McAfee Associates,
             Inc., incorporated by reference to Exhibit 3.1 of the Form 10-Q of
             McAfee Associates, Inc. for the Quarter ended September 30, 1996.
     3.2     Bylaws of McAfee Associates, Inc., incorporated by reference to
             Exhibit 3.1 of the Registration Statement No. 3351042 on Form S-1
             of McAfee Associates, Inc.
     3.3     Certificate of Designation of Series A Preferred Stock of McAfee
             Associates, Inc. incorporated by reference to Exhibit 3.3 of the
             Form 10-Q of McAfee Associates, Inc. for the Quarter ended
             September 30, 1996.
     4.1     Registration Rights Agreement, dated as of August 30, 1996, by and among McAfee Associates, Inc., FSA Combination Corp. and FSA
             Corporation, incorporated by reference to the Report on Form 8-K of McAfee Associates, Inc., as filed with the Securities and
             Exchange Commission on September 24, 1996 (the "September 24 Form
             8-K").
     4.2     Registration Rights Agreement, dated January 13, 1997 by and between McAfee Associates, Inc. and the shareholders of Jade, incorporated by reference to the Report on Form 8-K of McAfee
             Associates, Inc., as filed with the Securities and Exchange
             Commission on March 14, 1997 (the "March 14 Form 8-K").
     4.3     Registration Rights Agreement, dated as of February 28, 1997, by and between McAfee Associates, Inc. and shareholders of Schuijers, incorporated by reference to Exhibit 10.50 to the Report on Form
             10-K of McAfee Associates, Inc. for the year ended December 31,
             1996 (the "1996 Form 10-K).
     5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation.
     8.1     Form of Tax Opinion of Wilson Sonsini Goodrich & Rosati,
             Professional Corporation.
     8.2     Form of Tax Opinion of Gray Cary Ware & Freidenrich, A
             Professional Corporation.
     9.1     Form of McAfee Associates, Inc. Voting Agreement, dated as of
             October 13, 1997.
     9.2     Form of Network General Corporation Voting Agreement, dated as of
             October 13, 1997.
    10.1     1992 Stock Option Plan, incorporated by reference to Exhibit 10.5 to the Report on Form 10-K of McAfee Associates, Inc. for the year ended December 31, 1994 ("1994 Form 10-K") as amended.
    10.2     Outside Directors Stock Option Plan, incorporated by reference to
             Exhibit 10.7 to the Annual Report on Form 10-K of McAfee
             Associates, Inc., for the year ended December 31, 1992.
    10.3     401(k) Plan, incorporated by reference to Exhibit 10.20 of the
             1994 Form 10-K.
    10.4     Change in control agreement between McAfee Associates, Inc. and
             Robert J. Schwei, dated as of April 14, 1995, incorporated by reference to Exhibit 10.4 of the Registration Statement No.
             33-93926 on Form S-4 of McAfee Associates, Inc. ("the S-4").
    10.5     Change in control agreement between McAfee Associates, Inc. and
             Peter Watkins, dated as of May 1, 1995, incorporated by reference to Exhibit 10.6 of the S-4.
    10.6     Change in control agreement between McAfee Associates, Inc. and
             William L. Larson, dated as of April 14, 1995, incorporated by reference to Exhibit 10.7 of the S-4.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    10.7     Agreement and Plan of Merger, dated as of March 6, 1996, among
             McAfee Associates, Inc., McCor Acquisition Corporation and Vycor
             Corporation, incorporated by reference to Exhibit 10.35 of the
             Form 10-K of McAfee Associates, Inc., filed for the year ended
             December 31, 1995.
    10.8     1995 Stock Incentive Plan, incorporated by reference to Exhibit
             10.40 of the Form 10-Q of McAfee Associates, Inc. for the Quarter
             ended June 30, 1996.
    10.9     Change in control agreement between McAfee Associates, Inc. and
             Prabhat K. Goyal incorporated by reference to Exhibit 10.43 of the
             Form 10-Q of McAfee Associates, Inc. for the Quarter ended June
             30, 1996.
    10.10    Combination Agreement by and among McAfee Associates, Inc., FSA
             Combination Corp., FSA Corporation, and Daniel Freedman, the sole shareholder of FSA Corporation, dated as of August 16, 1996, incorporated by reference to the September 24 Form 8-K.
    10.11    Stock Exchange Agreement, dated as of January 13, 1997, by and among McAfee Associates, Inc., FSA Combination Corp., Kabushiki
             Kaisha Jade ("Jade") and the shareholders of Jade, incorporated by reference to the March 14 Form 8-K.
    10.12    Stock Exchange Agreement, dated as of February 29, 1997, by and among McAfee Associates, Inc., FSA Combination Corp., Schuijers
             Holding B.V. ("Schuijers") and the shareholders of Schuijers, incorporated by reference to Exhibit 10.50 to the 1996 Form 10-K.
    10.13    Sublease Agreement for facility at 2805 Bowers Avenue, Santa
             Clara, dated as of February 20, 1997, by and between McAfee
             Associates, Inc. and National Semiconductor Corporation,
             incorporated by reference to Exhibit 10.51 of the Form 10-Q of
             McAfee Associates, Inc. for the Quarter ended June 30, 1997.
    10.14    Quota Purchase Assignment Agreement, dated as of April 14, 1997, by and among McAfee Associates, Inc. and McAfee Do Brasil Ltda.,
             Compusul-Consultoria E Comericio De Informatica Ltda., and the
             stockholders of Compusul-Consultoria E Comericio De Informatica
             Ltda., incorporated by reference to Exhibit 10.52 of the Form 10-Q of McAfee Associates, Inc. for the Quarter ended June 30, 1997.
    10.15    1997 Stock Incentive Plan, incorporated by reference to Exhibit
             4.1 to the Registration Statement on Form S-8 of McAfee
             Associates, Inc., filed with the Securities and Exchange
             Commission on August 8, 1997.
    21.1     Subsidiaries of McAfee Associates, Inc.
    23.1     Consent of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation (included in opinions filed as Exhibits 5.1 and 8.1).
    23.2     Consent of Gray Cary Ware & Freidenrich, A Professional
             Corporation (included in opinion filed as Exhibit 8.2).
    23.3     Consent of Coopers & Lybrand L.L.P.
    23.4     Consent of Arthur Andersen LLP.
    23.5     Consent of Morgan Stanley & Co. Incorporated.
    23.6     Consent of Hambrecht & Quist LLC.
    24.1     Power of Attorney (see Page II-5).
    99.1     McAfee Associates, Inc. Form of Proxy for Special Meeting to be
             held December 1, 1997.
    99.2     Network General Corporation Form of Proxy for Special Meeting to
             be held December 1, 1997.
    99.3     Consent of Harry J. Saal.

--------
* Incorporated by reference to Annex A to the Joint Proxy Statement/Prospectus.

                                      II-2